Filed Pursuant to Rule 424(b)(3)
Registration No. 333-124855

PROSPECTUS

50,637,923 Shares

Common Stock

This prospectus relates to the disposition from time to time of up to 50,637,923 shares of common stock, par value $0.001 per share, of Centennial Bank Holdings, Inc. by the holders of these shares named in this prospectus, whom we refer to as the “selling stockholders,” and their transferees. We are registering the shares to provide the selling stockholders with freely tradable securities, but the registration of the shares does not necessarily mean that any or all of such shares will be offered by the selling stockholders. See “Principal and Selling Stockholders.” We will not receive any of the proceeds from the disposition of the shares by the selling stockholders. In addition to the 50,637,923 shares that may be offered from time to time by the selling stockholders, the consummation of our acquisition of First MainStreet Financial, Ltd. resulted in the issuance of 9,517,731 additional shares. The shares that may be offered from time to time by the selling stockholders represent approximately 81% of our outstanding common stock.

The shares of our common stock have been approved for quotation on the Nasdaq National Market under the symbol “CBHI”. Until such time as our common stock is listed on Nasdaq, we expect that the selling stockholders will sell their shares at prices between $10.50 and $12.50, if any shares are sold. After our common stock is quoted on Nasdaq, the selling stockholders may sell all or a portion of these shares from time to time in market transactions through any stock exchange or market on which our stock is then listed, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then-prevailing market price or at negotiated prices.

Investing in our common stock involves risk. See “ Risk Factors” beginning on page 12 to read about factors you should consider before investing in our common stock.

The selling stockholders identified in this prospectus or their transferees may offer and sell the shares held by them at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, at negotiated prices or otherwise in accordance with the plan of distribution described in this prospectus. If the shares are to be sold by transferees of the selling stockholders under this prospectus, we must file a post-effective amendment to the registration statement that includes this prospectus, amending the list of selling stockholders to include the transferee as a selling stockholder. If any selling stockholder intends to use an agent or principal to sell their shares, a post-effective amendment to the registration statement that includes this prospectus will be filed, naming the agent or principal as an underwriter and disclosing the compensation arrangement. All selling stockholders are subject to Regulation M and are precluded from engaging in any short selling activities prior to effectiveness and for as long as they are participants in the offering. See “Plan of Distribution.”

We will not receive any of the proceeds from the disposition of the shares by the selling stockholders, but we have agreed to bear the expenses of registration of the shares under Federal and state securities laws. See “Use of Proceeds,” “Principal and Selling Stockholders” and “Plan of Distribution.”

The selling stockholders identified in this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on the resale of the shares may be deemed to be an underwriting commission or discount under the Securities Act. If any agents or broker-dealers participate in the distribution of the shares, they may be deemed to be “underwriters” within the meaning of the Securities Act, and we will file a prospectus supplement and/or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus, naming such agents or broker-dealers and disclosing any compensation arrangements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The securities offered hereby are not deposits or savings accounts of a bank or savings association and they are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

The date of this prospectus is October 3, 2005

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You should rely only on the information contained in this prospectus. We have not authorized any other person to provide information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares of common stock offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

PROSPECTUS SUMMARY

This section is only a summary and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus, including “Risk Factors” and our consolidated financial statements and related notes appearing elsewhere in this prospectus, before deciding to invest in our common stock.

Centennial Bank Holdings, Inc.

Our predecessor company, a bank holding company and a Colorado corporation named Centennial Bank Holdings, Inc., was founded in 1992. It commenced operations in January 1993 with the acquisition of Eaton Capital Corporation, which owned Farmers Bank, formerly known as Colorado Industrial Bank, and Eaton Bank. Farmers Bank, founded in 1981, had one branch in Ault, which opened after the acquisition, and one branch in Eaton, and Eaton Bank, founded in 1937, had one branch located in Eaton. The acquisition was led by William R. Farr, former Chief Executive Officer of our predecessor and subsidiary bank, and was financed by shareholders from Northern Colorado. In 1998, certain branches of Eaton Bank started to use the trade name Centennial Bank of the West. In 2000, Eaton Bank officially changed its name to Centennial Bank of the West. In 2001, our predecessor sold one branch of Farmers Bank, and merged the other branch into Centennial Bank of the West.

On March 3, 2004, we were incorporated in Delaware under the name Centennial C Corp. On July 16, 2004, in an acquisition financed by a group of investors led by John M. Eggemeyer, we acquired our predecessor and changed our name to Centennial Bank Holdings, Inc. At the time of the acquisition, Centennial Bank of the West operated 12 branches in Colorado. On December 31, 2004, we acquired Guaranty Corporation, a bank holding company and a Colorado corporation, which operated 18 branches in Colorado through its three banks, Guaranty Bank and Trust Company, Collegiate Peaks Bank and First National Bank of Strasburg. On April 14, 2005, we merged First National Bank of Strasburg into Guaranty Bank and Trust Company. At June 30, 2005, we had total assets of $2.5 billion, net loans of $1.7 billion, deposits of $1.6 billion and stockholders’ equity of $0.5 billion, and we operated 30 total branches in Colorado through three banking subsidiaries.

On October 1, 2005, we consummated our merger with First MainStreet Financial, Ltd., a bank holding company and a Colorado corporation, pursuant to which its wholly owned subsidiary, First MainStreet Bank, N.A., merged with and into Centennial Bank of the West. First MainStreet Financial’s other wholly owned subsidiary, First MainStreet Insurance, Ltd., an independent insurance agency, became a wholly owned subsidiary of Centennial Bank Holdings, Inc. Each outstanding share of First MainStreet common stock was entitled to receive 9.1694 shares of our common stock in the merger, resulting in the issuance of 9,517,731 shares of our common stock. At June 30, 2005, First MainStreet Financial had total assets of $371 million, net loans of $248 million, deposits of $298 million and stockholders’ equity of $53 million. As of September 30, 2005, First MainStreet Bank, N.A. operated five branches in Colorado.

Our Business

Our lending activity is focused on the following areas: construction and development, commercial real estate, commercial and industrial, residential real estate, consumer, home equity lines and agriculture. The following is a brief overview of our general loan classification and activities:

•	Construction Loans: primarily focused on single-family residential lending with the vast majority of the loans for pre-sold homes, and loans for the construction of commercial buildings, which are primarily owner-occupied.

•	Commercial Real Estate Loans: comprised of loans secured by commercial real estate and a small amount of multifamily properties.

•	Commercial and Industrial Loans: comprised of operating loans secured by inventory and receivables across various industries.

•	Residential Real Estate Loans: comprised of short-term or variable rate loans secured by single-family real estate.

•	Consumer and Other Loans: comprised of miscellaneous consumer loans, including overdraft, lines-of-credit and indirect auto paper.

•	Home Equity Lines: comprised of home equity lines to customers in our markets.

•	Agriculture Loans: comprised of real estate loans to working farms in eastern and northeastern Colorado counties and operating loans to working farms in the same counties.

In addition, we provide traditional deposit accounts such as demand, NOW, Money Market, IRA, time deposits and savings accounts.

Our Strategy

It is our plan to build a profitable, community-banking franchise along the Colorado Front Range spanning from Castle Rock to Fort Collins and capitalize on the economic growth in our markets. We strive to be a large community-focused banking institution with an emphasis on high quality customer service, commercial banking and low-cost demand deposits.

We focus on serving the needs of small to medium-sized businesses, the owners and employees of those businesses, as well as other executives and professionals. As a locally-managed banking institution, we believe we are able to provide a superior level of customer service compared to the larger regional and super-regional banks. We offer an array of banking products and services to the communities we serve, including accepting time and demand deposits and originating commercial loans, real estate loans, including construction loans and mortgage loans, Small Business Administration guaranteed loans and consumer loans. We are also committed to cost controls. We expect to centralize administrative, credit and certain other functions of the subsidiary banks at our holding company level, allowing the banks to operate more efficiently.

In addition to continued growth through our existing branches, we expect to continue to seek opportunities to acquire small to medium-sized banks that will allow us to expand our franchise in a manner consistent with our deposit strategy and community-banking focus. Ideally, the banks we will seek to acquire will be in or contiguous to the existing footprint of our current branch networks, which would allow us to consolidate duplicative cost and administrative functions and to rationalize operating expenses. We believe that by streamlining the administrative and operational functions of acquired banks, we are able to substantially lower operating costs, improve performance and quickly integrate the acquired company while maintaining the stability of our franchise as well as that of the company we acquire.

Our Principal Markets

Following the merger of First National Bank of Strasburg, a former Guaranty banking subsidiary, into Guaranty Bank and Trust Company on April 14, 2005, we currently have three banking subsidiaries: Centennial Bank of the West, Guaranty Bank and Trust Company and Collegiate Peaks Bank. We currently operate 17 Centennial Bank of the West branches located throughout Colorado’s Northern Front Range, including the branches we recently acquired in our acquisition of First MainStreet. Guaranty Bank and Trust Company operates 14 branches located in the seven-county Denver metropolitan area and two branches in Eastern Colorado, and Collegiate Peaks Bank operates two branches in Chaffee County in the central mountains.

The Colorado Front Range is typically defined as the area stretching north to south along the I-25 corridor from Pueblo to Fort Collins on the eastern slope of the Rocky Mountains. The Front Range includes Pueblo, Colorado Springs, the Denver metropolitan area, Boulder, Longmont, Loveland, Greeley and Fort Collins. According to U.S. Census estimates, the populations for the Front Range counties in which we conduct business comprised over 65% of the state’s 2003 population.

The Northern Colorado region begins just 30 miles north of central Denver in southern Boulder County. The I-25 corridor north from Denver to Fort Collins is a contiguous stream of small communities/housing developments, open space, farm properties, and both small and large businesses. The region includes the cities of Fort Collins, Loveland, Greeley and Longmont, all located in Boulder, Larimer and Weld counties. Northern Colorado has a regional economy that is a diverse mix of agriculture, advanced technology, manufacturing, service firms, government, education, retail, small business and construction. Northern Colorado is also the gateway to Rocky Mountain National Park, a year-round destination that draws over three million tourists annually. Interstate 25 from Denver to Fort Collins is densely populated. Located equidistant between I-80 to the north and I-70 to the south, and within an hour’s drive to Denver International Airport, Northern Colorado is easily accessible from the Denver metropolitan area and by major air, motor and rail arteries.

The Denver metropolitan area is composed of seven counties: Adams, Arapahoe, Boulder, Broomfield, Denver, Douglas and Jefferson. The area serves as a major hub of commerce passing from the east coast to the west coast. The metropolitan area stretches from the south in Castle Rock through downtown Denver northward to Boulder and Longmont. Denver is the largest city within a 600-mile radius. In 2003, over 56% of Colorado’s population resided in the Denver metropolitan area.

Our Management Team

We have assembled a management team with depth and breadth of experience in the financial services industry. In addition to operating experience, our management team has experience in finance, acquisitions, consolidations and turn-arounds. Our senior executive management team, the members of which have an average of 29 years in the financial services industry, includes John M. Eggemeyer, David C. Boyles, Suzanne R. Brennan and Paul W. Taylor.

Pending Acquisition

On June 24, 2005, we entered into a merger agreement with Foothills Bank, a Colorado state-chartered bank. We will acquire Foothills Bank for $27.5 million in cash by merging it into a newly formed, wholly owned subsidiary of us, which we will then merge into Guaranty Bank and Trust Company. We expect the merger will be consummated in the fourth quarter of 2005, subject to the fulfillment of customary conditions. At June 30, 2005, Foothills Bank had total assets of $126 million, deposits of $115 million and stockholders’ equity of $11 million, and it operated three branches in Colorado.

Pending Disposition

On August 25, 2005, we entered into a stock purchase agreement with Collegiate Peaks Bancorp, Inc., a Colorado corporation, pursuant to which Collegiate Peaks Bancorp, Inc. will acquire 100% ownership of Collegiate Peaks Bank from us. We expect the transaction to close late in the fourth quarter of 2005, subject to receipt of all regulatory approval and fulfillment of other customary conditions. At June 30, 2005, Collegiate Peaks Bank had total assets of $94 million, deposits of $69 million and stockholders’ equity of $19 million, and it operated two branches in Colorado.

The Selling Stockholders

On July 16, 2004, we issued 500,000 shares of our common stock to Western States Opportunity LLC, a Delaware limited liability company controlled by the Eggemeyer Family Trust, of which John Eggemeyer is the trustee, in consideration for its assignment to us of the exclusive right to acquire our predecessor and sold 18,500,000 shares of our common stock at a price of $10.00 per share in a private placement to approximately 113 accredited investors to fund the acquisition of our predecessor, provide for capital contributions to Centennial Bank of the West and fund general corporate operations. We have determined to register these investors’ shares for resale pursuant to the Securities Act. The sale resulted in gross proceeds to us of $185,000,000 and after our payment to Castle Creek Financial LLC of a placement fee of $5,550,000, net proceeds to us before expenses of $179,450,000. On March 31, 2005, we repurchased 30,400 of these shares at a price of $10.50 per share. As of October 1, 2005, these investors held 18,969,600 shares, or approximately 30% of our currently outstanding common stock.

On December 31, 2004, in order to fund a large part of our acquisition of Guaranty, we sold 33,333,334 shares of our common stock at a price of $10.50 per share in a private placement to an aggregate of approximately 155 accredited investors and non-U.S. persons and to Friedman, Billings, Ramsey & Co., Inc., acting as initial purchaser of shares to be sold to qualified institutional buyers. Some of our stockholders purchased shares in both private placements. The sale resulted in gross proceeds to us of $350,000,007 and after our payment to Friedman, Billings, Ramsey & Co., Inc. of a placement fee of $17,150,000, net proceeds to us before expenses of $332,850,007. In connection with that sale, we entered into a registration rights agreement with Friedman, Billings, Ramsey & Co., Inc., which acted as placement agent with respect to some of the shares sold and initial purchaser with respect to the other shares sold, on its own behalf and on behalf of all such investors. Pursuant to the registration rights agreement, we agreed to register these investors’ shares for resale pursuant to the Securities Act. On June 2, 2005, we repurchased 400,000 of these shares at a price of $10.80 per share. As of October 1, 2005, these investors held 32,933,334 shares, or approximately 53% of our currently outstanding common stock. Certain of these investors, together with certain of the investors holding 18,969,600 of our shares referred to in the preceding paragraph, are referred to in this prospectus as the selling stockholders, excluding the directors, executive officers and William J. Ruh, who, in addition to John Eggemeyer, our chairman and chief executive officer, is a principal of Castle Creek Financial, a registered broker/dealer. On October 1, 2005, the selling stockholders held approximately 81% of our outstanding common stock.

Corporate Structure

We are a Delaware corporation, incorporated on March 3, 2004 under the name Centennial C Corp. On July 16, 2004, in connection with the acquisition of our predecessor company, we changed our name to Centennial Bank Holdings, Inc.

Our principal executive offices are located at 1331 Seventeenth Street, Suite 300, Denver, Colorado 80202, and our telephone number is (303) 296-9600. Information about us is available at www.cbhi.com. The information on our website is not incorporated by reference into and does not form a part of this prospectus.

The logos for Centennial Bank Holdings, Inc., Centennial Bank of the West, Guaranty Bank and Trust Company, First MainStreet Insurance, Ltd. and Collegiate Peaks Bank are our trademarks. All other trademarks, trade names or copyrights referred to in this prospectus are the property of their respective owners.

The Offering

Common stock offered by the selling stockholders for resale to the public	50,637,923 shares

Common stock outstanding after the offering (1)	62,599,481 shares

Price per share to the public	Market price at time of resale. As of the date of this prospectus, our common stock is quoted on the Nasdaq National Market under the symbol “CBHI”.

Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders.

Risk factors	See “Risk Factors” beginning on page 12 and other information included in this prospectus for a discussion of factors you should carefully consider before investing in our common stock.

Nasdaq National Market symbol	CBHI

(1)	Includes 1,178,816 of restricted stock shares issued on August 11, 2005 out of a 2,500,000 shares available for issuance pursuant to our 2005 stock incentive plan.

Summary Consolidated Financial and Other Data

You should read the summary consolidated financial data presented below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for each of us, Guaranty and First MainStreet, and the consolidated financial statements for each of us, Guaranty and First MainStreet, and the notes to those financial statements appearing elsewhere in this prospectus. Our consolidated balance sheet data at December 31, 2004 includes the effect of the Guaranty merger; our consolidated statement of income data for the year ended December 31, 2004 does not include the effect of the Guaranty merger. The selected consolidated financial data at June 30, 2005 and for the six months ended June 30, 2005 and 2004 have been derived from our unaudited financial statements and the unaudited financial statements of First MainStreet, which are included elsewhere in this prospectus. The summary consolidated financial data at and for the fiscal years ended December 31, 2004, 2003 and 2002 have been derived from our audited financial statements, the audited financial statements of Guaranty and the audited financial statements of First MainStreet, all included elsewhere in this prospectus. The summary consolidated financial data at and for the years ended December 31, 2001 and 2000 have been derived from our audited financial statements, the audited financial statements of Guaranty and the audited financial statements of First MainStreet, not included in this prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.

Centennial Bank Holdings, Inc.

The financial information for Centennial Bank Holdings for the year ended December 31, 2004 separately reflects the activity for Centennial Bank Holdings for the period July 17, 2004 to December 31, 2004, which we refer to as Successor, and our predecessor for the period January 1, 2004 to July 16, 2004, which we refer to as Predecessor. All financial information relating to Centennial Bank Holdings prior to July 17, 2004 is for our Predecessor.

	For the Six Months Ended June 30,		For the Period July 17, 2004 to December 31, 2004	For the Period January 1, 2004 to July 16, 2004	For the Year Ended December 31,
	2005	Predecessor	Successor	Predecessor	Predecessor
		2004			2003	2002	2001	2000
	(In thousands, except share, per share and percentage data)
Consolidated Statement of Income Data:
Interest income	$62,411	$21,122	$19,052	$22,912	$46,100	$51,179	$56,114	$44,618
Interest expense	11,213	6,272	3,762	6,797	16,605	20,990	28,829	21,857

Net interest income	51,198	14,850	15,290	16,115	29,495	30,189	27,285	22,761
Provision for loan losses	1,700	1,000	—	4,700	900	3,950	3,927	4,885

Net interest income after provision for loan losses	49,498	13,850	15,290	11,415	28,595	26,239	23,358	17,875
Noninterest income	4,917	2,016	1,784	2,426	4,589	3,589	5,622	2,375
Noninterest expense	46,200	11,088	10,947	14,514	22,048	21,724	19,107	11,902

Income (loss) before income taxes	8,215	4,778	6,127	(673)	11,136	8,104	9,873	8,349
Income tax expense	2,734	1,699	2,331	411	4,231	3,082	2,904	3,105

Income (loss) from continuing operations	5,481	3,079	3,796	(1,084)	6,905	5,022	6,969	5,244
Loss from discontinued operations	(794)	—	—	—	—	—	—	—

Net income (loss)	$4,687	$3,079	$3,796	$(1,084)	$6,905	$5,022	$6,969	$5,244

Share Data:
Basic earnings (loss) per share	$0.09	$1.98	$0.20	$(0.70)	$4.45	$3.22	$4.76	$3.75
Diluted earnings (loss) per share	$0.09	$1.95	$0.20	$(0.70)	$4.37	$3.16	$4.70	$3.71

Book value per share	$9.95	$40.27	$9.85	$37.17	$38.22	$36.46	$32.02	$25.36
Weighted average shares outstanding—basic	52,256,172	1,554,660	19,199,601	1,554,873	1,550,457	1,558,905	1,464,053	1,398,468
Weighted average shares outstanding—diluted	52,256,172	1,581,483	19,199,601	1,554,873	1,580,086	1,586,987	1,484,127	1,413,289
Common shares outstanding at end of period	51,902,934	1,557,293	52,333,334	1,557,568	1,545,948	1,572,146	1,507,434	1,409,924

	At or For the Six Months Ended June 30,	At December 31, 2004 or For the Period July 17, 2004 to December 31, 2004		At or For the Year Ended December 31,
	2005	Successor		Predecessor
				2003	2002	2001	2000
	(In thousands, except share, per share and percentage data)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$68,377	$90,927		$23,731	$27,202	$30,002	$28,334
Investment and other securities	152,359	145,502		33,588	20,547	20,649	33,103
Net loans (including loans held for sale)	1,698,708	1,624,100		619,812	660,628	605,842	439,345
Total assets	2,461,842	2,399,201		708,677	745,787	692,552	526,726
Deposits	1,589,180	1,678,499		580,435	639,530	596,974	437,058
Borrowings	254,915	109,341		66,016	44,704	43,150	51,366
Stockholders’ equity	516,547	515,414		59,089	57,316	48,269	35,759

Selected Other Balance Sheet Data:
Average assets	$2,403,116	$752,303		$719,499	$727,277	$659,413	$461,001
Average earning assets	1,834,636	657,485		679,562	684,474	613,111	436,773
Average stockholders’ equity	518,043	119,776		58,227	54,629	45,383	31,906

Selected Financial Ratios:
Return on average assets(a)	0.39%	0.36	%(b)	0.96%	0.69%	1.06%	1.14%
Return on average stockholders’ equity(c)	1.81%	2.26	%(d)	11.86%	9.19%	15.36%	16.44%
Net interest margin(e)	5.63%	5.06	%(f)	4.34%	4.41%	4.45%	5.21%
Efficiency ratio(g)	82.33%	64.12%		64.69%	64.13%	58.06%	47.35%

Selected Asset Quality Ratios:
Nonperforming assets to total assets	0.60%	0.84%		2.74%	2.77%	1.87%	1.00%
Nonperforming loans to total loans	0.60%	0.88%		2.44%	2.69%	2.03%	1.08%
Allowance for loan losses to total loans	1.49%	1.52%		1.22%	1.38%	1.41%	1.44%
Allowance for loan losses to nonperforming loans	249.00%	173.78%		49.90%	51.28%	69.78%	133.57%
Net charge-offs to average loans	0.14%	1.15	%(h)	0.38%	0.52%	0.39%	0.57%

(a)	Return on average assets is determined by dividing net income by average assets.
(b)	Represents net income for the period July 17, 2004 to December 31, 2004 divided by Successor average assets.
(c)	Return on average stockholders’ equity is determined by dividing net income by average stockholders’ equity.
(d)	Represents Successor net income divided by Successor average stockholders’ equity.
(e)	Net interest margin is determined by dividing net interest income (fully taxable equivalent) by average interest-earning assets.
(f)	Represents net income for the period July 17, 2004 to December 31, 2004 divided by Successor average interest-earning assets.
(g)	Efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.
(h)	Represents net charge for the period July 17, 2004 to December 31, 2004 divided by Successor average loans.

Guaranty Corporation

The summary consolidated financial data at and for the year ended December 31, 2004 for Guaranty represent its financial position and results of operations immediately prior to the purchase of Guaranty by Centennial Bank Holdings, and do not include adjustments associated with the purchase transaction.

	At or For the Year Ended December 31,
	2004	2003	2002	2001	2000
	(In thousands, except share, per share and percentage data)
Consolidated Statement of Income Data:
Interest income	$78,207	$72,414	$73,033	$78,916	$76,424
Interest expense	12,233	13,174	15,507	26,115	30,039

Net interest income	65,974	59,240	57,526	52,801	46,385
Provision for loan losses	9,232	1,552	3,046	1,757	2,509

Net interest income after provision for loan losses	56,742	57,688	54,480	51,044	43,876
Noninterest income	9,177	10,235	7,741	5,346	4,721
Noninterest expense	59,075	46,338	42,704	37,002	31,420

Income before income taxes	6,844	21,585	19,517	19,388	17,177
Income tax expense	2,958	7,399	6,773	6,865	5,935

Net income	$3,886	$14,186	$12,744	$12,523	$11,242

Consolidated Balance Sheet Data:
Cash and cash equivalents	$138,235	$109,155	$57,766	$75,667	$64,742
Investment and other securities	126,319	163,722	110,821	129,203	138,299
Net loans	1,079,248	1,039,998	1,013,378	841,911	704,452
Total assets	1,411,962	1,369,084	1,253,228	1,095,897	949,633
Deposits	1,261,710	1,227,855	1,122,772	994,604	866,651
Borrowings(a)	19,484	30,272	34,628	18,227	15,006
Stockholders’ equity	105,610	106,098	91,634	78,566	62,866

Selected Other Balance Sheet Data:
Average assets	$1,406,788	$1,292,060	$1,149,329	$1,007,365	$655,662
Average earning assets	1,327,887	1,212,289	1,069,506	933,965	609,593
Average stockholders’ equity	108,645	95,703	81,627	69,679	37,628

Selected Financial Ratios:
Return on average assets(b)	0.28%	1.10%	1.11%	1.25%	1.72%
Return on average stockholders’ equity(c)	3.58%	14.82%	15.61%	18.01%	30.05%
Net interest margin(d)	4.97%	4.89%	5.38%	5.65%	7.61%
Efficiency ratio(e)	78.61%	66.70%	65.43%	63.59%	61.35%

Selected Asset Quality Ratios:
Nonperforming assets to total assets	0.63%	0.79%	0.93%	0.81%	0.93%
Nonperforming loans to total loans	0.53%	0.71%	0.81%	0.64%	1.21%
Allowance for loan losses to total loans	1.64%	1.09%	1.00%	1.01%	1.04%
Allowance for loan losses to nonperforming loans	308.24%	154.94%	123.79%	158.41%	87.22%
Net charge-offs to average loans	0.24%	0.03%	0.15%	0.08%	0.26%

(a)	Excludes $15.1 million due to Centennial Bank Holdings at December 31, 2004.
(b)	Return on average assets is determined by dividing net income by average assets.
(c)	Return on average stockholders’ equity is determined by dividing net income by average stockholders’ equity.
(d)	Net interest margin is determined by dividing net interest income (fully taxable equivalent) by average interest-earning assets.
(e)	Efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.

First MainStreet Financial, Ltd.

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(In thousands, except share, per share and percentage data)
Consolidated Statement of Income Data:
Interest income	$10,074	$9,711	$19,542	$20,597	$23,399	$28,047	$29,117
Interest expense	2,087	2,201	4,076	6,151	6,273	9,888	11,283

Net interest income	7,987	7,510	15,466	14,446	17,126	18,159	17,834
Provision for loan losses	—	—	—	132	792	2,555	294

Net interest income after provision for loan losses	7,987	7,510	15,466	14,314	16,334	15,604	17,540
Noninterest income	3,836	3,734	7,512	8,044	7,892	7,586	4,702
Noninterest expense	8,949	8,534	16,749	16,098	17,548	17,028	14,369

Income before income taxes	2,874	2,710	6,229	6,260	6,678	6,162	7,873
Income tax expense	835	725	1,744	1,737	2,118	2,153	2,604

Net income	$2,039	$1,985	$4,485	$4,523	$4,560	$4,009	$5,269

	At or For the Six Months Ended June 30,	At or For the Year Ended December 31,
	2005	2004	2003	2002	2001	2000
	(In thousands, except share, per share and percentage data)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$16,952	$14,744	$25,059	$28,374	$36,504	$25,051
Investment and other securities	75,458	97,015	128,011	145,474	126,548	124,597
Net loans	248,320	244,603	247,409	216,744	225,952	228,721
Total assets	370,911	386,153	429,557	416,265	405,776	393,619
Deposits	298,435	325,330	371,866	359,850	350,109	342,023
Borrowings	17,107	6,811	6,769	6,927	6,861	6,388
Stockholders’ equity	52,742	51,444	48,327	46,534	46,040	42,209

Selected Other Balance Sheet Data:
Average assets	$378,351	$394,622	$419,106	$404,910	$394,029	$366,821
Average earning assets	342,556	359,580	386,890	376,651	367,994	344,416
Average stockholders’ equity	51,850	49,766	47,711	47,794	44,490	39,544

Selected Financial Ratios:
Return on average assets(a)	1.08%	1.14%	1.08%	1.13%	1.02%	1.44%
Return on average stockholders’ equity(b)	7.86%	9.01%	9.48%	9.54%	9.01%	13.32%
Net interest margin(c)	4.66%	4.36%	3.78%	4.60%	4.93%	5.18%
Efficiency ratio(d)	75.69%	72.89%	71.58%	70.14%	66.14%	63.76%

Selected Asset Quality Ratios:
Nonperforming assets to total assets	0.34%	0.36%	0.34%	0.48%	0.80%	0.10%
Nonperforming loans to total loans	0.33%	0.49%	0.54%	0.91%	1.31%	0.17%
Allowance for loan losses to total loans	1.31%	1.39%	1.43%	1.81%	1.48%	0.77%
Allowance for loan losses to nonperforming loans	392.77%	283.37%	263.94%	195.75%	112.79%	458.97%
Net charge-offs to average loans	0.06%	0.06%	0.23%	0.08%	0.42%	0.13%

(a)	Return on average assets is determined by dividing net income by average assets.
(b)	Return on average stockholders’ equity is determined by dividing net income by average stockholders’ equity.
(c)	Net interest margin is determined by dividing net interest income (fully taxable equivalent) by average interest-earning assets.
(d)	Efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.

Selected Unaudited Pro Forma Combined Financial Data

The unaudited pro forma combined financial data set forth below at and for the six months ended June 30, 2005 is based upon our historical financial statements and the historical financial statements of First MainStreet adjusted to give effect to our merger with First MainStreet. The unaudited pro forma combined financial data set forth below at and for the year ended December 31, 2004 is based upon our historical financial statements and the historical financial statements of our predecessor, Guaranty and First MainStreet adjusted to give effect to:

•	our merger with our predecessor,

•	our merger with Guaranty and

•	our merger with First MainStreet.

The pro forma financial information at and for the six months ended June 30, 2005 has been developed from our unaudited consolidated financial statements and the unaudited consolidated financial statements of First MainStreet, and the notes to those financial statements, which are included elsewhere in this prospectus.

The pro forma financial information at and for the year ended December 31, 2004 has been developed from our consolidated financial statements, the consolidated financial statements of Guaranty and the consolidated financial statements of First MainStreet, and the notes to those financial statements, which are included elsewhere in this prospectus.

The unaudited pro forma combined financial data is provided for illustrative purposes only and does not purport to represent what our actual consolidated results of operations or our consolidated financial position would have been had the mergers occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or financial position.

The unaudited pro forma combined financial data is based on preliminary estimates and various assumptions that we believe are reasonable in these circumstances. The unaudited pro forma adjustments reflect transaction-related items only and are based on currently available information. Purchase price allocations and related amortization, accretion and depreciation periods will be based on final appraisals, evaluations and estimates of fair values. As a result, actual asset and liability values established and related operating results, including actual amortization and accretion, could differ materially from those reflected in the unaudited pro forma combined financial data. No estimates of business integration costs or anticipated cost savings, potential revenue enhancements or synergies expected to be realized in connection with the acquisitions have been reflected in the unaudited pro forma combined financial statements. The unaudited pro forma combined financial statements do not reflect the impact of conforming First MainStreet’s accounting policies to ours, as the impact, if any, has not yet been determined.

The summary consolidated statement of income data for the six months ended June 30, 2005 gives effect to the acquisition of First MainStreet as if the acquisition had occurred on January 1, 2005. The summary consolidated balance sheet data at June 30, 2005 gives effect to the acquisition of First MainStreet as if the acquisition had occurred on June 30, 2005.

The summary consolidated statement of income data for the year ended December 31, 2004 gives effect to the acquisitions of our predecessor and Guaranty and the acquisition of First MainStreet as if each acquisition had occurred on January 1, 2004. The summary consolidated balance sheet data at December 31, 2004 gives effect to the acquisition of First MainStreet as if the acquisition had occurred on December 31, 2004. The acquisitions of our predecessor and Guaranty were consummated on or before December 31, 2004, and are reflected in the consolidated balance sheet data at December 31, 2004.

The unaudited pro forma combined financial data should be read together with the separate historical consolidated financial statements and accompanying notes of Centennial and our predecessor, Guaranty and First MainStreet that are included in this prospectus and the Unaudited Pro Forma Combined Financial Data and accompanying notes beginning on page 27.

	For the Six Months Ended June 30, 2005	For the Year Ended December 31, 2004
	(In thousands, except share and per share data)
Selected Summary Consolidated Statement of Income Data:
Interest income	$72,467	$135,504
Interest expense	13,300	24,258

Net interest income	59,167	111,246
Provision for loan losses	1,700	13,874

Net interest income after provision for loan losses	57,467	97,372
Noninterest income	8,752	20,435
Noninterest expense	55,339	109,689

Income before income taxes	10,880	8,118
Provision for income taxes	3,490	3,708

Income from continuing operations	$7,390	$4,410

Share Data:
Basic and diluted earnings per share	$0.12	$0.07
Average shares outstanding for basic and diluted earnings per share	62,260,042	62,357,377

At June 30, 2005
(In thousands)
Selected Summary Consolidated Balance Sheet Data:
Cash and cash equivalents	$85,329
Securities available for sale	204,562
Net loans	1,947,309
Goodwill and other intangible assets	436,061
Total assets	2,886,138
Total deposits	1,887,615
Total liabilities	2,264,550
Total stockholders’ equity	621,588

RISK FACTORS

An investment in our common stock involves a high degree of risk. We describe below the material risks and uncertainties that affect our business. Before making an investment decision, you should carefully consider all of these risks and all other information contained in this prospectus. If any of the risks described in this prospectus occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. If this were to happen, the value of our common stock could decline significantly, and you could lose all or a part of your investment.

Risks Related to Our Business

We are dependent on key personnel and the loss of one or more of those key personnel could harm our business.

Competition for qualified employees and personnel in the banking industry is intense and there are a limited number of qualified persons with knowledge of and experience in the Colorado community banking industry. The process of recruiting personnel with the combination of skills and attributes required to carry out our strategies is often lengthy. Our success depends to a significant degree upon our ability to attract and retain qualified management, loan origination, administrative, marketing and technical personnel and upon the continued contributions of our management and personnel. In particular, our success has been and continues to be highly dependent upon the abilities of our senior executive management, including John M. Eggemeyer, David C. Boyles, Suzanne R. Brennan and Paul W. Taylor. We believe this management team, comprised of individuals who have worked in the banking industry for many years, is integral to implementing our business plan. The loss of the services of any one of them could harm our business.

Our ability to grow may be limited if we cannot make acquisitions.

In an effort to increase our loan and deposit growth, we will continue to seek to expand our banking franchise, including through acquisitions of other financial institutions or branches if opportunities arise. Our ability to grow through selective acquisitions of other financial institutions or branches will depend on successfully identifying, acquiring and integrating them. We compete with other financial institutions with respect to proposed acquisitions. We cannot assure you that we will be able to identify attractive acquisition candidates or make acquisitions on favorable terms. In addition, we cannot assure you that we can successfully integrate any acquired financial institutions or branches into our banking organization in a timely or efficient manner, that we will be successful in retaining existing customer relationships or that we can achieve anticipated operating efficiencies.

Our proposed acquisition of Foothills Bank is subject to a number of conditions, and the failure to complete our pending acquisition of Foothills Bank could result in a delay in the implementation of our growth strategy.

On June 24, 2005, we entered into a merger agreement for the acquisition of Foothills Bank. The merger agreement is subject to a number of conditions. The merger agreement may be terminated by us or Foothills Bank without the consent of the other party if the merger has not been consummated on or prior to December 31, 2005. If the merger agreement is terminated under certain circumstances, either Centennial or Foothills Bank may be obligated to pay the other party a termination fee of $1.0 million. If we do not complete this acquisition, it will delay our growth strategy and may adversely affect our business.

We face risks associated with our acquisitions, including the Guaranty and First MainStreet Financial, Ltd. mergers and our planned acquisition of Foothills Bank, relating to difficulties in integrating combined operations, potential disruption of operations and related negative impact on earnings, and incurrence of substantial expenses.

We made three significant acquisitions in 2004 and 2005 and currently have one acquisition pending. We expect to continue to pursue acquisition opportunities. Risks commonly encountered in existing and future acquisitions include, among other things:

•	the difficulty of integrating the operations and personnel of acquired banks and branches,

•	the potential disruption of our ongoing business,

•	the inability of our management to maximize our financial and strategic position by the successful implementation of uniform product offerings and the incorporation of uniform technology into our product offerings and control systems, and

•	the inability to maintain uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of changes in management.

We may not be successful in overcoming these risks or any other problems encountered in connection with acquisitions. Our integration of operations of banks or branches that we acquire may not be successfully accomplished and may take a significant amount of time. Our inability to improve the operating performance of acquired banks and branches or to integrate successfully their operations could have a material adverse effect on our business, financial condition, results of operations and cash flows. We expect to hire additional employees and retain consultants to assist with integrating our operations, and we cannot assure you that those individuals or firms will perform as expected or be successful in addressing these issues.

Our growth and expansion may strain our ability to manage our operations and our financial resources.

Continued growth may present operating and other problems that could adversely affect our business, financial condition and results of operations. Our growth may place a strain on our administrative, operational, personnel and financial resources and increase demands on our systems and controls. We anticipate that our business growth may require continued enhancements to and expansion of our operating and financial systems and controls and may strain or significantly challenge them. Our inability to continue to upgrade or maintain effective operating and financial control systems and to recruit and hire necessary personnel or to successfully integrate new personnel into our operations could adversely impact our financial condition, results of operations and cash flows. In addition, we cannot assure you that our existing operating and financial control systems and infrastructure will be adequate to maintain and effectively monitor future growth.

We rely on communications, information, operating and financial control systems technology from third-party service providers and if we were to suffer an interruption in or failure of those systems, we could lose business as a result. In addition, if our relationships with our existing service providers are interrupted, we may not be able to obtain substitute providers on terms that are as favorable.

We rely heavily on third-party service providers for much of our communications, information, operating and financial control systems technology, including customer relationship management, general ledger, deposit, servicing and loan origination systems. Any failure or interruption or breach in security of these systems could result in failures or interruptions in our customer relationship management, general ledger, deposit, servicing and/or loan origination systems. If such failures or interruptions were to occur, they may not be adequately addressed by us or the third parties on which we rely for such systems. The occurrence of any failures or interruptions could have a material adverse effect on our business, financial condition, results of operations and cash flows. If any of our third-party service providers experience financial, operational or technological difficulties, or if there is any other disruption in our relationships with them, we may be required to locate alternative sources of such services, and we cannot assure you that we would be able to negotiate terms that are as favorable to us, or could obtain services with similar functionality as found in our existing systems without the need to expend substantial resources, if at all. Any of these circumstances could have a material adverse effect on our business, financial condition and results of operations.

We operate in a highly regulated environment and may be adversely affected by changes in law and regulations.

We are subject to extensive regulation, supervision and examination. Any change in the laws or regulations applicable to us, or in banking regulators’ supervisory policies or examination procedures, whether by the Colorado Division of Banking, the FDIC, the Federal Reserve Board, other state or federal regulators, the United States Congress or the Colorado legislature could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our banks are subject to regulations promulgated by the Colorado Division of Banking, as their chartering authority, and by the FDIC as the insurer of their deposits up to certain limits. Our banks also belong to the Federal Home Loan Bank System and, as members of such system, they are subject to certain limited regulations promulgated by the Federal Home Loan Bank of Topeka. In addition, the Federal Reserve Board regulates and oversees Centennial Bank Holdings, Inc. as a bank holding company, and Centennial Bank of the West and Guaranty Bank and Trust Company as members of the Federal Reserve System, and the FDIC oversees Collegiate Peaks Bank.

This regulation and supervision limits the activities in which we may engage. The purpose of regulation and supervision is primarily to protect the FDIC’s insurance fund and our depositors and borrowers, rather than our stockholders. Regulatory authorities have extensive discretion in the exercise of their supervisory and enforcement powers. They may, among other things, impose restrictions on the operation of a banking institution, the classification of assets by such institution and such institution’s allowance for loan losses. Regulatory and law enforcement authorities also have wide discretion and extensive enforcement powers under various consumer protection and civil rights laws, including the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Real Estate Settlement Procedures Act and Colorado’s deceptive acts and practices law. These laws also permit private individual and class action lawsuits and provide for the recovery of attorneys fees in certain instances. No assurance can be given that the foregoing regulations and supervision will not change so as to affect us adversely.

We face strong competition from financial service companies and other companies that offer banking services, which could hurt our business.

We conduct our banking operations exclusively in Colorado. Increased competition in our markets may result in reduced loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the banking services that we offer in our service areas. These competitors include nationwide banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including savings and loan associations, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, our competitors include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous locations and mount extensive promotional and advertising campaigns. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions may have larger lending limits that would allow them to serve the credit needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain loan and deposit customers and a range in quality of products and services provided, including new technology-driven products and services. Technological innovation continues to contribute to greater competition in domestic and international financial services markets as technological advances enable more companies to provide financial services. If we are unable to attract and retain banking customers, we may be unable to continue our loan and deposit growth and our business, financial condition and results of operations may be adversely affected.

Changes in economic conditions, and in particular an economic slowdown in Colorado’s Front Range, could hurt our business materially.

Our success depends primarily on the general economic conditions in the counties in which we conduct business. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers primarily in the Colorado Front Range, which includes the Denver metropolitan area. The local economic conditions in our market area have a significant impact on our loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would affect these local economic conditions and could adversely affect our financial condition and results of operations. In view of the concentration of our operations and the collateral securing our loan portfolio in Colorado’s Front Range, we may be particularly susceptible to the adverse effects of any of these consequences, any of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

A downturn in our real estate markets could hurt our business.

A downturn in our real estate markets could hurt our business because many of our loans are secured by real estate. Real estate values and real estate markets are generally affected by changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in tax laws and other governmental statutes, regulations and policies and acts of nature. If real estate prices decline, the value of real estate collateral securing our loans could be reduced. Our ability to recover on defaulted loans by foreclosing and selling the real estate collateral would then be diminished and we would be more likely to suffer losses on defaulted loans. As of June 30, 2005, approximately 76% of the book value of our loan portfolio consisted of loans collateralized by various types of real estate. Substantially all of our real property collateral is located in Colorado. Any such downturn could have a material adverse effect on our business, financial condition and results of operations.

Our business is subject to interest rate risk, and variations in interest rates may negatively affect our financial performance.

Changes in the interest rate environment may reduce our profits. A substantial portion of our income is derived from the differential or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Because of the differences in the maturities and repricing characteristics of our interest-earning assets and interest-bearing liabilities, changes in interest rates do not produce equivalent changes in interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Accordingly, fluctuations in interest rates could adversely affect our interest rate spread and, in turn, our profitability. In addition, loan volumes are affected by market interest rates on loans; rising interest rates generally are associated with a lower volume of loan originations while lower interest rates are usually associated with higher loan originations. Conversely, in rising interest rate environments, loan repayment rates will decline and in falling interest rate environments, loan repayment rates will increase. In addition, an increase in the general level of interest rates may adversely affect the ability of some borrowers to pay the interest on and principal of their obligations. Interest rates also affect how much money we can lend. When interest rates rise, the cost of borrowing increases. Accordingly, changes in levels of market interest rates could materially and adversely affect our net interest spread, asset quality and loan origination volume.

Our allowance for loan losses may not be adequate to cover actual losses.

A significant source of risk arises from the possibility that losses could be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. The underwriting and credit monitoring policies and procedures that we have adopted to address this risk may not prevent unexpected losses that could harm our business, financial condition, results of operations and cash flows. Unexpected losses may arise from a wide variety of specific or systemic factors, many of which are beyond our ability to predict, influence or control.

Like all financial institutions, we maintain an allowance for loan losses to provide for loan defaults and non-performance. Our allowance for loan losses may not be adequate to cover actual loan losses, and future provisions for loan losses could materially and adversely affect our business, financial condition, results of operations and cash flows. The allowance for loan losses reflects our estimate of the probable losses in our loan portfolio at the relevant balance sheet date. Our allowance for loan losses is based on prior experience, as well as an evaluation of the known risks in the current portfolio, composition and growth of the loan portfolio and economic factors. The determination of an appropriate level of loan loss allowance is an inherently difficult process and is based on numerous assumptions. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control and these losses may exceed current estimates. Federal regulatory agencies, as an integral part of their examination process, review our loans and allowance for loan losses. We cannot assure you that we will not increase the allowance for loan losses further or that regulators will not require us to increase this allowance. Either of these occurrences could harm our results of operations.

We are exposed to risk of environmental liabilities with respect to properties to which we take title.

In the course of our business, we may foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, if we are the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we become subject to significant environmental liabilities, our business, financial condition, results of operations and cash flows could be materially adversely affected.

Our return on equity may be low compared to other financial institutions, which could lower the trading price of our common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. Our return on equity may be reduced due to the expenses we will incur in pursuing our growth strategies and the costs of being a public company. The increase in our core deposit intangible asset created by the Centennial, Guaranty and future acquisitions will also have a negative impact on our return on equity, and if our periodic evaluation of the goodwill created by the Centennial, Guaranty and future acquisitions results in a determination of impairment, we would be required to reduce its carrying value through a charge to earnings. Unless and until we can execute our strategy of growth and implement cost saving initiatives, we expect our return on equity to be below the industry average for public bank holding companies, which may negatively affect the value of our common stock.

We will incur increased costs and administrative responsibilities as a result of becoming a public company.

As a public company, we are required to comply with new laws, regulations and requirements, including the Sarbanes-Oxley Act of 2002 and the rules adopted by the Securities and Exchange Commission, or SEC, and the Nasdaq National Market. These requirements impose substantial responsibilities upon public companies, such as changes in corporate governance practices, disclosure and reporting requirements, and requirements relating to the internal control over financial reporting. Compliance will cause us to incur significant legal, accounting, and other expenses and will occupy a substantial amount of time of our board of directors and management. In addition, our new status as a public company will increase the costs of director and officer liability insurance, and may require us to accept reduced coverage or pay significantly higher costs for our existing coverage. These factors could negatively affect our ability to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.

We will be exposed to risks relating to the evaluations of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002.

We are currently in the process of evaluating our internal controls systems to allow management to report on, and our independent auditors to audit, our internal control over financial reporting. We will be performing the system and process evaluations and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. These systems are necessary to produce accurate financial reports and prevent fraudulent financial activity. We expect to be required to comply with Section 404 beginning with our Annual Report on Form 10-K for the year ending December 31, 2006. However, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board rules and regulations that remain unremediated. As a public company, we will be required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or are reasonably likely to, materially affect internal controls over financial reporting. A “material weakness” is a significant deficiency, or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. If we fail to implement the requirements of Section 404 in a timely manner, we may be subject to sanctions or investigation by regulatory authorities such as the SEC or the Nasdaq National Market. In addition, if any material weakness or deficiency is identified or is not remedied, investors may lose confidence in the accuracy of our reported financial information, and our stock price could be significantly adversely affected as a result.

Risks Related to This Offering

Because our ability to pay dividends is subject to restrictions, capital appreciation, if any, of our common stock may be your sole source of gains in the future.

Since we are a holding company with no significant assets other than our banks, we currently depend upon dividends from our banks for a substantial portion of our revenues. Our ability to pay dividends will therefore continue to depend in large part upon our receipt of dividends or other capital distributions from the banks. Our ability to pay dividends is also subject to the restrictions of the Delaware General Corporation Law.

The ability of the banks to pay dividends or make other capital distributions to us is subject to the regulatory authority of the Board of Governors of the Federal Reserve System, or the Fed, the Federal Deposit Insurance Corporation, or the FDIC, and the Colorado Division of Banking, or the CDB. As of June 30, 2005, Centennial Bank of the West, Guaranty Bank and Trust Company, and Collegiate Peaks Bank could have paid, in the aggregate, approximately $16.7 million in dividends without the prior approval of the Fed, the FDIC or the CDB.

From time to time, we may become a party to financing agreements or other contractual arrangements that have the effect of limiting or prohibiting us or our banks from declaring or paying dividends. Our holding company expenses and obligations with respect to our line of credit with First Tennessee Bank National Association as well as our trust preferred securities and corresponding subordinated debt securities issued by us may limit or impair our ability to declare or pay dividends.

Federal law may limit the ability of another party to acquire us, which could cause our stock price to decline.

The Bank Holding Company Act of 1956, as amended, and the Change in Bank Control Act of 1978, as amended, together with federal regulations, require that, depending on the particular circumstances, either Fed approval must be obtained or notice must be furnished to the Fed and not disapproved prior to any person or entity acquiring “control” of a bank. These provisions may prevent a merger or acquisition that would be attractive to stockholders and could limit the price investors would be willing to pay in the future for our common stock.

We cannot guarantee that an active trading market will develop, which will limit your ability to sell shares.

As of the date of this prospectus, our common stock is quoted on the Nasdaq National Market under the symbol “CBHI”. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, the presence of which is dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. Accordingly, there can be no assurance that an active and liquid trading market for our common stock will develop or that, if developed, it will continue. The failure of an active and liquid trading market to develop would likely have a material adverse effect on the value of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

A number of the disclosures in this prospectus, including any statements preceded by, followed by or which include the words “may,” “could,” “should,” “will,” “would,” “hope,” “might,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “assume” or similar expressions constitute forward-looking statements. These forward-looking statements, implicitly and explicitly, include information concerning possible or assumed future results of operations, trends, financial results and business plans, including those relating to:

•	earnings growth,

•	revenue growth,

•	future acquisitions,

•	non-interest income levels, including fees from loans and other product sales,

•	credit performance on loans made by us,

•	increases in competitive pressure among financial institutions,

•	tangible capital generation,

•	market share,

•	expense levels,

•	changes in the interest rate environment,

•	continued ability to attract and employ qualified personnel,

•	results from new business initiatives in our community banking business, and

•	other business operations and strategies.

Forward-looking statements involve inherent risks and uncertainties that are subject to change based on various important factors, many of which are beyond our control. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include those included in the “Risk Factors” section of this prospectus.

In addition, we regularly explore opportunities for acquisitions of and hold discussions with financial institutions and related businesses, and also regularly explore opportunities for acquisitions of liabilities and assets of financial institutions and other financial services providers. We routinely analyze our lines of business and from time to time may increase, decrease or terminate one or more activities.

If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking information and statements contained in this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. The forward-looking statements are made as of the date of this prospectus, and we do not intend, and assume no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. All forward-looking statements contained in this prospectus are expressly qualified by these cautionary statements.

USE OF PROCEEDS

We will not receive any proceeds from the disposition of the shares covered by this prospectus. The selling stockholders, some of whom may be deemed to be our affiliates, will receive all of the proceeds from any dispositions. We have agreed to pay the expenses of registration for the selling stockholders under Federal and state securities laws. The selling stockholders must pay any expenses or commissions incurred in connection with the disposition of their shares.

MARKET INFORMATION

As of the date of this prospectus, our common stock is quoted on the Nasdaq National Market under the symbol “CBHI”. As of October 1, 2005, there were approximately 489 holders of record of our common stock.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We intend to adopt a policy of paying dividends on a quarterly basis, commencing in 2006. Any determination to pay dividends in the future will, however, be at the discretion of our board of directors and will depend upon our earnings, financial condition, results of operations, capital requirements, regulatory restrictions, contractual restrictions and other factors that our board of directors may deem relevant.

Since we are a holding company with no significant assets other than our banks, we currently depend upon dividends from our banks for substantially all of our revenues. Our ability to pay dividends will continue to depend in large part upon our receipt of dividends or other capital distributions from the banks. Our ability to pay dividends is also subject to the restrictions of the Delaware General Corporation Law.

The ability of Centennial Bank of the West and Guaranty Bank and Trust Company to pay dividends or make other capital distributions to us is subject to the regulatory authority of the Fed and the CDB. As of June 30, 2005, Centennial Bank of the West, Guaranty Bank and Trust Company could have paid, in the aggregate, approximately $15.2 million in dividends without the prior approval of the Fed or the CDB. The ability of Collegiate Peaks Bank to pay dividends or make other capital distributions to us is subject to the regulatory authority of the FDIC and the CDB. As of June 30, 2005, Collegiate Peaks Bank could have paid approximately $1.5 million in dividends without the prior approval of the FDIC or the CDB.

As members of the Federal Reserve System, each of Centennial Bank of the West and Guaranty Bank and Trust Company is subject to Fed Regulation H which, among other things, provides that a member bank may not declare or pay a dividend if the total of all dividends declared during the calendar year, including the proposed dividend, exceeds the sum of the bank’s net income (as reportable in its Reports of Condition and Income) during the current calendar year and its retained net income for the prior two calendar years, unless the Fed has approved the dividend. Regulation H also provides that a member bank may not declare or pay a dividend if the dividend would exceed the bank’s undivided profits as reportable on its Reports of Condition and Income, unless the Fed and holders of at least two-thirds of the outstanding shares of each class of the bank’s outstanding stock have approved the dividend. Additionally, there are potential additional restrictions and prohibitions if a bank were to be less than well-capitalized.

The FDIC also has the authority to prohibit a bank from engaging in business practices which the FDIC considers to be unsafe or unsound. It is possible, depending upon the financial condition of Collegiate Peaks Bank and other factors, that the FDIC could assert that the payment of dividends or other payments might under some circumstances be such an unsafe or unsound practice and prohibit such payment.

Additionally, as Colorado state-chartered banks, the banks are subject to limitations under Colorado law on the payment of dividends. The Colorado Financial Institutions Code provides that a bank may declare dividends from retained earnings and other components of capital specifically approved by the banking board so long as the declaration is made in compliance with rules established by the banking board.

From time to time, we may become a party to financing agreements and other contractual arrangements that have the effect of limiting or prohibiting us or our banks from declaring or paying dividends. Our holding company expenses and obligations with respect to our line of credit with First Tennessee Bank National Association as well as our outstanding trust preferred securities and corresponding subordinated debt issued by us may limit or impair our ability to declare or pay dividends.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2005 on an actual basis, including the Guaranty merger, and on a pro forma basis to reflect the First MainStreet acquisition. Also shown below are certain consolidated regulatory capital ratios for us at June 30, 2005 on an actual basis and on the same pro forma basis.

You should read this data together with the financial statements and the other financial information included in this prospectus.

	As of June 30, 2005
	Actual	Pro Forma— Including First MainStreet
	(Dollars in thousands)
Indebtedness:
Subordinated debt securities	$41,677	$41,677
Stockholders’ Equity:
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 52,333,334 shares issued and 51,902,934 outstanding actual; 62,337,204 shares issued and 61,906,804 outstanding pro forma	52	62
Additional paid-in capital	511,868	616,899
Treasury stock	(4,659)	(4,659)
Retained earnings	8,483	8,483
Accumulated other comprehensive income	803	803

Total stockholders’ equity	516,547	621,588

Total capitalization	$558,224	$663,265

Capital Ratios:
Tier 1 capital to average assets (tier 1 leverage ratio)	9.54%	10.05%
Tier 1 capital to risk-weighted assets (tier 1 risk-based capital ratio)	10.12%	10.98%
Total capital to risk-weighted assets (total risk-based capital ratio)	11.37%	12.01%

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth selected consolidated financial and other data for each of Centennial Bank Holdings, Inc., Guaranty Corporation and First MainStreet Financial, Ltd. at or for the fiscal years ended December 31, 2004, 2003, 2002, 2001 and 2000 and for each of Centennial and First MainStreet at June 30, 2005 and for the six months ended June 30, 2005 and 2004. Our consolidated balance sheet at December 31, 2004 includes the effect of the Guaranty merger; our consolidated statement of income for the year ended December 31, 2004 does not include the effect of the Guaranty merger. The selected consolidated financial data at June 30, 2005 and for the six months ended June 30, 2005 and 2004 have been derived from our unaudited financial statements and the unaudited financial statements of First MainStreet, which are included elsewhere in this prospectus. The selected consolidated financial data at and for the fiscal years ended December 31, 2004, 2003 and 2002 have been derived from each of our audited financial statements, the audited financial statements of Guaranty and the audited financial statements of First MainStreet, which are included elsewhere in this prospectus. The selected consolidated financial data at and for the years ended December 31, 2001 and 2000 have been derived from our audited financial statements, the audited financial statements of Guaranty and the audited financial statements of First MainStreet, none of which are included in this prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.

The selected consolidated financial and other data presented below have been derived from financial statements that have been prepared in accordance with U.S. generally accepted accounting principles. You should read the selected consolidated financial data presented below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for us, Guaranty and First MainStreet and the consolidated financial statements for us, Guaranty and First MainStreet and the notes to those consolidated financial statements appearing elsewhere in this prospectus.

Centennial Bank Holdings, Inc.

The financial information for Centennial Bank Holdings for the year ended December 31, 2004 separately reflects the activity for Centennial Bank Holdings for the period July 17, 2004 to December 31, 2004, which we refer to as Successor, and our predecessor for the period January 1, 2004 to July 16, 2004, which we refer to as Predecessor. All financial information relating to Centennial Bank Holdings prior to July 17, 2004 is for our Predecessor.

	For the Six Months Ended June 30,		For the Period July 17, 2004 to December 31, 2004	For the Period January 1, 2004 to July 16, 2004	For the Year Ended December 31,
	2005	Predecessor	Successor	Predecessor	Predecessor
		2004			2003	2002	2001	2000
	(In thousands, except share, per share and percentage data)
Consolidated Statement of Income Data:
Interest income	$62,411	$21,122	$19,052	$22,912	$46,100	$51,179	$56,114	$44,618
Interest expense	11,213	6,272	3,762	6,797	16,605	20,990	28,829	21,857

Net interest income	51,198	14,850	15,290	16,115	29,495	30,189	27,285	22,761
Provision for loan losses	1,700	1,000	—	4,700	900	3,950	3,927	4,885

Net interest income after provision for loan losses	49,498	13,850	15,290	11,415	28,595	26,239	23,358	17,875
Noninterest income	4,917	2,016	1,784	2,426	4,589	3,589	5,622	2,375
Noninterest expense	46,200	11,088	10,947	14,514	22,048	21,724	19,107	11,902

Income (loss) before income taxes	8,215	4,778	6,127	(673)	11,136	8,104	9,873	8,349
Income tax expense	2,734	1,699	2,331	411	4,231	3,082	2,904	3,105

Income (loss) from continuing operations	5,481	3,079	3,796	(1,084)	6,905	5,022	6,969	5,244
Loss from discontinued operations	(794)	—	—	—	—	—	—	—

Net income (loss)	$4,687	$3,079	$3,796	$(1,084)	$6,905	$5,022	$6,969	$5,244

Share Data:
Basic earnings (loss) per share	$0.09	$1.98	$0.20	$(0.70)	$4.45	$3.22	$4.76	$3.75
Diluted earnings (loss) per share	$0.09	$1.95	$0.20	$(0.70)	$4.37	$3.16	$4.70	$3.71
Book value per share	$9.95	$40.27	$9.85	$37.17	$38.22	$36.46	$32.02	$25.36
Weighted average shares outstanding—basic	52,256,172	1,554,660	19,199,601	1,554,873	1,550,457	1,558,905	1,464,053	1,398,468
Weighted average shares outstanding—diluted	52,256,172	1,581,483	19,199,601	1,554,873	1,580,086	1,586,987	1,484,127	1,413,289
Common shares outstanding at end of period	51,902,934	1,557,293	52,333,334	1,557,568	1,545,948	1,572,146	1,507,434	1,409,924

	At or For the Six Months Ended June 30,	At December 31, 2004 or For the Period July 17, 2004 to December 31, 2004		At or For the Year Ended December 31,
	2005	Successor		Predecessor
				2003	2002	2001	2000
	(In thousands, except share, per share and percentage data)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$68,377	$90,927		$23,731	$27,202	$30,002	$28,334
Investment and other securities	152,359	145,502		33,588	20,547	20,649	33,103
Net loans (including loans held for sale)	1,698,708	1,624,100		619,812	660,628	605,842	439,345
Total assets	2,461,842	2,399,201		708,677	745,787	692,552	526,726
Deposits	1,589,180	1,678,499		580,435	639,530	596,974	437,058
Borrowings	254,915	109,341		66,016	44,704	43,150	51,366
Stockholders’ equity	516,547	515,414		59,089	57,316	48,269	35,759

Selected Other Balance Sheet Data:
Average assets	$2,403,116	$752,303		$719,499	$727,277	$659,413	$461,001
Average earning assets	1,834,636	657,485		679,562	684,474	613,111	436,773
Average stockholders’ equity	518,043	119,776		58,227	54,629	45,383	31,906

Selected Financial Ratios:
Return on average assets(a)	0.39%	0.36	%(b)	0.96%	0.69%	1.06%	1.14%
Return on average stockholders’ equity(c)	1.81%	2.26	%(d)	11.86%	9.19%	15.36%	16.44%
Net interest margin(e)	5.63%	5.06	%(f)	4.34%	4.41%	4.45%	5.21%
Efficiency ratio(g)	82.33%	64.12%		64.69%	64.13%	58.06%	47.35%

Selected Asset Quality Ratios:
Nonperforming assets to total assets	0.60%	0.84%		2.74%	2.77%	1.87%	1.00%
Nonperforming loans to total loans	0.60%	0.88%		2.44%	2.69%	2.03%	1.08%
Allowance for loan losses to total loans	1.49%	1.52%		1.22%	1.38%	1.41%	1.44%
Allowance for loan losses to nonperforming loans	249.00%	173.78%		49.90%	51.28%	69.78%	133.57%
Net charge-offs to average loans	0.14%	1.15	%(h)	0.38%	0.52%	0.39%	0.57%

(a)	Return on average assets is determined by dividing net income by average assets.
(b)	Represents net income for the period July 17, 2004 to December 31, 2004 divided by Successor average assets.
(c)	Return on average stockholders’ equity is determined by dividing net income by average stockholders’ equity.
(d)	Represents Successor net income divided by Successor average stockholders’ equity.
(e)	Net interest margin is determined by dividing net interest income (fully taxable equivalent) by average interest-earning assets.
(f)	Represents net income for the period July 17, 2004 to December 31, 2004 divided by Successor average interest-earning assets.
(g)	Efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.
(h)	Represents net charge for the period July 17, 2004 to December 31, 2004 divided by Successor average loans.

Guaranty Corporation

The summary consolidated financial data at and for the year ended December 31, 2004 for Guaranty represent its financial position and results of operations immediately prior to the purchase of Guaranty by Centennial Bank Holdings, and do not include adjustments associated with the purchase transaction.

	At or For the Year Ended December 31,
	2004	2003	2002	2001	2000
	(In thousands, except share, per share and percentage data)
Consolidated Statement of Income Data:
Interest income	$78,207	$72,414	$73,033	$78,916	$76,424
Interest expense	12,233	13,174	15,507	26,115	30,039

Net interest income	65,974	59,240	57,526	52,801	46,385
Provision for loan losses	9,232	1,552	3,046	1,757	2,509

Net interest income after provision for loan losses	56,742	57,688	54,480	51,044	43,876
Noninterest income	9,177	10,235	7,741	5,346	4,721
Noninterest expense	59,075	46,338	42,704	37,002	31,420

Income before income taxes	6,844	21,585	19,517	19,388	17,177
Income tax expense	2,958	7,399	6,773	6,865	5,935

Net income	$3,886	$14,186	$12,744	$12,523	$11,242

Consolidated Balance Sheet Data:
Cash and cash equivalents	$138,235	$109,155	$57,766	$75,667	$64,742
Investment and other securities	126,319	163,722	110,821	129,203	138,299
Net loans	1,079,248	1,039,998	1,013,378	841,911	704,452
Total assets	1,411,962	1,369,084	1,253,228	1,095,897	949,633
Deposits	1,261,710	1,227,855	1,122,772	994,604	866,651
Borrowings(a)	19,484	30,272	34,628	18,227	15,006
Stockholders’ equity	105,610	106,098	91,634	78,566	62,866

Selected Other Balance Sheet Data:
Average assets	$1,406,788	$1,292,060	$1,149,329	$1,007,365	$655,662
Average earning assets	1,327,887	1,212,289	1,069,506	933,965	609,593
Average stockholders’ equity	108,645	95,703	81,627	69,679	37,628

Selected Financial Ratios:
Return on average assets(b)	0.28%	1.10%	1.11%	1.25%	1.72%
Return on average stockholders’ equity(c)	3.58%	14.82%	15.61%	18.01%	30.05%
Net interest margin(d)	4.97%	4.89%	5.38%	5.65%	7.61%
Efficiency ratio(e)	78.61%	66.70%	65.43%	63.59%	61.35%

Selected Asset Quality Ratios:
Nonperforming assets to total assets	0.63%	0.79%	0.93%	0.81%	0.93%
Nonperforming loans to total loans	0.53%	0.71%	0.81%	0.64%	1.21%
Allowance for loan losses to total loans	1.64%	1.09%	1.00%	1.01%	1.04%
Allowance for loan losses to nonperforming loans	308.24%	154.94%	123.79%	158.41%	87.22%
Net charge-offs to average loans	0.24%	0.03%	0.15%	0.08%	0.26%

(a)	Excludes $15.1 million due to Centennial Bank Holdings at December 31, 2004.
(b)	Return on average assets is determined by dividing net income by average assets.
(c)	Return on average stockholders’ equity is determined by dividing net income by average stockholders’ equity.
(d)	Net interest margin is determined by dividing net interest income (fully taxable equivalent) by average interest-earning assets.
(e)	Efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.

First MainStreet Financial, Ltd.

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(In thousands, except share, per share and percentage data)
Consolidated Statement of Income Data:
Interest income	$10,074	$9,711	$19,542	$20,597	$23,399	$28,047	$29,117
Interest expense	2,087	2,201	4,076	6,151	6,273	9,888	11,283

Net interest income	7,987	7,510	15,466	14,446	17,126	18,159	17,834
Provision for loan losses	—	—	—	132	792	2,555	294

Net interest income after provision for loan losses	7,987	7,510	15,466	14,314	16,334	15,604	17,540
Noninterest income	3,836	3,734	7,512	8,044	7,892	7,586	4,702
Noninterest expense	8,949	8,534	16,749	16,098	17,548	17,028	14,369

Income before income taxes	2,874	2,710	6,229	6,260	6,678	6,162	7,873
Income tax expense	835	725	1,744	1,737	2,118	2,153	2,604

Net income	$2,039	$1,985	$4,485	$4,523	$4,560	$4,009	$5,269

	At or For the Six Months Ended June 30,	At or For the Year Ended December 31,
	2005	2004	2003	2002	2001	2000

Consolidated Balance Sheet Data:
Cash and cash equivalents	$16,952	$14,744	$25,059	$28,374	$36,504	$25,051
Investment and other securities	75,458	97,015	128,011	145,474	126,548	124,597
Net loans	248,320	244,603	247,409	216,744	225,952	228,721
Total assets	370,911	386,153	429,557	416,265	405,776	393,619
Deposits	298,435	325,330	371,866	359,850	350,109	342,023
Borrowings	17,107	6,811	6,769	6,927	6,861	6,388
Stockholders’ equity	52,742	51,444	48,327	46,534	46,040	42,209

Selected Other Balance Sheet Data:
Average assets	$378,351	$394,622	$419,106	$404,910	$394,029	$366,821
Average earning assets	342,556	359,580	386,890	376,651	367,994	344,416
Average stockholders’ equity	51,850	49,766	47,711	47,794	44,490	39,544

Selected Financial Ratios:
Return on average assets(a)	1.08%	1.14%	1.08%	1.13%	1.02%	1.44%
Return on average stockholders’ equity(b)	7.86%	9.01%	9.48%	9.54%	9.01%	13.32%
Net interest margin(c)	4.66%	4.36%	3.78%	4.60%	4.93%	5.18%
Efficiency ratio(d)	75.69%	72.89%	71.58%	70.14%	66.14%	63.76%

Selected Asset Quality Ratios:
Nonperforming assets to total assets	0.34%	0.36%	0.34%	0.48%	0.80%	0.10%
Nonperforming loans to total loans	0.33%	0.49%	0.54%	0.91%	1.31%	0.17%
Allowance for loan losses to total loans	1.31%	1.39%	1.43%	1.81%	1.48%	0.77%
Allowance for loan losses to nonperforming loans	392.77%	283.37%	263.94%	195.75%	112.79%	458.97%
Net charge-offs to average loans	0.06%	0.06%	0.23%	0.08%	0.42%	0.13%

(a)	Return on average assets is determined by dividing net income by average assets.
(b)	Return on average stockholders’ equity is determined by dividing net income by average stockholders’ equity.
(c)	Net interest margin is determined by dividing net interest income (fully taxable equivalent) by average interest-earning assets.
(d)	Efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.

Unaudited Pro Forma Combined Financial Data

The unaudited pro forma combined financial data set forth below at and for the six months ended June 30, 2005 is based upon our historical financial statements and the historical financial statements of First MainStreet adjusted to give effect to the merger with First MainStreet. The unaudited pro forma combined financial data set forth below for the year ended December 31, 2004 is based upon our historical financial statements, and the historical financial statements of Guaranty and First MainStreet adjusted to give effect to:

•	our merger with our predecessor,

•	our merger with Guaranty, and

•	our merger with First MainStreet.

The pro forma financial information at and for the six months ended June 30, 2005 has been developed from our unaudited consolidated financial statements and the unaudited consolidated financial statements of First MainStreet, and the notes to those financial statements, which are included elsewhere in this prospectus.

The pro forma financial information for the year ended December 31, 2004 has been developed from our consolidated financial statements, the consolidated financial statements of Guaranty and the consolidated financial statements of First MainStreet, and the notes to those financial statements appearing elsewhere in this prospectus.

The unaudited pro forma combined financial information is provided for illustrative purposes only and does not purport to represent what our actual consolidated results of operations or our consolidated financial position would have been had the mergers occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or financial position.

The unaudited pro forma combined financial data is based on preliminary estimates and various assumptions that we believe are reasonable in these circumstances. The unaudited pro forma adjustments reflect transaction-related items only and are based on currently available information. Purchase price allocations and related amortization, accretion and depreciation periods will be based on final appraisals, evaluations and estimates of fair values. As a result, actual asset and liability values established and related operating results, including actual amortization and accretion, could differ materially from those reflected in the unaudited pro forma combined financial data. No estimates of business integration costs or anticipated cost savings, potential revenue enhancements or synergies expected to be realized in connection with the acquisitions have been reflected in the unaudited pro forma combined financial statements. The unaudited pro forma combined financial statements do not reflect the impact of conforming First MainStreet’s accounting policies to ours, as the impact, if any, has not yet been determined.

The summary consolidated statement of income data for the six months ended June 30, 2005 gives effect to the acquisition of First MainStreet as if the acquisition had occurred on January 1, 2005. The summary consolidated balance sheet data at June 30, 2005 gives effect to the acquisition of First MainStreet as if the acquisition had occurred on June 30, 2005.

The consolidated statement of income for the year ended December 31, 2004 gives effect to the acquisitions of our predecessor and Guaranty and the acquisition of First MainStreet as if each acquisition had occurred on January 1, 2004. The acquisitions of our predecessor and Guaranty were consummated on or before December 31, 2004, and are reflected in the consolidated balance sheet at December 31, 2004.

The unaudited pro forma combined financial data should be read together with the separate historical consolidated financial statements and accompanying notes of Centennial and our predecessor, Guaranty and First MainStreet that are included in this prospectus.

Unaudited Pro Forma Combined Statement of Income

	For the Six Months Ended June 30, 2005
	Centennial	First MainStreet	Pro Forma Adjustments		Centennial with First MainStreet Pro Forma
	(In thousands, except share and per share data)
Interest income	$62,411	$10,074	$(18	)(A)	$72,467
Interest expense	11,213	2,087	—		13,300

Net interest income	51,198	7,987	(18)		59,167
Provision for loan losses	1,700	—	—		1,700

Net interest income after provision	49,498	7,987	(18)		57,467
Noninterest income	4,917	3,836	—		8,753
Noninterest expense	46,200	8,949	192	(C)	55,341

Income before income taxes	8,215	2,874	(210)		10,879
Provision for income taxes	2,734	835	(80	)(D)	3,489

Income from continuing operations	$5,481	$2,039	$(130)		$7,390

Share Data:
Basic earnings per share	$0.10	$1.88			$0.12
Diluted earnings per share	$0.10	$1.87			$0.12
Average shares outstanding for basic earnings per share	52,256,172	1,085,106			62,260,042
Average shares outstanding for diluted earnings per share	52,256,172	1,088,506			62,260,042

See accompanying notes to unaudited pro forma combined financial information.

Unaudited Pro Forma Combined Statement of Income

	Centennial (Successor) For the Period July 17, 2004 through December 31, 2004	Predecessor For the Period January 1, 2004 through July 16, 2004	Predecessor Adjustments		Centennial with Predecessor Pro Forma For the Year Ended December 31, 2004	Guaranty For the Year Ended December 31, 2004	Pro Forma Discontinued Operations For the Year Ended December 31, 2004	Guaranty Adjustments		Centennial with Predecessor and Guaranty Pro Forma For the Year Ended December 31, 2004	First MainStreet For the Year Ended December 31, 2004	First MainStreet Adjustments		Centennial Consolidated (with Predecessor, Guaranty and First MainStreet) Pro Forma For the Year Ended December 31, 2004
	(In thousands, except share and per share data)
Interest income	$19,052	$22,912	$(63	)(A)	$41,901	$78,207	$(4,076)	$—		$116,032	$19,542	$(70	)(A)	$135,504
Interest expense	3,762	6,797	(1,356	)(B)	9,203	12,233	(560)	(694	)(B)	20,182	4,076	—		24,258

Net interest income	15,290	16,115	1,293		32,698	65,974	(3,516)	694		95,850	15,466	(70)		111,246
Provision for loan losses	—	4,700			4,700	9,232	(58)			13,874	—			13,874

Net interest income after provision	15,290	11,415	1,293		27,998	56,742	(3,458)	694		81,976	15,466	(70)		97,372

Noninterest income	1,784	2,426	—		4,210	9,177	(464)	—		12,923	7,512	—		20,435
Noninterest expense	10,947	14,514	919	(C)	26,380	59,075	(2,488)	9,012	(C)	91,979	16,749	961	(C)	109,689
Income (loss) before income taxes	6,127	(673)	374		5,828	6,844	(1,434)	(8,318)		2,920	6,229	(1,031)		8,118
Provision for income taxes	2,331	411	130	(D)	2,872	2,958	(312)	(3,162	)(D)	2,356	1,744	(392	)(D)	3,708

Net income (loss)	$3,796	$(1,084)	$244		$2,956	$3,886	$(1,122)	$(5,156)		$564	$4,485	$(639)		$4,410

Share Data:
Basic earnings (loss) per share	$0.20	$(0.70)			$0.16	$71.00	$(20.50)			$0.01	$4.14			$0.07
Diluted earnings (loss) per share	$0.20	$(0.70)			$0.16	$70.92	$(20.48)			$0.01	$4.13			$0.07
Average shares outstanding for basic earnings (loss) per share	19,199,601	1,554,873			19,199,601	54,733	54,733			52,333,334	1,082,481			62,357,377
Average shares outstanding for diluted earnings (loss) per share	19,199,601	1,554,873			19,199,601	54,794	54,794			52,333,334	1,085,881			62,357,377

See accompanying notes to unaudited pro forma combined financial information.

Unaudited Pro Forma Combined Balance Sheet

	At June 30, 2005
	Centennial Bank Holdings	First MainStreet Financial, Ltd.	Pro Forma Adjustments		Centennial with First MainStreet Pro Forma
	(In thousands)
Assets
Cash and cash equivalents	$68,377	$16,952	$—		$85,329
Securities available for sale	132,018	72,544	—		204,562
Other investments	20,341	2,914	—		23,255
Net loans (including loans held for sale)	1,698,708	248,320	281	(E)	1,947,309
Premises and equipment	47,416	11,392	—		58,808
Other intangible assets	47,056	363	4,806	(F)	52,225
Goodwill	331,626	2,934	49,276	(G)	383,836
Other assets	22,667	15,492	(978	)(H)	32,743
Assets available for sale	93,633	—	—		93,633

Total assets	$2,461,842	$370,911	$53,385		$2,886,138

Liabilities
Deposits	$1,589,180	$298,435	$—		$1,887,615
Borrowings	254,915	17,107	—		272,022
Other liabilities	25,489	2,627	1,934	(F)	29,202
			(978	)(H)
			130	(K)
Liabilities associated with assets available for sale	75,711	—	—		75,711

Total liabilities	1,945,295	318,169	1,086		2,264,550

Stockholders’ equity
Common stock	52	1,091	(1,091	)(I)	62
			10	(J)
Additional paid-in capital	511,868	14,388	(14,388	)(I)	616,899
			105,031	(J)
Retained earnings	8,483	37,605	(37,605	)(I)	8,483
Accumulated other comprehensive income (loss)	803	(342)	342	(I)	803

	521,206	52,742	52,299		626,247
Treasury stock	(4,659)	—	—		(4,659)

Total stockholders’ equity	516,547	52,742	52,299		621,588

Total liabilities and stockholders’ equity	$2,461,842	$370,911	$53,385		$2,886,138

See accompanying notes to unaudited pro forma combined financial information.

CENTENNIAL BANK HOLDINGS, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1—Basis of Presentation

The acquisitions have been and will be accounted for using the purchase method of accounting. Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations,” requires the purchase method of accounting for business combinations. SFAS No. 142, “Goodwill and Other Intangible Assets” establishes standards for goodwill acquired in a business combination and sets forth methods to periodically evaluate goodwill for impairment at least annually. The purchase method of accounting for business combinations requires that the assets acquired and liabilities assumed be recorded at their respective estimated fair market values as of the closing date. The excess of the total acquisition costs over the sum of the assigned fair values of the tangible and identifiable intangible assets acquired, less liabilities assumed, should be recorded as goodwill and evaluated for impairment thereafter at least annually. Financial statements issued after the consummation of the acquisition are required to reflect those values, as well as the results of operations of the combined company beginning after the closing date of the business combination.

The unaudited pro forma combined statement of income for the six months ended June 30, 2005 gives effect to the acquisition of First MainStreet as if the acquisition had occurred on January 1, 2005 and the unaudited pro forma combined statement of income for the year ended December 31, 2004 gives effect to the acquisitions of our predecessor and Guaranty and the acquisition of First MainStreet as if each acquisition had occurred on January 1, 2004. The unaudited pro forma combined balance sheet as of June 30, 2005 gives effect to the acquisition of First MainStreet as if the acquisition had occurred on June 30, 2005. The acquisitions of our predecessor and Guaranty were consummated on or before December 31, 2004, and are reflected in the unaudited pro forma combined statement of income for the period ended June 30, 2005 and in the consolidated balance sheet as of June 30, 2005. In connection with the acquisition of Guaranty, Centennial management decided to sell Collegiate Peaks Bank and reported the assets, liabilities and results of operations and cash flows as discontinued operations in Centennial’s December 31, 2004 and June 30, 2005 consolidated balance sheets and consolidated income statement for the six months ended June 30, 2005. The pro forma statement of income for the year ended December 31, 2004 has been adjusted to reflect Collegiate Peaks Bank as discontinued operations. Collegiate Peaks Bank had net income of $450,000 for the six months ended June 30, 2005 and $1,122,000 for the year ended December 31, 2004.

Note 2—First MainStreet Acquisition

On October 1, 2005, the merger was consummated. Each outstanding share of First MainStreet common stock was entitled to receive 9.1694 shares of our common stock in the merger, resulting in the issuance of 9,517,731 shares. The estimated total purchase price was based on the expected shares to be issued of 10,003,870. The exchange ratio, which reflects a value of $10.50 per share of our common stock, was determined through negotiation with First MainStreet and took account of the price per share of our common stock established for the sale of our common stock in a private placement that took place within eleven days of our entering into the agreement and plan of merger.

CENTENNIAL BANK HOLDINGS, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS—(Continued)

We have estimated the relative fair value of First MainStreet’s net assets in order to determine a preliminary allocation of the purchase price to the net assets to be acquired. For purposes of the accompanying unaudited pro forma combined financial statements, the excess of the purchase price over the book value of net assets to be acquired has been estimated as follows:

Estimated fair value of shares expected to be issued	$105,041,000
Plus acquisition costs—professional services	130,000

Estimated total purchase price	105,171,000
Less book value of First MainStreet	52,742,000

Pro forma excess of purchase price over book value of net assets to be acquired subject to fair value adjustments	$52,429,000

The actual excess of purchase price over the value of net assets acquired will be calculated using the fair value of net assets acquired rather than the book value of net assets to be acquired. The pro forma purchase price calculation shown above is subject to change prior to the closing date of the merger as a result of actual acquisition costs we will incur and final appraisals, evaluations and estimates of fair value.

In connection with this purchase transaction, we will obtain appraisals or use other appropriate valuation methodologies to determine the fair value of the assets acquired and liabilities assumed. For purposes of these unaudited pro forma combined financial statements, estimates of amounts will be assigned to tangible and identifiable intangible assets and liabilities, such as: loans receivable, interest-bearing deposits, short-term borrowings, securities held for investment, core deposit intangible, and related deferred income tax effects, if the respective book value does not approximate estimated fair value.

In the event that final valuations determine that other material amortizable intangible assets exist, actual amortization could significantly differ from the amounts presented in the unaudited pro forma combined statements of income. In addition, the values estimated for held-to-maturity securities, loans held for investment, interest-bearing deposits and borrowings and their related amortization of the fair value adjustments could differ materially from their final appraised values.

Note 3—Pro Forma Adjustments

(A) Represents the amortization of fair value adjustments to acquired loan portfolios based on an analysis of cash flows at the loans’ stated interest rates and the estimated effective rates at the date of each acquisition. The difference between the acquired book value and the estimated fair value was amortized using an average estimated life of four years.

(B) Represents the amortization of fair value adjustments to time deposits and borrowings based on an analysis of cash flows at stated interest rates and the estimated effective rates at the date of each acquisition. The difference between the acquired book value and the estimated fair value was amortized based on the remaining maturities of the acquired time deposits and borrowings.

(C) Represents the amortization of the core deposit intangibles resulting from the acquisitions in other operating expenses based on estimated remaining lives, which ranged from 3 to 15 years.

(D) Represents the impact of income taxes associated with the pro forma adjustments to operating results using an estimated effective tax rate of 38%.

CENTENNIAL BANK HOLDINGS, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS—(Continued)

(E) Represents the estimated purchase accounting adjustments to the loan portfolio of First MainStreet based on the difference between the book balance of $244,603,000 and estimated fair value at December 31, 2004 of $244,884,000.

(F) Represents the estimated core deposit intangible to be recognized as a result of the acquisition of First MainStreet, estimated at 2% of December 31, 2004 noninterest bearing deposits and savings deposits.

(G) Represents the estimated goodwill to be recognized as a result of the acquisition of First MainStreet. Goodwill was estimated as follows:

(Dollars in thousands)
Stock consideration	$105,041
Acquisition costs (professional fees)	130

Total purchase price	105,171
Estimated fair value of assets acquired	52,961

Estimated goodwill	52,210
Write off First MainStreet historical goodwill	(2,934)

Pro forma goodwill adjustment	$49,276

(H) Represents adjustment to deferred tax accounts for the estimated impact resulting from the acquisitions, assuming an effective tax rate of 38%.

(I) Represents elimination of First MainStreet’s stockholders’ equity.

(J) Represents the expected issuance of 10,003,870 shares of common stock with an estimated value of $10.50 per share in connection with the acquisition of First MainStreet.

(K) Represents accrual of $130,000 for the estimated professional fees associated with the acquisition of First MainStreet that qualify as acquisition costs. The following table includes the aggregate costs, excluding merger consideration, incurred or estimates thereof expected to be incurred in connection with our acquisitions. In accordance with FASB Statement No. 141, Business Combinations, and EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination, certain acquisition-related costs are required to be included in the cost of the acquired entity, and therefore are reflected in total goodwill, while other costs will be capitalized or charged to expense based on their specific nature and timing:

	Predecessor			Guaranty			First MainStreet
Nonrecurring Expense/Charge	Amount	Period		Amount	Period		Amount	Period
Professional fees	$1,780,000	2004	(a)	$3,198,000	2004	(a)	$175,000	2005	(c)
Employee severance and retention costs	685,000	2004	(a)	4,479,000	2005	(b)	1,025,000	2005/2006	(c)
Change-in-control payments	—			2,694,000	2005	(a)	—
Non-compete agreements	—			3,606,000	2004	(a)	—
Other	425,000	2005	(c)	442,000	2005	(b)	200,000	2005	(c)

Total	$2,890,000			$14,419,000			$1,400,000

Estimated tax benefit	$1,098,000			$2,894,000			$532,000

CENTENNIAL BANK HOLDINGS, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS—(Continued)

(a)	Costs have been incurred and are reflected in the 2004 financial statements used in the preparation of the 2004 pro forma combined financial statements.
(b)	Costs have been incurred and are reflected in the financial statements used in the preparation of the pro forma combined financial statements at or for the six months ended June 30, 2005.
(c)	Costs are expected to be incurred after June 30, 2005 and are not reflected in the pro forma financial statements.

Note 4—Amortization of Purchase Accounting Entries

The fair value adjustments related to the core deposit intangible and time deposits will result in a greater impact on earnings (losses) in periods immediately subsequent to the acquisition as a result of accelerated amortization. The following table reflects the estimated future amortization on the core deposit intangible assets and time deposit premiums and includes actual amortization we expect to incur in 2005 and future years for acquisitions closed in 2004 and estimated amortization in 2005 and future years as if the acquisition of First MainStreet had closed in 2004:

Year Ending December 31,	Pro Forma Core Deposit Intangible Asset	Pro Forma Time Deposit Premiums
	(in thousands)
2005	$11,535	$2,714
2006	9,976	213
2007	8,352	—
2008	6,425	—
2009	5,315	—
Thereafter	12,841	—

Totals	$54,444	$2,927

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS —

CENTENNIAL BANK HOLDINGS, INC.

You should read the following discussion and analysis of our financial condition and results of operations together with “Selected Consolidated Financial and Other Data” and our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis may contain forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a bank holding company providing banking and other financial services throughout our targeted Colorado markets to consumers and to small and medium-sized businesses, including the owners and employees of those businesses. We offer an array of banking products and services to the communities we serve, including accepting time and demand deposits, originating commercial loans, real estate loans, including construction loans and mortgage loans, Small Business Administration guaranteed loans and consumer loans. We derive our income primarily from interest received on real estate-related loans, commercial loans and leases and consumer loans and, to a lesser extent, fees from the sale or referral of loans, interest on investment securities and fees received in connection with servicing loan and deposit accounts. Our major operating expenses are the interest we pay on deposits and borrowings and general operating expenses. We rely primarily on locally generated deposits to provide us with funds for making loans.

We are subject to competition from other financial institutions and our operating results, like those of other financial institutions operating exclusively or primarily in Colorado, are significantly influenced by economic conditions in Colorado, including the strength of the real estate market. In addition, both the fiscal and regulatory policies of the federal government and regulatory authorities that govern financial institutions and market interest rates also impact our financial condition, results of operations and cash flows.

Recent Developments

On March 3, 2004, we were incorporated in Delaware under the name Centennial C Corp. On July 16, 2004, in a cash purchase funded by the proceeds of our sale of 18,500,000 shares of our common stock, we acquired our predecessor and changed our name to Centennial Bank Holdings, Inc. On December 31, 2004, we acquired Guaranty Corporation, a bank holding company and a Colorado corporation, which operated 18 branches in Colorado through its three banking subsidiaries. The acquisitions were accounted for using the purchase method of accounting. Centennial’s financial statements as of and for the year ended December 31, 2004 present the consolidated financial position of Centennial at December 31, 2004, which includes Guaranty, and the results of operations of the predecessor from January 1, 2004 through July 16, 2004 and the successor from July 17, 2004 through December 31, 2004. With respect to the year ended December 31, 2004 in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, we present results for our predecessor for the period January 1, 2004 through July 16, 2004, for Centennial (successor) for the period July 17, 2004 through December 31, 2004, and for the year ended December 31, 2004, combined results of operations of Centennial (successor) and our predecessor. We believe that presenting combined results of operations information for the year ended December 31, 2004 is helpful to our investors. In light of the continuity of management from our predecessor to our successor, the information for the year ended December 31, 2004 was combined in a manner similar to entities under common control. The information presented in this Management’s Discussion and Analysis of Financial Condition and Results of Operations for the six months ended June 30, 2004 and at and for the years ended December 31, 2003 and 2002 represents the financial condition and operating results of our predecessor.

Critical Accounting Policies

Our accounting policies are integral to understanding the financial results reported. Our most complex accounting policies require management’s judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. We have established detailed policies and control procedures that are intended to ensure valuation methods are well controlled and consistently applied from period to period. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. The following is a brief description of our current accounting policies that we believe are critical and involve significant management judgment.

Allowance for Loan Losses

The loan portfolio is the largest category of assets on our balance sheets. We determine probable losses inherent in our loan portfolio and establish an allowance for those losses by considering factors including historical loss rates, expected cash flows and estimated collateral values. In assessing these factors, we use organizational history and experience with credit decisions and related outcomes. The allowance for loan losses represents our best estimate of losses inherent in the existing loan portfolio. The allowance for loan losses is increased by the provision for loan losses charged to expense and reduced by loans charged off, net of recoveries. We evaluate our allowance for loan losses monthly. If our underlying assumptions later prove to be inaccurate based on subsequent loss evaluations, the allowance for loan losses is adjusted.

We estimate the appropriate level of allowance for loan losses by separately evaluating impaired and nonimpaired loans. A specific allowance is assigned to an impaired loan when expected cash flows or collateral do not justify the carrying amount of the loan. The methodology used to assign an allowance to a nonimpaired loan is much more subjective. Generally, the allowance assigned to nonimpaired loans is determined by applying historical loss rates to existing loans with similar risk characteristics and by exercising judgment to assess the impact of factors such as changes in economic conditions, changes in credit policies or underwriting standards, and changes in the level of credit risk associated with specific industries and markets. Because the economic and business climate in any given industry or market, and its impact on any given borrower, can change rapidly, the risk profile of the loan portfolio is continually assessed and adjusted when appropriate. Notwithstanding these procedures, there still exists the possibility that our assessment could prove to be significantly incorrect and that an immediate adjustment to the allowance for loan losses would be required.

We estimate the appropriate level of loan loss allowance by conducting a detailed review of a significant number of much smaller portfolio segments that comprise the consumer and commercial loan portfolios. We segment the loan portfolio into as many components as practical. Each component would normally have similar characteristics, such as risk classification, past due status, type of loan, industry or collateral. The risk profile of certain segments of the loan portfolio may be improving, while the risk profile of others may be deteriorating. As a result, changes in the appropriate level of the allowance for different segments may offset one another. Adjustments to the allowance represent the impact from the analysis of all loan segments.

Investment in Debt and Equity Securities

We classify our investments in debt and equity securities as either held-to-maturity or available-for-sale in accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Securities classified as held-to-maturity are recorded at cost or amortized cost. Available-for-sale securities are carried at fair value. Fair value calculations are based on quoted market prices when such prices are available. If quoted market prices are not available, estimates of fair value are computed using a variety of techniques, including extrapolation from the quoted prices of similar instruments or recent trades for thinly traded securities, fundamental analysis, or through obtaining purchase quotes. Due to the subjective nature of the valuation process, it is possible that the actual fair values of these investments could differ from the estimated amounts, thereby affecting our financial position and results of operations. If the estimated value of investments is less than the cost or amortized cost, we evaluate whether an event or change in circumstances has occurred that may have a significant adverse effect on the fair value of the investment. If such an event or change has occurred and we determine that the impairment is other-than-temporary, we expense the impairment of the investment in the period in which the event or change occurred.

Deferred Income Taxes

Deferred income taxes reflect the estimated future tax effects of temporary differences between the reported amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. We use an estimate of future earnings to support our position that the benefit of our deferred tax assets will be realized. If future income should prove non-existent or less than the amount of the deferred tax assets within the tax years to which they may be applied, the asset may not be realized and our net income will be reduced.

Impairment of Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired. Goodwill is evaluated for impairment annually, unless there are factors present that may be indicative of a potential impairment, in which case, a goodwill impairment test is performed more frequently than annually. The first step in testing for impairment is to determine the fair value of each reporting unit. If the carrying amount of any reporting unit exceeds its fair value, an impairment to goodwill is recorded. The evaluation of goodwill involves estimations of discount rates, the timing of projected future cash flows, and utilization of market based valuation techniques. The assumptions used in the evaluation of goodwill are subject to change with changes in economic conditions and other factors. Changes in assumptions used to evaluate this intangible asset affect its value and could have a material adverse impact on our results of operations.

Purchase Accounting

In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations (SFAS No. 141), and SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies that intangible assets acquired in a purchase method business combination must meet certain criteria to be recognized and reported apart from goodwill. In connection with our mergers and acquisitions, we estimate the fair value of assets and liabilities as required, including intangible assets, based on various methods, including market prices, discounted cash flows, and other present value valuation techniques. The valuation methods we use may require the management to make numerous estimates and assumptions.

This discussion has highlighted those accounting policies that we consider to be critical to our financial reporting process. However, all the accounting policies are important, and therefore you are encouraged to review each of the policies included in Note 2 to our consolidated financial statements to gain a better understanding of how our financial performance is measured and reported.

Recent Accounting Pronouncements

SFAS No. 123 (Revised 2004) Share-Based Payment

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment. This statement is a revision of FASB Statement No. 123 and supersedes APB Opinion No. 25 Accounting for Stock Options Issued to Employees. SFAS No. 123 (Revised 2004) requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the instruments. The cost will be recognized over the period during which an employee is required to provide service in exchange for the award. This statement is effective for the first reporting period of a company’s first fiscal year beginning after June 15, 2005. As a result, we will apply FAS 123 beginning in the first quarter of 2006. We had accounted for equity interest issued in exchange for employee services using the intrinsic value method, which generally resulted in recognition of no compensation cost, because options to acquire equity interest were granted at estimated fair value.

EITF Issue No. 03-1

In March 2004, the Emerging Issues Task Force Issue No. 03-1, The Meaning of Other-than-Temporary Impairment and Its Application to Certain Investments (EITF 03-1), was issued. EITF 03-1 provides guidance for determining the meaning of other-than-temporarily impaired and its application to certain debt and equity securities within the scope of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities and investments accounted for under the cost method. The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other-than-temporarily impaired unless it can be asserted and demonstrated that we have the intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment, which might mean to maturity. EITF 03-1 also requires disclosures assessing the ability and intent to hold investments in instances in which an investor determines that an investment with a fair value less than cost is not other-than-temporarily impaired. In September 2004, the FASB delayed the effective date for the measurement and recognition guidance contained in EITF 03-1, but the disclosure guidance was not delayed. We are continuing to assess the impact of this EITF, but do not expect the implementation to have a significant impact on the consolidated financial statements. The disclosure required by EITF 03-1 is included in the notes to our consolidated financial statements.

SOP 03-3

In December 2003, AcSEC issued SOP 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004, with early adoption encouraged. The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes loans acquired in business combinations and applies to all nongovernmental entities, including not-for-profit organizations. We will adopt the SOP provisions for transactions subject to this SOP.

Results of Operations

The following table summarizes certain key financial results for us for the periods indicated.

	Six Months Ended June 30,				For the Period July 17, 2004 to December 31, 2004		For the Period January 1, 2004 to July 16, 2004		Year Ended December 31,
			Predecessor		Successor		Predecessor		Combined Predecessor and Successor		Predecessor
	2005		2004						2004		2003	2002
Net income, in thousands	$4,687		$3,079		$3,796		$(1,084)		$2,712		$6,905	$5,022
Earnings per share, basic	$0.09		$1.98		$0.20		$(0.70)		$0.14	(a)	$4.45	$3.22
Earnings per share, diluted	$0.09		$1.95		$0.20		$(0.70)		$0.14	(a)	$4.37	$3.16
Return on average assets	0.46	%(d)	0.88	%(d)	0.97	%(d)	0.29	%(d)	0.36	%(b)	0.96%	0.69%
Return on average stockholders’ equity	2.13	%(d)	9.87	%(d)	7.97	%(d)	3.28	%(d)	2.26	%(c)	11.86%	9.19%

(a)	Represents combined net income of Predecessor and Successor divided by Successor weighted average basic or diluted shares outstanding.
(b)	Represents Predecessor and Successor combined net income divided by Successor average assets.
(c)	Represents Predecessor and Successor combined net income divided by Successor average stockholders’ equity.
(d)	Returns have been annualized.

Financial Overview for the Six Months Ended June 30, 2005 and 2004

Our consolidated financial statements include our accounts and the accounts of our wholly owned subsidiary banks. All significant inter-company accounts and transactions have been eliminated in consolidation.

	Six Months Ended June 30,		Change— Favorable (Unfavorable)
		Predecessor
	2005	2004
	(In thousands)
Consolidated Statement of Income Data:
Interest income	$62,411	$21,122	$41,289
Interest expense	11,213	6,272	4,941

Net interest income	51,198	14,850	36,348
Provision for loan losses	1,700	1,000	700

Net interest income after provision for loan losses	49,498	13,850	35,648
Noninterest income	4,917	2,017	2,900
Noninterest expense	46,200	11,089	35,111

Income before income taxes	8,215	4,778	3,437
Income tax expense	2,734	1,699	(1,035)

Net income from continuing operations	5,481	3,079	2,402
Loss from discontinued operations	(794)	—	(794)

Net income	$4,687	$3,079	$1,608

Share Data:
Basic earnings per share	$0.09	$1.98	$(1.89)
Diluted earnings per share	$0.09	$1.95	$(1.86)

Net income increased $1.6 million from $3.1 million for the six months ended June 30, 2004 to $4.7 million for the six months ended June 30, 2005. Excluding the net income of approximately $4.5 million generated by the subsidiary banks acquired from Guaranty, net income decreased 69.5% to $1.0 million for the six months ended June 30, 2005 from $3.1 million for the six months ended June 30, 2004. Our return on average assets was 0.5% and return on average stockholders’ equity was 2.1% for the six months ended June 30, 2005, compared to 0.9% and 9.9% for the six months ended June 30, 2004. During the six months ended June 30, 2005, we experienced a loss from discontinued operations of $.8 million, which represents the difference between the expected net proceeds from the sale of our Collegiate Peaks Bank subsidiary and the amount estimated as its value at December 31, 2004.

Net interest income increased $36.3 million from $14.9 million for the six months ended June 30, 2004 to $51.2 million for the six months ended June 30, 2005. Excluding the net interest income of $34.7 million generated by the subsidiary banks we acquired from Guaranty, net interest income increased to $16.5 million from $14.9 million but was more than offset by an increase of $0.7 million in provision for loan losses and an increase of $4.2 million in noninterest expense. Interest income increased $41.3 million from $21.1 million for the six months ended June 30, 2004 to $62.4 million for the six months ended June 30, 2005. Interest expense increased $4.9 million from $6.3 million for the six months ended June 30, 2004 to $11.2 million for the six months ended June 30, 2005. Excluding the interest income and interest expense of the subsidiary banks we acquired from Guaranty, we experienced an increase in interest income of $0.6 million to $21.8 million for the first six months of 2005 and a decrease in interest expense of $1.0 million to $5.3 million for the first six months of 2005. The single largest cause of the increase in interest income is the result of an increased real estate loan portfolio balances during the first six months of 2005 compared to the first six months of 2004. Our decrease in interest expense is primarily due to the accretion of $0.8 million during the first six months of 2005 of fair value adjustments on CDs that resulted from the acquisition of our predecessor completed in the third quarter of 2004. No such accretion took place in the first six months of 2004. The net impact of the increase in our interest income and interest expense excluding the effect of the Guaranty acquisition is a $1.6 million increase from the first six months of 2004. The charge-off of a large loan in the first six months of 2005 was the primary reason for the $0.7 million increase in our provision for loan loss to $1.7 million for the first six months of 2005 from $1.0 million for the first six months of 2004. Additional information on the provision for loan losses is provided below under “—Provision for Loan Losses” and “—Allowance for Loan Losses.”

Net Interest Income and Net Interest Margin

Net interest income increased $36.3 million from $14.9 million for the six months ended June 30, 2004 to $51.2 million for the six months ended June 30, 2005. Interest income increased $41.3 million from $21.1 million for the six months ended June 30, 2004 to $62.4 million for the six months ended June 30, 2005. Interest expense increased $4.9 million from $6.3 million for the six months ended June 30, 2004 to $11.2 million for the six months ended June 30, 2005. Excluding the net interest income of $34.7 million generated by the subsidiary banks we acquired from Guaranty, net interest income increased $1.6 million from $14.9 million. Excluding the interest income and interest expense of the subsidiary banks we acquired from Guaranty, total interest income increased $0.6 million to $21.8 million for the six months ended June 30, 2005 and total interest expense decreased $1.0 million to $5.3 million for the six months ended June 30, 2005. The $0.9 million decrease in interest expense is primarily due to the accretion of $0.9 million during the first six months of 2005 of fair value adjustments on CDs that resulted from the acquisition of our predecessor completed in the third quarter of 2004. Zero similar accretion was recorded in the first six months of 2004. Average interest-earning assets increased $1,177.1 million from $657.5 million for the six months ended June 30, 2004 to $1,834.6 million for the six months ended June 30, 2005. Excluding the average balances of interest-earning assets of the subsidiary banks we acquired from Guaranty, average interest-earning assets increased to $659.9 million for the first two quarters of 2005 from $657.5 million for the first two quarters of 2004.

Average yield on interest-earning assets increased from 6.5% for the six months ended June 30, 2004 to 6.9% for the six months ended June 30, 2005. Excluding the average yield on interest-earning assets of the subsidiary banks we acquired from Guaranty, the average yield on our interest-earning assets still increased to 6.9% for the six months ended June 30, 2005 from 6.5% for the six months ended June 30, 2004. The majority of the increase in the average yield on our total interest earning assets resulted from an increase in the average yields on our loan portfolio.

Interest expense on our interest-bearing liabilities decreased from 2.2% for the six months ended June 30, 2004 to 1.7% for the six months ended June 30, 2005. Excluding the interest expense on our interest-bearing liabilities of the subsidiary banks we acquired from Guaranty, the interest expense on our average interest-bearing liabilities decreased to 2.1% for the first half of 2005 from 2.2% for the first half of 2004. The ratio of average noninterest-bearing deposits to average total deposits increased from 12.4% for the six months ended June 30, 2004 to 29.3% for the six months ended June 30, 2005. Excluding the average noninterest-bearing deposits and average total deposits of the subsidiary banks we acquired from Guaranty, the ratio of average noninterest-bearing deposits to average total deposits increased during the first six months of 2005 to 15.6% from 12.4% for the first six months of 2004. The ratio of savings accounts to average total deposits increased from 4.5% for the six months ended June 30, 2004 to 5.2% for the six months ended June 30, 2005, excluding the deposit accounts of the subsidiary banks we acquired from Guaranty. Lower cost deposit accounts increased to 9.3% for the six months ended June 30, 2005 from 8.3% for the six months ended June 30, 2004, excluding the deposit accounts of the subsidiary banks we acquired from Guaranty.

Our net interest margin increased from 4.5% for the six months ended June 30, 2004 to 5.6% for the six months ended June 30, 2005. Excluding the net interest income, average interest-earning and average interest-bearing liabilities of the subsidiary banks we acquired from Guaranty, our net interest income increased to 5.0% for the six months ended June 30, 2005 from 4.5% for the six months ended June 30, 2004 as a result of the factor discussed above.

The following tables present for the periods indicated, average assets, liabilities and stockholders’ equity, as well as the net interest income from average interest-earning assets and the resultant yields expressed in percentages. Non-accrual loans are included in the calculation of average loans and leases while non-accrued interest thereon is excluded from the computation of yields earned.

	Six Months Ended June 30, 2005			Six Months Ended June 30, 2004
	Average Balance	Interest Income or Expense	Average Yield or Cost	Average Balance	Interest Income or Expense	Average Yield or Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets:
Loans held for investment(1)(2)(3)	$1,662,796	$59,082	7.17%	$621,294	$20,528	6.64%
Investments:
Taxable(1)	89,578	1,396	3.14%	31,483	442	2.82%
Tax-exempt(4)	41,937	1,082	5.20%	448	10	4.49%
Equity securities	13,086	322	4.96%	4,108	135	6.61%
Other earning assets	27,238	529	3.92%	208	7	6.77%

Total interest earning assets	1,834,635	62,411	6.86%	657,541	21,122	6.46%
Non-earning assets:
Cash and due from banks	54,520			19,277
Other assets	513,961			24,401

Total assets	$2,403,116			$701,219

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$116,553	$197	0.34%	$45,960	$61	0.27%
Money market	522,544	3,692	1.42%	112,997	613	1.09%
Savings	81,860	286	0.70%	25,328	61	0.48%
Time certificates of deposit	437,401	4,218	1.94%	303,398	4,212	2.79%

Total interest-bearing deposits	1,158,358	8,393	1.46%	487,683	4,947	2.04%
Borrowings:
Repurchase agreements	29,861	360	2.43%	9,128	34	0.75%
Federal funds purchased	5,275	84	3.21%	2,132	12	1.13%
Subordinated debentures	41,845	1,145	5.52%	30,929	961	6.25%
Borrowings	75,763	1,231	3.28%	36,147	318	1.77%

Total interest-bearing liabilities	1,311,102	11,213	1.72%	566,019	6,272	2.23%
Noninterest-bearing liabilities:
Demand deposits	479,144			69,017
Other liabilities	94,827			3,474

Total liabilities	1,885,073			638,510
Stockholders’ equity	518,043			62,709

Total liabilities and stockholders’ equity	$2,403,116			$701,219

Net interest income		$51,198			$14,850

Net interest margin			5.63%			4.54%

(1)	Yields on loans and securities have not been adjusted to a tax-equivalent basis because the impact is not material.
(2)	Includes average non-accrual loans of $10.5 million and $18.9 million for the six months ended June 30, 2005 and 2004, respectively.
(3)	Net loan fees of $4.1 million and $2.0 million for the six months ended June 30, 2005 and 2004, respectively, are included in the yield computation.
(4)	Includes Bankers Bank of the West stock, Federal Agricultural Mortgage Corporation (Farmer Mac) stock, Federal Reserve Bank stock and Federal Home Loan Bank stock.

The following table presents the dollar amount of changes in interest income and interest expense for the major categories of our interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	Six Months Ended June 30, 2005 Compared to Six Months Ended June 30, 2004
	Net Change	Rate	Volume
	(In thousands)
Interest income:
Loans held for investment	$38,554	$1,723	$36,831
Investments:
Taxable	954	55	899
Tax-exempt	1,072	2	1,070
Equity securities	187	19	168
Due from banks	410	2	408
Other earning assets	112	—	112

Total interest income	41,289	1,801	39,488
Interest expense:
Deposits:
Interest-bearing demand	136	21	115
Money market	3,079	240	2,839
Savings	225	38	187
Time certificates of deposit	6	2	4
Repurchase agreements	326	162	164
Federal funds purchased	72	40	32
Subordinated debentures	184	46	138
Borrowings	913	399	514

Total interest expense	4,941	948	3,993

Net interest income	$36,348	$853	$35,495

Provision for Loan Losses

The provision for loan losses represents a charge against earnings. The provision is that amount required to maintain the allowance for loan losses at a level that in our judgment, is adequate to absorb loan losses inherent in the loan portfolio. In periods when an existing allowance for loan losses is determined to exceed the amount required, the allowance for loan losses is reduced, which decreases the charge to earnings through the provision for loan losses. When an existing allowance for loan losses is deemed to be understated, an additional provision is recorded, resulting in an additional charge to earnings through the provision for loan losses.

We recorded a charge to earnings through the provision for loan losses of $1.7 million for the six months ended June 30, 2005 and $1.0 million for the six months ended June 30, 2004. The primary reason for the increase in our provision of $0.7 million was the deterioration of several large commercial loans during the first six months of 2005. The provisions for loan losses for the six months ended June 30, 2005 and 2004 do not include a provision related to banks acquired from Guaranty. Our net loan charge-offs were $1.2 million for the six months ended June 30, 2005 compared to $1.4 million for the six months ended June 30, 2004.

Noninterest Income

The following table presents the major categories of noninterest income:

	Six Months Ended June 30,
	2005	2004
	(In thousands)
Customer service and other fees	$3,922	$2,036
Net gain (loss) on sale of securities	9	(66)
Gain (loss) on sale of assets	341	26
Gain on sale of loans	627	—
Other	18	20

Total noninterest income	$4,917	$2,016

Total noninterest income increased $2.9 million from $2.0 million for the first six months ended June 30, 2004 to $4.9 million in the first six months ended June 30, 2005. Excluding the noninterest income of $3.0 million of the subsidiary banks we acquired from Guaranty, noninterest income decreased $0.1 million from $2.0 million for the first six months of 2004 to $1.9 million for the first six months of 2005. The largest factor contributing to this decrease in noninterest income is a reduction in service fees received from customers during the first six months of 2005, as compared to the first six month of 2004.

Noninterest Expense

The following table presents, for the periods indicated, our major categories of noninterest expense:

	Six Months Ended June 30,
	2005	2004
	(In thousands)
Salaries and employee benefits	$20,396	$5,633
Occupancy	3,288	1,098
Furniture and equipment	1,666	613
Amortization	6,189	—
Professional services	2,480	235
Merger and acquisition	5,448	—
Other	6,733	3,509

Total noninterest expense	$46,200	$11,088

Total noninterest expense increased $35.1 million from $11.1 million for the six months ended June 30, 2004 to $46.2 million for the six months ended June 30, 2005. Excluding the noninterest expense of $30.9 million of the subsidiary banks we acquired from Guaranty, noninterest expense increased $4.2 million from $11.1 million for the six months ended June 30, 2004 to $15.3 million for the six months ended June 30, 2005. In addition to the Guaranty acquisition, several factors contributed to the $4.2 million increase in noninterest expense. Professional services expenses increased $2.2 million due to a change in external auditors, the outsourcing of our internal audit functions, the outsourcing of loan review services, and the initiation of the process of complying with the Sarbanes-Oxley Act. In addition, merger related expenses increased $0.9 million from zero for the first six months of 2004 to $0.9 million for the six months ended June 30, 2005. Also, amortization expense increased $0.8 million from zero for the six months ended June 30, 2004 to $0.8 million for the six months ended June 30, 2005 due to the amortization of core deposit intangible resulting from the acquisition of our predecessor in the third quarter of 2004.

Provision for Income Taxes

We recorded tax provisions of $2.7 million and $1.7 million, with effective income tax rates of 33% and 36% for the six months ended June 30, 2005 and 2004, respectively.

Financial Overview for the Years Ended December 31, 2004, 2003 and 2002

Our consolidated financial statements include our accounts and the accounts of our wholly owned subsidiary banks. All significant inter-company accounts and transactions have been eliminated in consolidation.

	Successor	Predecessor	For the Year Ended December 31,
	For the Period July 17, 2004 to December 31, 2004	For the Period January 1, 2004 to July 16, 2004	Combined Predecessor and Successor		Predecessor		Change—Favorable (Unfavorable)
			2004		2003	2002	2004 v 2003	2003 v 2002
	(In thousands, except share, per share and percentage data)
Consolidated Statement of Income Data:
Interest income	$19,052	$22,912	$41,964		$46,100	$51,179	$(4,136)	$(5,079)
Interest expense	3,762	6,797	10,559		16,605	20,990	6,046	4,385

Net interest income	15,290	16,115	31,405		29,495	30,189	1,910	(694)
Provision for loan losses	—	4,700	4,700		900	3,950	(3,800)	3,050

Net interest income after provision for loan losses	15,290	11,415	26,705		28,595	26,239	(1,890)	2,356
Noninterest income	1,784	2,426	4,210		4,589	3,589	(379)	1,000
Noninterest expense	10,947	14,514	25,461		22,048	21,724	(3,413)	(324)

Income (loss) before income taxes	6,127	(673)	5,454		11,136	8,104	(5,682)	3,032
Income tax expense	2,331	411	2,742		4,231	3,082	1,489	(1,149)

Net income (loss)	$3,796	$(1,084)	$2,712		$6,905	$5,022	$(4,193)	$1,883

Share Data:
Basic earnings (loss) per share	$0.20	$(0.70)	$0.14	(a)	$4.45	$3.22	$(4.31)	$1.23
Diluted earnings (loss) per share	$0.20	$(0.70)	$0.14	(a)	$4.37	$3.16	$(4.23)	$1.21

(a)	Represents combined net income of Predecessor and Successor divided by Successor weighted average basic or diluted shares outstanding.

We experienced net income of $3.8 million subsequent to the acquisition of our predecessor compared to a $1.1 million net loss incurred by our predecessor through July 16, 2004. The net loss incurred by our predecessor was primarily caused by a charge to our loan loss provision, which is discussed below under “Provision for Loan Losses,” and acquisition costs.

Combined 2004 Compared to 2003

Net income decreased 60.7% to $2.7 million for the year ended December 31, 2004 from $6.9 million for the year ended December 31, 2003. Our return on average assets was 0.4% and return on average stockholders’ equity was 2.3% for the year ended December 31, 2004, compared to 1.0% and 11.9% for the year ended December 31, 2003.

Our net interest income increased to $31.4 million from $29.5 million, but was offset by an increase of $3.8 million in the provision for loan losses and an increase of $3.4 million in noninterest expenses, leading to a decrease in net income of $4.2 million. We experienced a decrease in both interest income and interest expense due to continued low interest rates during 2004. We experienced a greater proportional reduction in our interest expense as compared to our interest income, resulting in an increase of $1.9 million in net interest income from

2003. Deterioration in the quality of several significant loans in 2004 required an increase in our allowance for loan loss, resulting in the $3.8 million increase in the provision for loan losses. Additional information on the provision for loan losses is provided below under “—Provision for Loan Losses” and “—Allowance for Loan Losses.”

2003 Compared to 2002

Net income increased 37.5% to $6.9 million, or $4.37 per diluted share, for the year ended December 31, 2003, from $5.0 million, or $3.16 per diluted share, for the year ended December 31, 2002. Our return on average assets was 1.0% and return on average stockholders’ equity was 11.9% for the year ended December 31, 2003, compared to 0.7% and 9.2% for the year ended December 31, 2002.

The primary factor in the net income improvement in 2003 from 2002 was the decrease of $3.1 million in the provision for loan losses. The provision for loan losses decrease was due to a management decision to eliminate certain portions of the loan portfolio that carried significant risk without a corresponding yield increase. Additional information on the provision for loan losses is provided below under “—Provision for Loan Losses” and “—Allowance for Loan Losses.”

Net Interest Income and Net Interest Margin

Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

Combined 2004 Compared to 2003

Our net interest income for 2004 increased $1.9 million, or 6.5%, compared to 2003. This increase resulted from a reduction of $4.1 million in interest income and a greater decrease of $6.0 million in interest expense. Total interest income and expense both decreased as a result of ongoing declines in interest rates throughout much of 2004. Average interest-earning assets decreased to $657.5 million during 2004 as compared to $679.6 million during 2003.

The average yield on our interest-earning assets fell to 6.4% in 2004 from 6.8% in 2003. The decrease in the average yield on our interest-earning assets resulted from a general decline in all interest rates. Despite this decline, the yield on the portfolio increased 21 basis points from 2003 to 2004.

The cost of our average interest-bearing liabilities decreased to 1.9% in 2004 from 2.9% in 2003. In addition to broad declines in the average rates paid on deposit balances, the ratio of average noninterest-bearing deposits to average total deposits increased during 2004 to 16.3% from 12.3% during 2003. Average time certificates of deposit as a percentage of average total deposits decreased to 49.7% in 2004 from 57.8% in 2003. The cost of the time deposits is mostly attributable to the decrease in interest rates rather than a decrease in volume. In addition, lower-cost savings accounts increased to 4.7% of average total deposits during 2004 from 4.0% in 2003. The cost of deposits and other borrowings, exclusive of subordinated debentures, decreased to 1.7% in 2004 from 2.6% in 2003.

As a result of the above factors, our net interest margin increased to 4.41% in 2004 from 3.93% in 2003.

2003 Compared to 2002

Our net interest income for 2003 decreased by $0.7 million, or 2.3%, compared to 2002. This decrease is due to a decrease in interest income of $5.1 million largely offset by a similar decrease in interest expense of $4.4 million. The decrease in both interest income and interest expense is primarily attributable to the decrease in interest rates from 2002 to 2003 rather than a decrease in volume. The average earning assets balance in 2003 decreased by $4.9 million and the average interest bearing liabilities decreased by $9.2 million.

The average yield on interest-earning assets declined to 6.8% in 2003 from 7.5% in 2002. The decrease was due to a general decline in the interest rates for that period. Although the average balance of investment securities (taxable and tax-exempt) increased from 2002 to 2003 by $3.3 million, the average yield decreased by 1.6%, attributable primarily to the decrease in interest rates from 2002 to 2003.

The cost of our average interest-bearing liabilities decreased to 2.9% in 2003 from 3.5% in 2002. In addition to a decline in the average rates paid on deposit balances, there was a shift in average interest-bearing deposits from higher paying time certificates of deposit to lower cost interest-bearing deposits. The average balance on time certificate of deposits decreased from 2003 to 2002 by $24.8 million, while interest-bearing demand, money market, and savings account average balances all increased in total by $24.0 million from 2002 to 2003, which in part resulted in lower interest expense for 2003 on interest-bearing deposits.

As a result of the above factors, our net interest margin decreased to 3.93% in 2003 from 3.94% in 2002.

The following tables present for the years indicated, average assets, liabilities and stockholders’ equity, as well as the net interest income from average interest-earning assets and the resultant yields expressed in percentages. Non-accrual loans are included in the calculation of average loans and leases while non-accrued interest thereon, is excluded from the computation of yields earned.

	Year Ended December 31, 2004			Year Ended December 31, 2003
	Combined Predecessor and Successor			Predecessor
	Average Balance	Interest Income or Expense	Average Yield or Cost	Average Balance	Interest Income or Expense	Average Yield or Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets:
Loans held for investment(1)(2)(3)	$613,643	$40,580	6.61%	$651,034	$45,173	6.94%
Investments:
Taxable(1)	31,203	961	3.08%	26,089	858	3.29%
Tax-exempt(4)	415	16	3.86%	705	53	7.52%
Equity securities	5,519	256	4.64%	—	—	0.00%
Other earning assets	6,705	151	2.25%	1,734	16	0.92%

Total interest earning assets	657,485	41,964	6.38%	679,562	46,100	6.78%
Non-earning assets:
Cash and due from banks	19,998			19,328
Other assets	74,820			20,609

Total assets	$752,303			$719,499

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$49,068	$125	0.25%	$43,788	$155	0.35%
Money market	118,677	1,273	1.07%	115,349	1,706	1.48%
Savings	26,283	128	0.49%	24,532	152	0.62%
Time certificates of deposit	282,774	6,456	2.28%	353,580	12,367	3.50%

Total interest-bearing deposits	476,802	7,982	1.67%	537,249	14,380	2.68%
Borrowings:
Repurchase agreements	14,993	190	1.27%	8,705	78	0.90%
Federal funds purchased	1,197	15	1.25%	1,438	18	1.25%
Subordinated debentures	27,591	1,764	6.39%	16,470	1,720	10.44%
Borrowings	15,000	608	4.05%	19,586	409	2.09%

Total interest-bearing liabilities	535,583	10,559	1.97%	583,448	16,605	2.85%
Noninterest-bearing liabilities:
Demand deposits	92,525			75,008
Other liabilities	2,758			2,816

Total liabilities	630,866			661,272
Stockholders’ equity	121,437			58,227

Total liabilities and stockholders’ equity	$752,303			$719,499

Net interest income		$31,405			$29,495

Net interest margin			4.41%			3.93%

(1)	Yields on loans and securities have not been adjusted to a tax-equivalent basis because the impact is not material.
(2)	Includes average non-accrual loans of $14.3 million and $15.3 million for the years ended December 31, 2004 and 2003, respectively.
(3)	Net loan fees of $3.9 million and $4.7 million for the years ended December 31, 2004 and 2003, respectively, are included in the yield computation.
(4)	Includes Bankers Bank of the West stock, Federal Agricultural Mortgage Corporation (Farmer Mac) stock, Federal Reserve Bank stock and Federal Home Loan Bank stock.

	Year Ended December 31, 2003			Year Ended December 31, 2002
	Predecessor			Predecessor
	Average Balance	Interest Income or Expense	Average Yield or Cost	Average Balance	Interest Income or Expense	Average Yield or Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets:
Loans held for investment(1)(2)(3)	$651,034	$45,173	6.94%	$657,336	$49,973	7.60%
Investments:
Taxable(1)	26,089	858	3.29%	22,801	1,136	4.98%
Tax-exempt(4)	705	53	7.52%	690	42	6.09%
Equity securities	—	—	0.00%	—	—	0.00%
Other earning assets	1,734	16	0.92%	3,646	28	0.77%

Total interest earning assets	679,562	46,100	6.78%	684,473	51,179	7.48%
Non-earning assets:
Cash and due from banks	19,328			19,850
Other assets	20,609			22,954

Total assets	$719,499			$727,277

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$43,788	$155	0.35%	$38,547	$279	0.72%
Money market	115,349	1,706	1.48%	98,958	2,261	2.28%
Savings	24,532	152	0.62%	22,198	300	1.35%
Time certificates of deposit	353,580	12,367	3.50%	378,365	15,742	4.16%

Total interest-bearing deposits	537,249	14,380	2.68%	538,068	18,582	3.45%
Borrowings:
Repurchase agreements	8,705	78	0.90%	12,887	134	1.04%
Federal funds purchased	1,438	18	1.25%	3,028	32	1.06%
Subordinated debentures	16,470	1,720	10.44%	16,087	1,755	10.91%
Borrowings	19,586	409	2.09%	22,610	487	2.15%

Total interest-bearing liabilities	583,448	16,605	2.85%	592,680	20,990	3.54%
Noninterest bearing liabilities:
Demand deposits	75,008			77,597
Other liabilities	2,816			2,371

Total liabilities	661,272			672,648
Stockholders’ equity	58,227			54,629

Total liabilities and stockholders’ equity	$719,499			$727,277

Net interest income		$29,495			$30,189

Net interest margin			3.93%			3.94%

(1)	Yields on loans and securities have not been adjusted to a tax-equivalent basis because the impact is not material.
(2)	Includes average non-accrual loans of $15.3 and $18.0 million for the years ended December 31, 2003 and 2002.
(3)	Net loan fees of $4.7 and $5.6 million for the years ended December 31, 2003 and 2002, respectively, are included in the yield computation.
(4)	Includes Bankers Bank of the West stock, Federal Agricultural Mortgage Corporation (Farmer Mac) stock, Federal Reserve Bank stock and Federal Home Loan Bank stock.

The following table presents the dollar amount of changes in interest income and interest expense for the major categories of our interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	Year Ended December 31, 2004 Compared to Year Ended December 31, 2003			Year Ended December 31, 2003 Compared to Year Ended December 31, 2002
	Net Change	Rate	Volume	Net Change	Rate	Volume
	(In thousands)
Interest income:
Loans held for investment	$(4,593)	$(2,066)	$(2,527)	$(4,800)	$(4,325)	$(475)
Investments:
Taxable	103	25	78	(278)	(195)	(83)
Tax-exempt	(37)	(20)	(17)	11	10	1
Equity securities	256	—	256	—	—	—
Other earning assets	135	45	90	(12)	(3)	(9)

Total interest income	(4,136)	(2,016)	(2,120)	(5,079)	(4,513)	(566)
Interest expense:
Deposits:
Interest-bearing demand	(30)	(21)	(9)	(124)	(98)	(26)
Money market	(433)	(392)	(41)	(555)	(377)	(178)
Savings	(24)	(18)	(6)	(148)	(124)	(24)
Time certificates of deposit	(5,911)	(3,749)	(2,162)	(3,375)	(2,392)	(983)
Repurchase agreements	112	41	71	(56)	(17)	(39)
Federal funds purchased	(3)	—	(3)	(14)	(4)	(10)
Short-term borrowings	44	16	28	(35)	(22)	(13)
Long-term debt	199	159	40	(78)	(15)	(63)

Total interest expense	(6,046)	(3,964)	(2,082)	(4,385)	(3,049)	(1,336)

Net interest income	$1,910	$1,948	$(38)	$(694)	$(1,464)	$770

Provision for Loan Losses

The provision for loan losses in each year represents a charge against earnings. The provision is that amount required to maintain the allowance for loan losses at a level that in our judgment, is adequate to absorb loan losses inherent in the loan portfolio. In periods when an existing allowance for loan losses is determined to exceed the amount required, the allowance for loan losses is reduced, which decreases the charge to earnings through the provision for loan losses. When an existing allowance for loan losses is deemed to be understated, an additional provision is recorded, resulting in an additional charge to earnings through the provision for loan losses.

Our predecessor encountered a decline in its loan portfolio during 2004. Loans for three real estate borrowers were classified as impaired and required a provision of $0.8 million. The commercial and agriculture portfolios had seven loans that were deemed impaired and required a provision of $1.7 million. Management believes that there is no additional exposure to those specified borrowers. Our predecessor also increased its provision by $0.9 million for home equity credit loans and the estimated impact on the portfolio of rising interest rates. Our management deemed the allowance for loan losses as acquired from the predecessor to be adequate and did not make additional adjustments during the period from July 17, 2004 through December 31, 2004. No loans had events during that period that required a change in loan quality classification.

Combined 2004 Compared to 2003

We recorded a charge to earnings through the provision for loan losses of $4.7 million during 2004 and $0.9 million during 2003. We charged off net loan balances of $4.6 million in 2004 compared to $2.5 million in 2003. The increase in the provision for 2004 was due to an increase in loan net charge-offs in 2004. The net charge-offs in 2003 were only $2.5 million, requiring a provision of $0.9 million in 2003 in order to establish an adequate reserve for allowance on loan losses at December 31, 2003. In 2004, we experienced deterioration in the quality of a few large loan balances late in 2004, requiring an additional charge to the provision for loan loss.

2003 Compared to 2002

We recorded a charge to earnings through the provision for loan losses of $0.9 million during 2003 as compared to $4.0 million in 2002. We had net charge-offs of $2.5 million in 2003 compared to $3.4 million in 2002. The decrease in the total allowance for loan loss is due to the general allocation of reserve that is based on the loan portfolio size, economic conditions, industry concentrations, and other general factors impacting the loan portfolio. We changed our loan philosophy in 2002 and went to a more systematic approach in our loan approval process and eliminated certain high risk, low yield loans, causing the size of the outstanding loans to decrease significantly from 2002 to 2003. Since the volume of loans decreased with an elimination of certain risky loan types, the general allocation of loan reserves decreased as well. There was no significant change in the reserves for specific loans and leases from 2002 to 2003.

For additional analysis of factors impacting the provision for loan and lease losses, see “Financial Condition and Liquidity—Allowance for Loan Losses” below.

Noninterest Income

Total noninterest income decreased to $4.2 million in 2004 from $4.6 million in 2003 for a decrease of $0.4 million, or 8.3%. In 2003, total noninterest income increased by $1.0 million, or 27.9%, from $3.6 million in 2002.

The following table presents our major categories of noninterest income:

			Year Ended December 31,
	Successor	Predecessor	Combined Predecessor and Successor	Predecessor		Change— Increase (Decrease)
	For the Period July 17, 2004 to December 31, 2004	For the Period January 1, 2004 to July 16, 2004	2004	2003	2002	2004 v 2003	2003 v 2002
	(In thousands)
Service charges and fees on deposit accounts	$1,305	$1,707	$3,012	$3,157	$2,438	$(145)	$719
Merchant income	278	221	499	578	437	(79)	141
ATM income	100	286	386	395	330	(9)	65
Net gain (loss) on sales of investment securities	36	(66)	(30)	152	(221)	(182)	373
Other income	65	278	343	307	605	36	(298)

Total noninterest income	$1,784	$2,426	$4,210	$4,589	$3,589	$(379)	$1,000

Noninterest income for our predecessor for the period January 1, 2004 through July 16, 2004 was not significantly different from noninterest income of our successor for the period July 17, 2004 through December 31, 2004.

Combined 2004 Compared to 2003

The $0.4 million or 8.3% decrease in noninterest income is due primarily to a $0.2 million decrease in gain on sales of investment securities due to a one-time sale of stock in 2003. We also experienced a decrease in noninterest income of $0.1 million due to fewer insufficient fund charges in 2004 as compared to 2003.

2003 Compared to 2002

An increase in service charges and fees of $0.7 million was the primary factor driving the 29.5% increase in noninterest income from $3.6 million in 2002 to $4.6 million in 2003. The increase in the service charges and fees was caused by a 30% increase in the insufficient funds service charge rate in early 2003, resulting in an increase of $0.6 million from 2002 to 2003. We also sold an investment in stock in 2003 for a gain. These two gains were offset by a decrease in the gain on sale of assets in 2003 from 2002 due to the sale of two buildings in 2002 at a gain.

Noninterest Expense

The following table presents, for the years indicated, the major categories of noninterest expense:

			Year Ended December 31,
	Successor	Predecessor	Combined Predecessor and Successor	Predecessor		Change— Increase (Decrease)
	For the Period July 17, 2004 to December 31, 2004	For the Period January 1, 2004 to July 16, 2004	2004	2003	2002	2004 v 2003	2003 v 2002
	(In thousands)
Salaries and employee benefits	$5,874	$6,104	$11,978	$11,447	$11,162	$531	$285
Occupancy and equipment	1,634	1,862	3,496	3,665	3,579	(169)	86
Data and item processing	552	676	1,228	1,239	1,178	(11)	61
Amortization	778	—	778	—	—	778	—
Postage and courier	190	223	413	418	400	(5)	18
Professional fees	22	3,469	3,491	1,226	1,201	2,265	25
ATM expenses	166	215	381	426	392	(45)	34
Administration	466	556	1,022	909	1,145	113	(236)
Examinations & assessments	74	90	164	175	191	(11)	(16)
Merchant expense	195	210	405	471	326	(66)	145
Loan related costs	397	356	753	671	546	82	125
Advertising and business development	242	268	510	615	633	(105)	(18)
Operating supplies	119	114	233	271	373	(38)	(102)
Director fees	139	190	329	184	269	145	(85)
Other	99	181	280	331	329	(51)	2

Total noninterest expense	$10,947	$14,514	$25,461	$22,048	$21,724	$3,413	$324

Our predecessor incurred significant professional fees in the period January 1, 2004 to July 16, 2004 in connection with its sale, which resulted in a relative decrease in professional fees for our successor for the period July 17, 2004 to December 31, 2004.

Combined 2004 Compared to 2003

Noninterest expense increased by $3.4 million during 2004 to $25.5 million from $22.0 million in 2003. The primary cause of the increase in expenses was the purchase of our predecessor company. Salaries and employee benefits increased as a result of retention and executive bonuses offered in connection with the acquisition. Professional fees increased as a result of the acquisition, and the amortization expense increased due to the core deposit intangible created by the purchase transaction.

2003 Compared to 2002

Noninterest expense in 2003 was comparable to the expenses incurred in 2002, with an increase of $0.3 million, or 1.5%.

Provision for Income Taxes

Combined 2004 Compared to 2003

We recorded tax provisions of $2.7 million in 2004 and $4.2 million in 2003. Our effective tax rates were 50% for 2004 and 38% for 2003. The increase in effective rate is primarily due to nondeductible acquisition expenses in 2004.

2003 Compared to 2002

We recorded tax provisions of $4.2 million in 2003 and $3.1 million in 2002. Our effective tax rate was 38% for both 2003 and 2002.

Financial Condition and Liquidity

The following table sets forth certain key consolidated balance sheet data:

	At June 30, 2005	At December 31,
		Successor	Predecessor
		2004	2003
	(In thousands)
Earning assets	$1,891,027	$1,828,853	$661,067
Total assets	2,462,636	2,399,201	708,677
Deposits	1,589,180	1,678,499	580,435

Loans

The following table sets forth the amount of our loans outstanding at the dates indicated. We had no foreign loans or energy-related loans as of the dates indicated.

		At December 31,
		Successor	Predecessor
	At June 30, 2005	2004	2003	2002	2001	2000
	(In thousands)
Real estate—mortgage	$785,938	$719,943	$343,965	$310,528	$182,635	$90,634
Real estate—construction	341,885	308,545	110,316	128,285	182,930	108,589
Commercial	449,028	458,171	68,867	91,320	87,111	118,480
Agricultural	64,485	62,199	71,384	95,729	113,256	88,786
Consumer	54,421	64,625	29,797	39,168	43,137	39,563
Leases receivable and other	23,608	28,505	4,138	5,843	6,510	1,132

Total gross loans	1,719,365	1,641,988	628,467	670,873	615,579	447,184
Less: allowance for loan losses	(25,535)	(25,022)	(7,653)	(9,257)	(8,701)	(6,422)
Deferred loan fees	(1,152)	(167)	(1,002)	(988)	(1,036)	(1,417)

Net loans	$1,692,678	$1,616,799	$619,812	$660,628	$605,842	$439,345
Loans held for sale at lower of cost or market	$6,030	$7,301	$—	$—	$—	$—

Our lending portfolio increased 4.7% by approximately $77.4 million from $1,642.0 million at December 31, 2004 to $ 1,719.4 million at June 30, 2005. While our loan portfolio continued to grow, the mix of our loan portfolio has also changed somewhat. The decrease in our commercial loan type continues to reflect the change in lending philosophy we implemented in 2002. We chose to discontinue the purchase of accounts receivable from businesses, primarily loans and leases from car dealerships.

The acquisition of Guaranty resulted in an increase in our lending portfolio of approximately $1.1 billion from 2003 to 2004. Excluding the effects of this merger, our lending portfolio continued to decrease by approximately $31.5 million during 2004. The primary driver of this decrease was the change in lending philosophy that was implemented in 2002. The philosophical change was adopted to direct us away from high risk, lower yield loans and resulted in a decrease, excluding the effects of the Guaranty merger, of $15.3 million, $12.8 million and $5.9 million in balances for the commercial loan, agricultural loan and purchased dealer loan categories, respectively, from December 31, 2004 to December 31, 2003.

Our loans held for sale portfolio decreased $1.3 million during the first six months of 2005 from $7.3 million as of December 31, 2004 to $6.0 million as of June 30, 2005. Our portfolio of loans held for sale is made up of residential mortgage loans. The majority of this decrease is the result of increasing mortgage interest rates late in the fourth quarter of 2004 through the second quarter of 2005. This increasing rate environment put downward pressure on the demand for residential mortgages reducing our residential mortgage originations. In addition, our turnover rate of loans held for sale increased significantly as the average time from origination until delivery of our mortgages to third party investors decreased. This increased turnover rate reduced our outstanding loan balances as the average number of days loans were carried in our portfolio decreased during the first six months of 2005. The $7.3 million of loans held for sale as of December 31, 2004 were acquired in the Guaranty purchase.

Loan Maturities

The following table shows the amounts of loans outstanding as of June 30, 2005 which, based on remaining scheduled repayments of principal, were due in one year or less, more than one year through five years, and more than five years. Demand or other loans having no stated maturity and no stated schedule of repayments are reported as due in one year or less. The table also presents, for loans with maturities over one year, an analysis with respect to fixed interest rate loans and floating interest rate loans.

	Maturity				Rate Structure for Loans Maturing over One Year
	One Year or Less	One through Five Years	Over Five Years	Total	Fixed Rate	Floating Rate
	(In thousands)
Real estate—mortgage	$298,882	$355,700	$131,356	$785,938	$124,690	$362,366
Real estate—construction	280,188	52,859	8,838	341,885	7,744	53,953
Commercial	304,973	130,387	13,668	449,028	35,171	108,884
Agricultural	39,577	20,330	4,578	64,485	9,972	14,936
Consumer	29,270	21,306	3,845	54,421	24,110	1,041
Lease receivable and other	2,386	1,720	19,502	23,608	858	20,364

Total	$955,276	$582,302	$181,787	$1,719,365	$202,545	$561,544

The following table shows the amounts of loans outstanding as of December 31, 2004 which, based on remaining scheduled repayments of principal, were due in one year or less, more than one year through five years, and more than five years. Demand or other loans having no stated maturity and no stated schedule of repayments are reported as due in one year or less. The table also presents, for loans with maturities over one year, an analysis with respect to fixed interest rate loans and floating interest rate loans.

	Maturity				Rate Structure for Loans Maturing over One Year
	One Year or Less	One through Five Years	Over Five Years	Total	Fixed Rate	Floating Rate
	(In thousands)
Real estate—mortgage	$268,360	$344,075	$107,508	$719,943	$295,864	$155,719
Real estate—construction	220,055	78,273	10,217	308,545	75,482	13,008
Commercial	324,659	102,338	31,174	458,171	92,868	40,644
Agricultural	48,888	10,608	2,703	62,199	8,393	4,918
Consumer	43,766	17,331	3,528	64,625	20,813	46
Lease receivable and other	12,727	4,283	11,495	28,505	7,432	8,346

Total	$918,455	$556,908	$166,625	$1,641,988	$500,852	$222,681

Nonperforming Assets

Credit risk related to nonperforming assets arises as a result of lending activities. To manage this risk, we employ frequent monitoring procedures, and take prompt corrective action when necessary. We employ a risk rating system that identifies the overall potential amount of risk associated with each loan in our loan portfolio. This monitoring and rating system is designed to help management determine current and potential problems so that corrective actions can be taken promptly.

Generally, loans are placed on nonaccrual status when they become 90 days or more past due or at such earlier time as management determines timely recognition of interest to be in doubt. Accrual of interest is discontinued on a loan when we believe, after considering economic and business conditions and analysis of the borrower’s financial condition, that the collection of interest is doubtful.

The following table summarizes the loans for which the accrual of interest has been disconnected, loans with payments more than 90 days past due and still accruing interest, loans that have been restructured, and other real estate owned. For reporting purposes, other real estate owned (“OREO”) consists of all real estate, other than bank premises, actually owned or controlled by us, including real estate acquired through foreclosure.

		At December 31,
	At June 30, 2005	Successor	Predecessor
		2004	2003	2002	2001	2000
	(Dollars in thousands)
Nonaccrual loans and leases, not restructured	$9,975	$11,905	$15,338	$18,037	$12,104	$3,782
Accruing loans past due 90 days or more	280	2,494	—	16	366	1,026

Total nonperforming loans (NPLs)	10,255	14,399	15,338	18,053	12,470	4,808
Other real estate owned	4,438	5,707	4,087	2,634	455	448

Total nonperforming assets (NPAs)	$14,693	$20,106	$19,425	$20,687	$12,925	$5,256

Selected ratios:
NPLs to total loans held for investment	0.60%	0.88%	2.44%	2.69%	2.03%	1.08%
NPAs to total assets	0.60%	0.84%	2.74%	2.77%	1.87%	1.00%

Nonperforming loans decreased by $4.1 million from $14.4 million as of December 31, 2004 to $10.3 million as of June 30, 2005. The majority of this decrease is due to a $2.2 million decrease in the balance of loans 90 days or more past due as of June 30, 2005. Of this $2.2 million decrease, $0.6 million is due to the reclassification of a loan 90 days or more past due as of December 31, 2004 to other real estate owned as of June 30, 2005 and $1.8 million of loans 90 days or more past due as of December 31, 2004 that are current as of June 30, 2005. Other real estate owned decreased $1.3 million from $5.7 million as of June 30, 2004 to $4.4 million as of June 30, 2005. Of this $1.3 million decrease, $1.1 million is the result of the sale of a commercial real estate property during the second quarter of 2005 that was carried as a OREO property as of December 31, 2004.

The purchase of Guaranty accounted for $5.8 million of the December 31, 2004 nonperforming loan balance. Excluding Guaranty’s nonperforming loan balances at December 31, 2004, nonperforming loans decreased by $6.8 million from $15.3 million as of December 31, 2003 to $8.6 million as of December 31, 2004. The decrease in nonperforming loan balances from 2002 to 2003 was $2.7 million. The decreases in our nonperforming loan balances during 2004 and 2003 are the result of the changes in our lending philosophy implemented during 2002, pursuant to which we reduced certain higher-risk, lower return segments of our portfolio, and the charge-off of loans in 2004.

Impaired Loans

Impaired loans are commercial, commercial real estate, other real estate-related and individually significant mortgage and consumer loans for which it is probable that we will not be able to collect all amounts due according to the original contractual terms of the loan agreement. The category of impaired loans is not coextensive with the category of nonaccrual loans, although the two categories overlap. Nonaccrual loans include impaired loans which are not reviewed on an individual basis for impairment, and represent loans on which the accrual of interest is discontinued when collectibility of principal and interest is uncertain or payments of principal or interest have become contractually past due 90 days. We may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired if it is probable that we will collect all amounts due in accordance with the original contractual terms of the loan or the loan is not a commercial, commercial real estate, other real estate-related or an individually significant mortgage or consumer loan.

In determining whether or not a loan is impaired, we apply our loan review procedures on a case-by-case basis taking into consideration the circumstances surrounding the loan and borrower, including the collateral value, the reasons for the delay, the borrower’s prior payment record, the amount of the shortfall in relation to the principal and interest owed, and the length of the delay. We measure impairment on a loan-by-loan basis using either the present value of expected future cash flows discounted at the loan’s effective interest rate or at the fair value of the collateral if the loan is collateral dependent, less estimated selling costs.

Loans aggregating $35.6 million at December 31, 2004 and $15.3 million at December 31, 2003 have been designated as impaired. The total allowance for loan losses related to these loans was $9.3 million at December 31, 2004 and $1.7 million at December 31, 2003.

Loans aggregating $32.7 million at June 30, 2005, $35.6 million at December 31, 2004 and $15.3 million at December 31, 2003 have been designated as impaired. The total allowance for loan losses related to these loans was $17.6 million at June 30, 2005, $9.3 million at December 31, 2004 and $1.7 million at December 31, 2003.

The amount of interest income that we would have recorded on non-accrual and impaired loans had the loans been current totaled $0.3 million for the first six months of 2005, $0.8 million for 2004 and $0.9 million for 2003. All payments received on loans classified as nonaccrual are applied first to principal. Interest income recognized on such loans was not significant for the six months ended June 30, 2005 and the year ended December 31, 2004, with $0.9 million recognized for the year ended December 31, 2003.

We had OREO property with an aggregate carrying value of $4.4 million at June 30, 2005 and $5.7 million at December 31, 2004. Of the $5.7 million at December 31, 2004, $3 million was acquired in the acquisition of Guaranty. We believe that our OREO properties are readily marketable. During 2004, OREO properties with an aggregate carrying value of $4.8 million were sold at a loss of $10,000. Properties with a carrying value of $3.8 million net of fair value adjustments were added to OREO in 2004. At December 31, 2003, we had $4.1 million in OREO properties.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level that, in our judgment, is adequate to absorb loan losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectibility of the loan portfolio, historical loss experience, and other significant factors affecting loan portfolio collectibility, including the level and trends in delinquent, nonaccrual and adversely classified loans, trends in volume and terms of loans, levels and trends in credit concentrations, effects of changes in underwriting standards, policies, procedures and practices, national and local economic trends and conditions, changes in capabilities and experience of lending management and staff, and other external factors including industry conditions, competition and regulatory requirements.

Our methodology for evaluating the adequacy of the allowance for loan losses has two basic elements: first, the identification of impaired loans and the measurement of impairment for each individual loan identified; and second, a method for estimating an allowance for all other loans.

As discussed above, a loan is considered impaired when it is probable that we will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Pursuant to SOP 03-3, a loan that has been purchased or acquired in a transfer on or before fiscal years ended December 31, 2004 is considered impaired when, based on current information and events, it is probable that we will be unable to collect all cash flows expected at acquisition plus additional cash flows expected to be collected arising from changes in estimate after acquisition. We have evaluated the loans we acquired in our acquisitions of our predecessor and Guaranty for impairment in light of this SOP, and management believes that no impairment exists at this time. Losses on individually identified impaired loans that are not collateral dependent are measured based on the present value of expected future cash flows discounted at the original effective interest rate of each loan. For loans that are collateral dependent, impairment is measured based on the fair value of the collateral less estimated selling costs.

In estimating the general allowance for loan losses, we group the balance of the loan portfolio into segments that have common characteristics, such as loan type, collateral type or risk rating. Loans typically segregated by risk rating are those that have been assigned risk ratings using regulatory definitions of “special mention,” “substandard,” and “doubtful”. Loans graded as “loss” are generally charged off immediately.

For each general allowance portfolio segment, we apply loss factors to calculate the required allowance. These loss factors are based upon three years of historical loss rates, adjusted for qualitative factors affecting loan portfolio collectibility as described above. Qualitative adjustment factors are expressed in basis points and adjust historical loss factors downward up to 40 basis points and upward up to 75 basis points.

The specific allowance for impaired loans and the general allowance are combined to determine the required allowance for loan losses. The amount calculated is compared to the actual allowance for loan losses at each quarter end and any shortfall is covered by an additional provision for loan losses. As a practical matter, our allowance methodology may show that an unallocated allowance exists at quarter end.

The table below summarizes loans held for investment, average loans held for investment, non-performing loans and changes in the allowance for loan losses arising from loan losses and additions to the allowance from provisions charged to operating expense:

		At December 31,
	At June 30, 2005	Successor	Predecessor
		2004	2003	2002	2001	2000
	(Dollars in thousands)
Allowance for loan losses:
Beginning balance	$25,022	$7,653	$9,257	$8,701	$6,422	$4,861
Allowance acquired through acquisitions	—	17,304	—	—	740	—
Loan charge offs
Real estate—mortgage	881	1,232	708	710	168	692
Real estate—construction	20	67	207	185	370	15
Commercial	526	2,413	972	1,500	1,980	1,576
Agricultural	32	709	810	1,083	102	808
Consumer	227	867	719	554	515	491
Leases receivable and other	23	23	182	167	—	—

Total loan charge offs	1,709	5,311	3,601	4,199	3,135	3,582

Recoveries:
Real estate—mortgage	87	36	78	271	83	—
Real estate—construction	84	9	194	11	56	5
Commercial	190	302	523	332	215	21
Agricultural	11	190	116	8	171	26
Consumer	107	126	166	149	222	206
Lease receivable and other	43	13	20	34	—	—

Total recoveries	522	676	1,097	805	747	258

Net loan charge offs	1,187	4,635	2,504	3,394	2,388	3,232

Provision for the allowance for loan losses	1,700	4,700	900	3,950	3,927	4,885

Ending balance	$25,535	$25,022	$7,653	$9,257	$8,701	$6,422

Loans held for investment	$1,718,213	$1,641,821	$627,465	$669,885	$614,543	$445,767
Average loans held for investment	1,658,523	614,543	652,046	658,378	621,069	428,935
Non-performing loans	10,255	14,339	15,338	18,053	12,470	4,808
Selected ratios:
Net charge-offs to average loans held for investment	0.14%	0.76%	0.38%	0.52%	0.39%	0.75%
Provision for the allowance for loans to average loans	0.21%	0.76%	0.14%	0.60%	0.63%	1.14%
Allowance for loans to loans held for investment at end of period	1.49%	1.52%	1.22%	1.38%	1.41%	1.44%
Allowance for loans to nonperforming loans	249.00%	173.78%	49.90%	51.28%	69.78%	133.57%

The allowance for loan losses of $25.5 million at June 30, 2005 represented 1.5% of total loans and 249.0% of nonperforming loans as of that date. At December 31, 2004 the allowance for loan losses of $25.0 million represented 1.5% of total loans and 173.78% of nonperforming loans. At December 31, 2003, the allowance for loan losses totaled $7.7 million, or 1.2% of total loans and 49.9% of nonperforming loans as of that date. At December 31, 2002, the allowance for loan losses totaled $9.3 million, or 1.4% of total loans and 51.3% of nonperforming loans.

Annualized charge-offs to average loans held for investment were 0.2% as of the six months ended June 30, 2005 compared to annualized recoveries to average loans of 0.1% as of the six months ended June 30, 2005.

Charge-offs to average loans held for investment were 0.9% as of the year ended December 31, 2004 compared to recoveries to average loans of 0.1% as of the year ended December 31, 2004.

Charge-offs to average loans held for investment were 0.6% for the year ended December 31, 2003 compared to recoveries to average loans of 0.2% for the year ended December 31, 2003.

The trend in charge-offs and recoveries to average loans supports the increase (decrease) in the allowance for loans and leases. See “—Critical Accounting Policies” above and Note 7 of Centennial Bank Holdings, Inc.’s notes to consolidated financial statements.

Annualized net charge-offs of loans were $2.4 million for the first six months of 2005, $4.6 million in 2004, $2.5 million in 2003 and $3.4 million in 2002. The $2.2 million decrease in annualized net charge-offs for the first six months of 2005 compared to the twelve months ended December 31, 2004 was the result of decreases in net charge-offs for all categories of our loan portfolio with the exception of real-estate mortgage loans. Real-estate mortgage loans annualized net charge-offs increased $1.4 million for the first six months of 2005 over the twelve months ended December 31, 2004. The majority of the $2.2 million decrease in annualized net charge-offs is primarily the result of a decrease in annualized net charge-offs for commercial loans of $1.4 million for the six months ended June 30, 2005 compared to the twelve months ended December 31, 2004. The $2.1 million increase in net charge-offs during 2004 compared to 2003 was primarily due to a $1.4 million increase in net charge-offs on commercial loans and a $0.5 million increase in net charge-offs on real estate mortgage loans. The $0.9 million decrease in net charge-offs during 2003 compared to 2002 was primarily due to a $0.5 million decrease in net charge-offs on commercial loans.

In allocating our allowance for loan losses, we have considered the credit risk in the various loan categories in our portfolio. As such, the allocations of the allowance for loan losses are based upon average historical net loan loss experience and the other factors discussed above. While we have attempted to allocate the allowance to specific categories of loans, we believe that any allocation of the allowance for loan losses into loan categories lends an appearance of exactness that does not exist. The following table indicates our allocation of the allowance and the percent of loans in each category to total loans as of each of the following dates:

			At December 31,
	At June 30,		Successor		Predecessor
	2005		2004		2003		2002		2001		2000
	Allocation of the Allowance	Percent of Loans in Each Category to Total Loans	Allocation of the Allowance	Percent of Loans in Each Category to Total Loans	Allocation of the Allowance	Percent of Loans in Each Category to Total Loans	Allocation of the Allowance	Percent of Loans in Each Category to Total Loans	Allocation of the Allowance	Percent of Loans in Each Category to Total Loans	Allocation of the Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in Thousands)
Real estate—mortgage	$9,748	45.6%	$8,548	43.9%	$3,703	54.6%	$4,575	46.3%	$1,752	29.6%	$671	20.2%
Real estate—construction	2,515	19.9%	2,988	18.8%	1,012	17.6%	1,208	19.1%	1,272	29.7%	263	24.3%
Commercial	10,310	26.1%	9,391	27.9%	1,635	11.0%	1,550	13.6%	1,763	14.2%	678	26.5%
Agricultural	72	3.8%	1,103	3.8%	385	11.4%	580	14.3%	1,393	18.4%	642	19.9%
Consumer	1,150	3.2%	1,474	3.9%	549	4.7%	748	5.8%	1,180	7.0%	81	8.8%
Lease receivable and other	227	1.4%	57	1.7%	41	0.7%	49	0.9%	109	1.1%	—	0.3%
General valuation(a)	1,513	0.0%	1,462	0.0%	328	0.0%	547	0.0%	1,232	0.0%	4,087	0.0%

Total	$25,535	100.0%	$25,022	100.0	$7,653	100.0	$9,257	100.0%	$8,701	100.0%	$6,422	100.0

(a)	Represents our estimate of risk associated with general economic conditions and portfolio concentrations that are not directly correlated to a specific loan classification.

Our allowance for loan losses increased $0.5 million from $25.0 million as of December 31, 2004 to $25.5 million as of June 30, 2005. Our allowance for loan losses increased significantly by $17.4 million to $25.0 million as of December 31, 2004, of which $17.3 million is the result of our acquisition of Guaranty. Excluding this increase related to the Guaranty acquisition, changes in the allocation of our allowance between the various loan types are largely a reflection of each loan type’s relative balance to our total loan portfolio. These changes in the makeup of our loan portfolio are largely the result of a change in our lending philosophy implemented in 2002.

The majority of the change in both the total dollar amount and percentage of our allowance for loans losses allocated to each loan type from December 31, 2003 to December 31, 2004 is the result of our purchase of Guaranty. Two loan types had a significant change in the amount and percentage of allowance for loan losses from December 31, 2003 to December 2004. Real estate-construction increased $2.0 million from $1.0 million at December 31, 2003 to $3.0 million at December 31, 2004, of which $0.5 million is the result of increased balances of impaired real estate-construction loans that had a deterioration in collateral value. The allowance for commercial loans increased $7.8 million from $1.6 million as of December 31, 2003 to $9.4 million as of December 31, 2004. Excluding the $17.3 million increase that resulted from the Guaranty acquisition, the allowance remained virtually unchanged at $7.7 million.

The amount of allowance for loan losses decreased $1.6 million from $9.3 million as of December 31, 2002 to $7.7 million as of the end of December 31, 2003. One factor causing this reduction was a decrease in the size of the loan portfolio, which decreased by $42.4 million in 2003. A second factor was a change in the loan portfolio mix that began in 2002. Management began to reduce its investment in risky loans that did not have a corresponding high yield, such as purchased loans and certain commercial loans. The reduction in higher risk elements in the loan portfolio led to a reduced allowance for loan losses.

Investment Securities

We manage our investment portfolio principally to provide liquidity and balance our overall interest rate risk. To a lesser extent, we manage our investment portfolio to provide earnings with a view to minimizing credit risk.

The carrying value of our portfolio of investment securities at June 30, 2005 and December 31, 2004, 2003 and 2002 was as follows:

		At December 31,
	At June 30, 2005	Successor	Predecessor
		2004	2003	2002
	(In thousands)
Securities available-for-sale:
U.S. Treasury securities	$19,823	$38,170	$—	$—
U.S. Government agencies	11,483	8,479	11,295	6,196
Obligations of state and political subdivisions	54,976	34,321	475	529
Mortgage backed securities	44,730	43,713	15,976	12,832
Marketable equity securities	1,006	1,004	1,000	990

Total securities available-for-sale	$132,018	$125,687	$28,746	20,547

Securities held-to-maturity:
Mortgage-backed securities	$506	$640	$1,089	$—
Bank stocks, at cost	$14,835	$12,770	$3,753	$3,767

The carrying value of our investment securities at June 30, 2005 totaled $147.4 million compared to $139.1 million at December 31, 2004, $33.6 million at December 31, 2003 and $24.3 million at December 31, 2002. We restructured the makeup of our investment portfolio during the first six months of 2005 away from lower yielding securities to somewhat higher yielding securities with acceptable risk profiles. This restructuring accounts for the majority of the changes in the carrying values from December 31, 2004 to June 30, 2005. The acquisition of Guaranty accounted for $102.7 million of the $105.5 million increase from 2003 to 2004. The remaining increase of $2.8 million was related to the additional available liquidity resulting from the decrease in our loan portfolio over this same period.

The following table shows the maturities of investment securities at June 30, 2005, and the weighted average yields of such securities, excluding the benefit of tax-exempt securities:

	At June 30, 2005
	Within One Year		After One Year but within Five Years		After Five Years but within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Securities available-for-sale:
U.S. Treasury securities	$12,645	4.32%	$7,178	4.38%	$—	0.00%	$—	0.00%
U.S. Government agencies	8,486	3.01%	2,997	3.24%	—	0.00%	—	0.00%
Obligations of state and political subdivisions	1,772	4.99%	27,324	4.80%	7,245	4.64%	18,635	5.99%
Mortgage-backed securities	—	0.00%	2,224	4.02%	10,161	3.93%	32,345	3.96%
Other marketable securities	—	0.00%	—	0.00%	—	0.00%	1,006	4.74%

Total securities available-for-sale	$22,903	3.88%	$39,723	4.32%	$17,406	4.23%	$51,986	4.61%

Securities held-to-maturity:
U.S. Government agencies	$—	0.00%	$—	0.00%	$—	0.00%	$506	3.97%

At June 30, 2005, we held $14.8 million of other securities consisting of equity securities with no maturity date, which are not reflected in the above schedule.

The following table shows the maturities of investment securities at December 31, 2004, and the weighted average yields of such securities, excluding the benefit of tax-exempt securities:

	At December 31, 2004
	Within One Year		After One Year but within Five Years		After Five Years but within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Securities available-for-sale:
U.S. Treasury securities	$24,670	3.29%	$13,500	4.84%	$—	0.00%	$—	0.00%
U.S. Government agencies	8,479	2.44%	—	0.00%	—	0.00%	—	0.00%
Obligations of state and political subdivisions	1,763	5.03%	7,042	4.56%	7,204	4.84%	18,312	6.04%
Mortgage-backed securities	—	0.00%	1,555	4.43%	5,798	3.59%	36,360	4.72%
Other marketable securities	—	0.00%	—	0.00%	—	0.00%	1,004	4.81%

Total securities available-for-sale	$34,912	3.17%	$22,097	4.72%	$13,002	4.28%	$55,676	5.16%

Securities held-to-maturity:
U.S. Government agencies	$—	0.00%	$—	0.00%	$—	0.00%	$640	3.99%

At December 31, 2004, we held $12.8 million of other securities consisting of equity securities with no maturity date, which are not reflected in the above schedule.

Deposits

Total deposits were $1.6 billion at June 30, 2005 and $1.7 billion at December 31, 2004. Excluding the $1.2 billion of deposits at subsidiary banks we acquired from Guaranty, total deposits as of December 31, 2004 were $0.5 billion. At December 31, 2003 total deposits were $580.4 million and $639.5 million at December 31, 2002. Excluding the impact of the Guaranty merger, the decrease in total deposits since 2002 is attributable primarily to the decrease in time deposits. As interest rates in general continued to decrease, time deposits decreased as a result of management’s decision to protect our net interest margin by deemphasizing the rates paid on time deposits. This change put downward pressure on our time deposit balances, which resulted in some of our time deposit customers turning to higher yielding investment vehicles offered by other financial organizations.

The following table shows the average amount and average rate paid on the categories of deposits for each of the periods indicated:

			Year Ended December 31,
	Six Months Ended June 30, 2005		Combined Predecessor and Successor		Predecessor
			2004		2003		2002
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
	(Dollars in thousands)
Interest bearing demand	$116,553	0.34%	$49,068	0.25%	$43,788	0.35%	$38,547	0.72%
Money market	522,544	1.42%	118,677	1.07%	115,349	1.48%	98,958	2.28%
Savings	81,860	0.70%	26,283	0.49%	24,532	0.62%	22,198	1.35%
Time	437,401	1.94%	282,774	2.28%	353,580	3.50%	378,365	4.16%
Noninterest bearing deposits	479,144	0.00%	92,525	0.00%	75,008	0.00%	77,597	0.00%

Totals	$1,637,502	1.03%	$569,327	1.67%	$612,257	2.68%	$615,665	3.45%

Additionally, the following table shows the maturities of time certificates of deposit and other time deposits of $100,000 or more at June 30, 2005 and December 31, 2004.

	At June 30, 2005	At December 31, 2004
	(In thousands)
Due in three months or less	$168,906	$203,806
Due in three months through six months	41,405	48,426
Due in over six months through twelve months	84,592	60,430
Due in over twelve months	19,278	29,290

Total	$314,181	$341,952

Borrowings

Subordinated Debentures and Trust Preferred Securities

In September 2000, our predecessor formed CenBank Statutory Trust I and completed an offering of $10.0 million 10.6% Cumulative Trust Preferred Securities, which are guaranteed by us. The Trust also issued common securities to us and used the net proceeds from the offering to purchase $10.3 million in principal amount of 10.6% Subordinated Debentures issued by our predecessor. Interest paid on the 10.6% Debentures will be distributed to the holders of the 10.6% Preferred Securities. Distributions payable on the 10.6% Preferred Securities are recorded as interest expense in the consolidated statements of income. These 10.6% Debentures are unsecured and rank junior and are subordinate in right of payment to all senior debt of the Company. The 10.6% Preferred Securities are subject to mandatory redemption upon repayment of the 10.6% Debentures. We have the right, subject to events of default, to defer payments of interest on the 10.6% Debentures at any time by extending the interest payment period for a period not exceeding 10 consecutive semi-annual periods with respect to each deferral period, provided that no extension period may extend beyond the redemption or maturity date of the 10.6% Debentures. The 10.6% Debentures mature on September 7, 2030, which may be shortened by us to not earlier than September 7, 2010, if certain conditions are met, or at anytime upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the Trust, the 10.6% Debentures or the 10.6% Preferred Securities.

In February 2001, our predecessor formed CenBank Statutory Trust II and completed an offering of $5.0 million 10.2% Cumulative Trust Preferred Securities, which are guaranteed by us. The Trust also issued common securities to us and used the net proceeds from the offering to purchase $5.2 million in principal amount of 10.2% Subordinated Debentures issued by our predecessor. Interest paid on the 10.2% Debentures will be distributed to the holders of the 10.2% Preferred Securities. Terms and conditions of the 10.2% Debentures are substantially similar to those as described under the CenBank Statutory Trust I. The 10.2% Debentures mature on February 22, 2031, which may be shortened by us to not earlier than February 22, 2011, if certain conditions are met, or at anytime upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the Trust, the 10.2% Debentures or the 10.2% Preferred Securities.

In April 2004, our predecessor formed CenBank Statutory Trust III and completed an offering of $15.0 million LIBOR plus 2.65% Cumulative Trust Preferred Securities, which are guaranteed by us. The Trust also issued common securities to us and used the net proceeds from the offering to purchase $15.5 million in principal amount of floating rate Subordinated Debentures issued by our predecessor. Interest paid on the floating rate Debentures will be distributed to the holders of the floating rate Preferred Securities. Terms and conditions of the floating rate Debentures are substantially similar to those as described under the CenBank Statutory Trust I. The floating rate Debentures mature on April 15, 2034, which may be shortened by us to not earlier than April 15, 2009, if certain conditions are met, or at anytime upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the Trust, the floating rate Debentures or the floating rate Preferred Securities.

In June 2003, Guaranty Corporation formed Guaranty Capital Trust III and completed an offering of $10.0 million LIBOR plus 3.10% Cumulative Trust Preferred Securities, which were guaranteed by Guaranty. The Trust also issued common securities to Guaranty and used the net proceeds from the offering to purchase $10.3 million in principal amount of Junior Subordinated Debt Securities issued by Guaranty. We assumed Guaranty’s obligations relating to such securities upon our acquisition of Guaranty. Interest paid on the debt securities will be distributed to the holders of the Preferred Securities. We have the right, subject to events of default, to defer payments of interest on the subordinated debt securities at any time by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods with respect to each deferral period, provided that no extension period may extend beyond the redemption or maturity date of the subordinated debt securities. The subordinated debt securities mature on July 7, 2033, which may be shortened by us to not earlier than July 7, 2008, if certain conditions are met, or at anytime upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the trust, the subordinated debt securities or the trust preferred securities.

For financial reporting purposes, the trusts were treated as our non-banking subsidiaries and consolidated in the consolidated financial statements prior to December 31, 2003. Since our adoption of FIN 46R on December 31, 2003, the trusts are treated as investments and not consolidated in the consolidated financial statements. Although the securities issued by each of the trusts are not included as a component of stockholders’ equity in the consolidated balance sheets, the securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the securities issued by the trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds 25% qualifies as Tier 2 capital. At June 30, 2005 (Successor), all of the $40.0 million of the trusts’ securities outstanding qualified as Tier 1 capital.

In March 2005, the Federal Reserve Board issued a final rule that continues to allow the inclusion of trust preferred securities in Tier 1 capital, but with stricter quantitative limits. Under the final rule, after a five-year transition period ending March 31, 2009, the aggregate amount of trust preferred securities and certain other capital elements would be limited to 25% of Tier 1 capital elements, net of goodwill, less any associated deferred tax liability. The amount of trust preferred securities and certain other elements in excess of the limit could be included in Tier 2 capital, subject to restrictions.

Other Borrowings

We have a revolving line of credit and several term notes with the Federal Home Loan Bank. At June 30, 2005, we had $149.2 million and $8.8 million outstanding, respectively. The maximum credit allowance for total borrowings includes term notes and the line of credit. The maximum credit allowance is $242,027,000 at June 30, 2005. The interest rate on the line of credit varies daily with the federal funds rate. The term notes have fixed interest rates that range from 2.52% to 6.18%. We have executed a blanket pledge and security agreement with the Federal Home Loan Bank, which encompasses certain loans and securities as collateral for these borrowings.

We have obtained a $20 million line of credit with First Tennessee that requires us to maintain certain financial ratios including return on average assets, a well capitalized rating and restrictions on non-performing loans to total loans. At December 31, 2004, we had a balance of $12.0 million on this line of credit. As of June 30, 2005, we were in compliance with all debt covenant requirements. The loan has a variable rate at 2% above LIBOR and renews annually. Interest payments are due quarterly with any principal balance due at maturity. The line of credit is secured by the stock of our bank subsidiaries.

Capital Resources

Current risk-based regulatory capital standards generally require banks and bank holding companies to maintain a ratio of “core” or “Tier 1” capital (consisting principally of common equity) to risk-weighted assets of at least 4%, a ratio of Tier 1 capital to average total assets (leverage ratio) of at least 4% and a ratio of total capital (which includes Tier 1 capital plus certain forms of subordinated debt, a portion of the allowance for loan and lease losses and preferred stock) to risk-weighted assets of at least 8%. Risk-weighted assets are calculated by multiplying the balance in each category of assets by a risk factor, which ranges from zero for cash assets and certain government obligations to 100% for high risk loans, and adding the products together.

	Actual as of June 30, 2005	Minimum Capital Requirement	Minimum Requirement for “Well- Capitalized” Institution
Leverage Ratio
Consolidated Centennial Bank Holdings, Inc.	9.54%	4.0%	5.0%
Guaranty Bank & Trust Company	8.58%	4.0%	5.0%
Centennial Bank of the West	9.53%	4.0%	5.0%
Collegiate Peaks Bank	9.30%	4.0%	5.0%

Tier 1 Risk-Based Capital Ratio
Consolidated Centennial Bank Holdings, Inc.	10.12%	4.0%	6.0%
Guaranty Bank & Trust Company	9.33%	4.0%	6.0%
Centennial Bank of the West	10.26%	4.0%	6.0%
Collegiate Peaks Bank	12.11%	4.0%	6.0%

Total Risk-Based Capital Ratio
Consolidated Centennial Bank Holdings, Inc.	11.37%	8.0%	10.0%
Guaranty Bank & Trust Company	10.59%	8.0%	10.0%
Centennial Bank of the West	11.51%	8.0%	10.0%
Collegiate Peaks Bank	13.18%	8.0%	10.0%

Contractual Obligations

The following table sets forth our significant contractual obligations at December 31, 2004:

	Payments Due by Period
	Totals	Less Than 1 Year	1 – 3 Years	4 – 5 Years	Over 5 Years
	(In thousands)
Contractual Obligations
Subordinated debentures	$42,079	$—	$—	$—	$42,079
Treasury Tax and Loan note	921	921	—	—	—
First Tennessee line of credit	12,000	12,000	—	—	—
Federal Home Loan Bank obligations	26,849	17,760	1,431	3,440	4,218
Operating lease obligations	13,982	3,129	5,581	3,328	1,944
Purchase obligations	421	167	254	—	—

Totals	$96,252	$33,977	$7,266	$6,768	$48,241

The following table sets forth our other significant commitments at December 31, 2004:

	Payments Due by Period
	Totals	Less Than 1 Year	1 – 3 Years	4 – 5 Years	Over 5 Years
	(In thousands)
Contractual Obligations
Commitments to extend credit	$468,059	$263,428	$176,620	$18,616	$9,395
Standby letters of credit	71,840	57,420	14,300	120	—

Totals	$539,899	$320,848	$190,920	$18,736	$9,395

Off Balance Sheet Arrangements

We do not have off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, liquidity, capital expenditures or capital resources.

Liquidity

Based on our existing business plan, we believe that our level of liquid assets is sufficient to meet our current and presently anticipated funding needs.

On a stand-alone basis, we currently rely on dividends from our subsidiary banks as the main source of liquidity. At December 31, 2004, the amount available for dividends from our banks, including First National Bank of Strasburg, which was subsequently merged with Guaranty Bank and Trust Company, without regulatory approval, was $16.7 million. We require liquidity for the payment of interest on the subordinated debentures, for operating expenses, principally salaries and benefits, and for the payment of dividends to our shareholders.

The banks rely on deposits as their principal source of funds and, therefore, must be in a position to service depositors’ needs as they arise. Our goal is to maintain a loan-to-deposit ratio (total loans held for sale plus total loans and leases held for investment to total deposits) below approximately 90% and a liquidity ratio (liquid assets, including cash and due from banks, Federal funds sold and investment securities not pledged as collateral expressed as a percentage of total deposits) above approximately 15%.

Our deposits tend to be cyclical, decreasing at the beginning of the year and ramping up during the balance of the year. In addition, while fluctuations in the balances of a few large depositors may cause temporary increases and decreases in liquidity from time to time, we have not experienced difficulty in dealing with such fluctuations from existing liquidity sources.

Liquid assets represented approximately 5.2% of total assets at December 31, 2004. We believe that if the level of liquid assets (our primary liquidity) does not meet our liquidity needs, other available sources of liquid assets (our secondary liquidity), including the purchase of Federal funds, sales of securities under agreements to repurchase, sales of loans, discount window borrowings from the Federal Reserve Bank and $189.6 million under a line of credit with the Federal Home Loan Bank of Topeka at December 31, 2004, could be employed to meet those current and presently anticipated funding needs.

Our liquidity may be impacted negatively, however, by several other factors, including expenses associated with unforeseen or pending litigation.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk of loss in a financial instrument arising from adverse changes in market prices and rates, foreign currency exchange rates, commodity prices and equity prices. Our market risk arises primarily from interest rate risk inherent in our lending and deposit taking activities. To that end, management actively monitors and manages our interest rate risk exposure. We do not have any market risk sensitive instruments entered into for trading purposes. We manage our interest rate sensitivity by matching the re-pricing opportunities on our earning assets to those on our funding liabilities. We use various asset/liability strategies to manage the re-pricing characteristics of our assets and liabilities designed to ensure that exposure to interest rate fluctuations is limited within our guidelines of acceptable levels of risk-taking. Hedging strategies, including the terms and pricing of loans and deposits and managing the deployment of our securities are used to reduce mismatches in interest rate re-pricing opportunities of portfolio assets and their funding sources.

Our individual bank and holding company Asset Liability Management Committees, or our ALCOs, address interest rate risk. The committees are comprised of members of our senior management, with a board member on the holding company ALCO. The ALCO monitors interest rate risk by analyzing the potential impact on the net portfolio of equity value and net interest income from potential changes in interest rates, and considers the impact of alternative strategies or changes in balance sheet structure. The ALCO manages our balance sheet in part to maintain the potential impact on net portfolio value and net interest income within acceptable ranges despite changes in interest rates.

Our exposure to interest rate risk is reviewed on at least a quarterly basis by the ALCO and our board of directors. Interest rate risk exposure is measured using interest rate sensitivity analysis to determine our change in net portfolio value and net interest income in the event of hypothetical changes in interest rates. If potential changes to net portfolio value and net interest income resulting from hypothetical interest rate changes are not within board-approved limits, the board may direct management to adjust the asset and liability mix to bring interest rate risk within board-approved limits.

We monitor and evaluate our interest rate risk position on a quarterly basis using traditional gap analysis, earnings at risk analysis and economic value at risk analysis under 100 and 200 basis point change scenarios. Each of these analyses measures different interest rate risk factors inherent in the balance sheet. Traditional gap analysis, although not a complete view of these risks, provides a fair representation of our current interest rate risk exposure. Traditional gap analysis calculates the dollar amount of mismatches between assets and liabilities, at certain time periods, whose interest rates are subject to repricing at their contractual maturity date or repricing period.

Gap Analysis

A traditional measure of a financial institution’s interest rate risk is the static gap analysis. A static gap is the difference between the amount of assets and liabilities that are expected to mature or reprice within a specific period. Generally, a positive gap benefits an institution during periods of rising interest rates, and a negative gap benefits an institution during periods of declining interest rates.

At June 30, 2005, we had a positive gap of $169,000, or 7% percent of our total assets, that would be subject to repricing within one year, with a total positive gap of $527,000, or 21% of our total assets. The following table sets forth information concerning repricing opportunities for our interest-earning assets and interest bearing liabilities as of June 30, 2005. The amount of assets and liabilities shown within a particular period were determined in accordance with their contractual maturities, except that adjustable rate products are included in the period in which they are first scheduled to adjust and not in the period in which they mature. Such assets and liabilities are classified by the earlier of their maturity or repricing date.

	Less than 3 months	3 months to 1 year	1 to 5 years	Over 5 years	Non-rate sensitive	Total
Interest-bearing cash and cash equivalents	$14,425	$5,000	$—	$—	$—	$19,425
Investment securities	26,563	21,072	40,748	44,141	14,835	147,359
Loans, gross	1,162,189	225,322	269,685	58,253	8,794	1,724,243
All other assets	42,315	10,485	10,872	12,719	494,424	570,815

Totals	$1,245,492	$261,879	$321,305	$115,113	$518,053	$2,461,842

Deposits	$795,777	$258,009	$50,474	$—	$484,920	$1,589,180
Assets under repurchase agreements and federal funds purchases	53,797	—	—	—	—	53,797
Borrowings	150,352	—	4,871	4,218	—	159,441
Subordinated debentures	—	25,764	—	15,913	—	41,677
All other liabilities	48,070	6,839	2,398	—	43,099	100,406
Stockholder’s equity	—	—	—	—	517,341	517,341

Totals	$1,047,996	$290,612	$57,743	$20,131	$1,045,360	$2,461,842

Period gap	197,496	(28,733)	263,562	94,982	(527,307)
Cumulative gap	197,496	168,763	432,325	527,307
Cumulative rate sensitive gap %	8%	7%	18%	21%

The following table sets forth the distribution of re-pricing opportunities of our interest-earning assets and interest-bearing liabilities, the interest rate sensitivity gap (that is, interest rate sensitive assets less interest rate sensitive liabilities), cumulative interest-earning assets and interest-bearing liabilities, the cumulative interest rate sensitivity gap, the ratio of cumulative interest-earning assets to cumulative interest-bearing liabilities and the cumulative gap as a percentage of total assets and total interest-earning assets as of December 31, 2004. The table also sets forth the time periods during which interest-earning assets and interest-bearing liabilities will mature or may re-price in accordance with their contractual terms. The interest rate relationships between the re-priceable assets and re-priceable liabilities are not necessarily constant and may be affected by many factors, including the behavior of customers in response to changes in interest rates. This table should, therefore, be used only as a guide as to the possible effect changes in interest rates might have on our net interest margins.

	At December 31, 2004
Repricing Interval	Less than 3 months	3 months to 1 year	1 to 5 years	Over 5 years	Non-rate sensitive	Total
	(Dollars in thousands)
Interest-bearing deposits with banks	$11,230	$5,000	$—	$—	$—	$16,230
Federal funds sold	23,000	—	—	—	—	23,000
Investment securities	13,537	27,875	39,608	45,307	1,405	127,732
Bank stocks	—	—	—	—	12,770	12,770
Loans, net	1,093,699	195,154	322,644	33,789	(21,186)	1,624,100
All other assets	—	—	—	—	595,369	595,369

Totals	$1,141,466	$228,029	$362,252	$79,096	$588,358	$2,399,201

Non-interest bearing demand	$—	$—	$—	$—	$477,998	$477,998
Interest-bearing demand	115,389	—	—	—	—	115,389
Savings	612,915	—	—	—	—	612,915
Time deposits under $100,000	60,702	104,714	29,631	141	—	195,188
Time deposits $100,000 or more	138,566	108,993	28,940	510	—	277,009
Securities sold under agreements to repurchase	27,492	—	—	—	—	27,492
Borrowings	57,292	15,465	4,984	4,108	—	81,849
All other liabilities	—	—	—	—	95,947	95,947
Stockholder’s equity	—	—	—	—	515,414	515,414

Totals	$1,012,356	$229,172	$63,555	$4,759	$1,089,359	$2,399,201

Period gap	129,110	(1,143)	298,697	74,337	(501,001)
Cumulative gap	129,110	127,967	426,664	501,001
Cumulative rate sensitive gap %	5%	5%	18%	21%

At December 31, 2004, we had $1.4 billion in assets and $1.2 billion in liabilities re-pricing within one year. This means that $128 million more of our interest rate sensitive assets than our interest rate sensitive liabilities will change to the then current rate (changes occur due to the instruments being at a variable rate or because the maturity of the instrument requires its replacement at the then current rate). The ratio of interest-bearing liabilities to interest-earning assets maturing or re-pricing within one year at December 31, 2004 is 9.1%. In theory, this analysis indicates that at December 31, 2004, if interest rates were to increase, the gap would tend to result in a higher net interest margin. However, changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of re-pricing of both the asset and its supporting liability can remain the same, thus impacting net interest income. This characteristic is referred to as basis risk, and generally relates to the re-pricing characteristics of short-term funding sources such as certificates of deposit.

Gap analysis has certain limitations. Measuring the volume of re-pricing or maturing assets and liabilities does not always measure the full impact on the portfolio value of equity or net interest income. Gap analysis does not account for rate caps on products, dynamic changes such as increasing prepayment speeds as interest rates decrease, basis risk, embedded options or the benefit of no-rate funding sources. The relation between product rate re-pricing and market rate changes (basis risk) is not the same for all products. The majority of interest-earning assets generally re-price along with a movement in market rates, while non-term deposit rates in general move more slowly and usually incorporate only a fraction of the change in market rates. Products categorized as non-rate sensitive, such as our noninterest-bearing demand deposits, in the gap analysis behave like long term fixed rate funding sources. Both of these factors tend to make our actual behavior more asset sensitive than is indicated in the gap analysis. In fact, we have experienced higher net interest income when rates rise, and lower net interest income when rates fall, in contrast to what is indicated by the gap analysis. Therefore, management uses income simulation, net interest income rate shocks and market value of portfolio equity as its primary interest rate risk management tools.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS —

GUARANTY CORPORATION

You should read the following discussion and analysis of Guaranty’s financial condition and results of operations together with “Selected Consolidated Financial and Other Data” and Guaranty’s financial statements and related notes appearing elsewhere in this prospectus.

Because of the timing of our acquisition of Guaranty Corporation on December 31, 2004, Guaranty’s results of operations for the year ended December 31, 2004 are not included in our results of operations for the year ended December 31, 2004, but Guaranty is reflected in our consolidated financial position as of December 31, 2004. We believe the following management’s discussion and analysis of financial condition and results of operations relating to Guaranty Corporation is useful to investors in understanding Guaranty’s historical operations.

Results of Operations

The following table summarizes certain key financial results for Guaranty for the periods indicated.

	Year Ended December 31,
	2004	2003	2002
	(In thousands)
Net income, in thousands	$3,886	$14,186	$12,744
Earnings per share, basic (a)	$71.00	$258.34	$233.90
Earnings per share, diluted (a)	$70.92	$257.54	$231.39
Return on average assets (b)	0.28%	1.10%	1.11%
Return on average stockholders’ equity (c)	3.58%	14.82%	15.61%

(a)	Represents combined net income divided by weighted average basic or diluted shares outstanding.
(b)	Represents combined net income divided by average assets.
(c)	Represents combined net income divided by average stockholders’ equity.

Financial Overview for the Years Ended December 31, 2004, 2003 and 2002

Guaranty’s consolidated financial statements include the accounts of Guaranty Corporation and the accounts of Guaranty’s wholly owned subsidiary banks, Guaranty Bank and Trust Company, First National Bank of Strasburg and Collegiate Peaks Bank. All significant inter-company accounts and transactions have been eliminated in consolidation.

	For the Year Ended December 31,			Change—Favorable (Unfavorable)		Percent Change
	2004	2003	2002	2004 v 2003	2003 v 2002	2004 v 2003	2003 v 2002
	(In thousands, except share, per share and percentage data)
Consolidated Statement of Income Data:
Interest income	$78,207	$72,414	$73,033	$5,793	$(619)	8.0%	(0.8)%
Interest expense	12,233	13,174	15,507	941	2,333	7.1%	15.0%

Net interest income	65,974	59,240	57,526	6,734	1,714	11.4%	3.0%
Provision for loan losses	9,232	1,552	3,046	(7,680)	1,494	(494.8)%	49.0%

Net interest income after provision for loan losses	56,742	57,688	54,480	(946)	3,208	(1.6)%	5.9%
Noninterest income	9,177	10,235	7,741	(1,058)	2,494	(10.3)%	32.2%
Noninterest expense	59,075	46,338	42,704	(12,737)	(3,634)	(27.5)%	(8.5)%

Income before income taxes	6,844	21,585	19,517	(14,741)	2,068	(68.3)%	10.6%
Income tax expense	2,958	7,399	6,773	4,441	(626)	60.0%	(9.2)%

Net income	$3,886	$14,186	$12,744	$(10,300)	$1,442	(72.6)%	11.3%

Share Data:
Basic earnings per share	$71.00	$258.34	$233.90	$(187.34)	$24.44	(72.5)%	10.4%
Diluted earnings per share	$70.92	$257.54	$231.39	$(186.62)	$26.15	(72.5)%	11.3%

2004 Compared to 2003

Guaranty’s net income decreased 72.6% to $3.9 million for the year ended December 31, 2004 from $14.2 million for the year ended December 31, 2003. Guaranty’s return on average assets was 0.3% and return on average stockholders’ equity was 3.6% for the year ended December 31, 2004, compared to 1.1% and 14.8% for the year ended December 31, 2003.

Guaranty’s net interest income increased to $66.0 million from $59.2 million, experiencing an increase in interest income while experiencing a decrease in interest expense from 2003 to 2004, resulting in an increase of $6.7 million in net interest income from 2003. This increase, however, was more than offset by an increase of $7.7 million in the provision for loan losses and an increase of $12.7 million in noninterest expenses, leading to a decrease in net income of $10.3 million. A culmination of several factors led to a $7.7 million increase in Guaranty’s provision for loan losses from 2003 to 2004. The Guaranty real estate loan portfolio experienced a provision increase of $3.8 million related to four loans that became impaired in 2004. Six commercial and agriculture borrowers accounted for an increase in Guaranty’s provision of $1.8 million. Management believes that there is no additional exposure to those specified borrowers. The remaining $2.1 million increase, or 0.2% of the gross loan portfolio, is the result of general economic conditions impacting the loan portfolio. Specifically, Guaranty increased the provision due to concerns about the Denver real estate market, which has a high vacancy rate and continued excess capacity, and to reflect the impact of rising interest rates on its residential real estate and consumer loan portfolios. Additional information on the provision for loan losses is provided below under “—Provision for Loan Losses” and “—Allowance for Loan Losses.”

2003 Compared to 2002

Guaranty’s net income increased 11.3% to $14.2 million, or $257.54 per diluted share, for the year ended December 31, 2003, from $12.7 million, or $231.39 per diluted share, for the year ended December 31, 2002.

Guaranty’s return on average assets was 1.1% and return on average stockholders’ equity was 14.8% for the year ended December 31, 2003, compared to 1.1% and 15.6% for the year ended December 31, 2002.

The primary factor in the net income improvement in 2003 from 2002 was a decrease of $2.3 million in interest expense, while interest income decreased by $0.6 million.

Net Interest Income and Net Interest Margin

Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

	Year Ended December 31, 2004			Percent Increase (Decrease)
	2004	2003	2002	2004 v 2003	2003 v. 2002
	(Dollars in thousands)
Interest income:
Loans held for investment	$73,448	$68,046	$66,368	7.9%	2.5%
Investments:
Taxable	1,527	1,635	4,552	(6.6)%	(64.1)%
Tax-exempt	2,566	2,154	1,919	19.1%	12.2%
Deposits in other banks	454	245	106	85.3%	131.1%
Federal funds sold and other	212	334	88	(36.5)%	279.5%

Total interest income	78,207	72,414	73,033	8.0%	(0.8)%

Interest expense:
Deposits	10,184	11,375	13,839	(10.5)%	(17.8)%
Repurchase agreements and Federal funds purchased	53	66	76	(19.7)%	(13.2)%
Junior subordinated debentures	1,788	1,633	1,211	9.5%	34.8%
Other Borrowings	208	100	381	108.0%	(73.8)%

Total interest expense	12,233	13,174	15,507	(7.1)%	(15.0)%

Net interest income:	$65,974	$59,240	$57,526	11.4%	3.0%

2004 Compared to 2003

Guaranty’s net interest income for 2004 increased $6.7 million, or 11.4%, compared to 2003. This increase resulted from an increase of $5.8 million in interest income and a decrease of $0.9 million in interest expense. The increase in interest income was due primarily to increases in average loans outstanding during 2004. This increase in interest income was primarily responsible for the increase in net interest income.

2003 Compared to 2002

Guaranty’s net interest income for 2003 increased by $1.7 million, or 3.0%, compared to 2002. This increase is due primarily to a decrease in interest income of $0.6 million more than offset by a decrease in interest expense of $2.3 million. The decrease in interest income is primarily due to a decrease in average loan balances from 2002 to 2003. The decease in interest expense is primarily attributable to the decrease in interest rates from 2002 to 2003, rather than a decrease in volume.

Noninterest Income

Guaranty’s total noninterest income decreased to $9.2 million in 2004 from $10.2 million in 2003 for a decrease of $1.1 million, or 10.3%. In 2003, total noninterest income increased by $2.5 million, or 32.2%, from $7.7 million in 2002.

The following table presents the major categories of Guaranty’s noninterest income:

	Year Ended December 31,			Change—Increase (Decrease)
	2004	2003	2002	2004 v 2003	2003 v 2002
	(In thousands)
Service charges and fees on deposit accounts	$2,915	$2,968	$2,691	$(53)	$277
Merchant income	196	206	167	(10)	39
ATM income	83	76	81	7	(5)
Net gain on sale of loans held for sale	2,593	3,488	1,837	(895)	1,651
Net gain on sales of investment securities	—	1,013	1,161	(1,013)	(148)
Other income	3,390	2,484	1,804	906	680

Total noninterest income	$9,177	$10,235	$7,741	$(1,058)	$2,494

2004 Compared to 2003

The $1.1 million or 10.3% decrease in Guaranty’s noninterest income is due primarily to a $1.0 million decrease on sale of investment securities and a $0.9 million decrease in net gain on sale of loans held for sale offset somewhat by an increase in a number of other individually insignificant other noninterest income items.

2003 Compared to 2002

An increase in the gain on sale of loans held for sale of $1.7 million was the primary factor driving the 32.2% increase in noninterest income from $7.7 million in 2002 to $10.2 million in 2003. This increase in the gain on sale of loans held for sale was the result of a 102.5% increase in the originations of loans held for sale during 2003 over 2002. This increase in originations from 2002 to 2003 resulted from a decrease in mortgage interest rates during 2003, which significantly increased the demand for residential mortgage loans in 2003.

Noninterest Expense

The following table presents, for the years indicated, the major categories of Guaranty’s noninterest expense:

	Year Ended December 31,			Change—Increase (Decrease)
	2004	2003	2002	2004 v 2003	2003 v 2002
	(In thousands)
Salaries and employee benefits	$35,637	$29,967	$27,291	$5,670	$2,676
Occupancy	3,635	3,679	3,472	(44)	207
Furniture and equipment	2,565	2,580	2,632	(15)	(52)
Merger expenses	3,198	—	—	3,198	—
Impairment of goodwill	442	—	—	442	—
Other general and administrative	13,598	10,112	9,309	3,486	803

Total noninterest expense	$59,075	$46,338	$42,704	$12,737	$3,634

2004 Compared to 2003

Guaranty’s noninterest expense increased by $12.7 million during 2004 to $59.1 million from $46.3 million in 2003. The primary causes of the increase in expenses were $3.2 million of merger and acquisition related expenses in 2004 and a $5.7 million increase in salary and employee benefit expenses in 2004. This increase in salaries and employee benefits was primarily the result of retention and executive bonuses paid in connection with the acquisition.

2003 Compared to 2002

Guaranty’s noninterest expense increased $3.6 million during 2003 to $46.3 from $42.7 million in 2002. This increase was primarily due to a $2.7 million increase in salaries and employee benefits, which was the result of a proportional increase in full-time equivalent employees during 2003.

Provision for Income Taxes

2004 Compared to 2003

Guaranty recorded tax provisions of $3.0 million in 2004 and $7.4 million in 2003. The effective rates were 43% and 34% for the years ended December 31, 2004 and 2003. The primary cause of the increase in effective rates from 2003 to 2004 was nondeductible merger expenses.

2003 Compared to 2002

Guaranty recorded tax provisions of $7.4 million in 2003 and $6.8 million in 2002. The effective rates were 34% and 35% for the years ended December 31, 2003 and 2002.

Financial Condition and Liquidity

The following table sets forth certain key consolidated balance sheet data for Guaranty:

	At December 31,
	2004	2003	Increase
	(In thousands)
Earning assets	$1,333,483	$1,293,380	$40,103
Total assets	1,411,962	1,369,084	42,878
Deposits	1,261,710	1,227,855	33,855

Loans

The following table sets forth the amount of Guaranty’s loans outstanding at the dates indicated. Guaranty had no foreign loans or energy-related loans as of the dates indicated.

	At December 31,
	2004		2003
	(In thousands)
Real estate—mortgage	$395,003	35.9%	$369,441	35.1%
Real estate—construction	197,598	18.0%	183,588	17.4%
Commercial	413,993	37.6%	415,470	39.3%
Agricultural	27,634	2.5%	30,244	2.9%
Consumer	43,633	4.0%	36,523	3.5%
Leases receivable and other	21,959	2.0%	18,665	1.8%

Total gross loans	1,099,820	100.0%	1,053,931	100.0%
Less: allowance for loan losses	(17,955)		(11,500)
Deferred loan fees	(2,617)		(2,433)

Net loans	$1,079,248		$1,039,998
Loans held for sale at lower of cost or market	$7,301		$5,828

Guaranty’s lending portfolio increased 4.4% or approximately $45.9 million from $1.0 billion as of December 31, 2003 to $1.1 billion as of December 31, 2004. Guaranty’s loan portfolio has been primarily comprised of commercial and industrial and real estate mortgage and construction loans. As of December 31, 2004, these types of loans made up 91.5% of Guaranty’s loan balances.

Guaranty’s loans held for sale balances increased $1.5 million from $5.8 million as of December 31, 2003 to $7.3 million as of December 31, 2004. These loan balances represented long-term residential mortgages originated by Guaranty. Guaranty then packaged these mortgages for resale, along with servicing, to institutional investors.

Nonperforming Assets

Credit risk related to nonperforming assets arises as a result of lending activities. To manage this risk, Guaranty has historically employed frequent monitoring procedures, and has taken prompt corrective action when necessary. Guaranty has employed a risk rating system that identifies the overall potential amount of risk associated with each loan in its loan portfolio. This monitoring and rating system was designed to help Guaranty’s management determine current and potential problems so that corrective actions could be taken promptly.

Generally, Guaranty historically placed loans on nonaccrual status when they became 90 days or more past due or at such earlier time as Guaranty’s management determined timely recognition of interest to be in doubt. Accrual of interest was discontinued on a loan when Guaranty believed, after considering economic and business conditions and analysis of the borrower’s financial condition, that the collection of interest was doubtful.

The following table summarizes the loans for which the accrual of interest has been discontinued, loans with payments more than 90 days past due and still accruing interest, loans that have been restructured, and other real estate owned. For reporting purposes, other real estate owned (“OREO”) consists of all real estate, other than bank premises, actually owned or controlled by Guaranty, including real estate acquired through foreclosure.

	At December 31,
	2004	2003
	(Dollars in thousands)
Nonaccrual loans, not restructured	$3,331	$5,757
Accruing loans past due 90 days or more	2,494	1,665

Total nonperforming loans (NPLs)	5,825	7,422
Other real estate owned	3,000	3,457

Total nonperforming assets (NPAs)	$8,825	$10,879

Selected ratios:
NPLs to total loans held for investment	0.53%	0.71%
NPAs to total assets	0.63%	0.79%

Nonperforming loans decreased by $1.6 million from $7.4 million as of December 31, 2003 to $5.8 million as of December 31, 2004. This decrease was due to a $2.4 million decrease in nonaccrual loans that was partially offset by a $0.8 million increase in loans past due 90 days or more and still accruing interest.

Allowance for Loan Losses

Guaranty has historically maintained a level of allowance for loan losses that, in the judgment of Guaranty’s management, is adequate to absorb loan losses inherent in the company’s loan portfolio. The amount of the allowance has historically been based on Guaranty’s management’s evaluation of the collectibility of the loan portfolio, historical loss experience, and other significant factors affecting loan portfolio collectibility, including the level and trends in delinquent, nonaccrual and adversely classified loans, trends in volume and terms of loans, levels and trends in credit concentrations, effects of changes in underwriting standards, policies, procedures and practices, national and local economic trends and conditions, changes in capabilities and experience of lending management and staff, and other external factors including industry conditions, competition and regulatory requirements.

Guaranty’s methodology for evaluating the adequacy of the allowance for loan losses has historically had two basic elements: first, the identification of impaired loans and the measurement of impairment for each individual loan identified; and second, a method for estimating an allowance for all other loans.

Guaranty has historically considered a loan impaired when it is probable that the Company will be unable to collect all contractual principal and interest payments due in accordance with terms of the loan agreement. Losses on individually identified impaired loans that are not collateral dependent have been measured based on the present value of expected future cash flows discounted at the original effective interest rate of each loan. For loans that are collateral dependent, impairment has been measured based on the fair value of the collateral less estimated selling costs.

In estimating the general allowance for loan losses, Guaranty has historically grouped the balance of the loan portfolio into segments that have common characteristics, such as loan type, collateral type or risk rating. Loans typically segregated by risk rating are those that have been assigned risk ratings using regulatory definitions of “special mention,” “substandard,” and “doubtful”. Loans graded as “loss” are generally charged off immediately.

For each general allowance portfolio segment, Guaranty has historically applied loss factors to calculate the required allowance. These loss factors are based upon three years of historical loss rates, adjusted for qualitative factors affecting loan portfolio collectibility as described above. Qualitative adjustment factors are expressed in basis points and adjust historical loss factors downward up to 40 basis points and upward up to 75 basis points.

The specific allowance for impaired loans and the general allowance have been combined to determine the required allowance for loan losses. The amount calculated is compared to the actual allowance for loan losses at each quarter end and any shortfall is covered by an additional provision for loan losses. As a practical matter, Guaranty’s allowance methodology may show that an unallocated allowance exists at quarter end. Any such amounts exceeding a minor percentage of the allowance will be removed from the allowance for loan losses by a credit to the allowance for loan losses as of quarter end.

The table below summarizes Guaranty’s loans held for investment, average loans held for investment, non-performing loans and changes in the allowance for loan losses arising from loan losses and additions to the allowance from provisions charged to operating expense:

	At or For the Year Ended December 31,
	2004	2003
	(Dollars in thousands)
Allowance for loan losses:
Beginning balance	$11,500	$10,220
Loan charge offs	(2,927)	(514)
Recoveries	150	242

Net loan charge offs	(2,777)	(272)

Provision for the allowance for loan losses	9,232	1,552

Ending balance	$17,955	$11,500

Loans held for investment	$1,097,203	$1,051,498
Average loans held for investment	1,095,074	1,031,300
Non-performing loans	5,825	7,422
Selected ratios:
Net charge-offs to average loans held for investment	0.26%	0.03%
Provision for the allowance for loans held for investment	0.84%	0.15%
Allowance for loans to loans held for investment at end of period	1.64%	1.09%
Allowance for loans to nonperforming loans	308.24%	154.94%

Guaranty’s allowance for loan losses of $18.0 million at December 31, 2004 represented 0.8% of total loans and 308.2% of nonperforming loans as of that date. At December 31, 2003, Guaranty’s allowance for loan losses totaled $11.5 million, or 0.2% of total loans and 154.9% of nonperforming loans as of that date.

Guaranty’s charge-offs to average loans held for investment were 0.27% for the year ended December 31, 2004 compared to recoveries to average loans of 0.01% for the year ended December 31, 2004.

Guaranty’s charge-offs to average loans held for investment were 0.05% for the year ended December 31, 2003 compared to recoveries to average loans of 0.02% for the year ended December 31, 2003.

Guaranty’s net charge-offs of loans were $2.8 million in 2004 and $0.3 million in 2003. The $2.5 million increase in net charge-offs during 2004 compared to 2003 was primarily due to a $2.2 million increase in net charge-offs on commercial loans and a $0.4 million increase in net charge-offs on real estate mortgage loans.

Investment Securities

Guaranty has historically managed its investment portfolio principally to provide liquidity and balance its overall interest rate risk. To a lesser extent, Guaranty has historically managed its investment portfolio to provide earnings with a view to minimizing credit risk.

The carrying value of Guaranty’s portfolio of investment securities at December 31, 2004 and 2003 was as follows:

	At December 31,
	2004	2003
	(In thousands)
Securities available-for-sale:
U.S. Treasury securities	$44,137	$53,577
U.S. Government agencies	2,982	4,012
Obligations of state and political subdivisions	43,929	47,711
Mortgage backed securities	23,150	47,579

Total securities available-for-sale	$114,198	$152,879

Bank stocks, at cost	$5,807	$7,636

The carrying value of Guaranty’s investment securities decreased $40.5 million from $160.5 million at December 31, 2003 to $120.0 million at December 31, 2004. The majority of this decrease was the result of normal run-off of securities balances resulting from scheduled maturities and calls by security issuers.

Deposits

Guaranty’s total deposits increased $33.9 million from $1,227.9 million at December 31, 2003 to $1,261.7 million at December 31, 2004. The majority of the increase in total deposits is due to a $57.1 million increase in noninterest bearing deposits partially offset by a $28.2 million decrease in time deposits of $100,000 and more. The decrease in time deposits of $100,000 and more is the result of increased interest rate competition partially resulting from the decreasing interest rate environment during 2004.

The following table presents the balance of each major category of Guaranty’s deposits as of each of the periods indicated:

	Year Ended December 31,
	2004		2003
	Amount	% of deposits	Amount	% of deposits
	(Dollars in thousands)
Noninterest bearing	$411,133	32.6%	$353,994	28.8%
Interest-bearing:
Interest bearing demand	79,858	6.3%	87,567	7.1%
Savings	507,059	40.2%	491,756	40.1%
Time deposits under 100,000	74,792	5.9%	77,429	6.3%
Time deposits 100,000 and more	188,868	15.0%	217,109	17.7%

Total interest-bearing	$850,577	67.4%	$873,861	71.2%

Total deposits	$1,261,710	100.0%	$1,227,855	100.0%

Borrowings

Federal Home Loan Bank Advances

Guaranty historically maintained collateralized revolving lines of credit with the Federal Home Loan Bank. Based on the Federal Home Loan Bank stock and collateral requirements, these lines provided for maximum borrowings of $108,055,000 at December 31, 2004. Advances on these lines of credit are collateralized by blanket pledge agreements. Certain loans, investment securities and Federal Home Loan Bank stock are pledged as collateral on these lines of credit. In addition to these revolving lines of credit with the Federal Home Loan Bank, Guaranty historically periodically entered into term borrowing arrangements with the Federal Home Loan Bank. As of December 31, 2004, Guaranty had $5.0 million of term borrowings with the Federal Home Loan Bank outstanding. This term borrowing, which is included in the discussion of Centennial’s borrowings above under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Centennial Bank Holdings, Inc.—Financial Condition—Borrowings,” is due May 29, 2005, bears interest at 2.3% payable quarterly and is collateralized by a blanket collateral pledge of loans. No term borrowings with the Federal Home Loan Bank were outstanding as of December 31, 2003.

Subordinated Debentures

As of December 31, 2003, Guaranty had issued and outstanding $1.3 million of unsecured notes payable, bearing interest at 8% and maturing on March 31, 2008. This debt was called and redeemed by Guaranty on December 31, 2004.

Junior Subordinated Debentures

From 1999 through 2004, Guaranty formed four subsidiary business trusts to issue trust preferred securities: Guaranty Capital Trust, Guaranty Capital Trust II, Guaranty Capital Trust III and Guaranty Capital Trust IV. The trusts have the right to redeem the trust preferred securities on or after five years from issuance. From 1999 through 2004, Guaranty issued Junior Subordinated Debentures to the trusts with outstanding balances totaling $10.3 million and $24.8 million at December 31, 2004 and 2003, respectively. The terms of the Junior Subordinated Debentures are materially consistent with the terms of the trust preferred securities issued by the trusts.

On January 30, 2004, Guaranty redeemed the trust preferred securities issued by Guaranty Capital Trust I and II and formed Guaranty Capital Trust IV. Guaranty Capital Trust IV issued $13.1 million of 8% trust preferred securities and issued common securities to Guaranty and used the net proceeds from the offering to purchase $13.6 million in principal amount of Junior Subordinated Debentures issued by Guaranty. In connection with Centennial’s acquisition of Guaranty on December 31, 2004, the Guaranty Capital Trust IV trust preferred securities were redeemed on that date.

The junior subordinated debentures issued by Guaranty are reflected in Guaranty’s consolidated balance sheet. The common stock issued by the trusts is reflected in other assets in Guaranty’s consolidated balance sheet. Prior to December 31, 2004, the trusts were consolidated subsidiaries of Guaranty and the trust preferred securities were included below the liability section in Guaranty’s consolidated balance sheet, as “Company Obligated Mandatorily Redeemable Preferred Securities”. The common securities, along with the related income effects, were eliminated in Guaranty’s consolidated income statements.

At December 31, 2004, only the trust preferred securities issued by Guaranty Capital Trust III, and the Junior Subordinated Debentures issued by Guaranty to Guaranty Capital Trust III, remained outstanding. Centennial assumed Guaranty’s obligations relating to such securities upon its acquisition of Guaranty. See “—Borrowings—Subordinated Debentures and Trust Preferred Securities.”

Capital Resources

Current risk-based regulatory capital standards generally require banks and bank holding companies to maintain a ratio of “core” or “Tier 1” capital (consisting principally of common equity) to risk-weighted assets of at least 4%, a ratio of Tier 1 capital to average total assets (leverage ratio) of at least 4% and a ratio of total capital (which includes Tier 1 capital plus certain forms of subordinated debt, a portion of the allowance for loan and lease losses and preferred stock) to risk-weighted assets of at least 8%. Risk-weighted assets are calculated by multiplying the balance in each category of assets by a risk factor, which ranges from zero for cash assets and certain government obligations to 100% for high risk loans, and adding the products together.

	Actual as of December 31, 2004	Minimum Capital Requirement	Minimum Requirement for “Well- Capitalized” Institution
Leverage Ratio
Consolidated Guaranty Corporation	7.8%	4.0%	5.0%
Guaranty Bank & Trust Company	8.1%	4.0%	5.0%
First National Bank of Strasburg	8.6%	4.0%	5.0%
Collegiate Peaks Bank	8.9%	4.0%	5.0%

Tier 1 Risk-Based Capital Ratio
Consolidated Guaranty Corporation	9.1%	4.0%	6.0%
Guaranty Bank & Trust Company	9.3%	4.0%	6.0%
First National Bank of Strasburg	10.2%	4.0%	6.0%
Collegiate Peaks Bank	11.9%	4.0%	6.0%

Total Risk-Based Capital Ratio
Consolidated Guaranty Corporation	10.3%	8.0%	10.0%
Guaranty Bank & Trust Company	10.6%	8.0%	10.0%
First National Bank of Strasburg	11.5%	8.0%	10.0%
Collegiate Peaks Bank	13.0%	8.0%	10.0%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS —

FIRST MAINSTREET FINANCIAL, LTD.

You should read the following discussion and analysis of First MainStreet’s financial condition and results of operations together with “Selected Consolidated Financial and Other Data” and its financial statements and related notes appearing elsewhere in this prospectus. The information contained in this discussion and analysis may contain forward-looking statements about First MainStreet. Certain statements in this discussion and analysis constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements.

Overview

First MainStreet is a bank holding company providing banking and other financial services throughout its targeted Colorado markets to consumers and to small and medium-sized businesses, including the owners and employees of those businesses. First MainStreet offers an array of banking products and services to the communities it serves, including accepting time and demand deposits, originating commercial loans, real estate loans, including construction loans and mortgage loans, Small Business Administration guaranteed loans and consumer loans. First MainStreet derives its income primarily from interest received on real estate-related loans, commercial loans and leases and consumer loans and, to a lesser extent, fees from the sale or referral of loans, interest on investment securities and fees received in connection with servicing loan and deposit accounts. First MainStreet’s major operating expenses are the interest it pays on deposits and borrowings and general operating expenses. First MainStreet relies primarily on locally generated deposits to provide it with funds for making loans.

First MainStreet is subject to competition from other financial institutions and its operating results, like those of other financial institutions operating exclusively or primarily in Colorado, are significantly influenced by economic conditions in Colorado, including the strength of the real estate market. In addition, both the fiscal and regulatory policies of the federal government and regulatory authorities that govern financial institutions and market interest rates also impact First MainStreet’s financial condition, results of operations and cash flows.

Critical Accounting Policies

Based on its consideration of accounting policies that involve the most complex and subjective estimates and judgments, First MainStreet’s management has identified its most critical accounting policy to be that related to the allowance for loan losses. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. First MainStreet has policies and procedures for evaluating the overall credit quality of its loan portfolio including timely identification of potential problem credits. On a quarterly basis, First MainStreet management reviews the appropriate level for the allowance for loan losses incorporating a variety of risk considerations, both quantitative and qualitative. Quantitative factors include First MainStreet’s historical loss experience, delinquency and charge-off trends, collateral values, known information about individual loans and other factors. Qualitative factors include the general economic environment in First MainStreet’s market areas and the expected trend of those economic conditions. To the extent actual results differ from forecasts and First MainStreet management’s judgment, the allowance for loan losses may be greater or less than future charge-offs.

Results of Operations

The following table summarizes certain key financial results for First MainStreet for the periods indicated.

	Six Months Ended June 30,		Year Ended December 31,
	2005	2004	2004	2003	2002
Net income, in thousands	$2,039	$1,985	$4,485	$4,523	$4,560
Earnings per share, basic	1.88	1.84	4.14	4.17	4.07
Earnings per share, diluted	1.87	1.83	4.13	4.16	4.06
Return on average assets, annualized	1.08%	0.99%	1.14%	1.08%	1.13%
Return on average equity, annualized	7.86%	8.12%	9.01%	9.48%	9.54%

Comparison of Operating Results for the Six Months Ended June 30, 2005 and June 30, 2004

	Six Months Ended June 30,		Change—Favorable (Unfavorable) 2005 v 2004
	2005	2004
	(In thousands)
Interest income	$10,074	$9,711	$363
Interest expense	2,087	2,201	114

Net interest income	7,987	7,510	477
Provision for loan losses	—	—	—

Net interest income after provision for loan losses	7,987	7,510	477
Noninterest income	3,836	3,734	102
Noninterest expense	8,949	8,534	(415)

Income before income taxes	2,874	2,710	164
Income tax expense	835	725	(110)

Net income	$2,039	$1,985	$54

General. First MainStreet’s net income remained relatively stable at $2.0 million for the six months ended June 30, 2005 and 2004. An increase in net interest income of $477,000 was offset by an increase in noninterest expense of $415,000 and an increase in income tax expense of $110,000.

Net interest income. First MainStreet’s net interest income increased $477,000, or 6.4%, to $8.0 million for the six months ended June 30, 2005 from $7.5 million for the six months ended June 30, 2004. The increase in net interest income resulted primarily from an increase in interest income on loans receivable of $790,000 because of an increase in interest rates in the loan portfolio over a year ago, and a decrease in interest expense on deposit balances of $272,000 due to a decline in deposit balances. This increase was offset by a decrease in interest income on investment balances of $391,000 due to the declining investment portfolio balances, and an increase in interest expense on borrowed funds of $157,000 because of higher levels of borrowed funds.

Provision for loan losses. First MainStreet establishes provisions for loan losses, which are charged to operations, at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the dates of the financial statements. In evaluating the level of the allowance for loan losses, First MainStreet management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change. The level of the allowance for loan losses is based on estimates, and ultimate losses may vary from the estimates.

Based on its evaluation of these factors, First MainStreet management recorded no provision for the six months ended June 30, 2005 and 2004.

Noninterest income. First MainStreet’s noninterest income increased $102,000, or 0.6%, to $3.8 million for the six months ended June 30, 2005 from $3.7 million for the six months ended June 30, 2004. The increase in noninterest income resulted primarily from an increase in insurance commissions and fee income of $379,000 because of the acquisition of an insurance agency in September 2004. This increase was offset in part by a decrease in service charges on deposit accounts of $108,000 because of a decline in deposit balances, and a decrease in mortgage banking income of $184,000 because of declines in mortgage origination activity and related sales of mortgage loans.

Noninterest expense. First MainStreet’s noninterest expense increased $415,000, or 4.9%, to $8.9 million for the six months ended June 30, 2005 from $8.5 million for the six months ended June 30, 2004. Employee compensation and benefits increased $464,000, or 8.6%, to $5.8 million for the six months ended June 30, 2005 from $5.4 million for the six months ended June 30, 2004. The increase in employee compensation and benefits was a result of retention and severance costs associated with the pending merger and the termination of an executive employment contract.

Income taxes. Income taxes increased $110,000 to $835,000, or 29.1% of income before income taxes, for the six months ended June 30, 2005 from $725,000, or 26.7% of income before income taxes, for the six months ended June 30, 2004. The increase in the tax rate is primarily a result of nondeductible merger expenses.

Comparison of Operating Results for the Year Ended December 31, 2004 and December 31, 2003

	Year Ended December 31,			Change—Favorable (Unfavorable)
	2004	2003	2002	2004 v 2003	2003 v 2002
	(In thousands)
Consolidated Statement of Income Data:

Interest income	$19,542	$20,597	$23,399	$(1,055)	$(2,802)
Interest expense	4,076	6,151	6,273	2,075	122

Net interest income	15,466	14,446	17,126	1,020	(2,680)
Provision for loan losses	—	132	792	132	660

Net interest income after provision for loan losses	15,466	14,314	16,334	1,152	(2,020)
Noninterest income	7,512	8,044	7,892	(532)	152
Noninterest expense	16,749	16,098	17,548	(651)	1,450

Income before income taxes	6,229	6,260	6,678	(31)	(418)
Income tax expense	1,744	1,737	2,118	(7)	381

Net income	$4,485	$4,523	$4,560	$(38)	$(37)

General. First MainStreet’s net income decreased $38,000, or 0.8%, to $4.5 million for the year ended December 31, 2004 from $4.5 million for the year ended December 31, 2003. The decrease resulted primarily from an increase in net interest income of $1.0 million, offset by a decrease in noninterest income of $532,000 and an increase in noninterest expense of $651,000.

Net interest income. First MainStreet’s net interest income increased $1.0 million, or 7.1%, to $15.5 million for the year ended December 31, 2004 from $14.4 million for the year ended December 31, 2003. The increase in net interest income resulted primarily from a decrease in interest expense, offset in part by a decrease in interest income. Interest income decreased $1.1 million, or 5.1%, to $19.5 million for the year ended December 31, 2004 from $20.6 million for the year ended December 31, 2003. The decrease in interest income is primarily a result of a decline in average earning assets of $27.9 million offset in part by an increase in average yield on earning assets of 11 basis points. Interest expense decreased $2.1 million, or 33.7%, to $4.1 million for the year ended December 31, 2004 from $6.2 million for the year ended December 31, 2003. The decrease in interest expense is a result of a decline in average deposit balances of $28.3 million combined with a decline in average cost of deposits of 59 basis points.

Provision for loan losses. First MainStreet management recorded no provision for loan losses for the year ended December 31, 2004 as compared to $132,000 for the year ended December 31, 2003.

Noninterest income. First MainStreet noninterest income decreased $532,000, or 6.6%, to $7.5 million for the year ended December 31, 2004 from $8.0 million for the year ended December 31, 2003. The decrease in noninterest income was primarily a result of a decrease in gain on sale of securities available-for-sale of $421,000, a decrease in insurance commissions and fees of $365,000 and a decrease in mortgage banking income of $426,000, offset in part by an increase in brokerage commissions of $432,000 and an increase in other income of $472,000. The decrease in mortgage banking was a result of declines in mortgage origination activity and related sales of mortgage loans. First MainStreet expanded its brokerage services in 2004, resulting in an increase in brokerage commissions.

Noninterest expense. First MainStreet’s noninterest expense increased $651,000, or 4.0%, to $16.7 million for the year ended December 31, 2004 from $16.1 million for the year ended December 31, 2003. The increase in noninterest expense was primarily a result of an increase in employee compensation and benefits of $657,000 and an increase in other expenses of $305,000, offset in part by a decrease in advertising and marketing expenses of $435,000. The decrease in advertising costs for the year ended December 31, 2004 resulted from the one-time costs incurred in the year ended December 31, 2003 associated with the rebranding and marketing of its name change. The increase in employee compensation and benefits was due to normal increases in wages and increases in contributions to benefit plans and deferred compensation plans.

Income taxes. First MainStreet’s income taxes remained relatively stable at $1.7 million, or 28.0% of income before income taxes, for the year ended December 31, 2004 as compared to $1.7 million, or 27.8% of income before income taxes, for the year ended December 31, 2003.

Comparison of Operating Results for the Year Ended December 31, 2003 and December 31, 2002

General. First MainStreet’s net income decreased $37,000, or 0.8%, to $4.5 million for the year ended December 31, 2003 from $4.5 million for the year ended December 31, 2002. The decrease resulted primarily from a decrease in net interest income of $2.7 million, offset by a decrease in provision for loan losses of $660,000, an increase in noninterest income of $152,000, a decrease in noninterest expense of $1.5 million and a decrease in income tax expense of $381,000.

Net interest income. First MainStreet’s net interest income decreased $2.7 million, or 15.6%, to $14.4 million for the year ended December 31, 2003 from $17.1 million for the year ended December 31, 2002. The decrease in net interest income resulted primarily from a decrease in interest income. Interest income decreased $2.8 million, or 12.0%, to $20.6 million for the year ended December 31, 2003 from $23.4 million for the year ended December 31, 2002. The decrease in interest income is primarily a result of a decrease in average yield on earning assets of 89 basis points, offset in part by an increase in average earning assets of $5.3 million. Interest expense remained relatively stable.

Provision for loan losses. First MainStreet management recorded a provision of $132,000 for the year ended December 31, 2003, as compared to a provision of $792,000 for the year ended December 31, 2002. The provision decreased as a result of lower levels of impaired loans and classified loans.

Noninterest income. First MainStreet noninterest income increased $152,000, or 1.9%, to $8.0 million for the year ended December 31, 2003 from $7.9 million for the year ended December 31, 2002. The increase was primarily a result of an increase in gains on sales of securities available-for-sale of $411,000, an increase in insurance commissions and fees of $409,000, an increase in cash surrender value of life insurance of $432,000, offset in part by a decrease in mortgage banking income of $849,000. The decrease in mortgage banking was a result of declines in mortgage origination activity and related sales of mortgage loans.

Noninterest expense. First MainStreet noninterest expense decreased $1.4 million, or 8.3%, to $16.1 million for the year ended December 31, 2003 from $17.5 million for the year ended December 31, 2002. The decrease was primarily a result of a decrease in employee compensation and benefits of $938,000 and a decrease of other expenses of $778,000, offset in part by an increase in advertising and marketing expenses of $371,000. The increase in advertising and marketing expenses was a result of one-time costs associated with FirstMainStreet’s rebranding and marketing of its name change. The decrease in employee compensation was primarily due to a decrease in commissions paid to loan officers for loan originations as a result of declines in mortgage origination activity.

Income tax expense. Income tax expense decreased $381,000, or 18.0%, to $1.7 million, or 27.8% of income before income taxes, for the year ended December 31, 2003 from $2.1 million, or 31.8% of income before income taxes, for the year ended December 31, 2002. The decrease in income tax expense was primarily the result of the decline in income before income taxes plus the effect of nontaxable income from the increase in cash value of life insurance.

Average Balance Sheets, Interest and Yields/Costs

The table below presents for the years indicated First MainStreet’s average assets, liabilities and stockholders’ equity, as well as the net interest income from average interest-earning assets and the resultant yields expressed in percentages.

	Year Ended December 31, 2004			Year Ended December 31, 2003			Year Ended December 31, 2002
	Average Balance	Interest Income or Expense	Average Yield or Cost	Average Balance	Interest Income or Expense	Average Yield or Cost	Average Balance	Interest Income or Expense	Average Yield or Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets:
Loans held for investment (1) (2)	$248,139	$15,641	6.30%	$235,320	$15,411	6.55%	$233,408	$16,999	7.28%
Investments:
Taxable	83,554	2,927	3.50%	108,857	3,813	3.50%	97,272	4,840	4.98%
Tax-exempt (3)	24,803	940	3.79%	29,139	1,229	4.22%	25,365	1,247	4.92%
Federal funds sold	3,084	34	1.10%	13,574	144	1.06%	20,606	313	1.52%

Total interest-earning assets	359,580	19,542	5.43%	386,890	20,597	5.32%	376,651	23,399	6.21%

Non-earning assets:
Cash and due from banks	10,198			10,274			13,316
Other assets	24,844			21,942			14,943

Total assets	$394,622			$419,106			$404,910

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand, money market and savings	$155,327	$829	0.53%	$139,386	$770	0.55%	$145,549	$1,058	0.73%
Time certificates of deposit	99,278	2,914	2.94%	143,542	5,048	3.52%	122,933	4,861	3.95%

Total interest-bearing deposits	254,605	3,743	1.47%	282,928	5,818	2.06%	268,482	5,919	2.20%
Borrowed funds	6,980	333	4.77%	6,899	333	4.83%	8,525	354	4.15%

Total interest-bearing liabilities	261,585	4,076	1.56%	289,827	6,151	2.12%	277,007	6,273	2.26%

Noninterest-bearing liabilities:
Demand deposits	81,135			79,149			75,155
Other liabilities	2,136			2,419			4,954

Total liabilities	344,856			371,395			357,116
Stockholders’ equity	49,766			47,711			47,794

Total liabilities and stockholders’ equity	$394,622			$419,106			$404,910

Net interest income		$15,466			$14,446			$17,126

Interest rate spread (4)			3.88%			3.20%			3.95%

Net interest margin (5)			4.30%			3.73%			4.55%

(1)	Includes average nonaccrual loans of $1.4 million, $1.8 million and $1.7 million for the years ended December 31, 2004, 2003 and 2002, respectively.
(2)	Interest income includes net loan fees of $812,000, $891,000 and $923,000 for the years ended December 31, 2004, 2003 and 2002, respectively.
(3)	Yields on securities have not been adjusted to a tax-equivalent basis.
(4)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and has not been adjusted to a tax-equivalent basis.
(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

Financial Condition

Comparison of Financial Condition at June 30, 2005 and December 31, 2004

Total assets decreased by $15.2 million, or 3.9%, to $370.9 million at June 30, 2005 from $386.2 million at December 31, 2004. The decrease in total assets consisted of decreases in securities available for sale, offset in part by increases in loans and cash and cash equivalents. Securities available for sale decreased by $21.5 million, or 22.9%, to $72.5 million at June 30, 2005 from $94.1 million at December 31, 2004. The decrease resulted primarily from decreases in deposits used to fund securities available for sale. Loans increased by $3.7 million, or 1.5%, to $248.3 million at June 30, 2005 from $244.6 million at December 31, 2004. Cash and cash equivalents increased by $2.2 million, or 15.0%, to $17.0 million at June 30, 2005 from $14.7 million at December 31, 2004.

Total deposits decreased by $26.9 million, or 8.3%, to $298.4 million at June 30, 2005 from $325.3 million at December 31, 2004. The decrease in total deposits resulted primarily from normal customer activity. Borrowed funds increased by $10.3 million, or 151.2%, to $17.1 million at June 30, 2005 from $6.8 million at December 31, 2004.

Total equity increased by $1.3 million, or 2.5%, to $52.7 million at June 30, 2005 from $51.4 million at December 31, 2004. The increase in total equity resulted primarily from net income of $2.0 million and stock issued of $408,000, offset by dividends declared of $653,000 and an increase in unrealized losses on available for sale securities, net of taxes of $496,000.

Comparison of Financial Condition at December 31, 2004 and December 31, 2003

Total assets decreased by $43.4 million, or 10.1%, to $386.2 million at December 31, 2004 from $429.6 million at December 31, 2003. The decrease in total assets resulted primarily from decreases in securities available-for-sale and cash and cash equivalents. Securities available-for-sale decreased by $32.7 million, or 25.8%, to $94.1 million at December 31, 2004 from $126.8 million at December 31, 2003. The decrease resulted primarily from decreases in deposits used to fund securities available-for-sale. Loans decreased by $2.8 million, or 1.1%, to $244.6 million at December 31, 2004 from $247.4 million at December 31, 2003. Cash and cash equivalents decreased by $10.3 million, or 41.2%, to $14.7 million at December 31, 2004 from $25.1 million at December 31, 2003.

Total deposits decreased by $46.6 million, or 12.5%, to $325.3 million at December 31, 2004 from $371.9 million at December 31, 2003. The decrease in total deposits resulted primarily from maturities of high cost time certificates of deposit previously issued under special promotions.

Total equity increased by $3.1 million, or 6.5%, to $51.4 million at December 31, 2004 from $48.3 million at December 31, 2003. The increase in total equity resulted primarily from net income of $4.5 million, offset by dividends declared of $1.3 million.

Lending Activities

Loan portfolio composition

	At June 30,	At December 31,
	2005	2004	2003
	(In thousands)
Commercial	$26,459	$30,032	$26,461
Commercial real estate	165,521	159,749	166,138
Other real estate	42,194	41,640	40,607
Agricultural	6,378	6,781	5,998
Consumer	5,934	6,264	7,957
Leases financing	5,927	4,499	4,761

	252,413	248,965	251,922
Less:
Allowance for loan losses	(3,315)	(3,460)	(3,608)
Net deferred loan fees	(778)	(902)	(905)

	$248,320	244,603	$247,409

Nonperforming Assets

Credit risk related to nonperforming assets arises as a result of lending activities. To manage this risk, First MainStreet practices sound, conservative lending, employing frequent monitoring procedures, and taking prompt corrective action when necessary. First MainStreet employs a risk rating system that identifies the overall potential amount of risk associated with each loan in its loan portfolio. This monitoring and rating system is designed to help First MainStreet management determine current and potential problems so that corrective actions can be taken promptly.

Generally, loans are placed on nonaccrual status when they become 90 days or more past due or at such earlier time as First MainStreet management determines timely recognition of interest to be in doubt. Accrual of interest is discontinued on a loan when First MainStreet believes, after considering economic and business conditions and analysis of the borrower’s financial condition, that the collection of interest is doubtful.

The following table sets forth the amounts of First MainStreet’s nonperforming loans and nonperforming assets at the dates indicated. At the dates indicated, there were no restructured loans.

	At June 30,	At December 31,
	2005	2004	2003
	(Dollars in thousands)
Nonaccrual loans and leases, not restructured	$843	$1,221	$1,087
Accruing loans past due 90 days or more	1	—	280

Total nonperforming loans	844	1,221	1,367
Other real estate owned	426	153	100

Total nonperforming assets	$1,270	$1,374	$1,467

Selected ratios:
Nonperforming loans to total loans	0.33%	0.49%	0.54%
Nonperforming assets to total assets	0.34%	0.36%	0.34%

Impaired Loans

Impaired loans (nonaccrual loans) are commercial, commercial real estate, other real estate-related and individually significant mortgage and consumer loans for which it is probable that First MainStreet will not be able to collect all amounts due according to the original contractual terms of the loan agreement. In determining whether or not a loan is impaired, First MainStreet applies its loan review procedures on a case-by-case basis taking into consideration the circumstances surrounding the loan and borrower, including the collateral value, the reasons for the delay, the borrower’s prior payment record, the amount of the shortfall in relation to the principal and interest owed, and the length of the delay. First MainStreet measures impairment on a loan-by-loan basis using either the present value of expected future cash flows discounted at the loan’s effective interest rate or at the fair value of the collateral if the loan is collateral dependent, less estimated selling costs.

Allowance for Loan Losses

First MainStreet’s allowance for loan losses is maintained at a level that, in its judgment, is adequate to absorb loan losses inherent in the loan portfolio. The amount of the allowance is based on First MainStreet management’s evaluation of the collectibility of the loan portfolio, historical loss experience, and other significant factors affecting loan portfolio collectibility, including the level and trends in delinquent, nonaccrual and adversely classified loans, trends in volume and terms of loans, levels and trends in credit concentrations, effects of changes in underwriting standards, policies, procedures and practices, national and local economic trends and conditions, changes in capabilities and experience of lending management and staff, and other external factors including industry conditions, competition and regulatory requirements.

First MainStreet’s methodology for evaluating the adequacy of the allowance for loan losses has two basic elements: first, the identification of impaired loans and the measurement of impairment for each individual loan identified; and second, a method for estimating an allowance for all other loans.

As discussed above, a loan is considered impaired when it is probable that First MainStreet will be unable to collect all contractual principal and interest payments due in accordance with terms of the loan agreement. Losses on individually identified impaired loans that are not collateral dependent are measured based on the present value of expected future cash flows discounted at the original effective interest rate of each loan. For loans that are collateral dependent, impairment is measured based on the fair value of the collateral less estimated selling costs.

In estimating the general allowance for loan losses, First MainStreet groups the balance of the loan portfolio into segments that have common characteristics, such as loan type, collateral type or risk rating. Loans typically segregated by risk rating are those that have been assigned risk ratings using regulatory definitions of “special mention,” “substandard,” and “doubtful”. Loans graded as “loss” are generally charged off immediately.

For each general allowance portfolio segment, First MainStreet applies loss factors to calculate the required allowance. These loss factors are based upon three years of historical loss rates, adjusted for qualitative factors affecting loan portfolio collectibility as described above. Qualitative adjustment factors are expressed in basis points and adjust historical loss factors.

The specific allowance for impaired loans and the general allowance are combined to determine the required allowance for loan losses. The amount calculated is compared to the actual allowance for loan losses at each quarter end and any shortfall is covered by an additional provision for loan losses. As a practical matter, First MainStreet’s allowance methodology may show that an unallocated allowance exists at quarter end. Any such amounts exceeding a minor percentage of the allowance will be removed from the allowance for loan losses by a credit to the allowance for loan losses as of quarter end.

The following table presents an analysis of First MainStreet’s allowance for loan losses for the periods presented:

	At June 30,		At December 31,
	2005	2004	2004	2003
	(Dollars in thousands)
Allowance for loan losses:
Beginning balance	$3,460	$3,608	$3,608	$4,009
Loan charge-offs:
Commercial	70	6	8	214
Commercial real estate	—	—	91	73
Other real estate	87	—	—	100
Agricultural	—	—	—	—
Consumer	38	80	113	245
Lease financing	—	—	—	—

Total loan charge offs	195	86	212	632

Recoveries:
Commercial	37	7	9	60
Commercial real estate	—	—	1	—
Other real estate	—	3	4	—
Agricultural	—	—	—	—
Consumer	13	31	50	39
Lease financing	—	—	—	—

Total recoveries	50	41	64	99

Net loan charge offs	(145)	(45)	(148)	(533)

Provision for the allowance for loan losses	—	—	—	132

Ending Balance	$3,315	$3,563	$3,460	$3,608

Total loans	$252,413	$243,400	$248,965	$251,922
Average total loans	249,170	246,873	248,139	235,320
Selected ratios:
Net charge-offs to average total loans	0.06%	0.02%	0.06%	0.23%
Allowance for loan losses to total loans	1.31%	1.46%	1.39%	1.43%

Investment Activities

First MainStreet manages its investment portfolio principally to provide liquidity and balance its overall interest rate risk. To a lesser extent, First MainStreet manages its investment portfolio to provide earnings with a view to minimizing credit risk.

The fair value of First MainStreet’s portfolio of securities available-for-sale at December 31, 2004, 2003 and 2002 was as follows:

	At December 31,
	2004	2003	2002
	(In thousands)
Securities available-for-sale:
U.S. Government and federal agencies	$7,812	$20,195	$42,862
Obligations of states and political subdivisions	24,940	26,321	21,034
Corporate bonds	2,054	3,162	6,586
Mortgage backed securities	59,279	77,109	73,776

Total securities available-for-sale	$94,085	$126,787	$144,258

Other equity securities	$2,930	$1,224	$1,216

Deposits

First MainStreet offers a selection of deposit instruments, including checking, savings, Money Market deposit accounts, and fixed-term certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. To attract and retain deposits, First MainStreet relies upon personalized customer service, long-standing relationships and competitive interest rates.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts that First MainStreet offers allows it to be competitive in obtaining funds and responding to changes in consumer demand. The ability to attract and maintain money market accounts and certificates of deposit, and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

Other Borrowings

First MainStreet has several term notes with the Federal Home Loan Bank with an outstanding balance of $6.6 million. The advances are due in annual principal payment or upon maturity. Interest rates are fixed with a weighted average rate of 4.78% at December 31, 2004. First MainStreet has executed a blanket pledge and security agreement with the Federal Home Loan Bank, which encompasses certain loans and securities as collateral for these borrowings.

First MainStreet also has a $1.0 million revolving note that bears interest at prime rate less 25 basis points and matures in September 2005.

Off-Balance Sheet Arrangements and Contractual Obligations

In the normal course of business, First MainStreet makes various commitments and incurs certain contingent liabilities that are not presented in the financial statements. The commitments and contingent liabilities include various guarantees, commitments to extend credit and standby letters of credit.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. First MainStreet evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by First MainStreet upon extension of credit, is based on First MainStreet management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by First MainStreet to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances that First MainStreet deems necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, First MainStreet would be required to fund the commitment. The maximum potential amount of future payments First MainStreet could be required to make is represented by the contractual amount shown below. If the commitment were funded, First MainStreet would be entitled to seek recovery from the customer. At December 31, 2004 and 2003, no amounts had been recorded as liabilities for First MainStreet’s potential obligations under these guarantees.

As of June 30, 2005, December 31, 2004 and December 31, 2003, commitments to extend credit aggregated approximately $41.6 million, $39.7 million and $37.1 million, respectively. As of June 30, 2005, December 31, 2004 and December 31, 2003, standby letters of credit aggregated approximately $4.7 million, $5.1 million and $4.1 million, respectively.

The following table sets forth First MainStreet’s significant contractual obligations (principal only) as December 31, 2004:

	Payments Due by Period
	Totals	Less than 1 Year	1-3 Years	4-5 Years	Over 5 Years
	(In thousands)
Contractual Obligations
Federal Home Loan Bank obligations	$6,611	$—	$5,480	$—	$1,131
Note payable	200	100	100	—	—
Operating lease obligations	1,032	411	442	179	—

Totals	$7,843	$511	$6,022	$179	$1,131

Liquidity and Capital Resources

The objective of liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for profitable business expansion. First MainStreet’s principal source of funds is deposits including demand, money market, savings and certificates of deposit. Other sources include principal repayments on loans, proceeds from the maturity and sale of investment securities, federal funds purchased, advances from the Federal Home Loan Bank and funds provided by operations. Liquid assets of cash on hand, balances due from other banks and federal funds sold declined from $25.1 million in 2003 to $14.7 million in 2004. First MainStreet had additional borrowing capacity available from the Federal Home Loan Bank of approximately $16.7 million at December 31, 2004 and has a $1.0 million line of credit through a large regional correspondent bank. At June 30, 2005, First MainStreet’s borrowing capacity available from the Federal Home Loan Bank was approximately $9.7 million. Net cash from operating activities contributed $6.6 million, $5.0 million and $8.4 million to liquidity for the years 2004, 2003 and 2002, respectively. These cash flows from operations are expected to continue in the foreseeable future. The combination of high levels of potentially liquid assets, cash flows from operations and additional borrowing capacity provided strong liquidity for First MainStreet at December 31, 2004.

First MainStreet’s primary investing activities are the origination of mortgage and other loans and the purchase of securities. These activities were funded primarily by net deposit inflows, principal repayments on loans, proceeds from the sale of loans and proceeds from the maturity and call of securities. Net cash flows provided by (used in) investing activities amounted to $30.9 million, $(18.6) million and $(21.1) million for the years ended December 31, 2004, 2003 and 2002, respectively. Net cash flows provided by (used in) financing activities amounted to $(47.8) million, $10.3 million and $4.5 million for the years ended December 31, 2004, 2003 and 2002, respectively.

First MainStreet’s total equity increased by $3.1 million, or 6.5%, to $51.4 million at December 31, 2004 from $48.3 million at December 31, 2003. The increase in total equity resulted primarily from net income of $4.5 million, offset by dividends declared of $1.3 million. No material capital expenditures or material changes in the capital resource mix are anticipated at this time. The capital levels of First MainStreet exceed applicable regulatory guidelines as of December 31, 2004.

Impact of Inflation and Changing Prices

The primary impact of inflation on First MainStreet’s operations is increased asset yields, deposit costs and operating overhead. Unlike most industries, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than they would on non-financial companies. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. The effects of inflation can magnify the growth of assets and, if significant, require that equity capital increase at a faster rate than would be otherwise necessary.

BUSINESS

Overview

We have established a philosophy of providing highly personalized and responsive services based on exceptional customer service. That philosophy, combined with flexible banking services, is the driving force behind our growth, financial strength, and recognition as a strong competitive business within the communities we serve. Both our executive management team and our board of directors are comprised largely of local individuals who have a clear understanding of the opportunities and challenges unique to the region. Branch presidents know their communities, so they understand local business conditions and are better able to meet local needs. Branch locations are strategically placed along main corridors to serve busy customers.

We offer a broad range of banking products and services, including many types of commercial and personal checking and savings accounts and other consumer banking products. We provide banking and other financial services throughout our targeted Colorado markets to consumers and to small and medium-sized businesses, including the owners and employees of those businesses.

At June 30, 2005, we had total assets of $2.5 billion, net loans and leases of $1.7 billion, deposits of $1.6 billion and stockholders’ equity of $0.5 billion, and we operated 30 total branches in Colorado through three banking subsidiaries: Centennial Bank of the West, Guaranty Bank and Trust Company and Collegiate Peaks Bank.

Our History

Our predecessor company, a bank holding company and a Colorado corporation named Centennial Bank Holdings, Inc., was founded in 1992. It commenced operations in January 1993 with the acquisition of Eaton Capital Corporation, which owned the Farmers Bank, formerly known as Colorado Industrial Bank, and the Eaton Bank. The Farmers Bank, founded in 1981, had locations in Ault, which opened after the acquisition, and Eaton, and the Eaton Bank, founded in 1937, had one location in Eaton. The acquisition was led by William R. Farr, former Chief Executive Officer of our predecessor and subsidiary bank, and was financed by shareholders from Northern Colorado.

Following the acquisition of Farmers Bank, our predecessor focused on expanding in the major communities throughout Northern Colorado along the I-25 corridor. Our predecessor made two small branch acquisitions: in 1998, a Community First Branch in Ault, and in 1999, a World Savings Branch in Loveland. In June 2001, our predecessor acquired Berthoud Bancorp, Inc. and its subsidiary, Berthoud National Bank. Also in 2001, our predecessor sold Farmers Bank, including the acquired branch in Ault, to local area investors, allowing our predecessor to focus on commercial lending in the higher growth communities. In 1998, certain branches of Eaton Bank started to use the trade name Centennial Bank of the West. In 2000, Eaton Bank officially changed its name to Centennial Bank of the West.

On March 3, 2004, we were incorporated in Delaware under the name Centennial C Corp. On July 16, 2004, in an acquisition financed by a group of investors led by John M. Eggemeyer, we acquired our predecessor and changed our name to Centennial Bank Holdings, Inc. At the time of the acquisition, Centennial Bank of the West operated 12 branches in Colorado. On December 31, 2004, we acquired Guaranty Corporation, a bank holding company and a Colorado corporation, which operated 18 branches in Colorado through its three banks, Guaranty Bank and Trust Company, Collegiate Peaks Bank and First National Bank of Strasburg. On April 14, 2005, we merged First National Bank of Strasburg into Guaranty Bank and Trust Company.

On October 1, 2005, we consummated our merger with First MainStreet Financial, Ltd., a bank holding company and a Colorado corporation, pursuant to which its wholly owned subsidiary, First MainStreet Bank, N.A., merged with and into Centennial Bank of the West. First MainStreet Financial’s other wholly owned subsidiary,

First MainStreet Insurance, Ltd., an independent insurance agency, became a wholly owned subsidiary of Centennial Bank Holdings, Inc. Each outstanding share of First MainStreet common stock was entitled to receive 9.1694 shares of our common stock in the merger, resulting in the issuance of 9,517,731 shares of our common stock. At June 30, 2005, First MainStreet Financial had total assets of $371 million, net loans of $248 million, deposits of $298 million and stockholders’ equity of $53 million. As of September 30, 2005, First MainStreet Bank, N.A. operated five branches in Colorado.

Pending Acquisition

On June 24, 2005, we entered into a merger agreement with Foothills Bank, a Colorado state-chartered bank. We will acquire Foothills Bank for $27.5 million in cash by merging it into a newly formed, wholly owned subsidiary of us, which we will then merge into Guaranty Bank and Trust Company. We expect the merger will be consummated in the fourth quarter of 2005, subject to the fulfillment of customary conditions. At June 30, 2005, Foothills Bank had total assets of $126 million, deposits of $115 million and stockholders’ equity of $11 million, and it operated three branches in Colorado.

Pending Disposition

On August 25, 2005, we entered into a stock purchase agreement with Collegiate Peaks Bancorp, Inc., a Colorado corporation, pursuant to which Collegiate Peaks Bancorp, Inc. will acquire 100% ownership of Collegiate Peaks Bank from us. We expect the transaction to close late in the fourth quarter of 2005, subject to receipt of all regulatory approval and fulfillment of other customary conditions. At June 30, 2005, Collegiate Peaks Bank had total assets of $94 million, deposits of $69 million and stockholders’ equity of $19 million, and it operated two branches in Colorado.

Strategy

It is our plan to build a highly profitable, community-banking franchise along the Colorado Front Range spanning from Castle Rock to Fort Collins and capitalize on the economic growth in our markets. We strive to be a large community-focused bank with an emphasis on high quality customer service, commercial banking and low cost demand deposits. Our acquisitions of First MainStreet, the banking subsidiary of which had branches in Fort Collins, Longmont and Lafayette, and Foothills Bank, which has branches in the Denver metro area, represent expansions in our existing markets.

We focus on serving the needs of small to medium-sized businesses, the owners and employees of those businesses, as well as other executives and professionals. As a locally-managed banking institution, we believe we are able to provide a superior level of customer service compared to the larger regional and super-regional banks. We offer an array of banking products and services to the communities we serve, including accepting time and demand deposits and originating commercial loans, real estate loans, including construction loans and mortgage loans, Small Business Administration guaranteed loans and consumer loans. We are also committed to cost controls. We expect to centralize administrative, credit and certain other functions of the subsidiary banks at our holding company level, allowing the banks to operate more efficiently.

In addition to continued growth through the existing branches, we expect to continue to seek opportunities to acquire small to medium-sized banks that will allow us to expand our franchise in a manner consistent with our deposit strategy and community-banking focus. Ideally, the banks we will seek to acquire will be in or contiguous to the existing footprint of our existing branch networks. This will allow us to consolidate the duplicative cost and administrative functions and to rationalize the operating expenses. We believe that by streamlining the administrative and financial functions of acquired banks we are able to substantially lower the operating costs, improve performance and quickly integrate the acquired company while maintaining the stability of our franchise as well as that of the company we acquire.

Market Area

We currently have three banking subsidiaries, Centennial Bank of the West, Guaranty Bank and Trust Company and Collegiate Peaks Bank. Centennial Bank of the West’s branch network in Northern Colorado is located in seven primary locations: Fort Collins, Greeley, Loveland, Longmont, Windsor, Berthoud and Eaton. We currently operate 17 Centennial Bank of the West branches located throughout Colorado’s Northern Front Range, including the First MainStreet branches we recently acquired. Guaranty Bank and Trust Company operates 14 branches located in the seven-county Denver metropolitan area, and two branches in Eastern Colorado, and Collegiate Peaks Bank operates two branches in Chaffee County in the central mountains.

The Colorado Front Range is typically defined as the area stretching north to south along the I-25 corridor from Pueblo to Fort Collins on the eastern slope of the Rocky Mountains. The Front Range includes Pueblo, Colorado Springs, the Denver metropolitan area, Boulder, Greeley, Loveland, Longmont and Fort Collins. According to U.S. Census estimates, the populations for the Front Range counties in which we conduct business comprised over 65% of the state’s 2003 population.

The Northern Colorado region begins just 30 miles north of central Denver in southern Boulder County. The I-25 corridor north from Denver to Fort Collins is a contiguous stream of small communities/housing developments, open space, farm properties, and both small and large businesses. The region includes the towns of Fort Collins, Loveland, Greeley and Longmont, all located in Boulder, Larimer and Weld counties. Northern Colorado has a regional economy that is a diverse mix of agriculture, advanced technology, manufacturing, service firms, government, education, retail, small business and construction. Northern Colorado is also the gateway to Rocky Mountain National Park, a year-round destination that draws over three million tourists annually. Interstate 25 from Denver to Fort Collins is densely populated. Located equidistant between I-80 to the north and I-70 to the south, and within an hour’s drive to Denver International Airport, Northern Colorado is easily accessible from the Denver metropolitan area and by major air, motor and rail arteries.

According to the Bureau of Economic Analysis, an agency of the United States Department of Commerce, the Fort Collins-Loveland Metropolitan Statistical Area had a per capita personal income in 2003 that was 102% of the national average and grew 0.8% from 2002. The national change for the same period was 2.2%. Fort Collins-Loveland’s per capita personal income average annual growth rate from 1993-2003 was 4.9%, higher than the average annual growth rate of 4.0% for the nation for the same period. During the past five years, unemployment rates for the Fort Collins-Loveland Metropolitan Statistical Area and the Greeley Metropolitan Statistical Area peaked in 2003 at 5.9% and 6.9%. In 2004, the unemployment rate for the Fort Collins-Loveland Metropolitan Statistical Area decreased to 5.3% and to 6.6% for the Greeley Metropolitan Statistical Area. The nation’s average unemployment rate was 5.5% for the same period.

The Denver metropolitan area is composed of seven counties: Adams, Arapahoe, Boulder, Broomfield, Denver, Douglas and Jefferson. The area serves as a major hub of commerce passing from the east coast to the west coast. The metropolitan area stretches from the south in Castle Rock through downtown Denver northward to Boulder and Longmont. Denver is the largest city within a 600-mile radius. In 2003, over 56% of Colorado’s population resided in the Denver metropolitan area. Denver is located on the Colorado Front Range.

According to the Bureau of Economic Analysis, the Denver-Aurora Metropolitan Statistical Area had a per capita personal income in 2003 that was 125% of the national average and grew 0.7% from 2002. The per capita personal income average annual growth rate from 1993-2003 was 4.8%. The Metro Denver Economic Development Corporation’s Monthly Economic Summary for June 2005 reported that employment in the Denver metropolitan area increased by 8,100 jobs in April 2005, a 0.6% increase over March employment figures and that unemployment in the seven-county Denver metropolitan area decreased to 5.3% in April 2005 from 5.7% in March 2005.

Future Growth

We intend to pursue growth opportunities through establishing new branches in strategic markets or acquiring community banks or branches in strategic markets. We intend to use the marketing and administrative service umbrella of our bank holding company and existing branch network in order to avail ourselves of opportunities for consolidation and the minimization of operating expenses. We believe that this infrastructure may assist us in streamlining the administration of acquired banks and providing back-office services at the holding company level in order to lower costs, achieve operating efficiencies and integrate acquired banks into us. The acquisition of additional banks or branches will be subject to regulatory approvals and other requirements. In addition, our holding company structure makes it easier to raise additional capital for our existing banks and any additional subsidiary banks that we may acquire in the future.

Business Activities

We originate a variety of loans including secured and unsecured commercial and consumer loans, commercial and residential real estate mortgage loans, SBA loans and construction loans. We have a network of ATMs and offer access to ATM networks through other major banks.

We concentrate our lending activities in the following principal areas:

Construction Loans: Our construction loan portfolio is primarily focused on single-family residential lending. The vast majority of the loans are for pre-sold homes. In addition, this category includes loans for the construction of commercial buildings, which are primarily owner occupied. There is no particular concentration in the portfolio, as the loans are broadly dispersed both geographically and by builder. We have an experienced team of construction lenders.

The repayment of construction loans is dependent upon the successful and timely completion of the construction of the subject property, as well as the sale of the property to third parties or the availability of permanent financing upon completion of all improvements. Construction loans expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. Construction delays, the financial impairment of the builder, interest rate increases or economic downturn may further impair the borrower’s ability to repay the loan. In addition, the ultimate sale or rental of the property may not occur as anticipated.

Commercial Real Estate Loans: This portfolio is comprised of loans secured by commercial real estate. The portfolio is not concentrated in one area and ranges from owner occupied to motel properties. In addition, a small amount of multifamily properties is included in this category.

Commercial real estate and multi-family loans typically involve large balances to single borrowers or groups of related borrowers. Since payments on these loans are often dependent on the successful operation or management of the properties, as well as the business and financial condition of the borrower, repayment of such loans may be subject to adverse conditions in the real estate market, adverse economic conditions or changes in applicable government regulations. If the cash flow from the project decreases, or if leases are not obtained or renewed, the borrower’s ability to repay the loan may be impaired. In addition, commercial properties tend to decline in value more rapidly than residential owner-occupied properties during economic recessions.

Commercial and Industrial Loans: Our commercial and industrial loan portfolio is comprised of operating loans secured by inventory and receivables. The portfolio is not concentrated in any particular industry.

Repayment of secured commercial and industrial loans depends substantially on the borrower’s underlying business, financial condition and cash flows, as well as the sufficiency of the collateral. Compared to real estate, the collateral may be more difficult to monitor, valuate and sell. It may also depreciate more rapidly than real estate. Such risks can be significantly affected by economic conditions. In addition, commercial business and industrial lending generally requires substantially greater oversight efforts compared to residential real estate lending.

Residential Real Estate Loans: Our residential real estate loan portfolio is primarily comprised of short term or variable rate loans secured by single-family real estate. The portfolio is composed primarily of loans for business purposes that are collateralized by residential real estate.

Single-family residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms because borrowers may refinance or prepay loans at their option. The average length of time that our single-family residential mortgage loans remain outstanding varies significantly depending upon trends in market interest rates and other factors. Accordingly, estimates of the average length of single-family loans that remain outstanding cannot be made with any degree of accuracy. Variable rate loans generally pose different credit risks than fixed-rate loans primarily because the underlying debt service payments of the borrowers rise as interest rates rise, thereby increasing the potential for default.

Consumer and Other Loans: This category includes miscellaneous consumer loans including overdraft, line-of-credit and indirect auto paper. Our auto paper is originated through established dealers in our market.

Consumer loans may be unsecured or secured by rapidly depreciable assets. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan, and the remaining deficiency may not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower’s continued financial stability, which can be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various Federal and State laws, including Federal and State bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

Home Equity Lines: Our home equity line portfolio is comprised of home equity lines to customers in our markets.

Home equity lines of credit are underwritten in a manner such that they result in credit risk that is substantially similar to that of residential mortgage loans. Nevertheless, home equity lines of credit have greater credit risk than residential mortgage loans because they are often secured by mortgages which are subordinated to the existing first mortgage on the property, which we may or may not hold and do not have private mortgage insurance coverage.

Agriculture Loans: Our agriculture land secured portfolio is comprised primarily of real estate loans to working farms in Weld, Larimer and Morgan counties. Our agriculture operating loan portfolio is comprised of operating loans to working farms in the same counties.

Repayments on agricultural mortgage loans are substantially dependent on the successful operation or management of the farm property collateralizing the loan, which is affected by many factors, including weather and changing market prices, which are outside of the control of the borrower.

Payments on agricultural operating loans are dependent on the successful operation or management of the farm property for which the operating loan is utilized. Such loans are similarly subject to farming-related risks, including weather and changing market prices.

Deposit Products

We provide traditional deposit accounts such as demand, NOW, Money Market, IRA, time deposits and savings accounts. We believe that our CD customers, excluding brokered and internet-related deposits, represent local relationships. On average, CD customers, excluding internet and brokered CDs, have an additional 2.4 products/accounts with us. In recent years, we have been successfully reducing our reliance on non-core deposits. Our 30-branch network enables us to offer a full range of deposits, loans and leases and personalized services to our targeted commercial and consumer customers.

Business Concentrations/Customers

No individual or single group of related accounts is considered material in relation to our assets or the banks’ assets or deposits, or in relation to the overall business of the banks or Centennial Bank Holdings. We generally may not make loans to any one borrower or related entities if such loans would exceed 15% of our unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities. However, approximately 66% of our loan and lease portfolio at June 30, 2005 consisted of real estate-related loans including construction loans, miniperm loans and real estate mortgage loans. Moreover, our business activities are currently focused in the greater Denver metropolitan region and adjacent counties in Colorado. Consequently, our financial condition, results of operations and cash flows are dependent upon the general trends in the economy of Colorado’s Front Range and, in particular, the residential and commercial real estate markets.

Competition

The banking business in Colorado is highly competitive. The market is dominated by a relatively small number of large financial institutions with a large number of offices and full-service operations over a wide geographic area. Among the advantages those institutions have in comparison to us are their ability to finance and engage in wide ranging advertising campaigns and to allocate their investment assets to regions of higher yield and demand. They also may offer certain services which are not offered directly by us. By virtue of their greater total capitalization, the major financial institutions have substantially higher lending limits than we do. We also compete with community and regional banks from other areas that are moving into our market. Other entities in both the public and private sectors seeking to raise capital through the issuance and sale of debt or equity securities also provide competition for us in the acquisition of deposits. We also compete with money market funds and issuers of other money market instruments. In recent years, increased competition has also developed from specialized finance and non-finance companies that offer wholesale finance, credit card and other consumer finance services, including on-line banking services and personal finance software. Competition for deposit and loan products remains strong from both banking and non-banking firms and this competition directly affects the rates of those products and the terms on which they are offered to consumers.

Technological innovation continues to contribute to greater competition in domestic and international financial services markets. Technological innovation has, for example, made it possible for non-depository institutions to offer customers automated transfer payment services previously limited to traditional banking products. In addition, customers now expect a choice of several delivery systems and channels, including telephone, mail, home computer, ATMs, self-service branches and in-store branches.

Mergers between financial institutions have placed additional pressure on banks to consolidate their operations, reduce expenses and increase revenues to remain competitive. In addition, competition has intensified due to federal and state interstate banking laws, which permit banking organizations to expand geographically with fewer restrictions than in the past. These laws allow banks to merge with other banks across state lines, thereby enabling banks to establish or expand banking operations in our market. The competitive environment is also significantly impacted by federal and state legislation that make it easier for non-bank financial institutions to compete with us.

Economic factors, along with legislative and technological changes, will have an ongoing impact on the competitive environment within the financial services industry. As an active participant in financial markets, we strive to anticipate and adapt to dynamic competitive conditions, but we cannot assure you as to their impact on our future business, financial condition, results of operations or cash flows or as to our continued ability to anticipate and adapt to changing conditions. In order to compete with other competitors in our primary service area, we attempt to use to the fullest extent possible the flexibility that our independent status permits, including an emphasis on specialized services, local promotional activity and personal contacts.

Employees

As of June 30, 2005, we had approximately 523 full time equivalent employees.

Technology

We offer the technology provided by major financial institutions with the responsiveness of a community bank. We offer electronic services such as check imaging, statement imaging, electronic bill-pay, ATMs, wire transfers, and automated clearinghouse debits and credits through our online banking products.

Environmental Compliance

We do not expect that compliance with federal, state and local provisions relating to the environment will have a material effect on our financial position, results of operations and cash flows.

Properties

Our corporate headquarters are based in Denver, Colorado.

The following table provides certain information with respect to our owned properties as of September 30, 2005:

Location	Square Footage
Castle Pines Branch	6,645
Meridian Branch	10,342
Jefferson Branch	12,166
Cherry Creek Branch	12,431
Strasburg Branch	13,776
Bennett Branch	7,296
Castle Rock Branch	7,337
Parker Branch	10,237
Brighton Branch	8,347
Byers Branch	9,396
Buena Vista Branch	5,218
Salida Branch	6,140
Berthoud Branch	16,785
Eaton Branch	9,068
Loveland—West Branch	1,978

The following table provides certain information with respect to our leased properties as of September 30, 2005:

Location	Square Footage	Current Lease Term Expiration Date	Renewal Option(s) Final Expiration Date
Denver—Downtown	61,843	1/31/2009	1/31/2024
Longmont Branch	3,666	8/31/2006	n/a
Lewiston Branch	6,539	10/31/2007	10/31/2027
Boulder Branch	3,850	12/31/2010	12/31/2031
Cherry Hills Branch	6,523	9/25/2011	n/a
The Quadrant Branch	7,363	3/31/2013	3/31/2018
Cherry Creek Branch Land	—	8/30/2051	n/a
Greeley—West Branch	9,078	12/31/2006	12/31/2016
Greeley—Downtown Branch	5,206	8/31/2007	8/31/2012
Longmont—Del Camino	6,488	12/31/07	12/31/2017
Ft. Collins—Harmony Branch	6,300	12/28/2008	n/a
Ft. Collins—Foothills Branch	3,728	3/31/2006	5/30/2011
Windsor Branch	16,196	6/30/2012	6/30/2022
Windsor Office	1,453	2/28/2006	2/28/2011
Windsor LoanPerfect	2,500	1/31/2006	1/31/2011
Loveland—North Branch	2,948	10/31/2007	n/a
Longmont—North Branch	2,193	3/31/2007	8/31/2015
Berthoud Office	500	Month to Month	n/a
Ft. Collins—Lemay Branch	3,600	7/1/2009	n/a

n/a—Not applicable as the lease contains no option periods.

Legal Proceedings

In December 2004, an adversary proceeding was filed in the United States Bankruptcy Court for the District of Colorado, by the trustees of the Will Hoover Company, or the Hoover Company, and William Gordon Hoover, Jr., or Hoover, seeking to avoid certain transfers that occurred over a four-year period commencing in 1999 under the United States Bankruptcy Code. The trustees allege that certain transfers were made by the Hoover Company and Hoover with actual fraudulent intent, that the transfers were made for less than reasonably equivalent value and occurred at a time when the Hoover Company and Hoover were insolvent, or were rendered insolvent by the transfers, and that certain other transfers were preferential as to other creditors, were made for less than reasonably equivalent value or were made by the Hoover Company or Hoover with actual fraudulent intent. The Court recently granted our motion for summary judgment and dismissed $8.5 million of the claims relating to alleged transfers for payment of items credited in the check collection process. We intend to continue to vigorously contest the remaining claims, which amount to approximately $2.5 million.

In July 2005 and September 2005, two actions were filed in the Denver District Court, Denver, Colorado by investors who provided funds to Hoover, the Hoover Company or related entities against Guaranty Bank and Trust Company and a former officer. The investors allege that certain activities of Guaranty Bank and its former officer with respect to the customer relationship with Hoover, the Hoover Company and related entities aided and abetted Hoover and the Hoover Company in securities violations, violations of the Colorado Organized Crime Control Act and a civil conspiracy causing the investors to incur damages. The investors are seeking actual and statutory treble damages against Guaranty Bank and its former officer. The alleged actual losses claimed in connection with such activities are in excess of $13.1 million. At this time, we cannot determine whether the outcome of the above matters will have a material adverse impact on our consolidated financial position or results of operations.

We are party to various other legal proceedings in the ordinary course of business. We do not believe that the outcome of any of these matters will have a material adverse effect on our consolidated financial position or results of operations.

SUPERVISION AND REGULATION

General

Bank holding companies and banks are extensively regulated under both federal and state law. This regulation is intended primarily for the protection of depositors and the Bank Insurance Fund and not for the benefit of our stockholders. Set forth below is a summary description of the material laws and regulations which relate to our operations. The description is qualified in its entirety by reference to the applicable laws and regulations.

Centennial Bank Holdings, Inc.

We are a financial holding company pursuant to the Gramm-Leach-Bliley Act and a bank holding company registered under the Bank Holding Company Act. Accordingly, we are subject to supervision, regulation and examination by the Federal Reserve Board, or the Fed, and file with them periodic reports and such additional information as the Fed may require. The Gramm-Leach-Bliley Act, the Bank Holding Company Act and other federal laws subject financial and bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

Under Fed regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. We are also required by the Fed to maintain certain levels of capital. It is the Fed’s policy that a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress and should maintain the financial flexibility and capital raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company’s failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Fed to be an unsafe and unsound banking practice or a violation of the Fed’s regulations or both.

The Fed may require us to terminate an activity or terminate control of or liquidate or divest certain subsidiaries, affiliates or investments when the Fed believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of our banking subsidiaries. Under certain circumstances, we must file written notice and obtain approval from the Fed prior to purchasing or redeeming our equity securities.

We are required to obtain the prior approval of the Fed for the acquisition of more than 5% of the outstanding shares of any class of voting securities or substantially all of the assets of any bank or bank holding company. Prior approval of the Fed is also required for our merger or consolidation with another bank holding company.

We are prohibited by the Bank Holding Company Act, except in certain statutorily prescribed instances, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or furnishing services to our subsidiaries. However, subject to the prior notice or approval of the Fed, we may engage in any, or acquire shares of companies engaged in, activities that are deemed by the Fed to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

Under the Gramm-Leach-Bliley Act, a bank holding company may become a financial holding company by filing a declaration with the Fed if each of its subsidiary banks is well capitalized under FDICIA prompt corrective action provisions, is well managed, and has at least a satisfactory rating under the Community Reinvestment Act of 1977. In addition, a bank holding company must have an effective election filed with the Fed to become a financial holding company. A bank holding company that falls out of compliance with some of these requirements may be required to cease engaging in some of its activities.

Our Banks

As Colorado-chartered banks, Centennial Bank of the West, Guaranty Bank and Trust Company and Collegiate Peaks Bank are subject to supervision, periodic examination, and regulation by the Colorado Division of Banking. As members of the Federal Reserve System, Centennial Bank of the West and Guaranty Bank and Trust Company are also subject to regulation, supervision and periodic examination by the Federal Reserve Bank of Kansas City. Collegiate Peaks Bank is also subject to supervision, periodic examination, and regulation by the FDIC. If, as a result of an examination of the banks, the Federal Reserve Board or the FDIC should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity, or other aspects of its operations are unsatisfactory or that it or its management is violating or has violated any law or regulation, various remedies are available to the Federal Reserve Board and the FDIC. Such remedies include the power to enjoin “unsafe or unsound” practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict its growth, to assess civil monetary penalties, to remove officers and directors, and ultimately to terminate its deposit insurance, which for a Colorado-chartered bank would result in the revocation of its charter. The Colorado Division of Banking separately enjoys many of the same remedial powers.

Capital Standards

The federal banking agencies have adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization’s operations for both transactions reported on the balance sheet as assets and transactions which are recorded as off-balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off-balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk (such as cash) to 100% or more for assets with relatively high credit risk.

The guidelines require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%. In addition to the risk-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a banking organization to qualify as “well-capitalized,” the minimum leverage ratio of Tier 1 capital to total assets must generally be 5%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

As of June 30, 2005, our capital ratios and the capital ratios of our banks exceeded the minimum thresholds for a “well-capitalized” institution. The following table sets forth actual and required capital ratios for us as of June 30, 2005:

	Actual Amount	Ratio	Minimum required for capital adequacy purposes		Minimum required to be well capitalized
			Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Centennial Bank Holdings, Inc.
Total risk-based capital	$218,818	11.37%	$153,868	8.00%	$192,335	10.00%
Tier 1 risk-based capital	194,776	10.12	76,934	4.00	115,401	6.00
Leverage capital	194,776	9.54	81,659	4.00	102,074	5.00

Centennial Bank of the West
Total risk-based capital	75,122	11.51	52,197	8.00	65,246	10.00
Tier 1 risk-based capital	66,960	10.26	26,098	4.00	39,148	6.00
Leverage capital	66,960	9.53	28,118	4.00	35,148	5.00

Guaranty Bank and Trust Company
Total risk-based capital	129,162	10.59	97,614	8.00	122,017	10.00
Tier 1 risk-based capital	113,890	9.33	48,807	4.00	73,210	6.00
Leverage capital	113,890	8.58	53,116	4.00	66,395	5.00

Collegiate Peaks Bank
Total risk-based capital	8,374	13.18	5,082	8.00	6,352	10.00
Tier 1 risk-based capital	7,694	12.11	2,541	4.00	3,811	6.00
Leverage capital	7,694	9.30	3,308	4.00	4,135	5.00

The failure of us or our banks to maintain adequate capital could result in mandatory restrictions or prohibitions on our activities, including the ability to pay dividends.

USA PATRIOT Act of 2001

We and our banks are subject to a number of laws relating to bank secrecy and anti-money laundering, including the USA PATRIOT Act of 2001. Title III of the USA Patriot Act substantially broadens the scope of U.S. anti-money laundering laws and regulations by imposing significant new compliance and due diligence obligations, defining new crimes and related penalties, and expanding the extra-territorial jurisdiction of the United States. The U.S. Treasury Department, or the Treasury, has issued a number of implementation regulations, which apply various requirements of the USA Patriot Act to financial institutions, and with which our bank must comply. These regulations also impose new obligations on financial institutions to maintain appropriate policies, procedures and controls to detect, prevent and report money laundering and terrorist financing.

Failure of a financial institution to comply with the USA Patriot Act’s requirements could have serious legal and reputational consequences for the institution. We have adopted appropriate policies, procedures and controls to address compliance with the requirements of the USA Patriot Act under the existing regulations and will continue to revise and update our policies, procedures and controls to reflect changes required by the USA Patriot Act and the Treasury’s regulations.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position of each of our directors and executive officers as of October 1, 2005. Unless otherwise noted, positions held are with us.

Name	Age	Position
John M. Eggemeyer, III	59	Chairman of the Board and Chief Executive Officer
David C. Boyles	54	President, Chief Operating Officer and Director, and Chairman of Guaranty Bank and Trust Company
Paul W. Taylor	44	Executive Vice President and Chief Financial Officer, and Executive Vice President and Chief Financial Officer of Centennial Bank of the West and Guaranty Bank and Trust Company
Zsolt K. Besskó	36	Executive Vice President, General Counsel and Secretary, and Executive Vice President, General Counsel and Secretary of Centennial Bank of the West and Guaranty Bank and Trust Company
Suzanne R. Brennan	54	Executive Vice President, Operations and Executive Vice President, Operations of Centennial Bank of the West and Guaranty Bank and Trust Company
John W. Perkins	51	President and Chief Executive Officer of Guaranty Bank and Trust Company
Rosella Segura	49	Senior Vice President, Human Resources, and Senior Vice President, Human Resources of Centennial Bank of the West and Guaranty Bank and Trust Company
Daryll D. Southwick	54	President and Chief Executive Officer of Centennial Bank of the West
G. Hank Brown	65	Director
Edward B. Cordes	53	Director
William R. Farr	66	Director, and Chairman of Centennial Bank of the West
Stephen D. Joyce	56	Director
Richard G. McClintock	60	Director
Daniel M. Quinn	49	Director
Stephen B. Shraiberg	58	Director
Matthew P. Wagner	49	Director
Albert C. Yates	64	Director

Our Executive Officers

John M. Eggemeyer, III. Mr. Eggemeyer is our Chairman and Chief Executive Officer. These positions reflect his role in orchestrating the acquisition of our predecessor, and he does not devote his full professional time to these positions. He is a co-founder and chief executive of Castle Creek Capital LLC, a merchant banking firm specializing in the financial services industry, and Castle Creek Financial LLC, a licensed broker/dealer. Mr. Eggemeyer is a director and Chairman of First Community Bancorp, Chairman, CEO and a director of White River Capital Inc., and its wholly owned subsidiary, Union Acceptance Corporation, a director of American Financial Realty Trust and a director of TCF Financial Corporation. He holds a B.S. degree from Northwestern University and an M.B.A. from the University of Chicago.

David C. Boyles. Mr. Boyles is our President and Chief Operating Officer, Chairman of Guaranty Bank and Trust Company, and a director of us and of Centennial Bank of the West. Prior to our merger with Guaranty Corporation, he served as Co-Chairman, President and Chief Executive Officer of Guaranty Corporation, with whom he had been employed since 1978. Mr. Boyles has been involved in the Denver community for several years. He is a board member for the Boy Scouts and National Sports Center for the Disabled. He also serves on advisory boards for Rose Hospital and The Wildlife Experience Community.

Paul W. Taylor. Mr. Taylor is our Executive Vice President and Chief Financial Officer and holds the same positions at Centennial Bank of the West and Guaranty Bank and Trust Company. He is also a director of Centennial Bank of the West. From April 2000 to July 2004, he served as the Chief Financial Officer of our predecessor company. During his 21-year banking and investment-banking career, he worked for Alex Sheshunoff Investment Banking as a Director of Mergers and Acquisitions where he performed many acquisitions for clients across the country. Further investment banking experience was with Century Capital Group, where he performed M&A and financing for small businesses. Mr. Taylor worked for KeyCorp for 12 years in both New York and the Rocky Mountain West in numerous management positions and left the company as its Executive Vice President and Chief Financial Officer of the Rocky Mountain Region. He has a B.S. in business economics with an emphasis in accounting from State University of New York and is a graduate of Pacific Coast Banking School at the University of Washington.

Zsolt K. Besskó. Mr. Besskó is our Executive Vice President, General Counsel and Secretary and holds the same positions at Centennial Bank of the West and Guaranty Bank and Trust Company. Prior to joining us in 2005, Mr. Besskó was a shareholder of the law firm Buchanan Ingersoll PC in Pittsburgh, PA, with whom he was associated since 2000. From 1996 to 2000, Mr. Besskó was an associate of the New York City office of the law firm Sullivan & Cromwell LLP. Mr. Besskó holds a B.A. degree in economics from the University of Pennsylvania and a J.D. degree from the University of Pittsburgh School of Law.

Suzanne R. Brennan. Ms. Brennan is our Executive Vice President, Operations and holds the same positions at Centennial Bank of the West and Guaranty Bank and Trust Company. From April 2002 to May 2005, she was Executive Vice President, Manager of Operations and Systems of First Community Bancorp. She served as a director of each of Pacific Western National Bank and First National Bank, First Community Bancorp’s banking subsidiaries. From January 2000 to March 2002, Ms. Brennan was President of Summit Consulting Group, which specialized in due diligence, operations efficiency and system conversions for financial institutions. Ms. Brennan was Executive Vice President and Manager of Operations and Systems of Western Bancorp from July 1997 to November 1999.

John W. Perkins. Mr. Perkins is the President and Chief Executive Officer and a director of Guaranty Bank and Trust Company. Until our merger with Guaranty, he served as an executive vice president of loans and senior loan officer for Guaranty Bank and Trust Company. Mr. Perkins has over 30 years of experience with bank operations, product development, human resources, financial accounting, and commercial, real estate, executive, consumer and mortgage lending. Mr. Perkins is a voting member of Guaranty Bank and Trust Company Loan Review Committee. He is currently a member of the building committee for Denver Country Club. He has served on the board of directors for AMC Cancer Research Center and is a past member of For Children Only and the Lower Downtown Business Association.

Rosella Segura. Ms. Segura is our Senior Vice President, Human Resources and holds the same position at Centennial Bank of the West and Guaranty Bank and Trust Company. She joined Centennial Bank of the West in 2000 as Human Resources Manager. Prior to joining Centennial Bank of the West, Ms. Segura was employed with Wells Fargo Bank for 25 years. At Wells Fargo, she was named Senior Human Resources Representative and supported nine regional banks in Northern Colorado.

Daryll D. Southwick. Mr. Southwick is the President and Chief Executive Officer of Centennial Bank of the West and served as President and Chief Executive Officer of First National Bank of Strasburg from 1987 to 2004. Mr. Southwick has over 28 years of bank experience and has held executive management positions since 1982. He is a graduate of the Colorado School of Banking at Boulder, Colorado and has a B.S. in finance from Colorado State University.

Our Directors

In addition to Mr. Eggemeyer and Mr. Boyles, our board of directors is comprised of the following individuals:

G. Hank Brown. Mr. Brown has served as a Director since July 2004. Mr. Brown has been President of the University of Colorado since August 1, 2005. Prior to August 1, 2005, Mr. Brown was the President and Chief Executive Officer of the Daniels Fund, a charitable foundation. Prior to that position, he served as President of the University of Northern Colorado from 1998 to 2002. From 1991 to 1997, Mr. Brown served as a United States Senator from the State of Colorado. From 1980 to 1991, Mr. Brown served five consecutive terms in the U. S. House of Representatives, representing Colorado’s 4th Congressional District. Mr. Brown’s public service also included serving in the Colorado Senate from 1972 to 1976. He served as a vice president for Monfort of Colorado for 11 years from 1969 to 1980, and holds a B.S. degree in accounting, a J.D. degree from the University of Colorado, and a Master of Law degree from George Washington University. Mr. Brown is a certified public accountant and also serves on the board of directors of Frontier Airlines, Sensient Technologies and Sealed Air Corporation. Mr. Brown also served as a Director and Chairman of the Board of Centennial Bank of the West from 1998 through December 2001.

Edward B. Cordes. Mr. Cordes has served as a Director since July 2004. Mr. Cordes is the owner and President of Cordes & Company, a consulting firm specializing in insolvencies and economic valuations. Mr. Cordes is also the owner and President of Cordes & Company Financial Services, Inc., Cordes & Company Petroleum, Inc., Cordes & Company Realty Associates, and Manager of Cordes Farms LLC. He has been appointed the duty of Receiver or Trustee in over 80 court actions. During his 30 years as a certified public accountant, Mr. Cordes has served in senior management positions with Ernst & Young and Cooperative Service Company. He holds a B.B.A. degree from Colorado State University and an M.A. Accountancy degree from the University of Nebraska. Mr. Cordes is a member of the Association of Insolvency Accountants, National Association of Forensic Economics and National Association of Certified Valuation Analysts. He is also active in the Denver community by continued support of both Denver Rustlers and Sense of Security organizations. He is past National Chairman of the National Association of Certified Valuation Analysts and currently holds the office of president for the Colorado State Chapter. Mr. Cordes, in the past, has served as the chairman of the Denver Urban Ministries, in various positions with the Boy Scouts of America and served as an advisory board member of Colorado State University College of Business.

William R. Farr. Mr. Farr has served as a Director since July 2004. Mr. Farr is the Chairman, and was until June 30, 2005 the Chief Executive Officer, of Centennial Bank of the West. Mr. Farr founded Centennial Bank of the West and its predecessors beginning with Centennial Bank of the West’s creation in 1992. Prior to the founding of Centennial Bank of the West, Mr. Farr served as president, director or officer of numerous Northern Colorado banks. Mr. Farr was formerly active in the cattle industry serving as chairman of the U.S. Meat Export Federation, Executive Committee of the National Cattlemen’s Association and president of the Colorado Cattle Feeders Association. He serves on multiple committees, community organizations, boards of companies and foundations primarily located in Northern Colorado.

Stephen D. Joyce. Mr. Joyce has served as a director since October 2005. Mr. Joyce served as a director for First MainStreet Financial, Ltd. since 1987, and most recently as Chairman of the Board. For the past 29 years, Mr. Joyce has been the owner and President of Supermarket Liquors, Inc., located in Fort Collins, Colorado, where he is active in the community.

Richard G. McClintock. Mr. McClintock has served as a Director since January 2005. Mr. McClintock is an owner and Executive Vice President of the Frederick Ross Company, with whom he has been associated since 1977. Since 1984, Mr. McClintock has also been President of Westfield Development Company, Inc. Mr. McClintock also serves as a member of the board of directors of Guaranty Bank & Trust Company. In addition, Mr. McClintock is a member of the Denver Board of Realtors, UNC Investment Committee, board of directors of Colorado UpLift and board of directors of the Boy Scouts of America Denver Chapter. He is also active in the Urban Land Institute, University of Colorado Real Estate Council, NAIOP and The Catholic Foundation.

Daniel M. Quinn. Mr. Quinn has recently joined the Company as a member of the Board of Directors. Since July, 2003, Mr. Quinn has been President of Quinn Financial, LLC, a financial services company. Previously, Mr. Quinn spent 24 years with U. S. Bank, headquartered in Minneapolis, Minnesota. From 1999 to 2003, he was Vice Chairman of Commercial Banking for U. S. Bank, which has banks in 29 states. Previous positions at U. S. Bank include President of U. S. Bank in Colorado (formerly Colorado National Bank). Mr. Quinn graduated from the University of Minnesota in 1978 with a degree in Finance. He then attended the University of Minnesota graduate school of Business in 1978 and 1979. Since moving to Colorado from Minnesota in 1990, Mr. Quinn has been active in the Denver community, having previously served in board positions with the Denver Metro Chamber of Commerce, Downtown Denver Partnership and Kempe Foundation. He currently serves on the board for the Denver Metro Boy Scouts. He is an avid golfer and skier and lives in Denver with his family.

Stephen B. Shraiberg. Mr. Shraiberg has served as a Director since January 2005. Mr. Shraiberg is President and the major shareholder of Urban Property Management, Inc., which is engaged in developing and managing all types of real estate under both conventional and FHA-insured programs. Mr. Shraiberg is also the major shareholder of Esprit Homes, Ltd., a major Colorado homebuilder since 1989. Mr. Shraiberg serves as a member of the board of directors of Guaranty Bank and Trust Company. Mr. Shraiberg is also secretary of Urban Equities Corp., a Colorado broker-dealer, and is involved in various other industries throughout Colorado. Mr. Shraiberg was the Chairman of the board of directors of the Equitable Bank of Littleton and a director of Equitable Bankshares of Colorado. Both these banks were sold in 1994. Mr. Shraiberg has been a member of various other non-profit boards over the past several years including the Salvation Army and the Latin American Educational Foundation. Mr. Shraiberg is currently on the board of the Dystonia Medical Research Foundation.

Matthew P. Wagner. Mr. Wagner has served as a Director since April 2004. Mr. Wagner is President, Chief Executive Officer and a director of First Community Bancorp. Mr. Wagner also serves as Vice Chairman of the board of directors of First National Bank, a wholly owned subsidiary of First Community, as well as President and Chief Executive Officer and as Chairman of the board of directors of Pacific Western National Bank, a wholly owned subsidiary of First Community. Prior to joining First Community Bancorp in September 2000, Mr. Wagner was President and Chief Executive Officer of Western Bancorp from July 1996 until November 1999, when Western Bancorp was acquired by U.S. Bancorp. Prior to joining Western Bancorp in 1996, Mr. Wagner served as an executive vice president with U.S. Bancorp in Minneapolis, Minnesota, from 1990 to 1996 and as a senior vice president from 1985 to 1990. Mr. Wagner holds a B.S. degree from the University of Nebraska and an M.B.A. from the University of Colorado.

Albert C. Yates. Dr. Yates has served as a Director since January 2005. Dr. Yates is a director of Level 3 Communications. Dr. Yates retired in June 2003 after 13 years as President of Colorado State University. He was also Chancellor of the Colorado State University System until October 2003, and is a former member of the board of the Federal Reserve Board of Kansas City-Denver Branch and the board of directors of First Interstate Bank. He currently serves as a director of StarTek, Inc. Dr. Yates retired in May 2005 as a director of Molson Coors Brewing Company. He served as a director of Adolf Coors Company and Coors Brewing Company from August 1998 to February 2005. Dr. Yates also served as a director and Chairman of the Board of Centennial Bank of the West from January 2002 through December 2004. Dr. Yates graduated magna cum laude from Memphis State University in 1965, with degrees in chemistry and mathematics. He earned his doctorate in theoretical chemical physics from Indiana University at Bloomington in 1968.

Election of Directors and Officers

Our board of directors currently consists of eleven members. Pursuant to our agreement to acquire First MainStreet, we expanded the size of our board to appoint Stephen D. Joyce, the former Chairman of First MainStreet, to our board. Directors serve for one year terms and at each annual meeting of stockholders the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the next annual meeting and until their successors have been duly elected and qualified, or until their earlier resignation or removal, if any.

Executive officers are elected by, and serve at the discretion of, the board.

Committees of the Board of Directors

Our board of directors has established four standing committees: an executive committee, an audit committee, a compensation, nominating and governance committee and a corporate risk committee. The following is a brief description of the committees.

Executive Committee. Our executive committee is appointed by our board of directors to support the board of directors in the performance of its duties and responsibilities with respect to strategic and management matters and to act on behalf of the board, between meetings of the board of directors, to the full extent permitted by law.

The members of the executive committee are John M. Eggemeyer, as chair, David C. Boyles and Matthew P. Wagner.

Audit Committee. Our audit committee is appointed by our board of directors to assist the board in monitoring the integrity of our financial statements, our independent auditors’ qualifications and independence, the performance of our audit function and independent auditors, and our compliance with legal and regulatory requirements. The audit committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the audit committee.

The members of the audit committee are Edward B. Cordes, as chair, Stephen B. Shraiberg and Daniel M. Quinn. Stephen B. Shraiberg and Daniel M. Quinn meet the independence and experience requirements of the Nasdaq National Market and the federal securities laws. Edward B. Cordes meets the experience requirements of the Nasdaq National Market, but does not satisfy the independence requirements. Mr. Cordes is exempted from the audit committee member independence requirements pursuant to the phase-in exception provided by the Nasdaq National Market. We intend to be fully compliant within the period permitted by such exception. Mr. Cordes qualifies as an audit committee financial expert under the rules of the SEC.

Compensation, Nominating and Governance Committee. Our compensation, nominating and governance committee is appointed to review and recommend policy relating to compensation and benefits of our directors and employees, to determine the compensation of our Chief Executive Officer and other executive officers, and to assist our board of directors in promoting the best interests of the company and our stockholders through the implementation of sound corporate governance principles and practices. The committee also administers the issuance of stock awards under our stock incentive plan. The committee reviews and evaluates, at least annually, its performance and that of its members, including compliance of the committee with its charter, and is responsible for producing the annual report on executive compensation required to be included in our annual proxy materials under the federal securities laws.

The compensation, nominating and governance committee seeks to accomplish the implementation of sound corporate governance principles and practices by, among other things:

•	assisting our board of directors in identifying individuals qualified to become board members,

•	recommending to our board of directors the director nominees for the next annual meeting of stockholders,

•	reviewing the qualifications and independence of the members of our board of directors and its various committees on a regular basis,

•	recommending to our board of directors corporate governance guidelines,

•	reviewing the committee’s charter for consistency with sound corporate governance practices and with any legal, regulatory or Nasdaq National Market requirements, and

•	overseeing and reviewing a CEO succession plan.

The members of the compensation, nominating and governance committee are G. Hank Brown, as chair, Stephen D. Joyce, Richard G. McClintock and Albert C. Yates. Each member of the compensation, nominating and governance committee meets the independence requirements of the Nasdaq National Market.

Corporate Risk Committee. Our corporate risk committee is appointed to assist our board of directors in monitoring the risks that arise in the general conduct of business and the asset and liability strategies of us and our subsidiary banks, and ensuring compliance with all applicable regulatory and reporting requirements with respect thereto.

The members of the corporate risk committee are John M. Eggemeyer, as chair, David C. Boyles, William R. Farr and Matthew P. Wagner.

Compensation of Directors

Each of our non-management directors is paid an annual retainer of $20,000 for serving on the board of directors, and an attendance fee of $1,500 for each board meeting attended. Committee chairs receive an additional annual retainer, $10,000 in the case of the audit committee, $5,000 in the case of the compensation, nominating and governance committee and $5,000 in the case of the corporate risk committee, to the extent such chair is a non-management director. We pay non-management directors an attendance fee of $500 per committee meeting. In addition, each of our non-management directors is entitled to receive an annual grant of restricted stock having a value equal to $20,000. In general, stock grant amounts will be based on the closing price of our common stock on the date of the annual meeting of stockholders and vest on the date immediately preceding the next annual meeting of stockholders. We reimburse directors for their reasonable travel, lodging, food and other expenses incurred in connection with their service on the board of directors and its committees.

Compensation Committee Interlocks and Insider Participation

The compensation, nominating and governance committee of our board of directors consists of G. Hank Brown, as chair, Stephen D. Joyce, Richard G. McClintock and Albert C. Yates, none of whom has been an officer or employee of Centennial Bank Holdings or our banks at any time since our inception. No executive officer of Centennial Bank Holdings serves as a member of the compensation committee of the board of any other company that has one or more executive officers serving as a member of our board of directors or the compensation, nominating and governance committee, and no such interlocking relationship existed during fiscal year 2004.

Executive Compensation

The following table sets forth the compensation earned by our Chief Executive Officer and each of our, or our banks’, other three most highly compensated executive officers, whom we refer to as named executive officers, during the year ended December 31, 2004. Mr. Boyles did not become an employee of us or our banks until the closing of our acquisition of Guaranty on December 31, 2004. However, as we expect him to be one of our “named executive officers” for the year ending December 31, 2005, we have provided information regarding his compensation as an employee of Guaranty during the year ended December 31, 2004.

	Summary Compensation Table
	Annual Compensation				Long-Term Compensation	All Other Compensation
Name and Principal Position	Salary	Bonus	Other Annual Compensation
John M. Eggemeyer(1) Chairman and Chief Executive Officer	$—	$—	$—		$—	$—
David C. Boyles President and Chief Operating Officer, Chairman of Guaranty Bank and Trust Company	300,000	325,769	4,393	(2)	—	2,214,623	(3)
William R. Farr Chairman and Chief Executive Officer of Centennial Bank of the West	245,000	70,000	9,600	(4)	—	—
Paul W. Taylor Executive Vice President and Chief Financial Officer, Executive Vice President and Chief Financial Officer of Centennial Bank of the West and Guaranty Bank and Trust Company	210,000	100,000	8,400	(4)	—	—

(1)	Mr. Eggemeyer does not receive an annual salary or bonus from us for serving as our Chairman and Chief Executive Officer. These positions reflect his role in orchestrating the acquisition of our predecessor and he devotes approximately 50% of his professional time to these positions. On August 11, 2005, he was granted 200,000 shares of restricted performance stock pursuant to the 2005 Stock Incentive Plan for his role as Chief Executive Officer.

(2)	Represents benefit to Mr. Boyles for use of an automobile owned by Guaranty Corporation of $3,793 and payment of $600 for accrued and unused vacation.

(3)	Represents a change in control bonus of $1,327,820, a payment of $875,000 resulting from our acquisition of Guaranty pursuant to a non-competition agreement and a distribution of property valued at $11,803.

(4)	Represents auto allowance.

Option Grants or Exercises in Last Fiscal Year

There were no stock options to acquire our common stock granted to and no options to acquire our common stock exercised by any of our named executive officers during our fiscal year ended December 31, 2004. Messrs. Farr and Taylor exercised options to purchase common stock of our predecessor during the fiscal year ended December 31, 2004. Mr. Farr exercised options to acquire 6,750 shares of our predecessor’s common stock at an average exercise price of $47.00 per share. Mr. Taylor exercised options to acquire 800 shares of our predecessor’s common stock at an exercise price of $62.00 per share. In connection with our acquisition of our predecessor, each stockholder, including Messrs. Farr and Taylor, received cash in the amount of $98.68 per share of common stock of our predecessor held.

Stock Incentive Plan

On April 5, 2005, our board of directors approved a proposal to adopt the 2005 Stock Incentive Plan, or the Plan, subject to the approval of our stockholders. We have decided to adopt the Plan to promote our success by providing additional means to attract, motivate and retain key employees, non-employee directors, consultants and prospective employees through grants of stock options, restricted stock awards, restricted stock unit awards, performance stock awards, stock appreciation rights, or SARs, and other equity-based awards for high levels of individual performance and our improved financial performance. At our annual meeting on June 2, 2005, our stockholders approved the Plan.

As of August 11, 2005, we granted a total of 1,178,816 shares of restricted stock. These grants were made pursuant to the Plan.

The material features of the Plan are described below. However, this summary is subject to, and qualified in its entirety by, the full text of the Plan.

Administration and Eligibility

We currently intend that our compensation, nominating and governance committee will administer the Plan. Employees of Centennial Bank Holdings and our subsidiaries and our non-employee directors are eligible to participate. Awards may also be granted to consultants or advisors who perform or agree to perform bona fide services for us, except that options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code, or the Code, may only be granted to employees. The committee will determine which eligible participants will receive awards, the nature, price, number of shares and other terms of such awards, and the form and terms of the award agreements, in accordance with the terms of the Plan. The committee is authorized to construe and interpret the Plan and all decisions, determinations and interpretations of the committee are final and binding on all participants and any other holder of awards.

Maximum Shares

Under the Plan, the total number of shares of common stock subject to awards may not exceed 2,500,000. The maximum number of shares for which either options or SARs may be granted to a single participant in any single calendar year is 250,000, in each case. These limitations are subject to adjustment in the event of certain changes in our capitalization. See “Adjustments and Extraordinary Events” below. Upon termination, cancellation, forfeiture or expiration of any unexercised award under the Plan, the number of shares with respect to which awards may be granted under the Plan will be increased by the number of shares to which such unexercised award pertained. In addition, to the extent that shares issued under the Plan are repurchased by us at their original purchase price, such shares will again be available for grant under the Plan, except that the aggregate number of shares issuable upon the exercise of ISOs may not exceed 2,500,000 shares (subject to the adjustments described below under “Adjustments and Extraordinary Events”).

Terms of Awards and Transferability

The committee will determine the vesting and, where applicable, the expiration date of awards, but awards that provide for the right to acquire stock may not remain outstanding more than ten (10) years after the grant date (or, as discussed below, five (5) years in the case of certain employee ISOs).

Generally, awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution and may, if applicable, be exercised, during the lifetime of the participant, only by the participant. However, the committee may permit a participant to transfer any of such participant’s awards, other than ISOs, to one or more of the participant’s immediate family members or to trusts established in whole or in part for the benefit of the participant and/or one or more of such immediate family members, to the extent that neither the transfer of such award to the immediate family member or trust, nor the ability of a participant to make such a transfer, shall have adverse consequences to us or the participant by reason of Section 162(m) of the Code. See “Termination of Employment, Death or Disability” below.

Term of Plan

The Plan will terminate on April 4, 2015 unless terminated earlier by the board of directors.

Termination of Employment, Death or Disability

Termination of Service.

Upon termination of service other than due to death, disability or cause, the participant may exercise his or her option or SAR on or prior to the date that is three months following the date of termination to the extent that such participant was entitled to exercise such option or SAR on the date of termination (but in no event later than the expiration of the term of such option or SAR).

Disability of Participant.

Upon termination of service due to disability, the participant may exercise his or her option or SAR on or prior to the date that is twelve months following the date of termination to the extent that such participant was entitled to exercise such option or SAR on the date of termination (but in no event later than the expiration of the term of such option or SAR).

Death of Participant.

In the event that a participant should die while in service, the participant’s option or SAR may be exercised by the participant’s estate or by a person who has acquired the right to exercise the option or SAR by bequest or inheritance, but only on or prior to the date that is twelve months following the date of death, and only to the extent that the participant was entitled to exercise the option or SAR at the date of death (but in no event later than the expiration date of the term of such option or SAR).

Cause.

In the event of termination of a participant’s service due to cause, the participant’s option or SAR shall terminate on the date of termination.

Reversion of Unexercised Shares.

If, on the date of termination or death, the participant is not entitled to exercise all of his or her option or SAR, the shares of common stock covered by the unexercisable portion of the option or SAR shall revert back to the Plan. If, after the date of termination or death, the participant or, in the case of death, the participant’s estate or any person who acquires the right to exercise the option or SAR by bequest or inheritance does not exercise his or her option or SAR within the applicable period of time, the option or SAR shall terminate, and the shares of common stock covered by such option or SAR shall revert back to the Plan.

Adjustments and Extraordinary Events

The Plan provides that if there is any increase or decrease in the number of issued and outstanding shares of common stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of our common stock, or any other increase or decrease in the number of issued and outstanding shares of our common stock, effected without the receipt of consideration by us, then the limitations on the number of shares reserved for delivery under the Plan, the limitations on the number of stock options or SARs which may be granted in any one calendar year, the number of shares that pertain to each outstanding award and the exercise price of each option and SAR will be proportionately adjusted.

Under the Plan, if a “Vesting Event” takes place, then all outstanding options and SARs on the date of the Vesting Event either (i) become exercisable (whether or not previously vested) or (ii) become canceled and terminated (whether or not previously vested) and that in connection with such cancellation and termination the option holder may receive a cash payment (or the delivery of shares of stock, other securities, or a combination of cash, stock and securities equivalent to such cash payment) equal to the difference, if any, between the consideration received by our stockholders in connection with the transaction related to the occurrence of the Vesting Event, and the purchase price per share, if any, under the award, multiplied by the number of shares of common stock subject to the award, except that if such product is zero or less, or to the extent the award is not then exercisable, the awards will be canceled and terminated without any payment from us. All restricted stock awards, restricted stock unit awards and performance stock awards become fully vested upon a Vesting Event. A Vesting Event means the earlier of a Change in Control or the termination of a participant’s service (other than for cause) following stockholder approval of any matter, plan or transaction which would constitute a Change in Control. The Plan defines a “Change in Control” to mean (i) stockholder approval of a plan of dissolution or liquidation of Centennial Bank Holdings; (ii) the individuals who, as of the effective date thereof, are members of the board of directors cease for any reason to constitute at least two-thirds of the members of the board of directors; provided, however, that if the election, or nomination for election by our stockholders, of any new director was approved by a vote of at least two-thirds of the incumbent board, such new director shall, for purposes of the Plan, be considered a member of the incumbent board; provided, further, however, that no individual shall be considered a member of the incumbent board if such individual initially assumed office as a result of either an actual or threatened Election Contest (as described in Rule 14a-11 promulgated under the Securities Exchange Act of 1934) or other actual or threatened solicitation of proxies or consents by or on behalf of a person (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act) other than our board of directors, including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; (iii) the consummation of a plan of reorganization, merger or consolidation involving us, except for a reorganization, merger or consolidation where (A) our stockholders immediately prior to such reorganization, merger or consolidation own directly or indirectly at least seventy percent (70%) of the combined voting power of the outstanding voting securities of us resulting from such reorganization, merger or consolidation in substantially the same proportion as their ownership of voting securities of us immediately prior to such reorganization, merger or consolidation, and (B) the individuals who were members of the incumbent board immediately prior to the execution of the agreement providing for such reorganization, merger or consolidation constitute at least two-thirds of the members of the board of directors of the surviving company, or a company beneficially owning, directly or indirectly, a majority of the voting securities of the Surviving Company; (iv) the sale of all or substantially all of our assets to another person; or (v) the acquisition by another person of beneficial ownership of stock representing more than fifty percent (50%) of the voting power of us then outstanding by another person.

The board of directors may at any time amend, alter, suspend or discontinue the Plan in its discretion, but no amendment, alteration, suspension, termination or discontinuation may be made which would impair the rights of any participant under any grants made without his or her consent. In addition, to the extent necessary and desirable to comply with Section 422 of the Code (or any other applicable law or regulation, including the requirements of any stock exchange or national market system upon which our common stock is then listed), we will obtain stockholder approval of any amendment to the Plan in such a manner and to such a degree as is required.

Cancellation and Regrant of Awards

The committee shall have the authority to effect, at any time and from time to time, with the consent of the affected participant, the cancellation of any or all outstanding options or SARs and to grant in substitution new options or SARs covering the same or a different number of shares of common stock but with an exercise price based on the fair market value on the new date of grant of the option or SAR. The committee shall also have the authority to effect, at any time and from time to time, with the consent of the affected participant, the cancellation of any or all outstanding restricted stock awards, restricted stock unit awards, performance stock awards and other equity-based awards and to grant in substitution new restricted stock awards, restricted stock unit awards, performance stock awards or other equity-based awards, as the case may be, covering the same or a different number of shares of common stock. Furthermore, the committee may also, in its sole discretion and at any time, take any action, including any action that may be considered a “repricing” under any applicable accounting, stock exchange or other rule or regulation, to effect an offer to exchange outstanding awards for cash or any other type of award permitted under the Plan. Except with respect to participants subject to Section 162(m) of the Code, a grant of any award to a participant pursuant to such exchange shall be disregarded for purposes of determining whether a participant has exceeded any limitations in the Plan limiting the amount of any type of award or aggregate amount of awards that may be granted to a participant (except to the extent the number of shares underlying such awards exceeds the number of shares underlying the participant’s cancelled awards).

Executive Cash Incentive Plan

On July 19, 2005, our board of directors approved the Executive Cash Incentive Plan, or the Incentive Plan. We decided to adopt the Incentive Plan to help executives achieve the annual business plan during a particular performance period and provide rewards to our executive team for exceptional corporate performance. The material features of the Incentive Plan are described below. However, this summary is subject to, and qualified by its entirety by, the full text of the Incentive Plan.

Administration and Eligibility

The Incentive Plan is administered by the Incentive Plan Committee, or the IP Committee, which is comprised of our chief executive officer and executives reporting directly to the chief executive officer. The IP Committee will recommend to the compensation, nominating and governance committee, for their approval, the plan participants, the plan performance measures, the performance measure weights, the achievement levels and corresponding award opportunities. Notwithstanding any recommendations from the IP Committee, the compensation, nominating and governance committee has the sole and absolute power and authority to make all factual determinations, construe and interpret terms and make eligibility and award determinations in accordance with its interpretation of the Incentive Plan.

Performance Measures

The IP Committee will select one to two performance measures for the Incentive Plan for approval by the compensation, nominating and governance committee. Each performance measure will operate independently and weights for each performance measure will be recommended at the beginning of the performance period by the IP Committee for approval by the compensation, nominating and governance committee. Achievement levels will be established for each performance measure along with corresponding award opportunities.

Awards

Awards will be made through the payroll system, minus legally required and authorized deductions. Awards for individuals who are participants for less than a full Incentive Plan year will be prorated using the participant’s actual base salary paid during the time of participation in the Incentive Plan. Awards for participants who leave during an Incentive Plan year due to retirement, total and permanent disability or death will be prorated using the same method.

Termination or Amendment of the Incentive Plan

We reserve the right to change, amend, modify, suspend, continue or terminate all or any part of the Incentive Plan either in an individual case or in general, at any time without notice.

Employment and Severance Arrangements

We or one of our subsidiaries has entered into employment or consulting agreements with each of Mses. Laurent and Brennan and Messrs. Boyles, Farr, Taylor, Besskó and Perkins.

Pursuant to the employment agreements, each executive is required to perform his or her duties in a diligent, trustworthy and business-like manner, all for the purpose of advancing our business. The initial base salaries of the executives are set forth in the employment agreements. The employment agreements do not provide for automatic annual increases in salary, but each employment agreement provides for annual salary reviews. Each of the executives is eligible to participate in any management incentive compensation plan adopted by us or such other bonus plan as our board of directors or compensation committee may approve. The award of any bonus compensation is to be determined by the board of directors or pursuant to a plan approved by the board of directors.

In addition, each executive is also eligible to participate in any employee benefit plan, program, policy or arrangement generally made available to employees, and is reimbursed for out-of-pocket business expenses incurred in the course of employment duties. The employment agreements contain non-solicitation provisions which restrict the executives’ ability to pursue certain activities that would pose a threat to Centennial’s business interests. With the exception of Ms. Brennan’s and Mr. Besskó’s employment agreements, the agreements also contain a non-competition provision.

On March 3, 2004, we entered into an employment agreement with Paul W. Taylor, which became effective on July 16, 2004 and was amended and restated as of February 4, 2005. Mr. Taylor’s employment agreement provides for an annual base salary of $250,000 and a guaranteed bonus of at least $20,000 for the years ended December 31, 2004 and December 31, 2005, subject to proration for any partial year of employment. The agreement will expire on July 16, 2006. The agreement further provides that we will have the sole discretion at the time of expiration to choose either to renew the employment agreement for an additional one-year term or to pay Mr. Taylor the amount described in the discussion of severance benefits below.

On February 7, 2005, we entered into a new employment agreement with William R. Farr, effective as of that date, which superseded his previous employment agreement entered into on March 3, 2004 and effective as of July 16, 2004. Mr. Farr’s February 7, 2005 employment agreement provided for an annual base salary of $265,000, and expired on June 30, 2005.

We also entered into a letter agreement with Mr. Farr on February 7, 2005, which is effective as of July 1, 2005. This letter agreement, which will expire on June 30, 2006, provides for a lump sum cash payment of $265,000 to be paid no later than July 15, 2005, in consideration for Mr. Farr’s part-time services to the new President and Chief Executive Officer of Centennial Bank of the West. Mr. Farr will receive no other benefits or compensation from Centennial pursuant to this letter agreement. The letter agreement further provides that no later than 30 days prior to June 30, 2006, Mr. Farr will discuss with us what further role, if any, he wishes to occupy at Centennial Bank of the West.

On October 27, 2004, we entered into an employment agreement with David C. Boyles, which became effective on December 31, 2004. Mr. Boyles’ employment agreement provides for an annual base salary of $400,000, and will expire on December 31, 2006. The agreement further provides that if at the time of expiration Mr. Boyles remains in our employment, and we do not renew his employment agreement or enter into a new employment agreement with him, we can elect either to pay Mr. Boyles the amount described in the discussion of severance benefits below or to relieve him of his non-competition and non-solicitation obligations under the employment agreement.

On October 27, 2004, we entered into an employment agreement with Sharon Laurent, which became effective on December 31, 2004. The agreement provided for an annual base salary of $250,000. On May 31, 2005, Ms. Laurent determined to terminate her employment with us. On June 1, 2005, we entered into a consulting agreement with Ms. Laurent, effective as of that date, which will expire on December 31, 2006. The consulting agreement provides for an annual consulting fee of $187,500, the reimbursement of out-of-pocket business expenses and the use of certain pieces of Centennial equipment, data and intellectual property, in consideration for Ms. Laurent’s performance of certain consulting services. The consulting agreement further provides that if Ms. Laurent’s consulting services are terminated by us other than for cause, we will pay Ms. Laurent a lump sum equal to the aggregate amount in cash of her consulting fees for the then remaining term of consultancy. Ms. Laurent will receive no other benefits or compensation from Centennial pursuant to this consulting agreement.

On October 27, 2004, we entered into an employment agreement with John W. Perkins, which became effective on December 31, 2004. Mr. Perkins’ employment agreement provides for an annual base salary of $250,000, and will expire on December 31, 2005. The agreement further provides for automatic renewal for one-year terms upon each one-year anniversary of the effective date, unless a non-renewal notice is given by either party at least thirty (30) days in advance. If we elect to give Mr. Perkins such a non-renewal notice and do not enter into a new employment agreement with him at the end of any one-year term, we can elect either to pay Mr. Perkins the amount described in the discussion of severance benefits below or to relieve him of his non-competition and non-solicitation obligations under the employment agreement.

On March 1, 2005, we entered into an employment agreement with Zsolt K. Besskó, which became effective on the same day. Mr. Besskó’s employment agreement provides for an annual base salary of $200,000, a signing bonus of $10,000, a grant of 40,000 shares of restricted stock and reimbursement of relocation expenses. The agreement will expire on March 1, 2007.

On May 31, 2005, we entered into an employment agreement with Suzanne R. Brennan, which became effective on the same day. Ms. Brennan’s employment agreement provides for an annual base salary of $200,000, a bonus opportunity of $160,000 for 2005, which shall be paid on or before March 1, 2006, a grant of 50,000 shares of restricted stock and reimbursement of relocation expenses. The agreement will expire on May 31, 2007.

The employment agreements provide each executive with certain severance benefits in the event his or her employment is terminated as a result of his or her permanent disability. Specifically, in the event of such a termination, the executive shall receive his or her base salary through the then remaining term of the executive’s employment. For each year thereafter, we shall pay to the executive until his or her death, an amount equal to 50% of the base salary paid to the executive during the twelve-month period prior to the date of such termination of employment.

The employment agreements also provide each executive with certain severance benefits in the event his or her employment is terminated by us other than for cause or due to disability or if the executive resigns with good reason. Specifically, in the event of such a termination or resignation, Messrs. Boyles and Perkins will each receive a lump sum equal to two times his respective annual base salary and 24 months healthcare and life insurance benefits continuation at our expense, Mr. Taylor will receive a lump sum equal to his annual base salary, and Ms. Brennan and Mr. Besskó will each receive a lump sum equal to his or her respective annual base salary and 12 months healthcare and life insurance benefits continuation at our expense. In addition, if Ms. Brennan has been granted the 50,000 shares of restricted stock pursuant to her employment agreement, and any of the shares have not vested at the time of termination, we will cause those shares to fully vest.

For purposes of the employment agreements, “cause” means the executive’s commission of an intentional act of embezzlement or the executive’s intentional damage to our property, the executive’s intentional disclosure of confidential information or trade secrets or information relating to our customers, the executive’s willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, the executive’s commission of an act constituting a felony or a misdemeanor involving moral turpitude for which the executive is convicted by any federal, state or local authority, or to which the executive enters a plea of guilty or nolo contendere, the executive’s commission of an act or omission that causes the executive to be disqualified or barred by any governmental or self-regulatory authority from serving in the capacity contemplated by his or her agreement or losing any governmental or self-regulatory license that is reasonably necessary for the executive to perform his or her responsibilities under his or her agreement, or intentional breach of corporate fiduciary duty involving personal profit.

For purposes of the employment agreement, “good reason” means a change by us in the executive’s position that reduces his or her duties or responsibilities, a reduction by us in the executive’s base salary or aggregate benefits (other than pursuant to a company-wide reduction of base salaries and aggregate benefits for employees of the company generally), a good faith determination by the executive that he or she has been rendered substantially unable to carry out his or her duties or responsibilities, the executive’s relocation by us to a facility or location more than 50 miles from executive’s principal place of employment or our failure to require any successor to all or substantially all of our business or assets to expressly assume or agree to perform the employment agreement.

Deferred Compensation Plan for Directors and Executives

We maintain a Director and Executive Deferred Compensation Plan for directors and executives which is meant to be an unfunded compensation plan maintained for the select group. The Director and Executive Deferred Compensation Plan provides the opportunity to defer receipt of certain compensation into a bookkeeping account established under the plan for each participant until termination or upon the occurrence of other specified events. The only participant in this plan is Paul W. Taylor. We do not expect that any other directors or executives will participate in this plan, which may be amended or terminated at any time by our board of directors.

2005 Deferred Compensation Plan

We also maintain a Deferred Compensation Plan, effective as of June 30, 2005, for a select group of management or highly compensated employees and non-employee members of the board. The Deferred Compensation Plan, which is meant to be an unfunded deferred compensation plan, is intended to be exempt from certain requirements of the Employee Retirement Income Security Act of 1974. The Deferred Compensation Plan allows the participants to defer a specified amount of their compensation until termination or upon the occurrence of other specified events.

We pay all applicable fees and expenses relating to the administration of the Deferred Compensation Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In August 2004, we entered into an agreement with Castle Creek Financial LLC pursuant to which Castle Creek is engaged as the exclusive financial advisor to us and any entities we may form, acquire or invest in, in connection with any effort by us to acquire or invest in other financial institutions, effect a sale of us or a material amount of our assets or pursue a financing or recapitalization transaction. This agreement was amended and restated as of August 1, 2005. John Eggemeyer, our Chairman and Chief Executive Officer, is also a co-founder and chief executive of Castle Creek. In connection with our acquisition of Guaranty, we paid Castle Creek an advisory fee of $2,372,500. In addition, we paid Castle Creek an advisory fee of $837,500 upon the consummation of the First MainStreet acquisition and we expect to pay Castle Creek an advisory fee of $256,250 upon the consummation of the Foothills Bank acquisition.

In addition, Castle Creek acted as placement agent in our private placement of 18,500,000 shares of our common stock on July 16, 2004 in connection with our acquisition of our predecessor. In connection with that transaction, we paid Castle Creek a placement fee of $5,550,000. Also on July 16, 2004, we issued 500,000 shares of our common stock to Western States Opportunity LLC, a Delaware limited liability company, in consideration for its assignment to us of the exclusive right to acquire our predecessor. Western States Opportunity is controlled by the Eggemeyer Family Trust, of which John Eggemeyer is the trustee.

We are party to a lease agreement with Stagecoach Stop, LLC pursuant to which we lease from Stagecoach a building housing one of our branches. William R. Farr, one of our directors and the Chairman of Centennial Bank of the West, is the manager of and holds a 16.67% interest in Stagecoach. Pursuant to the lease, we paid Stagecoach rent in the amount of approximately $155,100 in 2004. The lease expires on December 31, 2006, with an option to renew for two five-year terms.

We are party to a lease agreement with American Eagle Investments, LLC pursuant to which we lease from American Eagle a building housing one of our branches. Mr. Farr is the manager of and holds a 14.286% interest in American Eagle. G. Hank Brown, one of our directors, is a member of and holds a 14.286% interest in American Eagle. Pursuant to the lease, we paid American Eagle rent in the amount of approximately $370,700 in 2004. The lease expires on June 30, 2012, with an option to renew for two five-year terms.

Guaranty Bank and Trust Company has in the past received and may continue to receive services from St. Vrain Perkins Design Inc., a design and construction firm, the sole owner of which is Denise St. Vrain-Perkins. Ms. St. Vrain-Perkins is the wife of John W. Perkins, the President and Chief Executive Officer of Guaranty Bank and Trust. Guaranty Bank and Trust made payments to St. Vrain Perkins Design Inc. in the amount of approximately $251,498 in 2004 for services provided in the ordinary course of business on arm’s lengths terms.

Frederick Ross Company, in which Richard G. McClintock, one of our directors, holds ownership interests in and is an executive vice president, received seller’s commissions of $103,500 and $42,500 in connection with the sales of two of Guaranty Bank and Trust Company’s OREO properties in February 2005 and September 2005, respectively. During 2004 and January and February 2005, Frederick Ross Company received an aggregate of $30,000 in fees for managing the OREO property sold in February 2005. In addition, Richard McClintock is a limited partner of Westfield Office Partners IV, LLLP which acquired, as of the end of September 2005, a building in which Guaranty Bank and Trust leases four of 13 floors. Mr. McClintock does not have investment or managerial authority. His ownership interest in the partnership is less than 10%.

Cordes & Company, in which Edward B. Cordes, one of our directors, is the sole owner and president, received funds from Guaranty Bank and Trust Company in connection with its role as court appointed receiver of various assets of two debtor parties. Guaranty Bank and Trust Company advanced funds to Cordes & Company in the amount of approximately $275,000 in 2004 and approximately $19,000 through June 30, 2005 for the purpose of preserving and maintaining the debtors’ business, property and insurance. Those amounts were repaid from the proceeds of the sale of certain assets.

Certain directors and executive officers and corporations and other organizations associated with them and members of their immediate families were customers of and had banking transactions, including loans, with our subsidiary banks in the ordinary course of business in 2004 and 2005. These loans are exempt from the loan prohibitions of the Sarbanes-Oxley Act and were made on substantially the same terms, including interest rates and collateral, as those available at the time for similar transactions with other persons. These loans did not involve more than the normal risk of collectability or have other unfavorable features.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth information regarding beneficial ownership based on 62,599,481 shares of common stock outstanding as of October 1, 2005 by (1) each of our directors and executive officers, and (2) all of our directors and executive officers as a group.

Name and Address(1)(2)	Number of Shares of Common Stock Beneficially Owned	Approximate Percentage of Outstanding Shares
Directors and Executive Officers
John M. Eggemeyer(3)	850,000	1.36%
David C. Boyles(4)	250,000	*
G. Hank Brown(5)	26,852	*
Edward B. Cordes(6)	26,852	*
William R. Farr(7)	137,852	*
Stephen D. Joyce	103,155	*
Richard G. McClintock(8)	54,472	*
Daniel M. Quinn(9)	1,852	*
Stephen B. Shraiberg(10)	51,852	*
Matthew P. Wagner(11)	9,352	*
Albert C. Yates(12)	11,852	*
Paul W. Taylor(13)	127,500	*
Zsolt K. Besskó(14)	50,000	*
Suzanne R. Brennan(15)	75,000	*
John W. Perkins, Jr.(16)	122,620	*
Rosella Segura(17)	15,000	*
Daryll D. Southwick(18)	94,000	*
All executive officers and directors as a group (16 persons)(19)	2,008,211	3.21%

*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise specified below, the business address of each person is: c/o Centennial Bank Holdings, Inc., 1331 Seventeenth Street, Suite 300, Denver, Colorado 80202.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or that are exercisable within 60 days of this prospectus are deemed to be outstanding. Such shares, however, are not deemed outstanding for the purposes of counting the percentage ownership of each other person. The shares underlying unexercised options cannot be voted.
(3)	Includes 150,000 shares held by the Eggemeyer Family Trust, 500,000 shares held by Western States Opportunity LLC and 200,000 shares of restricted stock. John M. Eggemeyer is the trustee of the Eggemeyer Family Trust and has sole voting and dispositive power over the securities held by the Eggemeyer Family Trust. The Eggemeyer Family Trust and the William J. Ruh Trust are the controlling members of Western States Opportunity LLC. William J. Ruh is the trustee of the William J. Ruh Trust. John M. Eggemeyer and William J. Ruh share voting and dispositive power over the securities held by Western States Opportunity LLC.
(4)	Includes 150,000 shares of restricted stock.
(5)	Includes 1,852 shares of restricted stock.
(6)	Includes 1,852 shares of restricted stock.
(7)	Includes 85,000 shares held by Farr Stagecoach Investors, LLLP and 1,852 shares of restricted stock. William R. Farr and Sharon R. Farr are the general partners of Farr Stagecoach Investors, LLLP and share voting and dispositive power over the securities held by Farr Stagecoach Investors, LLLP.
(8)	Includes 1,852 shares of restricted stock.
(9)	Represents shares of restricted stock.

(10)	Includes 1,852 shares of restricted stock.
(11)	Includes 1,852 shares of restricted stock.
(12)	Includes 1,852 shares of restricted stock.
(13)	Includes 75,000 shares of restricted stock, 50,000 shares held by Paul W. Taylor in a deferred compensation plan and 2,500 shares jointly held by Paul W. Taylor and Marla E. Taylor.
(14)	Represents shares of restricted stock.
(15)	Represents shares of restricted stock.
(16)	Includes 75,000 shares of restricted stock. John W. Perkins, Jr. is the President and Chief Executive Officer and a director of Guaranty Bank and Trust Company.

(17) Represents shares of restricted stock.

(18)	Includes 75,000 shares of restricted stock. Daryll D. Southwick is the President and Chief Executive Officer of Centennial Bank of the West.
(19)	This group is comprised of John M. Eggemeyer, David C. Boyles, G. Hank Brown, Edward B. Cordes, William R. Farr, Stephen D. Joyce, Richard G. McClintock, Daniel M. Quinn, Stephen B. Shraiberg, Matthew P. Wagner, Albert C. Yates, Paul W. Taylor, Zsolt K. Besskó, Suzanne R. Brennan, John W. Perkins, Rosella Segura and Daryll D. Southwick.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information, as of August 31, 2005, concerning the beneficial ownership of our common stock for:

•	each person who is known by us to be the beneficial owner of more than 5% of our common stock and

•	the selling stockholders.

The consummation of our acquisition of First MainStreet Financial, Ltd. resulted in the issuance of 9,517,731 additional shares. As of October 1, 2005, the shares that may be offered from time to time by the selling stockholders represent approximately 81% of our outstanding common stock.

To our knowledge, none of the selling stockholders has had any material relationship with us, our predecessor or any of our affiliates during the past three years except as set forth in the footnotes to the table. We have been advised that none of the selling stockholders is a broker-dealer. Some of the selling stockholders are affiliates of broker-dealers. We have been advised that each of such selling stockholders purchased our common stock in the ordinary course of business, not for resale, and that none of such selling stockholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the common stock. If the shares are to be sold by transferees of the selling stockholders under this prospectus, we must file a post-effective amendment to the registration statement that includes this prospectus, amending the list of selling stockholders to include the transferee as a selling stockholder. If any selling stockholder intends to use an agent or principal to sell their shares, a post-effective amendment to the registration statement that includes this prospectus will be filed, naming the agent or principal as an underwriter and disclosing the compensation arrangement. All selling stockholders are subject to Regulation M and are precluded from engaging in any short selling activities prior to effectiveness and for as long as they are participants in the offering. Except as otherwise indicated below, each of the entities or persons named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by him, her or it as of August 31, 2005.

Name and Address(1)	Number of Shares of Common Stock Beneficially Owned	Number of Shares of Common Stock Offered Hereby	Approximate Percentage of Outstanding Shares of Common Stock Before Offering
5% Owners
AIM Advisors, Inc.(2)†	3,321,600	3,321,600	5.31%
CxCent LLC(3)	4,900,000	4,900,000	7.83%
Franklin Mutual Advisers, LLC(4)	7,349,167	7,349,167	11.74%
OZ Master Fund, Ltd.(5)	5,203,800	5,203,800	8.31%
SMALLCAP World Fund, Inc.(6)	2,700,000	2,700,000	4.31%
Wellington Management Company, LLP(7)	2,782,100	2,782,100	4.44%

Selling Stockholders (not included above)
Advantage Advisers Multi-sector Fund I(8)†	91,300	91,300	*
Allied Funding, Inc.(9)	10,000	10,000	*
Alpha US Sub Fund I, LLC(10)	89,104	89,104	*
Alpine Woods Growth Values Financial Equities, L.P.(11)	20,000	20,000	*
Amber Trust(12)	40,000	40,000	*
Nyla Mae Anderson(13)	30,000	30,000	*
Apple Ridge Partners, L.P.(14)	50,000	50,000	*
Kay Metz Armstrong(15)	25,000	25,000	*
Lawrence A. Atler Trust(16)	35,000	35,000	*
Axia Financial, LP(17)	71,922	71,922	*

†	Broker-dealer affiliates.
‡	Broker-dealer.
*	Represents beneficial ownership of less than 1%.

Name and Address(1)	Number of Shares of Common Stock Beneficially Owned	Number of Shares of Common Stock Offered Hereby	Approximate Percentage of Outstanding Shares of Common Stock Before Offering

Selling Stockholders (not included above)
Axia Offshore Partners, Ltd.(10)	149,625	149,625	*
Axia Partners Qualified, LP(18)	718,499	718,499	1.15%
Axia Partners, LP(18)	170,850	170,850	*
Banc Fund V L.P.(19)	100,000	100,000	*
Banc Fund VI L.P.(19)	495,238	495,238	*
Bel Air Opportunistic Fund, LP(20)†	203,100	203,100	*
Blueprint Partners LP(21)	25,000	25,000	*
Dean Howard Boedeker(22)	15,000	15,000	*
Carrie L. Boer(23)	10,000	10,000	*
John D. Borman(24)	25,000	25,000	*
Boston Provident Partners, L.P.(25)	66,000	66,000	*
John P. Box(26)	23,810	23,810	*
BP Institutional Partners, L.P.(25)	4,000	4,000	*
David A. Bradley(27)	20,000	20,000	*
Elizabeth Holly Bradley Trust(28)	3,000	3,000	*
Matthew Stephen Bradley Trust(28)	3,000	3,000	*
Michael David Bradley Trust(28)	3,000	3,000	*
William Peter Bradley Trust(28)	3,000	3,000	*
Barbara M. Brown(29)	25,000	25,000	*
Robert Edward Brown(30)	50,000	50,000	*
Mary C. Brown-Tracy(29)	25,000	25,000	*
Stephen A. Burkholder and Anne C. Burkholder(31)	10,000	10,000	*
Burnham Financial Services Fund(32)	750,000	750,000	1.20%
Robert Johnson Campbell(33)	10,000	10,000	*
Canyon Value Realization Fund, LP(34)	80,000	80,000	*
Timothy R. Chrisman(35)	5,000	5,000	*
James Lee Cleveland(36)	10,000	10,000	*
Henry Coll and Betty Coll(37)	10,000	10,000	*
Continental Casualty Company(38)†	400,000	400,000	*
Peter C. Cook Trust(39)	200,000	200,000	*
Cox Oil Company Profit Sharing Trust(40)	51,861	51,861	*
Jack L. Cox Trust(41)	25,000	25,000	*
CRM Holdings, LLC(42)	25,000	25,000	*
Cutchogue Point AP LLC(43)	200,000	200,000	*
Randall S. Damstra(44)	15,000	15,000	*
DCM Limited(45)	18,400	18,400	*
Gary J. DeFrange and Michelle B. DeFrange(46)	25,000	25,000	*
Deutsche Bank AG, London Branch(47)†	400,000	400,000	*
Andrea N. DeVos 1003 Trust UAD 10/27/93(48)	125,000	125,000	*
Elisabeth L. DeVos 1003 Trust UAD 10/27/93(48)	125,000	125,000	*
Richard M. DeVos Charitable Lead Annuity Trust No. 2(49)	1,000,000	1,000,000	1.60%
Richard M. DeVos III 1003 Trust UAD 10/27/93(48)	125,000	125,000	*
Ryan E. DeVos 1003 Trust UAD 10/27/93(48)	125,000	125,000	*

†	Broker-dealer affiliates.
‡	Broker-dealer.
*	Represents beneficial ownership of less than 1%.

Name and Address(1)	Number of Shares of Common Stock Beneficially Owned	Number of Shares of Common Stock Offered Hereby	Approximate Percentage of Outstanding Shares of Common Stock Before Offering

Selling Stockholders (not included above)
Donald W. Diones and Frances Diones(50)	10,000	10,000	*
EBS Asset Management Profit Sharing Plan(51)	16,000	16,000	*
EBS Microcap Partners, L.P.(52)	19,000	19,000	*
EBS Partners, L.P.(53)	52,000	52,000	*
Jeffrey Michael Eggemeyer(54)	17,500	17,500	*
Elf Foundation(55)	25,000	25,000	*
J. Steven Emerson(56)	130,000	130,000	*
Emerson Partners(57)	20,000	20,000	*
Endurance Partners, L.P.(58)	17,079	17,079	*
Endurance Partners (Q.P.), L.P.(58)	57,921	57,921	*
Ethan and Max Ventures LLC(59)	6,750	6,750	*
Leslie A. Farr and John D. Farr(60)	20,000	20,000	*
H. Richard Farr(61)	25,000	25,000	*
John E. Fiedler(62)	20,000	20,000	*
Financial Stocks Capital Partners III L.P.(63)	1,175,000	1,175,000	1.88%
Cynthia M. Fogg(27)	4,000	4,000	*
Folks America Reinsurance Company(64)	952,381	952,381	1.52%
Michael William Follett(65)	10,000	10,000	*
Gary Charles Gapp(66)	10,000	10,000	*
Robert D. Ghent(67)	25,000	25,000	*
Melvin H. Green(68)	30,000	30,000	*
Clark D. Gridley and Kathy M. Gridley(69)	10,000	10,000	*
Michael Kenneth Hale(70)	5,000	5,000	*
Teresa Ann Harmon(71)	25,000	25,000	*
Heritage Capital Management, LP(72)	150,000	150,000	*
Highland Equity Focus Fund, L.P.(73)†	100,000	100,000	*
Dennis A. Holman(74)	12,500	12,500	*
Hope College(75)	50,000	50,000	*
Richard A. Horvitz Dynasty Trust(76)	40,000	40,000	*
Betsy Huizenga Trust(77)	37,500	37,500	*
Greta Huizenga Family Trust(77)	37,500	37,500	*
Hally Anne Huizenga Trust(77)	3,000	3,000	*
Heidi A. Huizenga(27)	75,000	75,000	*
J. C. Huizenga(78)	25,000	25,000	*
Peter H. Huizenga(27)	150,000	150,000	*
Peter H. Huizenga, Jr. Trust(77)	37,500	37,500	*
Timothy D. Huizenga Trust(77)	37,500	37,500	*
Hale S. Irwin(79)	10,000	10,000	*
JAM Partners, L.P.(80)	325,000	325,000	*
Christopher W. Jeavons(81)	25,000	25,000	*
Janet Joyce Jerome(82)	25,000	25,000	*
Nathan R. Johnson, III(83)	10,000	10,000	*
Harry Towne Jones IV(84)	25,000	25,000	*
James L. Jurries Trust(85)	25,000	25,000	*
Suzanne Kanis Revocable Trust(86)	50,000	50,000	*
KBW Financial Services Fund, L.P.(87)†	171,800	171,800	*

†	Broker-dealer affiliates.
‡	Broker-dealer.
*	Represents beneficial ownership of less than 1%.

Name and Address(1)	Number of Shares of Common Stock Beneficially Owned	Number of Shares of Common Stock Offered Hereby	Approximate Percentage of Outstanding Shares of Common Stock Before Offering

Selling Stockholders (not included above)
KBW Relative Value Financial Services Fund, L.P.(87)†	9,100	9,100	*
KBW Small Cap Financial Services Fund, L.P.(87)†	159,200	159,200	*
Ronald G. Kenny(88)	20,000	20,000	*
James W. King(89)	47,620	47,620	*
Roger E. King(90)	15,000	15,000	*
Robert M. Kirchner(91)	10,000	10,000	*
Estate of James D. Kreidle(92)	10,000	10,000	*
KRF Investments, LLC(93)	15,639	15,639	*
Sharon C. Laurent and Billy J. Laurent(94)	35,000	35,000	*
Lawrence Offshore Partners, LLC(95)	160,000	160,000	*
Lawrence Partners, LP(96)	160,000	160,000	*
John A. Leffler and JoAnn Leffler(97)	25,000	25,000	*
John A. Leffler(98)	25,000	25,000	*
LEXTRON, Inc.(99)	100,000	100,000	*
John J. Lowrey, Jr.(100)	10,000	10,000	*
Mainspring, LLLP(101)	10,000	10,000	*
James M. Mallick Revocable Trust(102)	5,000	5,000	*
Kathi Mallick Trust(103)	5,000	5,000	*
Malta Hedge Fund II, L.P.(104)	235,600	235,600	*
Malta Hedge Fund, L.P.(104)	44,600	44,600	*
Malta MLC Fund, L.P.(104)	77,200	77,200	*
Malta MLC Offshore, Ltd.(105)	69,100	69,100	*
Malta Offshore, Ltd.(105)	154,100	154,100	*
Malta Partners, L.P.(104)	57,500	57,500	*
Manchester Investors V, LLC(106)†	95,238	95,238	*
Marathon Capital Holdings, Inc.(107)	4,000	4,000	*
Victoria Rispigliati Martino(108)	25,000	25,000	*
Elias Matz Tiernan and Herrick Retirement Savings & Profit Sharing Plan Dtd 1/1/89(109)†	50,000	50,000	*
Jeffrey Y. McClintock(110)	10,000	10,000	*
Mark G. Merlo(111)	24,500	24,500	*
Michael L. Meyer Living Trust dtd 7/14/89(112)	10,000	10,000	*
Paul I. and Margaret W. Meyer Family Trust dated 12/22/89(113)	10,000	10,000	*
MFP Partners, L.P.(114)	723,800	723,800	1.16%
Millenco, L.P.(115)‡	75,000	75,000	*
Alvin Jackson Mills, Jr.(116)	5,000	5,000	*
Brian Jeffrey Modesitt(117)	10,000	10,000	*
Monfort Family Foundation(118)	50,000	50,000	*
David B. Moore(119)	2,500	2,500	*
Moors and Mendon Master Fund LP(120)	150,000	150,000	*
Bettie M. Nelson Trust No. 1(121)	25,000	25,000	*
Northaven Offshore, LTD.(122)	27,400	27,400	*
Northaven Partners III, LP(123)	249,000	249,000	*
Northaven Partners, LP(123)	158,600	158,600	*

†	Broker-dealer affiliates.
‡	Broker-dealer.
*	Represents beneficial ownership of less than 1%.

Name and Address(1)	Number of Shares of Common Stock Beneficially Owned	Number of Shares of Common Stock Offered Hereby	Approximate Percentage of Outstanding Shares of Common Stock Before Offering

Selling Stockholders (not included above)
Michael T. O’Brien and Julie B. O’Brien(124)†	10,000	10,000	*
Katharine H. Oliver(125)	25,000	25,000	*
One Beacon American Insurance Company(64)	1,000,000	1,000,000	1.60%
Bessie LaRae Orullian(126)	55,000	55,000	*
Pacific Credit Corp.(127)	21,900	21,900	*
Peter T. Paul Living Trust(128)	25,000	25,000	*
Pennant Offshore Partners Ltd(129)	408,005	408,005	*
Pennant Onshore Partners, L.P.(130)	87,160	87,160	*
Pennant Onshore Qualified, L.P.(130)	266,740	266,740	*
Prospector Offshore Fund (Bermuda), Ltd.(131)	142,290	142,290	*
Prospector Partners Fund, L.P.(132)	298,570	298,570	*
Prospector Partners Small Cap Fund, L.P.(132)	35,330	35,330	*
Prosper Focus LLC(133)	10,000	10,000	*
Prosper Associates LLC(133)	15,000	15,000	*
RDM Trust(76)	100,000	100,000	*
RDV Capital Management, LP(134)	879,167	879,167	1.40%
RDV Corporation Supplemental Executive Retirement Trust, FBO Randall S. Damstra(135)	20,000	20,000	*
R.F.J., LLC(136)	30,000	30,000	*
Riggs Qualified Partners(137)	370,000	370,000	*
Danny Lee Rockwell(138)	19,000	19,000	*
John W. Rose and Cheryl H. Rose(139)	45,000	45,000	*
J. David Rosenberg(140)	40,000	40,000	*
Mark R. Ruh(141)	3,000	3,000	*
S.A.C. Capital Associates, LLC(142)	100,000	100,000	*
Victor R. Santoro(143)	7,500	7,500	*
Wesley H. Sargent(144)	30,000	30,000	*
John Adam Schabacker, II(145)	10,000	10,000	*
Robert H. Schierbeek(44)	2,500	2,500	*
Scudder-Dreman Small Cap Value Fund(146)	600,000	600,000	0.96%
Seff Investments LLC(147)	12,500	12,500	*
Hossein S. Shirazi(148)	25,000	25,000	*
William J. Slifer, III and Carol S. Slifer(149)	10,000	10,000	*
Gordon V. Smith and Helen C. Smith(150)	60,000	60,000	*
Sterling Associates Limited Partnership(151)	40,000	40,000	*
David Michael Summers(152)	25,000	25,000	*
SuNOVA Long Term Opportunity Fund, L.P.(153)	143,285	143,285	*
SuNOVA Offshore Ltd.(154)	1,118,500	1,118,500	1.79%
SuNOVA Partners, L.P.(153)	624,300	624,300	1.00%
SVS Dreman Small Cap Value Portfolio(146)	400,000	400,000	*
SWAKJAB, LLC(155)	37,500	37,500	*
Third Point Offshore Fund, Ltd.(156)	1,100,000	1,100,000	1.76%
Third Point Partners L.P.(157)	453,000	453,000	*
Third Point Resources L.P.(157)	78,000	78,000	*
Third Point Resources Ltd.(156)	92,000	92,000	*

†	Broker-dealer affiliates.
‡	Broker-dealer.
*	Represents beneficial ownership of less than 1%.

Name and Address(1)	Number of Shares of Common Stock Beneficially Owned	Number of Shares of Common Stock Offered Hereby	Approximate Percentage of Outstanding Shares of Common Stock Before Offering

Selling Stockholders (not included above)
Third Point Ultra Ltd.(156)	167,000	167,000	*
Philip J. Timyan(158)	75,000	75,000	*
Tombstone Limited Partnership(159)	49,800	49,800	*
Ulysses Partners, L.P.(160)	500,000	500,000	*
United Capital Management, Inc.(161)	73,368	73,368	*
Dell Van Gilder, Jr.(162)	18,104	18,104	*
Steven C. Vartan(163)	10,000	10,000	*
Lyle F. Wall(164)	25,000	25,000	*
Ronald E. Walling(165)	25,000	25,000	*
The William K. Warren Foundation(166)	25,000	25,000	*
Weil Family Trust of 1980(167)†	55,000	55,000	*
Western Reserve Capital Management, LP(168)	10,000	10,000	*
Dean White and Barbara White(169)	423,800	423,800	*
Timothy L. White(170)	50,000	50,000	*
William J. White(171)	25,000	25,000	*
George A. Wilson(172)	10,000	10,000	*
Martin Kent Winker Revocable Trust DTD 9/16/04(173)	90,000	90,000	*
Jerry Wrench(174)	10,000	10,000	*
Yale University c/o MFP Investors LLC(175)	228,600	228,600	*
Richard Douglas Young(176)	30,000	30,000	*

†	Broker-dealer affiliates.
‡	Broker-dealer.
*	Represents beneficial ownership of less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or that are exercisable within 60 days of this prospectus are deemed to be outstanding. Such shares, however, are not deemed outstanding for the purposes of counting the percentage ownership of each other person. The shares underlying unexercised options cannot be voted.
(2)	The business address of this shareholder is 11 Greenway Plaza, Suite 100, Houston, Texas 77046. Includes 853,700 shares held by AIM Capital Development Fund, 2,071,400 shares held by AIM Dynamics Fund, 157,500 shares held by AIM Mid Cap Growth Fund, 20,900 shares held by AIM Mid Cap Stock Fund, 129,400 shares held by AIM V.I. Capital Development Fund and 88,700 shares held by AIM V.I. Dynamics Fund.
(3)	The business address of this shareholder is c/o Caxton Associates, L.L.C., 731 Alexander Road, Building 2, Princeton, New Jersey 08540. Caxton Associates, L.L.C. is the managing member of CxCent LLC, Caxton Corporation is the managing member of Caxton Associates, L.L.C. and Bruce S. Kovner is the sole stockholder of Caxton Corporation. Bruce S. Kovner has sole voting and dispositive power over these securities.
(4)	The business address of this shareholder is 101 John F. Kennedy Parkway, Short Hills, New Jersey 07078. Includes 15,100 shares held by Franklin Mutual Shares Fund, 946,861 shares held by Mutual Financial Services Fund, 1,735,639 shares held by Mutual Qualified Fund, 3,845,467 shares held by Mutual Shares Fund and 806,100 shares held by Mutual Shares Securities Fund. Franklin Mutual Advisers, LLC is the sole stockholder of Franklin Mutual Shares Fund, a public UK OEIC fund. Michael Embler and Peter Langerman, in their roles as Chief Investment Officer and President of Franklin Mutual Advisers, LLC, respectively, share voting and dispositive power over the securities held by Franklin Mutual Shares Fund.

(5)	The business address of this shareholder is c/o OZ Management, LLC, 9 West 57th Street, 39th Floor, New York, New York 10019. OZ Management, LLC is the Investment Manager of OZ Master Fund, Ltd. Daniel S. Och is the Senior Managing Member of OZ Management, LLC and in that role may be deemed to have sole voting and dispositive power over these securities.
(6)	The business address of this shareholder is c/o Capital Research and Management Company, 333 South Hope Street, Los Angeles, California 90071.
(7)	The business address of this shareholder is 75 State Street, Boston, Massachusetts 02109. Includes 308,000 shares held by Bay Pond Investors (Bermuda) L.P., 1,004,700 shares held by Bay Pond Partners, L.P., 1,085,800 shares held by First Financial Fund, Inc., 240,000 shares held by Wolf Creek Investors (Bermuda) L.P. and 143,600 shares held by Wolf Creek Partners, L.P. Wellington Management, LLP, in its capacity as Investment Advisor, shares voting and dispositive power over the securities held by Bay Pond Investors (Bermuda) L.P., Bay Pond Partners, L.P., Wolf Creek Investors (Bermuda) L.P. and Wolf Creek Partners, L.P. with the unnamed beneficial owners, who are clients of Wellington Management Company, LLP.
(8)	The business address of this shareholder is c/o KBW Asset Management, Inc., Two Hudson Place, 4th Floor, Hoboken, New Jersey 07030.
(9)	The business address of this shareholder is 2121 Hillside Avenue, #97, New Hyde Park, New York 11040. Ken S. Perry is the controlling stockholder of Allied Funding, Inc. and has sole voting and dispositive power over these securities.
(10)	The business address of this shareholder is c/o Axia Capital Management, 425 Eagle Rock Avenue, 2nd Floor, Roseland, New Jersey 07068. Axia Capital Management, LLC is the Investment Advisor of Alpha US Sub Fund I, LLC and Axia Offshore Partners, Ltd. and is responsible for all management and investment decisions made on behalf of Alpha US Sub Fund I, LLC and Axia Offshore Partners, Ltd. Raymond Garea is the principal member and controlling person of Axia Capital Management, LLC and has sole voting and dispositive power over these securities.
(11)	The business address of this shareholder is 2500 Westchester Avenue, Suite 215, Purchase, NY 10577. Alpine Woods Advisors, LLC is the general partner of Alpine Woods Growth Values Financial Equities, L.P. and Stephen A. Lieber and Samuel A. Lieber are the managing members of Alpine Woods Advisors, LLC. Stephen A. Lieber and Samuel A. Lieber share voting and dispositive power over these securities.
(12)	The business address of this shareholder is c/o Farms Fiduciary Corporation, Trustee, 212 E. 22nd Street, Cheyenne, Wyoming 82001. Farms Fiduciary Corporation is the trustee of Amber Trust and David Horovitz and Frances Miller are the directors of Farms Fiduciary Corporation. David Horovitz and Frances Miller share voting and dispositive power over these securities.
(13)	The business address of this shareholder is 5000 Boardwalk, #41, Fort Collins, Colorado 80525. Ms. Anderson is Senior Vice President of Centennial Bank of the West.
(14)	The business address of this shareholder is 81 Apple Ridge Road, Woodcliff Lake, New Jersey 07677. Jay Spellman, LLC is the general partner of Apple Ridge Partnes, L.P. and Jay Spellman is the controlling member of Jay Spellman, LLC. Jay Spellman has sole voting and dispositive power over these securities.
(15)	The business address of this shareholder is 4113 Sherman Court, Fort Collins, Colorado 80525.
(16)	The business address of this shareholder is 1801 California Street, Suite 4300, Denver, Colorado 80202. Lawrence A. Atler is the trustee of the Lawrence A. Atler Trust and has sole voting and dispositive power over these securities.
(17)	The business address of this shareholder is c/o Axia Capital Management, 425 Eagle Rock Avenue, 2nd Floor, Roseland, New Jersey 07068. Axia Financial GP, LLC is the general partner of Axia Financial, LP, and Raymond Garea is the controlling member of Axia Financial GP, LLC. Raymond Garea has sole voting and dispositive power over these securities.
(18)	The business address of this shareholder is c/o Axia Capital Management, 425 Eagle Rock Avenue, 2nd Floor, Roseland, New Jersey 07068. Axia Capital Management LLC is the general partner of Axia Partners Qualified, LP and Axia Partners, LP. Raymond Garea is the controlling member of Axia Capital Management LLC and has sole voting and dispositive power over these securities.

(19)	The business address of this shareholder is 208 S. LaSalle Street, Suite 1680, Chicago, Illinois 60604. MidBanc V L.P. is the general partner of Banc Fund V L.P. and MidBanc VI L.P. is the general partner of Banc Fund VI L.P. The Banc Funds Company, L.L.C. is the general partner of MidBanc V L.P. and MidBanc VI L.P. Charles J. Moore is the controlling member of The Banc Funds Company L.L.C. and has sole voting and dispositive power over these securities.
(20)	The business address of this shareholder is 1999 Avenue of the Stars, #2800, Los Angeles, California 90067. Bel Air Management, LLC is the general partner of Bel Air Opportunistic Fund, LP and Bel Air Investment Advisors LLC is the controlling member of Bel Air Management, LLC. Todd M. Morgan, Reed E. Halladay, Darrell Krasnoff, Michael Powers, Thomas S. Morgan, James Stephenson and Kenneth Naehu are the members of Bel Air Investment Advisors LLC. Michael Powers is a Portfolio Manager of Bel Air Investment Advisors LLC and in that role has sole voting and dispositive power over these securities.
(21)	The business address of this shareholder is 1350 W. Lake Lucille Drive, Wasilla, Alaska 99654. Blue Print Capital Management LLC is the general partner of Blueprint Partners LP and Rajesh Idnani and Sham Idnani are the members of Blue Print Capital Management LLC. Rajesh Idnani has sole voting and dispositive power over these securities.
(22)	The business address of this shareholder is 80 N. Hoyt Street, Lakewood, Colorado 80226.
(23)	The business address of this shareholder is c/o Cook Holdings, 618 Kenmoor Avenue SE, Suite 100, Grand Rapids, Michigan 49546.
(24)	The business address of this shareholder is 3013 Shore Road, Fort Collins, Colorado 80524.
(25)	The business address of this shareholder is 600 Madison Avenue, 18th Floor, New York, New York 10022. Boston Provident, L.P. is the general partner of Boston Provident Partners, L.P. and BP Institutional Partners, L.P. Orin S. Kramer is the general partner of Boston Provident, L.P. and has sole voting and dispositive power over these securities.
(26)	The business address of this shareholder is 1901 Green Oaks Drive, Greenwood Village, Colorado 80121.
(27)	The business address of this shareholder is c/o Huizenga Capital Management, LLC, 2215 York Road, Suite 500, Oak Brook, Illinois 60523.
(28)	The business address of this shareholder is 2215 York Road, Suite 500, Oak Brook, Illinois 60523. Peter H. Huizenga is the trustee of the Elizabeth Holly Bradley Trust, the Matthew Stephen Bradley Trust, the Michael David Bradley Trust and the William Peter Bradley Trust and has sole voting and dispositive power over these securities.
(29)	The business address of this shareholder is 600 Oak Avenue, Eaton, Colorado 80615.
(30)	The business address of this shareholder is 600 Oak Avenue, Eaton, Colorado 80615. Mr. Brown was a director of our predecessor and Centennial Bank of the West until July 2004.
(31)	The business address of these shareholders is 2444 S. Yarrow Way, Lakewood, Colorado 80227. Stephen A. Burkholder and Anne C. Burkholder share voting and dispositive power over these securities.
(32)	The business address of this shareholder is 1325 Avenue of the Americas, 26th Floor, New York, New York 10019.
(33)	The business address of this shareholder is c/o Beck Mack & Oliver, 360 Madison Avenue, New York, New York 10017.
(34)	The business address of this shareholder is c/o L. Garshofsky, 9665 Wilshire Boulevard, Suite 200, Beverly Hills, California 90212. Canyon Capital Corp. is the general partner of Canyon Value Realization Fund, LP and Joshua Friedman, Mitchell Julis, Chris Evensen and Robert Turner are the shareholders of Canyon Capital Corp. Joshua Friedman, Mitchell Julis, Chris Evensen and Robert Turner have hired Lawrence Garshofsky as an outside manager to make all decision relating to these securities. Lawrence Garshofsky has sole voting and dispositive power over these securities.
(35)	The business address of this shareholder is 350 S. Figueroa Street, #550, Los Angeles, California 90071.
(36)	The business address of this shareholder is 1403 E. Green Willow Lane, Greenwood Village, Colorado 80121.
(37)	The business address of these shareholders is 3796 Autumn Brush Court, Parker, Colorado 80134. Henry Coll and Betty Coll share voting and dispositive power over these securities.

(38)	The business address of this shareholder is CNA Plaza, 333 South Wabash Avenue, 23S, Chicago, Illinois 60685. Continental Casualty Company is a wholly owned subsidiary of CNA Financial Corporation. CNA Financial Corporation has sole voting and dispositive power over these securities.
(39)	The business address of this shareholder is c/o Cook Holdings, 618 Kenmoor Avenue SE, Suite 100, Grand Rapids, Michigan 49546. Peter C. Cook is the trustee of the Peter C. Cook Trust and has sole voting and dispositive power over these securities.
(40)	The business address of this shareholder is 555 East 8th Street, Greeley, Colorado 80631. Jack L. Cox is the trustee of the Cox Oil Company Profit Sharing Trust and has sole voting and dispositive power over these securities.
(41)	The business address of this shareholder is 7713 Povoke River Road, Greeley, Colorado 80634. Jack L. Cox is the trustee of the Jack L. Cox Trust and has sole voting and dispositive power over these securities.
(42)	The business address of this shareholder is 2725 Rocky Mountain Avenue, Suite 200, Loveland, Colorado 80538. Chad C. McWhinney and Robbin McWhinney are the members of CRM Holdings, LLC. Chad C. McWhinney is the managing member of CRM Holdings, LLC and has sole voting and dispositive power over these securities. Mr. McWhinney was a director of our predecessor until July 2004 and is currently a director of Guaranty Bank and Trust Company.
(43)	The business address of this shareholder is c/o Kenneth Cohen, Attorney, 23 Vreeland Road, Florham Park, New Jersey 07932. Richard A. Horstmann is the managing member of Cutchogue Point AP LLC and has sole voting and dispositive power over these securities.
(44)	The business address of this shareholder is 126 Ottawa Avenue NW, Suite 500, Grand Rapids, Michigan 49503.
(45)	The business address of this shareholder is c/o KBW Asset Management, Inc., Two Hudson Place, 4th Floor, Hoboken, New Jersey 07030. Michael O’Brien is the Portfolio Manager for DCM Limited, and in that role has sole voting and dispositive power over these securities.
(46)	The business address of these shareholders is PO Box 733, Winter Park, Colorado 80482. Gary J. DeFrange and Michelle B. DeFrange share voting and dispositive power over these securities.
(47)	The business address of this shareholder is 6060 Wall Street, New York, New York 10005, Mail Stop NYC60-0266. Paul Andiorio has sole voting and dispositive power over these securities.
(48)	The business address of this shareholder is 126 Ottawa Avenue NW, Suite 500, Grand Rapids, Michigan 49503. Jerry L. Tubergen is the trustee of the Andrea N. DeVos 1003 Trust UAD 10/27/93, the Elisabeth L. DeVos 1003 Trust UAD 10/27/93, the Richard M. DeVos III 1003 Trust UAD 10/27/93 and the Ryan E. DeVos 1003 Trust UAD 10/27/93 and has sole voting and dispositive power over these securities.
(49)	The business address of this shareholder is 126 Ottawa Avenue NW, Suite 500, Grand Rapids, Michigan 49503. Richard M. DeVos, Jr., Helen J. DeVos and Jerry L. Tubergen are the trustees of the Richard M. DeVos Charitable Lead Annuity Trust No. 2. A majority of the trustees can bind the trust and exercise voting and dispositive power over these securities.
(50)	The business address of these shareholders is 5701 S. Jasmine Street, Greenwood Village, Colorado 80111. Donald W. Diones and Frances Diones share voting and dispositive power over these securities.
(51)	The business address of this shareholder is 7777 Washington Village Drive, Suite 210, Dayton, Ohio 45459. Eubell Brady & Suttman Asset Management, Inc., a Registered Investment Advisor, manages the investments of EBS Asset Management Profit Sharing Plan. Mark E. Brady, Ronald L. Eubel and Robert J. Suttman are the partners of Eubell Brady & Suttman Asset Management, Inc. and share voting and dispositive power over these securities.
(52)	The business address of this shareholder is 7777 Washington Village Drive, Suite 210, Dayton, Ohio 45459. Ronald L. Eubel and Mark E. Brady are the general partners of EBS Microcap Partners, L.P. and share voting and dispositive power over these securities.
(53)	The business address of this shareholder is 7777 Washington Village Drive, Suite 210, Dayton, Ohio 45459. Mark E. Brady, Ronald L. Eubel, Robert J. Suttman, Bernard J. Holtgreive and William E. Hazel are the general partners of EBS Partners, L.P. and share voting and dispositive power over these securities.
(54)	The business address of this shareholder is 8015 Jackson Street, Denver, Colorado 80209. Mr. Jeffrey Eggemeyer is the brother of John M. Eggemeyer, our Chairman and Chief Executive Officer.
(55)	The business address of this shareholder is P.O. Box 1842, Fort Collins, Colorado 80522. Sean P. Shelly is the trustee of Elf Foundation and has sole voting and dispositive power over these securities.

(56)	The business address of this shareholder is 1522 Ensley Avenue, Los Angeles, California 90024. Includes 30,000 shares held in a self directed account and 100,000 shares held in a self directed Roth IRA. J. Steven Emerson is the sole beneficiary of the self directed account and the self directed IRA and consequentially has voting control and dispositive power over the securities held by Bear Stearns Securities Corp., custodian f/b/o J. Steven Emerson and J. Steven Emerson Roth IRA.
(57)	The business address of this shareholder is 1522 Ensley Avenue, Los Angeles, California 90024. Brian Emerson is the general partner of Emerson Partners. J. Steven Emerson is the Authorized Trader for Emerson Partners and consequentially has voting control and dispositive power over the securities held by Bear Stearns Securities Corp., custodian f/b/o Emerson Partners.
(58)	The business address of this shareholder is 4514 Cole Avenue, Suite 808, Dallas, Texas 75205. Endurance General Partners, L.P. is the general partner of Endurance Partners, L.P. and Endurance Partners (Q.P.), L.P. Ewing Asset Management, LLC is the general partner of Endurance General Partners, L.P. and Timothy G. Ewing is the controlling member of Ewing Asset Management, LLC. Timothy G. Ewing has sole voting and dispositive power over these securities.
(59)	The business address of this shareholder is 161 South Quince Street, Denver, Colorado 80230, Attention: Joel Rosenstein, Manager. Joel Rosenstein is the managing member of Ethan and Max Ventures LLC and has sole voting and dispositive power over these securities.
(60)	The business address of these shareholders is P.O. Box 490, Ranchos de Taos, New Mexico 87557. Leslie A. Farr and John D. Farr share voting and dispositive power over these securities. Mr. and Mrs. John Farr are the brother and sister-in-law, respectively, of William R. Farr, one of our directors and Chairman of Centennial Bank of the West.
(61)	The business address of this shareholder is 1617 Glenmere Boulevard, Greenley, Colorado 80631. Mr. Richard Farr is the brother of William R. Farr, one of our directors and Chairman of Centennial Bank of the West.
(62)	The business address of this shareholder is 1801 Crestridge Drive, Littleton, Colorado 80121.
(63)	The business address of this shareholder is 441 Vine Street, Suite 507, Cincinnati, Ohio 45202. Finstocks Capital Management, LLC is the sole general partner of Financial Stocks Capital Partners III L.P., Elbrook Holdings, LLC is the sole managing member of Finstocks Capital Management, LLC and Steven N. Stein and John M. Stein are the owners and controllers of Elbrook Holdings, LLC. Steven N. Stein and John M. Stein share voting and dispositive power over these securities.
(64)	The business address of this shareholder is c/o White Mountains Advisors, 370 Church Street, Guilford, Connecticut 06437. FolksAmerica Reinsurance Company and One Beacon American Insurance Company are wholly owned subsidiaries of White Mountains Insurance Group Ltd. White Mountains Insurance Group Ltd. has sole voting and dispositive power over these securities.
(65)	The business address of this shareholder is 1050 17th Street, Suite 2100, Denver, Colorado 80265.
(66)	The business address of this shareholder is PO Box 56, 20 Jon Lane, North Fork, Idaho 83466.
(67)	The business address of this shareholder is 2715 35th Avenue, Greeley, Colorado 80634.
(68)	The business address of this shareholder is 412 Nebraska Avenue, Berthoud, Colorado 80513. Melvin Henry Green is the sole beneficiary of the self directed IRA and consequentially has voting control and dispositive power over the securities held by RBC Dain Rauscher, custodian f/b/o Melvin H. Green IRA. Mr. Green is President of the Del Camino—Longmont branch of Centennial Bank of the West.
(69)	The business address of these shareholders is 731 N. Jackson Street, Suite 806, Milwaukee, Wisconsin 53202. Clark D. Gridley and Kathy M. Gridley share voting and dispositive power over these securities.
(70)	The business address of this shareholder is 360 S. Westgate Avenue, Los Angeles, California 90049.
(71)	The business address of this shareholder is 435 Shoop Drive, Penrose, Colorado 81240.
(72)	The business address of this shareholder is 126 Ottawa Avenue NW, Suite 500, Grand Rapids, Michigan 49503. Buttonwood Capital, Inc. is the general partner of Heritage Capital Management, LP and Jerry L. Tubergen is the controlling stockholder of Buttonwood Capital, Inc. The Jerry L. Tubergen Living Trust is the limited partner of Heritage Capital Management, LP. Jerry L. Tubergen has sole voting and dispositive power over these securities.

(73)	The business address of this shareholder is 13455 Noel Road, Suite 1300, Dallas, Texas 75240. Highland Capital Management L.P. is the general partner of Highland Equity Focus Fund, L.P., Strand Advisors, Inc. is the general partner of Highland Capital Management, L.P. and James Dondero is the sole stockholder of Strand Advisors, Inc. James Dondero has sole voting and dispositive power over these securities.
(74)	The business address of this shareholder is c/o Centennial Bank of the West, 2700 47th Avenue, Greeley, Colorado 80634. Mr. Holman is President of the West Greeley branch of Centennial Bank of the West.
(75)	The business address of this shareholder is 141 East 12th Street, Holland, Michigan 49423. Thomas W. Bylsma, Barry L. Werkman and James E. Bultman, in their roles as Vice President and Chief Financial Officer, Vice President of Finance and President of Hope College, respectively, share voting and dispositive power over these securities.
(76)	The business address of this shareholder is Ranch Fiduciary Corporation, Trustee, 212 E. 22nd Street, Cheyenne, Wyoming 82001. Ranch Fiduciary Corporation is the trustee of the Richard A. Horvitz Dynasty Trust and the RDM Trust. David Horvitz and Frances Miller are the directors of Ranch Fiduciary Corporation and share voting and dispositive power over these securities.
(77)	The business address of this shareholder is 2215 York Road, Suite 500, Oak Brook, Illinois 60523. Peter H. Huizenga is the trustee of the Betsy Huizenga Trust, the Greta Huizenga Family Trust, the Hally Anne Huizenga Trust, the Peter H. Huizenga, Jr. Trust and the Timothy D. Huizenga Trust and has sole voting and dispositive power over these securities.
(78)	The business address of this shareholder is c/o Westwater Group, Attention: Jeff Clark, 618 Kenmoor Avenue SE, Suite 120, Grand Rapids, Michigan 49546.
(79)	The business address of this shareholder is 5720 N. Saguaro Road, Paradise Valley, Arizona 85253.
(80)	The business address of this shareholder is One Fifth Avenue, New York, New York 10003. JAM Managers LLC is the general partner of JAM Partners, L.P. and Sy Jacobs and Bernard Sucher are the members of JAM Managers LLC. Sy Jacobs has sole voting and dispositive power over these securities.
(81)	The business address of this shareholder is c/o Centennial Bank of the West, 2700 47th Street, Greeley, Colorado 80634. Mr. Jeavons is a director and Regional President of Centennial Bank of the West.
(82)	The business address of this shareholder is 1357 43rd Street, #61, Greeley, Colorado 80634.
(83)	The business address of this shareholder is c/o Frederick Ross Company, 717 Seventeenth Street, Suite 2000, Denver, Colorado 80202.
(84)	The business address of this shareholder is 771 Yellow Pine Avenue, Boulder, Colorado 80304.
(85)	The business address of this shareholder is 347 Settlers Road, #120, Holland, Michigan 49423. James L. Jurries is the trustee of the James L. Jurries Trust and has sole voting and dispositive power over these securities.
(86)	The business address of this shareholder is c/o Matrix Capital Advisors LLC, 200 S. Wacker Drive, Suite 726, Chicago, Illinois 60606. Suzanne Kanis is the trustee of Suzanne Kanis Revocable Trust and has sole voting and dispositive power over these securities.
(87)	The business address of this shareholder is c/o KBW Asset Management, Inc., Two Hudson Place, 4th Floor, Hoboken, New Jersey 07030. Michael O’Brien is the Portfolio Manager of KBW Financial Services Fund, L.P., KBW Relative Value Financial Services Fund, L.P. and KBW Small Cap Financial Services Fund, L.P. and in that role has sole voting and dispositive power over these securities.
(88)	The business address of this shareholder is 6383 Twin Oaks Lane, Lisle, Illinois 60532.
(89)	The business address of this shareholder is 1011 S. Valentia Street, #53, Denver, Colorado 80247.
(90)	The business address of this shareholder is 1980 Post Oak Boulevard, Suite 2400, Houston, Texas 77056.
(91)	The business address of this shareholder is 2800 So. University Blvd., #131, Denver, Colorado 80210.
(92)	The business address of this shareholder is 5205 Lakeshore Drive, Littleton, Colorado 80123. Zona Z. Kreidle is the personal representative of the Estate of James D. Kreidle and has sole voting and dispositive power over these securities.
(93)	The business address of this shareholder is 5050 S. El Camino Drive, Englewood, Colorado 80111. Keith R. Finger is the sole member of KRF Investments, LLC and has sole voting and dispositive power over these securities.

(94)	The business address of these shareholders is 13347 Clarkson Court, Thornton, Colorado 80241. Sharon C. Laurent and Billy J. Laurent share voting and dispositive power over these securities. Ms. Laurent was our Executive Vice President and Executive Vice President of Guaranty Bank and Trust Company until May 31, 2005. She was also a director of Guaranty Corporation before our acquisition of Guaranty.
(95)	The business address of this shareholder is 9665 Wilshire Boulevard, Suite 200, Beverly Hills, California 90212. Lawrence Garshofsky is the controlling member of Lawrence Offshore Partners, LLC and has sole voting and dispositive power over these securities.
(96)	The business address of this shareholder is 9665 Wilshire Boulevard, Suite 200, Beverly Hills, California 90212. Lawrence Garshofsky & Co., LLC is the general partner of Lawrence Partners, LP and Lawrence Garshofsky and Judith Garshofsky are the members of Lawrence Garshofsky & Co., LLC. Lawrence Garshofsky has sole voting and dispositive power over these securities.
(97)	The business address of these shareholders is 16977 Weld Country Road 74, Eaton, Colorado 80615. John A. Leffler and JoAnn Leffler share voting and dispositive power over these securities. Mr. Leffler was a director of our predecessor until July 2004.
(98)	The business address of this shareholder is 1701 Twenty Third Avenue, Greeley, Colorado 80634. John A. Leffler is the sole beneficiary of the self directed IRA and consequentially has voting control and dispositive power over the securities held by Union Colony Bank, custodian f/b/o John A. Leffler IRA. Mr. Leffler was a director of our predecessor until July 2004.
(99)	The business address of this shareholder is 1015 37th Avenue Court, Suite 202, Greeley, Colorado 80634. Robert C. Hummel and Park L. Loughlin are the controlling stockholders of LEXTRON, Inc. and share voting and dispositive power over these securities.
(100)	The business address of this shareholder is c/o Frederick Ross Company, 717 17th Street, Suite 2000, Denver, Colorado 80202.
(101)	The business address of this shareholder is 5205 Lakeshore Drive, Littleton, Colorado 80123. Zona Z. Kreidle is the general partner of Mainspring, LLLP and has sole voting and dispositive power over these securities.
(102)	The business address of this shareholder is PO Box 350, 17534 Los Morros, Rancho Santa Fe, California 92067. James M. Mallick is the trustee of the James M. Mallick Revocable Trust and has sole voting and dispositive power over these securities.
(103)	The business address of this shareholder is PO Box 350, 17534 Los Morros, Rancho Santa Fe, California 92067. Kathi Mallick is the trustee of the Kathi Mallick Trust and has sole voting and dispositive power over these securities.
(104)	The business address of this shareholder is c/o Sandler O’Neill Asset Management, LLC, 780 Third Avenue, 5th Floor, New York, New York 10017, Attention: Terry Maltese. SOAM Holdings LLC is the general partner of Malta Hedge Fund II, L.P., Malta Hedge Fund, L.P., Malta MLC Fund, L.P. and Malta Partners, L.P. Terry Maltese is the managing member of SOAM Holdings LLC and has sole voting and dispositive power over these securities.
(105)	Sandler O’Neill Asset Management LLC is the Investment Manager of Malta MLC Offshore, Ltd. and Malta Offshore, Ltd. and its address is 780 Third Avenue, 5th Floor, New York, New York 10017, Attention: Terry Maltese. Terry Maltese is the managing member of Sandler O’Neill Asset Management LLC and has sole voting and dispositive power over these securities.
(106)	The business address of this shareholder is c/o Steven M. Rull, 9645 Clayton Road, Suite 200, St. Louis, Missouri 63124. Rull Family Partnership, Joseph D. Garea and Richard M. Davidson are the shareholders of Manchester Investors V LLC. Steven M. Rull is the general partner of Rull Family Partnership and the managing member of Manchester Investors V LLC. Steven M. Rull has sole voting and dispositive power over these securities.
(107)	The business address of this shareholder is 8775 Costa Verde Boulevard, Unit 1410, San Diego, California 92122. David B. Moore is the sole stockholder of Marathon Capital Holdings, Inc. and has sole voting and dispositive power over these securities. Mr. Moore is a former employee of Castle Creek Capital LLC.
(108)	The business address of this shareholder is 1705 37th Avenue, Greeley, Colorado 80634.
(109)

The business address of this shareholder is 734 15th Street, NW, Washington, DC 20005. Tracey G. Cole and Kent E. Goodrich are the trustees of the Elias Matz Tiernan and Herrick Retirement Savings & Profit Sharing Plan Dtd 1/1/89 and Timothy Matz is a beneficiary within the trust. Timothy Matz has sole voting and dispositive power over these securities, subject to the approval of Kent E. Goodrich and Tracy G. Cole, in their roles as trustees.
(110)	The business address of this shareholder is 717 17th Street, Suite 2000, Denver, Colorado 80202. Mr. Jeffrey McClintock is the son of Richard G. McClintock, one of our directors.
(111)	The business address of this shareholder is 2828 Lloyd Street, San Diego, California 92117. Mr. Merlo is a current employee of Castle Creek Capital LLC.
(112)	The business address of this shareholder is 18101 Von Karman Avenue, Suite 1050, Irvine, California 92612. Michael L. Meyer is the trustee of the Michael L. Meyer Living Trust dtd 7/17/89 and has sole voting and dispositive power over these securities.
(113)	The business address of this shareholder is 3534 7th Avenue, San Diego, California 92103. Paul I. Meyer and Margaret W. Meyer are the trustees of the Paul I. and Margaret W. Meyer Family Trust dated 12/22/89 and each has sole voting and dispositive power over these securities.
(114)	The business address of this shareholder is 51 JFK Parkway, 2nd Floor, Short Hills, New Jersey 07078. Michael Price is the general partner of MFP Partners, L.P. and has sole voting and dispositive power over these securities.
(115)	The business address of this shareholder is 666 Fifth Avenue, 8th Floor, New York, New York 10103. Millennium Management, L.L.C. is the general partner of Millenco, L.P. Israel A. Englander is the managing member of Millennium Management, L.L.C. and has sole voting and dispositive power over these securities.
(116)	The business address of this shareholder is 1919 14th Street, Suite 410, Boulder, Colorado 80302.
(117)	The business address of this shareholder is 324 W. 83rd Street, Apt. 4W, New York, New York 10024.
(118)	The business address of this shareholder is 134 Oak Avenue, Eaton, Colorado 80615. Kaye Monfort Ward and Richard L. Monfort control the Monfort Family Foundation and each has sole voting and dispositive power over these securities.
(119)	The business address of this shareholder is 8775 Costa Verde Boulevard, Unit 1410, San Diego, California 92122. David B. Moore is the sole beneficiary of the self directed Castle Creek Capital 401(k) Plan and consequentially has voting control and dispositive power over the securities held by Pershing LLC, custodian f/b/o David B. Moore 401(k) Plan. Mr. Moore is a former employee of Castle Creek Capital.
(120)	The business address of this shareholder is 150 Allens Creek Road, Rochester, New York 14618. Moors and Mendon Capital Ltd. is the general partner of Moors and Mendon Master Fund LP and Anton V. Schutz is the sole stockholder of Moors and Mendon Capital Ltd. Anton V. Schutz has sole voting and dispositive power over these securities.
(121)	The business address of this shareholder is 225 Dundee Avenue, #12, Greeley, Colorado 80634. Bettie M. Nelson is the trustee of the Bettie M. Nelson Trust No. 1 and has sole voting and dispositive power over these securities.
(122)	The business address of this shareholder is c/o M&C Corporate Securities Limited, Ugland House, P.O. Box 309, GT George Town, Grand Cayman, Cayman Islands. Northaven Management, Inc. manages the investments of Northaven Offshore, LTD. in its role as Investment Manager. Richard Brown, Paul Burke and T. Treadway Mink, Jr. are the managers of Northaven Management, Inc. and share voting and dispositive power over these securities.
(123)	The business address of this shareholder is 375 Park Avenue, Suite 2709, New York, New York 10152. Northaven Associates, LLC is the general partner of Northaven Partners III, LP and Northaven Partners, LP and Richard H. Brown, T. Treadway Mink, Jr. and Paul R. Burke are the controlling members of Northaven Associates, LLC. Richard H. Brown, T. Treadway Mink, Jr. and Paul R. Burke share voting and dispositive power over these securities.
(124)	The business address of these shareholders is c/o KBW Asset Management, Inc., Two Hudson Place, 4th Floor, Hoboken, New Jersey 07030. Michael T. O’Brien and Julie B. O’Brien share voting and dispositive power over these securities.
(125)	The business address of this shareholder is 2385 Homestead Place, Longmont, Colorado 80504.
(126)	The business address of this shareholder is 6650 West 10th Place, Lakewood, Colorado 80214. Ms. Orullian was President of Guaranty Corporation before our acquisition of Guaranty and is currently Vice Chair of Guaranty Bank and Trust Company.

(127)	The business address of this shareholder is 1999 Avenue of the Stars, #2800, Los Angeles, California 90067. Bel Air Investment Advisors LLC is the controlling stockholder of Pacific Credit Corp. and Todd M. Morgan, Reed E. Halladay, Darrell Krasnoff, Michael Powers, Thomas S. Morgan, James Stephenson and Kenneth Naehu are the members of Bel Air Investment Advisors LLC. Michael Powers is a Portfolio Manager of Bel Air Investment Advisors LLC and in that role has sole voting and dispositive power over these securities.
(128)	The business address of this shareholder is 1401 Los Gamos Drive, San Rafael, California 94903. Peter T. Paul is the trustee of the Peter T. Paul Living Trust and has sole voting and dispositive power over these securities.
(129)	The business address of this shareholder is c/o Pennant Capital Management LLC, 40 Main Street, Suite 201, Chatham, New Jersey 07928. Pennant Capital Management LLC controls Pennant Offshore Partners Ltd. Alan Fournier, Keith Richardson, Boris Vuchic and Kasper Sykes are the members of Pennant Capital Management LLC. Alan Fournier is the controlling member of Pennant Capital Management LLC and has voting and dispositive power over these securities.
(130)	The business address of this shareholder is c/o Pennant Capital Management LLC, 40 Main Street, Suite 201, Chatham, New Jersey 07928. Pennant General Partner, LLC is the general partner of Pennant Onshore Partners, L.P. and Pennant Onshore Qualified, L.P. and Alan Fournier, Boris Vuchic, Keith Richardson and Kasper Sykes are the members of Pennant General Partner, LLC. Alan Fournier is the managing member of Pennant General Partner, LLC and has sole voting and dispositive power over these securities.
(131)	The business address of this shareholder is c/o Bisys Hedge Fund Services, Hemisphere House, 9 Church Street, Hamilton HM 11, Bermuda. Prospector Partners, LLC is the Investment Manager of Prospector Offshore Fund (Bermuda), Ltd. and John D. Gillespie is the managing member of Prospector Partners, LLC. John D. Gillespie has sole voting and dispositive power over these securities.
(132)	The business address of this shareholder is 370 Church Street, Guilford, Connecticut 06437. Prospector Associates, LLC is the general partner of Prospector Partners Fund, L.P. and Prospector Partners Small Cap Fund, L.P. and John D. Gillespie is the managing member of Prospector Associates, LLC. John D. Gillespie has sole voting and dispositive power over these securities.
(133)	The business address of this shareholder is 185 Oakland Avenue, Suite 100, Birmingham, Michigan 48009. Seizert Capital Partners LLC is the managing member of Prosper Focus LLC and Prosper Associates LLC and Gerry Seizert, Charles Schmidt and Ed Eberle are the managing members of Seizert Capital Partners LLC. Gerry Seizert, Charles Schmidt and Ed Eberle share voting and dispositive power over these securities.
(134)	The business address of this shareholder is 126 Ottawa Avenue NW, Suite 500, Grand Rapids, Michigan 49503. RDV Corporation is the general partner of RDV Capital Management, LP and Richard M. DeVos, Jr., Daniel G. DeVos, Suzanne C. VanderWeide and Douglas L. DeVos are stockholders of RDV Corporation and have elected Robert Schierbeek as Treasurer of RDV Corporation, who in that role has sole voting and dispositive power over these securities.
(135)	The business address of this shareholder is 126 Ottawa Avenue NW, Suite 500, Grand Rapids, Michigan 49503. Macatawa Bank, a wholly owned subsidiary of Macatawa Bank Corporation, is the trustee of the RDV Corporation Supplemental Executive Retirement Trust, FBO Randall S. Damstra. Macatawa Bank Corporation has sole voting and dispositive power over these securities.
(136)	The business address of this shareholder is 1204 West Ash Street, Suite A, Windsor, Colorado 80550. Ronald E. Walling, Frank N. Canaday and Gerald W. Runta are the controlling members of R.F.J., LLC and share voting and dispositive power over these securities.
(137)	The business address of this shareholder is 4324 Central Avenue, Western Springs, Illinois 60558. Philip J. Timyan is the managing member of Riggs Qualified Partners and has sole voting and dispositive power over these securities.
(138)	The business address of this shareholder is c/o Centennial Bank of the West, 2700 47th Avenue, Greeley, CO 80634. Danny Lee Rockwell is the sole beneficiary of the self directed IRA and consequentially has voting control and dispositive power over the securities held by Citigroup Global Markets fbo Dan Rockwell IRA. Mr. Rockwell is Senior Vice President and Chief Consumer Lender of the West–Greenley branch of Centennial Bank of the West.

(139)	The business address of these shareholders is 511 Anderwood Drive, Hermitage, Pennsylvania 16148. John W. Rose and Cheryl H. Rose share voting and dispositive power over these securities.
(140)	The business address of this shareholder is 3436 Vista Avenue, Cincinnati, Ohio 45208.
(141)	The business address of this shareholder is c/o Castle Creek Capital LLC / Castle Creek Financial LLC, 6051 El Tordo, P.O. Box 1329, Rancho Santa Fe, California 92067. Mr. Mark Ruh is an employee of Castle Creek Financial LLC.
(142)	The business address of this shareholder is P.O. Box 58, Victoria House, The Valley, Anguilla, BWI. Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC share all investment and voting power with respect to the securities held by S.A.C. Capital Associates, LLC. Steven A. Cohen is the Chief Executive Officer of both S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC and has voting and dispositive power over these securities.
(143)	The business address of this shareholder is 1588 Chastain Parkway, Pacific Palisades, California 90272.
(144)	The business address of this shareholder is 5412 Vardow Way, Fort Collins, Colorado 80528.
(145)	The business address of this shareholder is 32 Charlou Circle, Englewood, Colorado 80111.
(146)	The business address of this shareholder is 10 Exchange Place, Suite 2150, Jersey City, New Jersey 07302.
(147)	The business address of this shareholder is 3250 East 2nd Avenue, Suite 200, Denver, Colorado 80206. James G. Seff and Daniel B. Seff are Co-Managing Members of Seff Investments LLC and share voting and dispositive power over these securities.
(148)	The business address of this shareholder is 1770 25th Avenue, #302, Greeley, Colorado 80634.
(149)	The business address of these shareholders is P.O. Box 16465, Denver, Colorado 80216. William J. Slifer, III and Carol S. Slifer share voting and dispositive power over these securities.
(150)	The business address of these shareholders is 8716 Crider Brook Way, Potomac, Maryland 20854. Gordon V. Smith and Helen C. Smith share voting and dispositive power over these securities.
(151)	The business address of this shareholder is 1643 Brickell Avenue, Suite 2001, Miami, Florida 33129. Amy S. Hirsch is the general partner of Sterling Associates Limited Partnership and has sole voting and dispositive power over these securities.
(152)	The business address of this shareholder is 5251 DTC Parkway, Suite #1185, Englewood, Colorado 80111.
(153)	The business address of this shareholder is c/o SuNOVA Capital, L.P., 780 Third Avenue, 5th Floor, New York, New York 10017. SuNOVA Holdings, L.L.C. is the general partner of SuNOVA Long Term Opportunity Fund, L.P. and SuNOVA Partners, L.P. and Matthew Byrnes and Felice Gelman are the managing members of SuNOVA Holdings, L.L.C. Matthew Byrnes and Felice Gelman share voting and dispositive power over these securities.
(154)	The business address of this shareholder c/o SuNOVA Capital, L.P., 780 Third Avenue, 5th Floor, New York, New York 10017. SuNOVA Capital, L.P., as Investment Manager, controls SuNOVA Offshore Ltd. SuNOVA LLC is the general partner of SuNOVA Capital, L.P. and Matthew Byrnes and Felice Gelman are the managing members of SuNOVA LLC. Matthew Byrnes and Felice Gelman share voting and dispositive power over these securities.
(155)	The business address of this shareholder is 1011 11th Avenue, Greeley, Colorado 80631. Kenneth F. Lind, James Brown and Shirley Watson are the controlling members of SWAKJAB, LLC and share voting and dispositive power over these securities. Ms. Watson and Mr. Lind were directors of our predecessor and Centennial Bank of the West until July 2004.
(156)	The business address of this shareholder is 360 Madison Avenue, 24th Floor, New York, New York 10017. Third Point LLC, as Investment Manager, controls Third Point Offshore Fund, Ltd., Third Point Resources Ltd. and Third Point Ultra Ltd. Daniel S. Loeb is the managing member of Third Point LLC and has sole voting and dispositive power over these securities.
(157)	The business address of this shareholder is 360 Madison Avenue, 24th Floor, New York, New York 10017. Third Point Advisors LLC is the general partner of Third Point Partners L.P. and Third Point Resources L.P. Daniel S. Loeb is the controlling member of Third Point Advisors LLC and has sole voting and dispositive power over these securities.
(158)	The business address of this shareholder is 4324 Central Avenue, Western Springs, Illinois 60558.
(159)	The business address of this shareholder is 2 East Mifflin Street, Suite 901, Madison, Wisconsin 53703. Nathan F. Brand is the general partner of Tombstone Limited Partnership and has sole voting and dispositive power over these securities.

(160)	The business address of this entity is 280 Park Avenue, 21st Floor, West Tower, New York, New York 10017. Joshua Nash LLC, Kevin Boyle LLC, Paul Barnett LLC, Morris Rosenthal LLC, Eric Squire LLC and Joanne Whittier LLC are the general partners of Ulysses Partners, L.P. Joshua Nash, Kevin Boyle, Paul Barnett, Morris Rosenthal, Eric Squire and Joanne Whittier are the controlling members of Joshua Nash LLC, Kevin Boyle LLC, Paul Barnett LLC, Morris Rosenthal LLC, Eric Squire LLC and Joanne Whittier LLC, respectively, and share voting and dispositive power over these securities.
(161)	The business address of this shareholder is 410 17th Street, #1705, Denver, Colorado 80202. James A. Lustig is the controlling stockholder of United Capital Management, Inc. and has sole voting and dispositive power over these securities.
(162)	The business address of this shareholder is c/o Van Gilder Insurance Company, 700 Broadway, Suite 1000, Denver, Colorado 80203. Mr. Van Gilder is an Advisory Board member at the Cherry Creek branch of Guaranty Bank and Trust Company.
(163)	The business address of this shareholder is 81 N. Newport Drive, Napa, California 94559.
(164)	The business address of this shareholder is P.O. Box 270213, Fort Collins, Colorado 80527.
(165)	The business address of this shareholder is 4733 Ridge Park Way, Loveland, Colorado 80538.
(166)	The business address of this shareholder is 6585 South Yale Avenue, Suite 900, Tulsa, Oklahoma 74136. Mark Buntz is the Chief Financial Officer of The William K. Warren Foundation and in that role has sole voting and dispositive power over these securities.
(167)	The business address of this shareholder is 12555 High Bluff, #180, San Diego, California 92130. Christopher Weil and Patricia Weil are the trustees of the Weil Family Trust of 1980 and share voting and dispositive power over these securities.
(168)	The business address of this shareholder is 100 Crescent Court, Suite 400, Dallas, Texas 75201. Western Reserve Capital Management, LLC is the general partner of Western Reserve Capital Management, LP and Michael P. Durante is the controlling member of Western Reserve Capital Management, LLC. Michael P. Durante has the sole voting and dispositive power over these securities.
(169)	The business address of these shareholders is 1000 E. 80th Place, Merrillville, Indiana 46410. Dean White and Barbara White share voting and dispositive power over these securities.
(170)	The business address of this shareholder is 4249 Oakgrove Way, Castle Rock, Colorado 80108. Mr. White is a director of Guaranty Bank and Trust Company.
(171)	The business address of this shareholder is 50 South Steele Street, #1050, Denver, Colorado 80209. Mr. White is a director of Guaranty Bank and Trust Company.
(172)	The business address of this shareholder is 1429 Pine View Place, Golden, Colorado 80401.
(173)	The business address of this shareholder is 155 High Street, Denver, Colorado 80218. Martin Kent Winker is the trustee of the Martin Kent Winker Revocable Trust DTD 9/16/04 and has sole voting and dispositive power over these securities. Mr. Winker is President of the Cherry Creek branch of Guaranty Bank and Trust Company.
(174)	The business address of this shareholder is 288 Clayton Street, #306, Denver, Colorado 80206. Mr. Wrench is a director of Guaranty Bank and Trust Company.
(175)	The business address of this shareholder is 51 JFK Parkway, 2nd Floor, Short Hills, New Jersey 07078. MFP Investors LLC controls Yale University c/o MFP Investors LLC. Michael Price is the Managing Partner of MFP Investors LLC and Martin Bernstein is the President of MFP Investors LLC. Michael Price and Martin Bernstein share voting and dispositive power over these securities.
(176)	The business address of this shareholder is 9901 East Progress Circle, Greenwood Village, Colorado 80111.

DESCRIPTION OF CAPITAL STOCK

General

As of October 1, 2005, our authorized capital stock consisted of 100,000,000 shares of common stock, par value $0.001 per share, of which 62,599,481 shares were outstanding, and 50,000,000 shares of preferred stock, par value $0.001 per share, of which none was outstanding. The following description of our capital stock, certain provisions of our amended and restated certificate of incorporation, which we refer to as the certificate of incorporation, our amended and restated bylaws, which we refer to as the bylaws, and applicable provisions of the Delaware General Corporation Law, or the DGCL, is a summary and is qualified in its entirety by the provisions of the certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and by reference to the applicable provisions of the DGCL.

Capital Stock

As of October 1, 2005, there were 62,599,481 shares of our common stock outstanding and no shares of our preferred stock outstanding. As of October 1, 2005, there were no outstanding options to purchase our common stock.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors. Holders of our common stock are entitled to receive ratably any dividends that may be declared by the board of directors out of funds legally available and are entitled to receive, pro rata, all of our assets available for distribution to such holders upon liquidation. Holders of our common stock have preemptive rights in certain situations described below and have no subscription or redemption rights.

Certificate of Incorporation

Following is a summary of some material provisions of our certificate of incorporation. This summary is not complete and is qualified by reference to the certificate of incorporation.

Prior to the earlier of July 16, 2006 and an initial public offering of our common stock, holders of shares of our common stock who purchased shares of common stock on July 16, 2004 have preemptive rights to acquire additional securities, on a pro rata basis, in the event of future issuances of securities by us, except for issuances of securities: (i) pursuant to an incentive stock option plan, stock purchase plan or similar benefit program or agreement for employees and/or directors of the corporation or any of its subsidiaries, (ii) pursuant to a joint venture, (iii) to facilitate the acquisition by the corporation, directly or indirectly, of another business entity or the merger of any business entity with or into the corporation, (iv) in connection with a stock dividend, (v) upon the exercise of options issued pursuant to a plan, program or agreement described in clause (i) or (vi) pursuant to an issuance of capital stock at the direction of the Federal Reserve Board or as otherwise determined to be necessary by our board of directors in accordance with its fiduciary duties, in order to maintain the financial strength of the corporation or any of its subsidiaries in accordance with Regulation Y adopted by the Federal Reserve Board.

A special meeting of stockholders for any purpose may be called only by our board of directors or our chairman. A vacancy on the board may be filled only by the board of directors. A director may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors. Stockholders may act without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, but only until the consummation of the initial public offering of the our common stock, from and after which any such consent must be signed by all holders of the our stock entitled to vote thereon.

Bylaws

Following is a summary of some material provisions of the bylaws. This summary is not complete and is qualified by reference to the bylaws.

Each director is elected annually for a one-year term at the annual meeting of the stockholders and the number of directors constituting the board of directors is fixed from time to time by resolution of the board of directors. Stockholders must provide the company with advance notice of stockholder nominees for director and other stockholder proposals in order for such matters to be considered at a stockholder meeting.

Material Provisions of Delaware Law

Amendment of Certificate of Incorporation and Bylaws

Under the DGCL, a Delaware corporation generally cannot amend its certificate of incorporation, unless first approved by the board of directors pursuant to a resolution adopted in accordance with Section 242 of the DGCL, and, except as otherwise provided by law, thereafter approved by the stockholders. Whenever any vote of the holders of voting stock is required to amend or repeal any provision of the certificate of incorporation or bylaws, the affirmative vote of a majority of the outstanding shares of the capital stock entitled to vote thereon as a class, shall be required to amend or repeal any provision of the certificate of incorporation. Unless otherwise required by law, our board of directors may adopt, amend or repeal our bylaws by the affirmative vote of a majority of the directors. Our bylaws may also be amended by the stockholders entitled to vote.

Extraordinary Transactions

The DGCL permits our dissolution by (1) the affirmative vote of a majority of the entire board of directors declaring such dissolution to be advisable and directing that the proposed dissolution be submitted for consideration at an annual or special meeting of stockholders, and (2) upon proper notice, stockholder approval by the affirmative vote of a majority of the votes entitled to be cast on the matter.

Delaware Anti-Takeovers Provisions

As permitted by the DGCL, our certificate of incorporation provides that Centennial has expressly elected not to be governed by Section 203 of the DGCL, which restricts business combinations with interested stockholders.

Limitation of Liability and Indemnification Matters

As permitted by the DGCL, our certificate of incorporation contains provisions that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of a corporation, directors exercise informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders,

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law,

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends, or

•	any transaction from which the director derived an improper personal benefit.

The duty of loyalty generally requires that, when acting on behalf of a corporation, officers and directors act in the best interests of the corporation and its stockholders. In circumstances where a director or officer owes fiduciary duties to more than one entity it can be difficult for such person to satisfy duties of loyalty to both entities. Transactions that we enter into in which a director or officer has a conflict of interest are generally permissible so long as (1) the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to our board of directors and a majority of our disinterested directors approves the transaction, (2) the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to our stockholders and a majority of our disinterested stockholders approves the transaction, or (3) the transaction is otherwise fair to us.

The limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission.

Additionally, as permitted by the DGCL, our bylaws provide that we will indemnify a director against expenses, judgments, fines and amounts paid in settlement in connection with an action to which the director is a party by reason of his or her serving as director if:

•	the director acted in good faith and in a manner the director reasonably believed to be in the best interests of the company, and

•	with respect to any criminal action or proceeding, the director had no reasonable cause to believe his or her conduct was unlawful.

In addition, we will advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions.

In addition, we have entered into indemnification agreements with our directors and our executive officers. These agreements provide for indemnification by us to the full extent permitted under Delaware law and set forth the procedures under which indemnification and advancement of expenses will be provided to indemnitees.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation.

Nasdaq National Market Listing

As of the date of this prospectus, our common stock is quoted on the Nasdaq National Market under the symbol “CBHI”.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, our common stock is quoted on the Nasdaq National Market under the symbol “CBHI”. We cannot make any prediction as to the effect, if any, that sales of common stock or the availability of common stock for sale will have on the market price of our common stock. The market price of our common stock could decline because of the sale of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult for us to raise funds through offerings of common stock.

All of the shares of our common stock registered by means of the registration statement of which this prospectus is a part and to be sold by the selling stockholders will be freely tradable without restriction or further registration under the Securities Act, except for shares sold to affiliates of ours, which will be subject to the provisions of Rule 144 described below.

On July 16, 2004, we issued 500,000 shares of our common stock to Western States Opportunity LLC, a Delaware limited liability company controlled by the Eggemeyer Family Trust, of which John Eggemeyer is the trustee, in consideration for its assignment to us of the exclusive right to acquire our predecessor and sold 18,500,000 shares of our common stock in a private placement to various accredited investors, 30,400 of which we repurchased on March 31, 2005 at a price of $10.50 per share. On December 31, 2004, we sold 33,333,334 shares of our common stock in a private placement to various accredited investors and qualified institutional buyers, 400,000 of which we repurchased on June 2, 2005 at a price of $10.80 per share. In connection with that private placement, we entered into a registration rights agreement with Friedman, Billings, Ramsey & Co., Inc., which acted as placement agent with respect to some of the shares sold and initial purchaser with respect to the other shares sold, on its own behalf and on behalf of all such investors. Pursuant to the registration rights agreement, we agreed to register these investors’ shares for resale pursuant to the Securities Act.

The registration statement of which this prospectus is a part provides for the resale of shares of our common stock purchased in the December 31, 2004 private placement pursuant to the registration rights agreement. We determined to include in such registration statement shares of our common stock purchased in the July 16, 2004 private placement and the shares issued to Western States Opportunity on July 16, 2004.

Pursuant to investor rights agreements, certain of our stockholders that purchased shares in the July 16, 2004 private placement are entitled to registration rights in the event that we propose to register any of our common stock under the Securities Act for the purposes of a primary offering. In the event that we propose to register our common stock for the purposes of such an offering, we have agreed to notify such stockholders of our intention to file a registration statement 20 business days before we make such a filing. The stockholders then have the option to include any or all of their respective shares in the offering by delivering written notice to us of their intention to do so within 10 business days following delivery of our initial notice. If, however, any managing underwriter in such an offering advises us that the inclusion of such stockholders’ shares will create a risk that the price per unit we will derive from such registration will be materially or adversely affected or that the aggregate number of shares to be registered is too large a number to be reasonably sold, we may limit the number of such stockholders’ shares that we include in the offering.

The remaining outstanding shares of our common stock will be available for future sale subject to restrictions on the timing, manner and volume of sales imposed by the Securities Act, including Rule 144 under that Act, or otherwise generally. In general, under Rule 144, as currently in effect, any person (or persons whose shares are required to be aggregated), including an “affiliate” of ours, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of our common stock, or

•	the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which notice of such sale is filed with the SEC.

Sales under Rule 144 are also subject to provisions relating to notice and manner of sale and the availability of current public information about us during the 90 days immediately preceding a sale. In addition, a person who is not an affiliate of ours during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. Under Rule 144, “affiliates” generally include individuals or entities that control, are controlled by, or are under common control with, us and may include directors or officers of us as well as significant stockholders of us.

PLAN OF DISTRIBUTION

The selling stockholders, which term as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. Unless otherwise permitted by law, if the common stock or interests in shares of common stock are to be sold by donees, pledgees, transferees or other successors-in-interest to the selling stockholders, then we must provide the seller with a prospectus supplement under Rule 424(b)(3) or other applicable provision of the Securities Act and/or, if appropriate, file an amendment to this registration statement amending the list of selling stockholders to include pledges, transferees or other successors-in-interest as selling stockholders under this prospectus for delivery in connection with such sale. If any of the selling stockholders intends to use an agent or principal to sell their shares, a post-effective amendment will be filed, naming the agent or principal as an underwriter and disclosing the compensation arrangement. The common stock may be sold at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus; however, in the event of a pledge or the default on the performance of a secured obligation by the selling stockholders, in order for the shares of common stock to be sold under cover of the registration statement of which this prospectus is part, unless permitted by law, we must provide the seller with a prospectus supplement under Rule 424(b)(3) or other applicable provision of the Securities Act and/or, if appropriate, an amendment to such registration statement amending the list of selling stockholders to include the pledgee, transferee, secured party or other successors-in-interest as selling stockholders under this prospectus for delivery in connection with such sale.

Subject to compliance with Regulation M under the Exchange Act, in connection with the sale of our common stock or interests therein, the selling stockholders may:

•	enter into hedging transactions with broker-dealers or other financial institutions, but the selling stockholders may not engage in any short selling activities prior to effectiveness and for as long as they are participants in the offering;

•	loan or pledge the common stock to broker-dealers that in turn may sell these securities; and

•	enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

Several of the selling stockholders are affiliates of broker-dealers. Each of these selling holders has informed us that: (1) such selling stockholder purchased its common stock in the ordinary course of business and (2) at the time that the common stock were purchased, the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the common stock.

Upon being notified by a selling stockholder that any material arrangement has been entered into with an underwriter, broker, dealer or agent regarding the sale of the common stock covered by this prospectus, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling stockholders, and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus forms a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the common stock.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

In compliance with guidelines of the NASD, Inc., the maximum commission or discount to be received by any NASD member or independent broker-dealer may not exceed 8% of the aggregate principal amount of the securities offered pursuant to this prospectus.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates and precludes them from engaging in any short selling activities prior to effectiveness and for as long as they are participants in the offering. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the second anniversary of the effective date of the registration statement of which this prospectus us a part.

LEGAL MATTERS

The validity of the shares of common stock offered for sale in this offering has been passed upon for us by Sullivan & Cromwell LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of Centennial Bank Holdings, Inc. and subsidiaries as of December 31, 2004 and for the periods July 17, 2004 to December 31, 2004 (Successor) and January 1, 2004 to July 16, 2004 (Predecessor) included in this prospectus have been audited by KPMG LLP, independent registered public accounting firm, as indicated in their report with respect thereto, which is included in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Centennial Bank Holdings, Inc. (Predecessor) as of December 31, 2003 and for each of the years in the two-year period ended December 31, 2003 included in this prospectus have been audited by Fortner, Bayens & Levkulich & Co., P.C., an accounting firm that is not registered with the Public Company Accounting Oversight Board, as indicated in their report with respect thereto, which is included in this prospectus in reliance on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Guaranty Corporation and subsidiaries as of and for the year ended December 31, 2004 included in this prospectus have been audited by KPMG LLP, independent registered public accounting firm as indicated in their report with respect thereto, which is included in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Guaranty Corporation as of December 31, 2003 and for each of the years in the two-year period ended December 31, 2003 included in this prospectus have been audited by Fortner, Bayens & Levkulich & Co., P.C., an accounting firm that is not registered with the Public Company Accounting Oversight Board, as indicated in their report with respect thereto, which is included in this prospectus in reliance on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of First MainStreet Financial, Ltd. and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004 included in this prospectus have been audited by McGladrey & Pullen, LLP, independent registered public accounting firm, as indicated in their report with respect thereto, which is included in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission, or SEC, a registration statement, of which this prospectus is a part and which shall encompass any amendments thereto, on Form S-1 pursuant to the Securities Act with respect to the common stock being offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the related exhibits and schedules. Some portions of the registration statement and the related exhibits and schedules, are omitted as permitted by the SEC. Statements made in this prospectus about the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to any such contract, agreement or other document filed as an exhibit to the registration statement, we refer you to the exhibit itself for a more complete description of the matter involved.

The registration statement of which this prospectus is a part and all other information filed by us with the SEC may be inspected without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of its public reference room.

Copies of all or any part of the registration statement and other information filed by us with the SEC may be obtained upon payment of fees prescribed by the SEC from the Public Reference Section of the SEC at its principal office in Washington, D.C. set forth above. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov. Information about us is available at www.cbhi.com. The information on our website is not incorporated by reference into and does not form a part of this prospectus.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, in accordance with that Act, file periodic reports, proxy and information statements and other information with the SEC. Such periodic reports, proxy and information statements and other information are available for inspection and copying at the regional offices, public reference facilities and website of the SEC referred to above.

We intend to furnish our stockholders with annual reports containing audited financial statements and an opinion on the audited financial statements expressed by independent registered public accountants. We also intend to furnish other reports as we may determine or as required by law.

INDEX TO FINANCIAL STATEMENTS

Centennial Bank Holdings, Inc. and Subsidiaries

Unaudited Consolidated Balance Sheets at June 30, 2005 and December 31, 2004	F-2

Unaudited Consolidated Statements of Income For the Three and Six Months Ended June 30, 2005 and 2004	F-3

Unaudited Consolidated Statements of Comprehensive Income For the Six Months Ended June 30, 2005 and 2004	F-4

Unaudited Consolidated Statements of Cash Flows For the Six Months Ended June 30, 2005 and 2004	F-5

Notes to Unaudited Consolidated Financial Statements	F-6

Report of Independent Registered Public Accounting Firm	F-14

Independent Auditors’ Report	F-15

Consolidated Balance Sheets at December 31, 2004 and 2003	F-16

Consolidated Statements of Income, Period July 17, 2004 to December 31, 2004 (Successor) and January 1, 2004 to July 16, 2004 and the Years Ended December 31, 2003 and 2002 (Predecessor)	F-17

Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss), Period July 17, 2004 to December 31, 2004 (Successor) and January 1, 2004 to July 16, 2004 and the Years Ended December 31, 2003 and 2002 (Predecessor)

F-18

Consolidated Statements of Cash Flows, Period July 17, 2004 to December 31, 2004 (Successor) and January 1, 2004 to July 16, 2004 and the Years Ended December 31, 2003 and 2002 (Predecessor)	F-20

Notes to Consolidated Financial Statements	F-22

Guaranty Corporation and Subsidiaries

Report of Independent Registered Public Accounting Firm	F-52

Independent Auditors’ Report	F-53

Consolidated Balance Sheets at December 31, 2004 and 2003	F-54

Consolidated Statements of Income For the Years Ended December 31, 2004, 2003 and 2002	F-55

Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income For the Years Ended December 2004, 2003 and 2002	F-56

Consolidated Statements of Cash Flows For the Years Ended December 31, 2004, 2003 and 2002	F-57

Notes to Consolidated Financial Statements	F-59

First MainStreet Financial, Ltd. and Subsidiaries

Unaudited Consolidated Balance Sheets at June 30, 2005 and December 31, 2004	F-85

Unaudited Consolidated Statements of Income For the Three and Six Months Ended June 30, 2005 and 2004	F-86

Unaudited Consolidated Statements of Cash Flows For the Six Months Ended June 30, 2005 and 2004	F-87

Notes to Unaudited Consolidated Financial Statements	F-88

Report of Independent Registered Public Accounting Firm	F-90

Consolidated Balance Sheets at December 31, 2004 and 2003	F-91

Consolidated Statements of Income For the Years Ended December 31, 2004, 2003 and 2002	F-92

Consolidated Statements of Changes in Shareholders’ Equity For the Years Ended December 2004, 2003 and 2002	F-93

Consolidated Statements of Cash Flows For the Years Ended December 31, 2004, 2003 and 2002	F-94

Notes to Consolidated Financial Statements	F-96

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Consolidated Balance Sheets

Unaudited

	June 30, 2005	December 31, 2004
	(In thousands)
Assets
Cash and due from banks	$67,177	67,927
Federal funds sold	1,200	23,000

Cash and cash equivalents	68,377	90,927

Time deposits with banks	5,000	5,000
Securities available for sale, at fair value	132,018	125,687
Securities held to maturity (fair value of $502 and $645 at June 30, 2005 and December 31, 2004)	506	640
Bank stocks, at cost	14,835	12,770
Other investments	—	1,405

Total investments	152,359	145,502

Loans held for sale	6,030	7,301
Loans, net of unearned discount	1,718,213	1,641,821
Less allowance for loan losses	(25,535)	(25,022)

Net loans	1,698,708	1,624,100

Premises and equipment, net	47,416	44,921
Foreclosed assets	4,438	5,707
Accrued interest receivable	9,957	9,062
Goodwill	331,626	328,185
Other intangible assets, net	47,056	53,360
Other assets	8,272	7,795
Assets held for sale	93,633	89,642

Total assets	$2,461,842	2,399,201

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$483,921	477,999
Interest-bearing demand	519,098	581,580
Savings	79,514	81,725
Time	506,647	537,195

Total deposits	1,589,180	1,678,499

Securities sold under agreements to repurchase and federal fund purchases	53,797	27,492
Accrued interest payable	2,886	2,313
Borrowings	159,441	39,770
Subordinated debentures	41,677	42,079
Deferred tax liability, net	13,825	12,076
Other liabilities	8,778	10,350
Liabilities associated with assets held for sale	75,711	71,208

Total liabilities	1,945,295	1,883,787

Commitments and contingencies

Stockholders’ equity:
Common stock—$.001 par value; 100,000,000 shares authorized, 52,333,334 shares issued at June 30, 2005 and December 31, 2004; 51,902,934 and 52,333,334 outstanding at June 30, 2005 and December 31, 2004	52	52
Additional paid-in capital	511,868	511,588
Retained earnings	8,483	3,796
Accumulated other comprehensive income (loss)	803	(22)

	521,206	515,414
Less cost of shares in treasury, 430,400 shares at June 30, 2005	(4,659)	—

Total stockholders’ equity	516,547	515,414

Total liabilities and stockholders’ equity	$2,461,842	2,399,201

See accompanying notes to unaudited consolidated financial statements.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Consolidated Statements of Income

Unaudited

	Three Months Ended		Six Months Ended
	June 30, 2005 (Successor)	June 30, 2004 (Predecessor)	June 30, 2005 (Successor)	June 30, 2004 (Predecessor)
	(In thousands, except per share data)
Interest income:
Loans, including fees	$30,583	10,326	$59,080	20,528
Investment securities:
Taxable	348	223	648	443
Tax-exempt	591	5	1,083	10
Dividends	199	64	369	119
Federal funds sold and other	647	11	1,231	22

Total interest income	32,368	10,629	62,411	21,122

Interest expense:
Deposits	4,765	2,259	8,393	4,947
Federal funds purchased and repurchase agreements	267	22	444	46
Subordinated debentures	596	174	1,170	318
Borrowings	870	546	1,206	961

Total interest expense	6,498	3,001	11,213	6,272

Net interest income	25,870	7,628	51,198	14,850
Provision for loan losses	—	600	1,700	1,000

Net interest income, after provision for loan losses	25,870	7,028	49,498	13,850
Noninterest income:
Customer service and other fees	1,993	1,021	3,922	2,036
Gain (loss) on sale of securities	(14)	—	9	(66)
Gain on sale of loans	257	—	627	—
Gain (loss) on sale of assets	95	(39)	341	26
Other	8	5	18	20

Total noninterest income	2,339	987	4,917	2,016
Noninterest expense:
Salaries and employee benefits	5,609	2,633	20,396	5,633
Occupancy expense	1,660	527	3,288	1,098
Furniture and equipment	881	307	1,666	613
Amortization of intangible assets	3,095	—	6,189	—
Merger, acquisition and transition expenses	5,005	—	5,448	—
Other general and administrative	4,967	1,738	9,213	3,744

Total noninterest expense	21,217	5,205	46,200	11,088

Income before income taxes	6,992	2,810	8,215	4,778
Income tax expense	2,431	1,071	2,734	1,699

Income from continuing operations	4,561	1,739	5,481	3,079
Loss on disposition of discontinued operations, net of tax	(1,244)	—	(1,244)	—
Income from discontinued operations, net of tax	273	—	450	—

Net income	$3,590	1,739	$4,687	3,079

Earnings per share—basic:
Income from continuing operations	$0.09	1.12	$0.10	1.98
Income (loss) from discontinued operations, net of tax	(0.02)	—	(0.01)	—
Net income	0.07	1.12	0.09	1.98
Earnings per share—diluted:
Income from continuing operations	$0.09	1.10	$0.10	1.95
Income (loss) from discontinued operations, net of tax	(0.02)	—	(0.01)	—
Net income	0.07	1.10	0.09	1.95
Weighted average shares outstanding	52,179,857	1,557,293	52,256,172	1,554,660
Fully diluted average shares outstanding	52,179,857	1,584,068	52,256,172	1,581,483

See accompanying notes to unaudited consolidated financial statements.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Unaudited

	Six Months Ended June 30,
	2005 (Successor)	2004 (Predecessor)
	(In thousands)
Net income	$4,687	3,079
Other comprehensive income (loss), net of tax
Change in net unrealized loss on securities available for sale	825	(224)

Comprehensive income	$5,512	2,855

See accompanying notes to unaudited consolidated financial statements.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Unaudited

	Six Months Ended June 30,
	2005 (Successor)	2004 (Predecessor)
	(In thousands)
Cash flows from operating activities:
Net income	$4,687	3,079
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	1,882	558
Loss on disposition of discontinued operations	1,244	—
Gain on sale of foreclosed assets	(250)	(26)
Loss on disposal of premises and equipment	(98)	3
Gain on sale of securities	(635)	56
Stock dividends	(117)	(40)
Net accretion and amortization on securities and debt obligations	(63)	36
Provision for loan losses	1,700	1,000
Deferred income tax benefit	(2,423)	(42)
Amortization of intangibles	6,190	—
Proceeds from sales of loans held for sale	47,185	—
Originations of loans held for sale	(45,287)	—
Net change in:
Accrued interest receivable and other assets	(9,521)	(573)
Accrued interest payable and other liabilities	7,518	698

Net cash provided by operating activities	12,012	4,749

Cash flows from investing activities (net of assets and liabilities acquired in acquisitions):
Activity in available-for-sale securities:
Sales, maturities, prepayments, and calls	100,252	51,393
Purchases	(108,064)	(50,124)
Activity in held-to-maturity securities:
Maturities, prepayments, and calls	130	174
Purchases	—	(611)
Loan originations and principal collections, net	(79,629)	9,804
Proceeds from sales of foreclosed assets	3,290	4,304
Proceeds from sale of other investments	1,516	—
Proceeds from sale of premises and equipment	373	138
Payments on discontinued operations	(43)	—
Additions to premises and equipment	(4,763)	(180)

Net cash provided (used) by investing activities	(86,938)	14,898

Cash flows from financing activities (net of assets and liabilities acquired in acquisitions):
Net change in deposits	(88,945)	(37,560)
Net change in short-term borrowings	90,907	8,280
Proceeds from issuance of long-term debt	31,267	10,231
Net change in federal funds purchased and repurchase agreements	23,806	29
Net proceeds from sale of common stock	—	766
Repurchase of common stock	(4,659)	—

Net cash provided (used) by financing activities	52,376	(18,254)

Net change in cash and cash equivalents	(22,550)	1,393
Cash and cash equivalents, beginning of period	90,927	23,731

Cash and cash equivalents, end of period	$68,377	25,124

Supplemental disclosure of cash flow activity:
Interest paid on deposits and borrowed funds	$11,369	6,313

Income taxes paid	$1,044	664

Supplemental disclosure of noncash activities:
Loans transferred to other real estate owned	$1,770	1,717

See accompanying notes to unaudited consolidated financial statements.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

(1)    Organization, Operations and Basis of Presentation

Centennial Bank Holdings, Inc. and Subsidiaries (the Company) is primarily engaged in the business of banking, providing services to individual and corporate customers principally in Colorado.

On July 16, 2004, Centennial Bank Holdings, Inc. and its wholly owned subsidiary, Centennial Bank of the West (Predecessor) was acquired by Centennial C Corp (CCC) in a cash purchase funded by the proceeds of CCC’s sale of 18,500,000 shares of its common stock. Centennial Bank Holdings, Inc. was then merged with and into CCC, which changed its name to Centennial Bank Holdings, Inc. (Successor). For presentation purposes, consolidated statements of income, comprehensive income, and cash flows are presented for the six months ended June 30, 2005 (Successor) and the six months ended June 30, 2004 (Predecessor). On December 31, 2004, Centennial Bank Holdings, Inc. purchased all of the outstanding stock of Guaranty Corporation. Guaranty Corporation’s subsidiaries include Guaranty Bank and Trust Company, First National Bank of Strasburg, and Collegiate Peaks Bank. Accordingly, the consolidated balance sheets as of June 30, 2005 and December 31, 2004 (Successor) include the accounts of Guaranty Corporation and subsidiaries. These acquisitions were accounted for under the purchase method of accounting through which the purchase price was allocated to the tangible and intangible assets and liabilities acquired. The accompanying Predecessor statements of income, comprehensive income and cash flows for the six months ended June 30, 2004 do not reflect the effects of purchase accounting and, therefore are not comparable to the Successor financial statements for the periods subsequent to the acquisitions.

The Company has decided to sell its Collegiate Peaks Bank subsidiary. Accordingly, the subsidiary is reflected as discontinued operations in the accompanying financial statements.

(a)	Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America. All significant intercompany balances and transactions have been eliminated. Our financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the financial position and results of operations for the periods presented. Certain information and note disclosures normally included in consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The interim operating results are not necessarily indicative of operating results for the full year.

(b)	Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheet and income and expense for the periods. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes include the allowance for loan losses, the valuation of foreclosed real estate, deferred tax assets and liabilities, goodwill and other intangible assets.

(c)	Impairment of Long-Lived Assets

In accordance with SFAS No. 144, long-lived assets, such as property, fixtures and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstance indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of the asset to the estimated undiscounted future

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements—(Continued)

cash flows expected to be generated by the asset. If the carrying value of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying value of the asset exceeds the fair value of the asset, less costs to sell. Assets to be disposed are separately presented in the consolidated balance sheet and reported at the lower of the carrying value or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the consolidated balance sheet.

(d)	Segments of an Enterprise and Related Information

The operating information used by the Company’s chief executive officer for purposes of assessing performance and making operating decisions about the Company is the consolidated financial statements presented in this report. The Company has three active operating subsidiaries, namely, the bank subsidiaries, otherwise known as Centennial Bank of the West, Guaranty Bank and Trust and Collegiate Peaks Bank. The Company applies the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, in determining its reportable segments and related disclosures. None of the Company’s other subsidiaries meets the 10% threshold for disclosure under SFAS No. 131.

(e)	Stock Incentive Plan

On April 5, 2005, the Company’s board of directors adopted the 2005 Stock Incentive Plan, or the Plan, subject to the approval of Company stockholders. The Plan provides for grants of stock options, restricted stock awards, restricted stock units awards, performance stock awards, stock appreciation rights, and other equity-based awards to key employees, nonemployee directors, consultants and prospective employees. At the annual meeting on June 2, 2005, the Company’s stockholders approved the Plan. No grants had been made under this Plan as of June 30, 2005.

(f)	Reclassifications

Certain amounts in prior year consolidated financial statements have been reclassified to conform to the current year presentation.

(2)    Securities

The amortized cost and estimated fair value of debt securities are as follows:

	June 30, 2005 (Successor)
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(In thousands)
Securities available for sale:
U.S. treasuries	$19,891	$3	$(71)	$19,823
U.S. government agencies	11,492	—	(9)	11,483
State and municipal	53,768	1,241	(33)	54,976
Mortgage-backed	44,950	67	(287)	44,730
Marketable equity securities	1,003	3	—	1,006

Securities available for sale	$131,104	$1,314	$(400)	$132,018

Securities held to maturity:
Mortgage-backed	$506	$—	$(4)	$502

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements—(Continued)

	December 31, 2004 (Successor)
	Amortized cost	Gross unrealized gains	Gross unrealized Losses	Fair value
	(In thousands)
Securities available for sale:
U.S. treasuries	$38,170	—	—	38,170
U.S. government agencies	8,482	—	(3)	8,479
State and municipal	34,320	1		34,321
Mortgage-backed	43,748	124	(159)	43,713
Marketable equity securities	1,004	—	—	1,004

Securities available for sale	$125,724	125	(162)	125,687

Securities held to maturity:
Mortgage-backed	$640	5	—	645

(3)    Loans

A summary of net loans by loan type at the dates indicated is as follows:

	June 30, 2005 (Successor)	December 31, 2004 (Successor)
	(In thousands)
Loans on real estate:
Residential and commercial mortgage	$712,002	638,007
Construction	341,885	308,545
Equity lines of credit	73,936	81,936
Commercial loans	449,028	458,171
Agricultural loans	64,485	62,199
Lease financing	860	912
Installment loans to individuals	54,421	64,625
Overdrafts	547	5,589
SBA and other	22,201	22,004

	1,719,365	1,641,988
Less:
Allowance for loan losses	(25,535)	(25,022)
Net of unearned discount	(1,152)	(167)

	1,692,678	1,616,799
Loans available for sale	6,030	7,301

	$1,698,708	1,624,100

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements—(Continued)

A summary of transactions in the allowance for loan losses for the periods indicated is as follows:

	Three Months Ended		Six Months Ended
	June 30, 2005 (Successor)	June 30, 2004 (Predecessor)	June 30, 2005 (Successor)	June 30, 2004 (Predecessor)
	(In thousands)
Balance, beginning of period	$26,561	7,261	$25,022	7,653
Provision for loan losses	—	600	1,700	1,000
Loans charged off	(1,206)	(783)	(1,711)	(1,736)
Recoveries on loans previously charged-off	180	164	524	325

Balance, end of period	$25,535	7,242	$25,535	7,242

The following table details key information regarding the Company’s impaired loans at the dates indicated:

	June 30, 2005 (Successor)	December 31, 2004 (Successor)
	(In thousands)
Impaired loans with a valuation allowance	$28,390	27,970
Impaired loans without a valuation allowance	4,287	7,632

Total impaired loans	$32,677	35,602

Valuation allowance related to impaired loans	$17,556	9,290

Average investment in impaired loans	$38,027	11,422

No interest income was recognized on impaired loans during the six months ended June 30, 2005 and 2004. At June 30, 2005, no additional funds were committed to be advanced in connection with impaired loans. At June 30, 2005 and December 31, 2004, the total investment in loans on nonaccrual was approximately $9,975,000 and $11,905,000, respectively.

(4)    Goodwill and Other Intangible Assets

Goodwill and other intangible assets arise from purchase business combinations. Goodwill and other intangible assets deemed to have indefinite lives generated from purchase combinations are tested for impairment no less than annually.

Intangible assets with definite lives are amortized over their respective estimated useful lives of two to 14 years to their estimated residual values and reviewed for impairment annually. The amortization expense represents the estimated decline in the value of the underlying deposits or loan customers acquired.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements—(Continued)

The changes in the carrying amount of goodwill for the periods ended June 30, 2005 and December 31, 2004 are as follows:

	Six Months Ended	Year Ended
	June 30, 2005	December 31, 2004
	(In thousands)
Balance, beginning of period	$328,185	9,226
Elimination of preacquisition goodwill	—	(9,226)
Goodwill acquired on July 17, 2004	—	104,684
Goodwill acquired on December 31, 2004	—	223,501
Adjustment to goodwill
Increase related to income taxes	3,441

Balance, end of period	$331,626	328,185

The Company revised its estimated value for its discontinued operations in the second quarter of 2005 based on additional information available related to the sale of the Collegiate Peaks Bank subsidiary. This revision resulted in a $794,000 reallocation of goodwill between the holding company and Collegiate Peaks Bank. The Company determined that it would have an estimated tax liability associated with the sale of Collegiate Peaks Bank, resulting in additional goodwill of $3,441,000.

The following table presents the gross amounts of core deposits and customer relationships intangibles and the related accumulated amortization at the dates indicated:

	Useful Life	June 30, 2005 (Successor)	December 31, 2004 (Successor)
		(In thousands)
Non-compete employment agreement	2 years	$3,606	3,720
Core deposit intangible Centennial Bank	10 years	4,715	4,715
Core deposit intangible First National Bank	13.6 years	—	8,941
Core deposit intangible Guaranty Bank	9 to 13.6 years	45,702	36,761

		54,023	54,137
Accumulated amortization		(6,967)	(777)

		$47,056	53,360

Amortization expense for intangible assets for the six months ended June 30, 2005 was $6,190,000.

(5)    Borrowings

Borrowed funds include Treasury Tax and Borrowing notes, Federal Home Loan Bank (“FHLB”) borrowings, and a line of credit with First Tennessee. The FHLB borrowings are collateralized by a blanket pledge and security agreement. The Company had $159,441,000 and $39,770,000 outstanding under these borrowings at June 30, 2005 and December 31, 2004, with a total commitment of $243,027,000 at June 30, 2005.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements—(Continued)

(6)    Subordinated Debentures and Trust Preferred Securities

Excluding unamortized premium of $448,000, the Company had a $41,229,000 aggregate balance of subordinated debentures outstanding with a weighted average cost of 7.9% at June 30, 2005. The subordinated debentures were issued in four separate series. Each issuance has a maturity of thirty years from its date of issue. The subordinated debentures were issued to trusts established by us, which in turn issued $40 million of trust preferred securities. Generally and with certain limitations, the Company is permitted to call the debentures subsequent to the first five years after issue if certain conditions are met, or at any time upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the trusts, the debentures or the preferred securities.

The following table summarizes the terms of each subordinated debenture issuance at June 30, 2005 (dollars in thousands):

Series	Date Issued	Amount	Maturity Date	Call Date*	Fixed or Variable Rate	Rate Adjuster	Current Rate	Next Rate Reset Date
CenBank Trust I	9/7/2000	$10,310	9/7/2030	9/7/2010	Fixed	N/A	10.6%	N/A
CenBank Trust II	2/22/2001	5,155	2/22/2031	2/22/2011	Fixed	N/A	10.2%	N/A
CenBank Trust III	4/15/2004	15,454	4/15/2034	4/15/2009	Variable	LIBOR + 2.65%	6.2%	10/15/2005
Guaranty Capital Trust III	7/7/2003	10,310	7/7/2033	7/7/2008	Variable	LIBOR + 3.10%	6.6%	10/15/2005

*	Call date represents the earliest call date by the Company without penalty.

These securities are currently included in our Tier I capital for purposes of determining the Company’s Tier I and total risk-based capital ratios. The Board of Governors of the Federal Reserve System, which is the Company’s banking regulator, has promulgated the capital regulations affecting trust preferred securities. The regulations currently in effect limit the amount of trust preferred securities that can be included in Tier I capital to 25% of the sum of core capital elements without a deduction for goodwill. We have determined that our Tier I capital ratios would remain above the well-capitalized level had the modification of the capital regulations been in effect at June 30, 2005.

(7)    Commitments

The Company is a party to credit related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, stand-by letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance sheet instruments.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements—(Continued)

At the dates indicated, the following financial instruments were outstanding whose contract amounts represented credit risk:

	June 30, 2005 (Successor)	December 31, 2004 (Successor)
	(In thousands)
Commitments to extend credit	$564,297	468,059
Standby letters of credit	36,230	71,266
Commercial letters of credit	479	574

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Several of the commitments may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management’s credit evaluation of the customer.

Commitments to extend credit under overdraft protection agreements are commitments for possible future extensions of credit to existing deposit customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

Stand-by letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments if deemed necessary.

The Company enters into commercial letters of credit on behalf of its customers which authorize a third party to draw drafts on the Company up to a stipulated amount and with specific terms and conditions. A commercial letter of credit is a conditional commitment on the part of the Company to provide payment on drafts drawn in accordance with the terms of the commercial letter of credit.

(8)    Capital Ratios

At June 30, 2005 and December 31, 2004, the Company had leverage ratios of 9.54% and 8.70%, Tier 1 risk-weighted capital ratios of 10.12% and 9.39%, and total risk-weighted capital ratios of 11.37% and 10.64%, respectively. The Company actively monitors its regulatory capital ratios to ensure that the Company and its bank subsidiaries are well capitalized under the applicable regulatory framework.

(9)    Business Combination

On December 21, 2004, the Company entered into a definitive agreement to acquire all of the outstanding stock of First MainStreet Financial, Ltd. for approximately 10 million shares with an estimated value of $10.50 per share. Management anticipates this merger will close on October 1, 2005.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements—(Continued)

(10)    Assets Held for Sale and Discontinued Operations

The Company has agreed to sell its Collegiate Peaks Bank subsidiary and has classified its assets and liabilities as held for sale at the lower of cost or fair value at June 30, 2005. As of June 30, 2005, the Company has recorded an impairment of fair value for Collegiate Peaks Bank of $1,201,000. The $1,201,000 consisted of 2005 net income of $450,000 that will not be reflected as an adjustment to the sale price, a $794,000 reduction to the value of the Collegiate Peaks Bank from its estimated value at December 31, 2004 of $18,434,000, offset by the payment of $43,000 of disposition costs during the six months ended June 30, 2005. Earnings from Collegiate Peaks between June 30, 2005 and its disposition date will be offset by an increased impairment as the purchase price will not be adjusted for the additional earnings. The Company had no income from operations from the subsidiary in 2004, as the subsidiary was acquired in connection with the purchase of Guaranty Corporation on December 31, 2004. The following table presents the assets and liabilities of the subsidiary which are held for sale at June 30, 2005 and the summary results of operations of the subsidiary for the six months ended June 30, 2005:

June 30, 2005
(In thousands)
Assets held for sale:
Cash and cash equivalents	$10,301
Investments	16,395
Loans and leases, net	52,768
Other intangible assets	3,574
Goodwill	8,922
Other assets	2,874
Fair value adjustment	(1,201)

Total assets held for sale	$93,633

Liabilities associated with assets held for sale:
Deposits	$68,769
Securities sold under repurchase agreements	5,246
Other liabilities	1,696

Total liabilities associated with assets held for sale	$75,711

Six months Ended June 30, 2005
(In thousands)
Interest income	$2,248
Noninterest income	216
Net income	450

(11)    Subsequent Event

On June 24, 2005, the Company announced the signing of a definitive agreement to acquire all the outstanding stock and options of Foothills Bank for $27.5 million in cash. Foothills Bank is located in Wheatridge, Colorado, and had $126 million in assets, $95 million in net loans and $115 million in deposits at June 30, 2005. This transaction, which is subject to regulatory approval and the approval of Foothills Bank’s shareholders, is expected to close during the fourth quarter of 2005.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Centennial Bank Holdings, Inc.:

We have audited the accompanying consolidated balance sheet of Centennial Bank Holdings, Inc. and subsidiaries (the Company) as of December 31, 2004, and the related consolidated statements of income, stockholders’ equity and comprehensive income (loss), and cash flows for the periods July 17, 2004 to December 31, 2004 (Successor) and January 1, 2004 to July 16, 2004 (Predecessor). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Centennial Bank Holdings, Inc. and subsidiaries as of December 31, 2004 (Successor) and the results of their operations and their cash flows for the periods July 17, 2004 to December 31, 2004 (Successor), and January 1, 2004 to July 16, 2004 (Predecessor), in conformity with U.S. generally accepted accounting principles.

KPMG LLP

Denver, Colorado

April 22, 2005

Independent Auditors’ Report

Board of Directors

Centennial Bank Holdings, Inc.

Ft. Collins, Colorado

We have audited the accompanying consolidated balance sheets of Centennial Bank Holdings, Inc. and subsidiaries as of December 31, 2003 and the related consolidated statements of income, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the two years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Centennial Bank Holdings, Inc. and subsidiaries at December 31, 2003 and the consolidated results of their operations and their consolidated cash flows for each of the years in the two year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Denver, Colorado

February 5, 2004

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2004 and 2003

	2004 (Successor)	2003 (Predecessor)
	(In thousands)
Assets
Cash and due from banks	$67,927	23,731
Federal funds sold	23,000	—

Cash and cash equivalents	90,927	23,731

Time deposits with banks	5,000	—
Securities available for sale, at fair value	125,687	28,746
Securities held to maturity (fair value of $645 and $1,084 at December 31, 2004 and 2003)	640	1,089
Bank stocks, at cost	12,770	3,753
Other investments	1,405	—

Total investments	145,502	33,588

Loans held for sale	7,301	—
Loans, net of unearned discount	1,641,821	627,465
Less allowance for loan losses	(25,022)	(7,653)

Net loans	1,616,799	619,812

Premises and equipment, net	44,921	10,473
Foreclosed assets	5,707	4,087
Accrued interest receivable	9,062	3,490
Goodwill	328,185	9,226
Other intangible assets, net	53,360	—
Deferred tax asset, net	—	1,543
Other assets	7,795	2,727
Assets held for sale	89,642	—

Total assets	$2,399,201	708,677

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$252,715	74,118
Interest-bearing demand	753,835	113,311
Savings	134,210	70,410
Time	537,739	322,596

Total deposits	1,678,499	580,435
Securities sold under agreements to repurchase	27,492	11,345
Accrued interest payable	2,313	1,748
Borrowings	39,770	39,206
Subordinated debentures	42,079	15,465
Deferred tax liability, net	12,076	—
Other liabilities	10,350	1,389
Liabilities associated with assets held for sale	71,208	—

Total liabilities	1,883,787	649,588
Commitments and contingencies (notes 5, 8, 12, 13, 15, 16, 17, 19, 22, 23, and 24)
Stockholders’ equity:
Common stock—$.001 par value; 100,000,000 shares authorized, 52,333,334 shares issued and outstanding in 2004; 2,000,000 shares authorized, 1,545,948 shares issued and outstanding in 2003	52	1
Additional paid-in capital	511,588	24,781
Retained earnings	3,796	34,228
Accumulated other comprehensive income (loss)	(22)	79

Total stockholders’ equity	515,414	59,089

Total liabilities and stockholders’ equity	$2,399,201	708,677

See accompanying notes to consolidated financial statements.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Consolidated Statements of Income

Period July 17, 2004 to December 31, 2004 (Successor), January 1, 2004 to July 16, 2004, and the years ended December 31, 2003 and 2002 (Predecessor)

	July 17, 2004 to December 31, 2004 (Successor)	January 1, 2004 to July 16, 2004 (Predecessor)	Years ended December 31, (Predecessor)
			2003	2002
	(In thousands)
Interest income:
Loans, including fees	$18,320	22,260	45,173	49,973
Investment securities:
Taxable	453	508	858	1,136
Tax-exempt	6	10	53	42
Dividends	126	130	—	—
Federal funds sold and other	147	4	16	28

Total interest income	19,052	22,912	46,100	51,179

Interest expense:
Deposits	2,642	5,340	14,380	18,584
Federal funds purchased and repurchase agreements	155	50	505	652
Subordinated debentures	710	1,054	1,619	1,707
Borrowings	255	353	101	47

Total interest expense	3,762	6,797	16,605	20,990

Net interest income	15,290	16,115	29,495	30,189
Provision for loan losses	—	4,700	900	3,950

Net interest income, after provision for loan losses	15,290	11,415	28,595	26,239
Noninterest income:
Customer service fees	1,314	1,698	3,157	2,438
Gain (loss) on sale of securities	36	(66)	152	(221)
Other	434	794	1,280	1,372

Total noninterest income	1,784	2,426	4,589	3,589
Noninterest expense:
Salaries and employee benefits	5,375	6,604	11,447	11,162
Occupancy expense	1,101	1,200	2,137	1,787
Furniture and equipment	533	662	1,528	1,792
Other general and administrative	3,938	6,048	6,936	6,983

Total noninterest expense	10,947	14,514	22,048	21,724

Income (loss) before income taxes	6,127	(673)	11,136	8,104
Income tax expense	2,331	411	4,231	3,082

Net income (loss)	$3,796	(1,084)	6,905	5,022

Earnings (loss) per share:
Basic	$0.20	$(0.70)	$4.45	$3.22
Diluted	0.20	(0.70)	4.37	3.16
Dividends declared per share	—	—	2.39	1.59

See accompanying notes to consolidated financial statements.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss)

Period July 17, 2004 to December 31, 2004 (Successor) and period January 1, 2004 to July 16, 2004 (Predecessor)

	Shares of common stock	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total
	(In thousands, except share data)
Predecessor:

Balance, December 31, 2003	1,545,948	$1	24,781	34,228	79	59,089

Comprehensive loss:
Net loss	—	—	—	(1,084)	—	(1,084)
Change in net unrealized loss on securities available for sale	—	—	—	—	(66)	(66)

Total comprehensive loss						(1,150)

Repurchase of common stock	—	—	(2,716)	—	—	(2,716)
Issuance of common stock	11,620	—	2,186	—	—	2,186
Tax effect of stock options exercised	—	—	480	—	—	480

Balance, July 16, 2004	1,557,568	$1	24,731	33,144	13	57,889

Successor:

Comprehensive income:
Net income	—	$—	—	3,796	—	3,796
Change in net unrealized loss on securities available for sale	—	—	—	—	(22)	(22)

Total comprehensive income						3,774

Issuance of common stock	52,333,334	52	511,588	—	—	511,640

Balance, December 31, 2004	52,333,334	$52	511,588	3,796	(22)	515,414

See accompanying notes to consolidated financial statements.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity and Comprehensive Income

Years ended December 31, 2003 and 2002 (Predecessor)

	Shares of common stock	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total
	(In thousands, except share data)
Predecessor:

Balance, December 31, 2001	1,507,434	$1	22,947	25,407	(86)	48,269

Comprehensive income:
Net income	—	—	—	5,022	—	5,022
Change in net unrealized gain on securities available for sale	—	—	—	—	244	244

Total comprehensive income						5,266

Repurchase of common stock	(40,873)	—	(2,475)	—	—	(2,475)
Issuance of common stock	105,585	—	6,256	—	—	6,256

Balance, December 31, 2002	1,572,146	1	26,728	30,429	158	57,316

Comprehensive income:
Net income	—	—	—	6,905	—	6,905
Change in net unrealized loss on securities available for sale	—	—	—	—	(79)	(79)

Total comprehensive income						6,826

Dividends on common stock	—	—	—	(3,106)	—	(3,106)
Repurchase of common stock	(55,530)	—	(3,700)	—	—	(3,700)
Issuance of common stock	29,332	—	1,689	—	—	1,689
Tax effect of stock options exercised	—	—	64	—	—	64

Balance, December 31, 2003	1,545,948	$1	24,781	34,228	79	59,089

See accompanying notes to consolidated financial statements.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Period July 17, 2004 to December 31, 2004 (Successor) and the period January 1, 2004 to July 16, 2004 (Predecessor)

	July 17, 2004 to December 31, 2004 (Successor)	January 1, 2004 to July 16, 2004 (Predecessor)
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$3,796	(1,084)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	422	600
Loss (gain) on sale of foreclosed assets	(8)	18
Gain on disposal of premises and equipment	—	(51)
Loss (gain) on sale of securities	(36)	66
Stock dividends	(50)	(40)
Net (accretion) amortization on securities	20	(38)
Provision for loan losses	—	4,700
Recoveries on loans charged-off	346	—
Deferred income tax provision (benefit)	1,606	(1,616)
Amortization of intangibles	401	—
Net change in:
Accrued interest receivable and other assets	1,757	(991)
Accrued interest payable and other liabilities	(998)	1,675

Net cash provided by operating activities	7,256	3,239

Cash flows from investing activities (net of assets and liabilities acquired in acquisitions):
Cash paid for acquisitions, net of cash acquired of $151,792	(386,383)	—
Activity in available-for-sale securities:
Sales	6,991	—
Maturities, prepayments, and calls	35,211	151,089
Purchases	(43,487)	(153,116)
Activity in held-to-maturity securities:
Maturities, prepayments, and calls	250	174
Loan originations and principal collections, net	10,349	12,676
Proceeds from sales of foreclosed assets	1,014	4,260
Proceeds from sale of premises and equipment	—	172
Additions to premises and equipment	(184)	(187)

Net cash provided (used) by investing activities	(376,239)	15,068

Cash flows from financing activities (net of assets and liabilities acquired in acquisitions):
Net increase (decrease) in deposits	(83,918)	(16,986)
Net change in short-term borrowings	13,278	(21,570)
Proceeds from issuance of long-term debt	—	4,200
Repayment of long-term debt	(213)	(241)
Net change in federal funds purchased	—	(2,500)
Net change in repurchase agreements	19,123	(476)
Net proceeds from sale of common stock	511,640	2,186
Repurchase of common stock	—	(2,716)
Issuance of subordinated debentures	—	15,464

Net cash provided (used) by financing activities	459,910	(22,639)

Net change in cash and cash equivalents	90,927	(4,332)

Cash and cash equivalents, beginning of period	—	23,731

Cash and cash equivalents, end of period	$90,927	19,399

Supplemental disclosure of cash flow activity:
Interest paid on deposits and borrowed funds	$3,631	7,034

Income taxes paid	$1,436	664

Supplemental disclosure of noncash activities:
Loans transferred to other real estate owned	$2,007	1,859

See accompanying notes to consolidated financial statements.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2003 and 2002 (Predecessor)

	Years ended December 31, (Predecessor)
	2003	2002
	(In thousands)
Cash flows from operating activities:
Net income	$6,905	5,022
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	1,317	1,544
Loss (gain) on sale of foreclosed assets	35	(81)
Gain on disposal of premises and equipment	(13)	(129)
Loss (gain) on sale of securities	(152)	221
Stock dividends	(17)	—
Equity method investees	(81)	—
Net (accretion) amortization on securities	53	(35)
Provision for loan losses	900	3,950
Deferred income tax provision (benefit)	458	(517)
Net change in:
Accrued interest receivable and other assets	1,887	1,638
Accrued interest payable and other liabilities	(936)	(194)

Net cash provided by operating activities	10,356	11,419

Cash flows from investing activities:
Activity in available-for-sale securities:
Sales	264	8,120
Maturities, prepayments, and calls	59,522	26,170
Purchases	(67,895)	(35,062)
Activity in held-to-maturity securities:
Maturities, prepayments, and calls	14	30
Purchases	(1,107)	—
Loan originations and principal collections, net	32,435	(61,768)
Proceeds from sales of foreclosed assets	5,993	934
Proceeds from sales of premises and equipment	81	2,880
Additions to premises and equipment	(247)	(2,938)

Net cash provided (used) by investing activities	29,060	(61,634)

Cash flows from financing activities:
Net increase (decrease) in deposits	(59,095)	42,556
Net change in short-term borrowings	27,839	7,338
Proceeds from issuance of debt	3,100	3,000
Repayment of long-term debt	(6,053)	(4,015)
Net change in federal funds purchased	2,500	—
Net change in repurchase agreements	(4,961)	(5,245)
Proceeds from sale of common stock	1,689	6,256
Repurchase of common stock	(3,700)	(2,475)
Dividends paid on common stock	(3,106)	—
Repayment of subordinated debentures	(1,100)	—

Net cash provided (used) by financing activities	(42,887)	47,415

Net change in cash and cash equivalents	(3,471)	(2,800)
Cash and cash equivalents, beginning of period	27,202	30,002

Cash and cash equivalents, end of period	$23,731	27,202

Supplemental disclosure of cash flow activity:
Interest paid on deposits and borrowed funds	$17,103	23,173

Income taxes paid	$3,632	3,625

Supplemental disclosure of noncash activities:
Loans transferred to other real estate owned	$7,481	3,032

See accompanying notes to consolidated financial statements.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)	Organization and Operations

Centennial Bank Holdings, Inc. and Subsidiaries (the Company), is primarily engaged in the business of banking, including the acceptance of checking and savings deposits and the making of commercial, real estate and agricultural, home improvement, and individual installment loans. The Company provides services to individual and corporate customers principally in Colorado. Although the Company’s loan portfolio is diversified, the ability of the Company’s debtors to honor their contracts is primarily dependent upon the economic conditions in Colorado. In addition, the investment portfolio is directly impacted by fluctuations in market interest rates. The Company and its bank subsidiaries are subject to the regulations of certain Federal agencies and undergo periodic examinations by those regulatory authorities. Such agencies require certain standards or impose certain limitations based on their judgments or changes in law and regulations.

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

On July 16, 2004, Centennial Bank Holdings, Inc. and its wholly owned subsidiary, Centennial Bank of the West (Predecessor) was acquired by Centennial C Corp (CCC) in a cash purchase funded by the proceeds of CCC’s sale of 18,500,000 shares of its common stock. Centennial Bank Holdings, Inc. was then merged with and into CCC, which then changed its name to Centennial Bank Holdings, Inc. (Successor). For presentation purposes, consolidated statements of income, stockholders’ equity and comprehensive income (loss), and cash flows are presented for the period July 17, 2004 to December 31, 2004 (Successor) and the period January 1, 2004 to July 16, 2004 and the years ended December 31, 2003 and 2002 (Predecessor). On December 31, 2004, Centennial Bank Holdings, Inc. purchased all of the outstanding stock of Guaranty Corporation. Guaranty Corporation’s subsidiaries include Guaranty Bank and Trust Company, First National Bank of Strasburg, and Collegiate Peaks Bank. Accordingly, the consolidated balance sheet as of December 31, 2004 (Successor) includes the accounts of Guaranty Corporation and subsidiaries. The acquisitions were recorded using the purchase method of accounting in accordance with SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. All significant intercompany transactions have been eliminated.

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheet and income and expense for the periods. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes include the allowance for loan losses, the valuation of foreclosed real estate, deferred tax assets and liabilities, goodwill and other intangible assets.

(b)	Cash and Cash Equivalents

Cash and cash equivalents include cash, balances due from banks and federal funds sold, all of which have an original maturity of three months or less.

(c)	Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value. Unrealized gains and losses on available for sale securities are excluded from earnings and reported in other comprehensive income (loss).

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Mortgage-backed securities held at December 31, 2004 and 2003 represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Mortgage-backed securities are either issued or guaranteed by the U.S. Government or its agencies. Market interest rate fluctuations can affect the prepayment speed of principal and the yield on securities. The Company monitors prepayment speeds and periodically adjusts premium and discount amortization.

(d)	Loans Held for Sale

Loans originated without the intent to hold to maturity are classified as held for sale. Loans held for sale are carried at the lower of aggregate cost, net of discounts or premiums and a valuation allowance, or estimated fair market value. Estimated fair market value is determined using forward commitments to sell loans to permanent investors, or current market rates for loans of similar quality and type. Net unrealized losses, if any, are recognized in a valuation allowance by charges to income. Statement of Financial Accounting Standard (SFAS) No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, requires discounts or premiums on loans held for sale be deferred until the related loan is sold. Loans held for sale consist of mortgage loans originated and are secured by residential real estate. Loans held for sale are sold with servicing rights.

Loans are considered sold when the Company surrenders control over the transferred assets to the purchaser, with standard representations and warranties. At such time, the loan is removed from the loan portfolio and a gain or loss is recorded on the sale. Gains and losses on loan sales are determined based on the difference between the cost basis of the assets sold, the estimated fair value of any assets or liabilities that are newly created as a result of the transaction, and the proceeds from the sale. Losses related to asset quality are recorded against the allowance for valuation losses at the time the loss is probable and quantifiable.

SFAS No. 133, Accounting for Derivative Instruments and Certain Hedging Activities, as amended, requires best effort and mandatory commitments associated with mortgage loan origination activities to be recorded at fair value in the consolidated balance sheets. To hedge against the changes in the fair value of mortgage loans, the Company enters into best effort commitments to deliver mortgage loans, which locks the price at which the loans will be sold in the secondary market. We conducted an analysis to determine the fair value of these derivative instruments. The loan commitments to lend of $10.8 million and $12.6 million at December 31, 2004 and 2003 that were within the scope of FAS No. 133 resulted in derivative instruments with a fair value that was insignificant to the consolidated financial statements. The loan commitments to sell of $18.1 million and $18.5 million at December 31, 2004 and 2003 resulted in derivative instruments with a fair value that was insignificant to the consolidated financial statements.

(e)	Loans

The Company grants real estate, commercial, agricultural and consumer loans to customers. A substantial portion of the loan portfolio is represented by real estate and agricultural loans throughout Colorado. The ability of the Company’s borrowers to honor their contracts is dependent upon the real estate and general economic conditions of Colorado, among other factors.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on non-accrual loans is accounted for on the cash-basis method, until qualifying for a return to accrual basis of accounting. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

(f)	Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the loan is uncollectible. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. The required allowance for impaired loans is measured on a loan by loan basis for commercial, real estate and agricultural loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogenous loans are collectively evaluated for impairment.

(g)	Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of cost basis or fair value at the date of foreclosure, less estimated costs of disposition. Prior to foreclosure, the value of the underlying loan is written down to the fair value of the assets to be acquired by a charge to the allowance for loan losses, if necessary. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses of such assets, changes in the value of the assets, and gain and losses on their disposition are included in noninterest expense.

(h)	Premises and Equipment

Land is carried at cost. Buildings, equipment and software are carried at cost, less accumulated depreciation and amortization computed on the straight-line method over the useful lives of the assets.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Leasehold improvements are depreciated over the shorter of their estimated useful life or the lease term. Buildings and leasehold improvements carry an estimated useful life of five to forty years and equipment and software carry an estimated useful life of one to fifteen years. Repairs and maintenance are charged to operations as incurred.

(i)	Stock Option Plan

Statement of Financial Accounting Standards SFAS No. 123, Accounting for Stock-Based Compensation, (SFAS No. 123), as amended by SFAS No. 148, Accounting for Stock Based Compensation—Transition and Disclosure, (SFAS No. 148) encourages all entities to adopt a fair value based method of accounting for employee stock compensation plan, whereby compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost using the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). The Company accounts for options under APB 25. Accordingly, no compensation cost has been recognized for the stock options as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant.

Compensation expense during the period July 17, 2004 to December 31, 2004 (Successor), the period January 1, 2004 to July 16, 2004, and the years ended December 31, 2003 and 2002 (Predecessor) for option grants assuming the fair value method prescribed by SFAS No. 123 was used, is insignificant to the consolidated financial statements.

(j)	Income Taxes

Deferred income tax assets and liabilities are determined using the asset and liability method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Recognition of deferred tax assets are based on management’s belief that the benefit related to certain temporary differences, tax operating loss carryforwards, and tax credits are more likely than not to be realized. A valuation allowance is recorded for the amount of the deferred tax items for which it is more likely than not that tax benefits will not be realized.

(k)	Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the estimated fair value of identifiable net assets associated with acquisition transactions. In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations, (SFAS No. 141), and SFAS No. 142, Goodwill and Other Intangible Assets, (SFAS No. 142). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies that intangible assets acquired in a purchase method business combination must meet certain criteria to be recognized and reported apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions in SFAS No. 142. SFAS No. 142 requires that intangible assets with definite useful lives be amortized over their

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment of Disposal of Long-Lived Assets (SFAS No. 144).

On July 1, 2001, the Company adopted the provisions of SFAS No. 141 and certain provisions of SFAS No. 142 as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001. The Company adopted the remaining provisions of SFAS No. 142 as of January 1, 2002, and discontinued amortizing goodwill relating to business combinations consummated before July 1, 2001.

In October 2002, the Financial Accounting Standards Board issued SFAS No. 147, Acquisitions of Certain Financial Institutions, an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9, (SFAS No. 147). SFAS No. 72 required that in acquisitions of financial institutions, any excess of the fair value of liabilities assumed over the fair value of tangible assets acquired be accounted for as an unidentifiable intangible asset and subsequently amortized. SFAS No. 72 unidentified intangible assets were excluded from the scope of SFAS No. 141 and SFAS No. 142. Except for transactions between two or more mutual companies, SFAS No. 147 removes acquisitions of financial institutions from the scope of SFAS No. 72 and FASB Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141 and SFAS No. 142. SFAS No. 147 was effective October 1, 2002 and requires that if the transaction that gave rise to the unidentified intangible asset was a business combination, the carrying amount of that asset shall be reclassified to goodwill as of the later of the date of acquisition or the date of the full application of SFAS No. 142. SFAS No. 147 also requires that any interim or annual financial statements that reflect the amortization of the unidentified intangible asset subsequent to the full application of SFAS No. 142 shall be restated to remove that amortization expense. The Company adopted SFAS No. 147 as of October 1, 2002. The adoption of SFAS No. 147 did not have an impact on the Company’s consolidated financial statements.

(l)	Impairment of Long-Lived Assets

In August 2001, the FASB issued SFAS No. 144, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, (SFAS No. 121), it retains many of the fundamental provisions of SFAS No. 121, establishes a single accounting model for long-lived assets to be disposed of by sale, and resolves certain implementation issues not previously addressed by SFAS No. 121. SFAS No. 144 also supercedes the accounting and reporting provisions of Financial Accounting Standards Board Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (Opinion No. 30), for the disposal of a segment of a business; however, it retains the requirement in Opinion No. 30 to report separately discontinued operations and extends the reporting to a component of an entity, rather than a segment of a business, that either has been disposed of or is classified as held for sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not have an impact on the Company’s consolidated financial statements.

In accordance with SFAS No. 144, long-lived assets, such as property, fixtures and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstance indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying value of an asset

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying value of the asset exceeds the fair value of the asset, less costs to sell. Assets to be disposed are separately presented in the balance sheet and reported at the lower of the carrying value or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the consolidated balance sheet.

(m)	Segments of an Enterprise and Related Information

The Company operates as one segment. The operating information used by the Company’s chief executive officer for purposes of assessing performance and making operating decisions about the Company is the consolidated financial statements presented in this report. The Company has four active operating subsidiaries, namely, the bank subsidiaries, otherwise known as Centennial Bank of the West, Guaranty Bank and Trust, First National Bank of Strasburg and Collegiate Peaks Bank. The Company applies the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, in determining its reportable segments and related disclosures. None of the Company’s other subsidiaries meets the 10% threshold for disclosure under SFAS No. 131.

(n)	Earnings (loss) per Common Share

Basic earnings per share represents income (loss) available to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method. Earnings (loss) per common share have been computed based on the following:

	Period July 17, 2004 to December 31, 2004 (Successor)	Period January 1, 2004 to July 16, 2004 (Predecessor)		Years ended December 31, (Predecessor)
				2003	2002
	(Dollars in thousands)
Net income (loss)	$3,796	$(1,084)		$6,905	$5,022

Average common shares outstanding	19,199,601	1,554,873		1,550,457	1,558,905
Effect of dilutive options	—	—	(1)	29,629	28,082

Average number of shares outstanding to calculate diluted earnings per common share	19,199,601	1,554,873		1,580,086	1,586,987

(1)	Impact of options is antidilutive to the net loss for the period.

(o)	Reclassifications

Certain amounts in the prior year’s presentations have been reclassified to conform to the current presentation.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(p)	Recently Adopted Accounting Standards

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (FIN 46). The intention of FIN 46 was to clarify the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 requires an enterprise considered to be a variable interest entity (VIE), to be consolidated by the primary beneficiary, which represents the enterprise that will absorb the majority of the VIE’s expected losses if they occur, receive a majority of the VIE’s residual returns if they occur, or both. In December 2003, the FASB issued Staff Interpretation No. 46R, Consolidation of Variable Interest Entities, an interpretation of ARB 51 (revised December 2003) (FIN 46R), which replaces FIN 46, in order to clarify the guidance in the original interpretation. FIN 46 applies to variable interest entities created after January 31, 2003. FIN 46 also applies to all variable interest entities created prior to February 1, 2003 that are considered to be special-purpose entities, as defined in FIN 46R, as of December 31, 2003. FIN 46R must be applied to all variable interest entities no later than the end of the first reporting period that ends after March 15, 2004. The implementation of FIN 46R required the Company to de-consolidate certain trusts formed for the purpose of issuing trust preferred securities as of December 31, 2003.

In December 2002, SFAS No. 148 was issued. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements. Disclosures required by this standard are included in the notes to these consolidated financial statements.

In December 2004, the FASB issued FASB Statement No. 123 (revised 2004), Share-Based Payment (SFAS No. 123R), which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R is a revision to SFAS No. 123 and supersedes APB 25, and its related implementation guidance. For nonpublic companies, SFAS No. 123R will require measurement of the cost of employee services received in exchange for stock compensation based on the grant-date fair value of the employee stock options. Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized. SFAS No. 123R will be effective for the Company as of January 1, 2006.

In March 2004, the Emerging Issues Task Force Issue No. 03-1, The meaning of Other-than-Temporary Impairment and Its Application to Certain Investments (EITF 03-1), was issued. EITF 03-1 provides guidance for determining the meaning of “other-than-temporarily impaired” and its application to certain debt and equity securities within the scope of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS 115) and investments accounted for under the cost method. The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other-than-temporarily impaired unless it can be asserted and demonstrated that the Company has the intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment, which might mean to maturity. EITF 03-1 also requires disclosures assessing the ability and intent to hold investments in instances in which an investor determines that an investment with a fair value less than cost is not other-than-temporarily impaired. In September 2004, the FASB delayed the effective date for the measurement and recognition

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

guidance contained in EITF 03-1, but the disclosure guidance was not delayed. The Company is continuing to assess the impact of this EITF, but does not expect the implementation to have a significant impact on the consolidated financial statements. The disclosure requirements required by EITF 03-1 are included in the notes to the consolidated financial statements.

(q)	Comprehensive Income (Loss)

Accounting principles require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income (loss).

Following are the components of other comprehensive income (loss) and related tax effects for the periods indicated (in thousands):

	Period July 17, 2004 to December 31, 2004 (Successor)	Period January 1, 2004 to July 16, 2004 (Predecessor)	Years ended December 31, (Predecessor)
			2003	2002
Holding gains (losses) on available for sale securities	$1	(171)	27	167
Reclassification adjustment for gains and losses realized in income	(36)	66	(152)	221

Net unrealized gains (losses)	(35)	(105)	(125)	388

Tax effect	13	39	46	(144)

Net unrealized gains (losses), net of tax	$(22)	(66)	(79)	244

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(3)	Acquisitions

On July 16, 2004, CCC acquired 100% of the stock of Centennial Bank Holdings, Inc. and its wholly-owned subsidiary, Centennial Bank of the West (Predecessor) for $155 million in cash acquisition funded by CCC’s sale of 18,500,000 shares of its common stock. Centennial Bank Holdings, Inc. was then merged with and into CCC, which then changed its name to Centennial Bank Holdings, Inc. (Successor). On December 31, 2004, the Company acquired 100% of the stock of Guaranty Corporation. Guaranty Corporation’s subsidiaries include Guaranty Bank and Trust Company, First National Bank of Strasburg, and Collegiate Peaks Bank. Pursuant to the Agreement and Plan of Merger dated August 31, 2004, the Company paid the shareholders of Guaranty Corporation $365 million, retired $15.1 million of Guaranty Corporation debt, and incurred $3.1 million in acquisition costs, for a total purchase price of $383.2 million. The acquisitions were recorded using the purchase method of accounting. For these acquisitions, the Company has allocated the purchase price based on the estimated fair values of the tangible and intangible assets and liabilities acquired. The fair values at each acquisition date were determined using contract provisions, outside appraisals and valuation techniques. The following table summarizes the allocation of the purchase price based on the estimated fair values of the assets and liabilities acquired for each acquisition.

	July 17, 2004	December 31, 2004

	(In thousands)
Assets:
Cash and cash equivalents	$19,884	131,908
Securities available for sale	29,963	97,315
Investments—other	5,309	11,808
Loans and leases, net of allowance of $10,921 and $17,304, respectively	601,035	1,035,817
Premises and equipment	9,939	35,220
Accrued interest receivable	3,071	5,907
Identified intangible assets	4,715	49,422
Goodwill	104,684	223,501
Other assets	6,759	8,707
Assets held for sale (note 24)	—	89,642

Total assets acquired	$785,359	1,689,247

Liabilities:
Deposits	$565,469	1,196,948
Federal funds and securities sold under repurchase agreements	8,369	—
Borrowings	21,715	5,000
Subordinated debentures	32,136	10,310
Other liabilities	2,670	22,606
Liabilities associated with assets held for sale (note 24)	—	71,208

Total liabilities	630,359	1,306,072

Net assets acquired	$155,000	383,175

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The following table reflects the pro forma results of operations for the years ended December 31, 2004 and 2003, as though the acquisitions had been completed as of January 1, 2003 and include pro forma adjustments for the amortization relating to core deposit intangibles, fair value adjustments for loans, deposits, borrowings, premises and equipment, and related tax effect:

	Years ended December 31
	2004	2003
	(In thousands, except share and per share data)
Interest income	$116,033	114,318
Interest expense	23,143	26,347

Net interest income	92,890	87,971
Provision for loan losses	13,874	2,340
Noninterest income	12,923	14,194
Noninterest expense	90,355	76,490

Income before income taxes	1,584	23,335
Income taxes	1,831	8,235

Net income (loss)	$(247)	15,100

Basic and diluted earnings (loss) per share	$(0.00)	0.29
Average basic and diluted shares outstanding	52,333,334	52,333,334

(4)	Securities

The amortized cost and estimated fair value of debt securities are as follows:

	December 31, 2004 (Successor)
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(Amounts in thousands)
Securities available for sale:
U.S. treasuries	$38,170	—	—	38,170
U.S. government agencies	8,482	—	(3)	8,479
State and municipal	34,320	1		34,321
Mortgage-backed	43,748	124	(159)	43,713
Marketable equity securities	1,004	—	—	1,004

Securities available for sale	$125,724	125	(162)	125,687

Securities held to maturity:
Mortgage-backed	$640	5	—	645

	December 31, 2003 (Predecessor)
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(Amounts in thousands)
Securities available for sale:
U.S. government agencies	$11,311	—	(16)	11,295
State and municipal	448	27	—	475
Mortgage-backed	15,796	198	(18)	15,976
Marketable equity securities	1,000	—	—	1,000

Securities available for sale	$28,555	225	(34)	28,746

Securities held to maturity:
Mortgage-backed	$1,089	—	(5)	1,084

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The amortized cost and estimated fair value of available for sale debt securities by contractual maturity at December 31, 2004 (Successor) are shown below. Expected maturities will differ from contractual maturities because borrowers may have the rights to prepay obligations with or without prepayment penalties.

	Available for sale
	Amortized cost	Fair value
	(Amounts in thousands)
Due in one year or less	$34,916	34,912
Due after one year through five years	23,560	23,559
Due after five years through ten years	5,467	5,469
Due after ten years	18,033	18,033

	81,976	81,973
Mortgage-backed securities	43,748	43,714

	$125,724	125,687

	Held to maturity
	Amortized cost	Fair value
	(Amounts in thousands)
Mortgage-backed securities	$640	645

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2004 (Successor), were as follows:

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
	(amounts in thousands)
Description of securities:
U.S. treasuries	$—	—	—	—	—	—
U.S. agencies	6,490	(3)	—	—	6,490	(3)
State and municipalities	—	—	—	—	—	—
Mortgage-backed	10,671	(159)	—	—	10,671	(159)

Total temporarily impaired	$17,161	(162)	—	—	17,161	(162)

The Company has determined that these investments have only a temporary impairment based on a number of criteria, including interest rate increases, the nature of the investments and the Company’s intent and ability to hold the investments until market price recovery or maturity.

The Company had realized gains of $36,000 on the sale of investment securities for the period July 17, 2004 to December 31, 2004 (Successor), realized gains of $10,000 and realized losses of $76,000 on the sale of investment securities for the period January 1, 2004 to July 16, 2004 (Predecessor), realized gains of $152,000 on the sale of investment securities for the year ended December 31, 2003 (Predecessor) and realized gains of $17,000 and realized losses of $238,000 on the sale of investment securities for the year ended December 31, 2002 (Predecessor).

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Investment securities with carrying values of $88,705,000 and $28,632,000 were pledged at December 31, 2004 (Successor) and 2003 (Predecessor), respectively, as collateral for public deposits and for other purposes as required or permitted by law.

(5)	Bank Stocks

The Company, through its subsidiary banks, is a member of both the Federal Reserve Bank of Kansas City and the Federal Home Loan Bank of Topeka, and is required to maintain an investment in the capital stock of each. No ready market exists for such stock, and they have no quoted market values. For reporting purposes, this stock is assumed to have a market value equal to cost. The Federal Reserve, Federal Home Loan Bank and other equity securities stock are restricted in that they can only be redeemed by the issuer at par value. The Company’s investment at December 31 was as follows:

	2004 (Successor)	2003 (Predecessor)
	(Amounts in thousands)
Federal Reserve Bank of Kansas City	$5,445	1,479
Federal Home Loan Bank of Topeka	6,649	1,945
Other equity securities	676	329

	$12,770	3,753

(6)	Other Investments

At December 31, 2004, the Company has an investment in AMG Guaranty Corporation in the amount of approximately $1,405,000 that was acquired through the acquisition of Guaranty Corporation. The investment is recorded at estimated fair value at December 31, 2004 through the purchase price allocation. The Company owns a 16% voting interest in AMG Guaranty Corporation and accounts for this investment using the equity method of accounting.

(7)	Loans

A summary of the balances of loans at December 31 follows:

	2004 (Successor)	2003 (Predecessor)
	(Amounts in thousands)
Loans on real estate:
Residential and commercial mortgage	$638,007	293,543
Construction	308,545	110,316
Equity lines of credit	81,936	50,422
Commercial loans	458,171	68,867
Agricultural loans	62,199	71,384
Lease financing	912	1,418
Installment loans to individuals	64,625	29,797
Overdrafts	5,589	481
SBA and other	22,004	2,239

	1,641,988	628,467
Less:
Allowance for loan losses	(25,022)	(7,653)
Net of unearned discount	(167)	(1,002)

Net loans	$1,616,799	619,812

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

An analysis of the allowance for loan losses is as follows:

	Period July 17, 2004 to December 31, 2004 (Successor)	Period January 1, 2004 to July 16, 2004 (Predecessor)	2003	2002
			(Predecessor)
	(Amounts in thousands)
Balance, beginning of period	$—	7,653	9,257	8,701
Provision for loan losses	—	4,700	900	3,950
Loans charged off	(3,549)	(1,762)	(3,601)	(4,199)
Recoveries on loans previously charged-off	346	330	1,097	805
Allowance from acquisitions (note 3)	28,225	—	—	—

Balance, end of period	$25,022	10,921	7,653	9,257

The following is a summary of information pertaining to impaired loans at December 31:

	2004 (Successor)	2003 (Predecessor)
	(Amounts in thousands)
Impaired loans with a valuation allowance	$27,970	9,359
Impaired loans without a valuation allowance	7,632	5,979

Total impaired loans	$35,602	15,338

Valuation allowance related to impaired loans	$9,290	1,737

Average investment in impaired loans	$11,422	17,711

No interest income was recognized on impaired loans during the periods July 17, 2004 to December 31, 2004 (Successor) and January 1, 2004 to July 16, 2004 (Predecessor). Interest income recognized on impaired loans in 2003 (Predecessor) was $886,000. At December 31, 2004 (Successor), no additional funds are committed to be advanced in connection with impaired loans. At December 31, 2004 (Successor) and 2003 (Predecessor), the total investment in loans on nonaccrual was approximately $11,905,000 and $15,338,000, respectively. At December 31, 2004 (Successor), there were $2,494,000 in loans past due ninety days or more and still accruing interest.

(8)	Premises and Equipment

A summary of the cost and accumulated depreciation and amortization of premises and equipment at December 31 is as follows:

	2004 (Successor)	2003 (Predecessor)
	(Amounts in thousands)
Land	$5,108	1,012
Buildings	23,441	6,810
Leasehold improvements	5,252	1,670
Equipment	12,951	6,798
Software	923	922
Leasehold interest in land	684	—
Construction in progress	4,212	—

	52,571	17,212
Accumulated depreciation and amortization	(7,650)	(6,739)

	$44,921	10,473

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2004 pertaining to banking premises, future minimum rent commitments under various operating leases are as follows (amounts in thousands):

2005	$3,129
2006	2,978
2007	2,603
2008	2,454
2009	874
Thereafter	1,944

Total future minimum rent commitments	$13,982

Certain leases contain options to extend the lease terms for five to fifteen years. The cost of such rental is not included in the above rental commitments. Rent expense for the period July 17, 2004 to December 31, 2004 (Successor), the period January 1, 2004 to July 16, 2004, and the years ended December 31, 2003 and 2002 (Predecessor) was $542,000, $639,000, $1,162,000, and $898,000 respectively.

(9)	Goodwill

Changes in the carrying amount of the Company’s goodwill for the period July 17, 2004 to December 31, 2004 (Successor) and the period from January 1, 2004 to July 16, 2004 and for the year ended December 31, 2003 (Predecessor) were as follows (amounts in thousands):

Balance as of January 1 and December 31, 2003	$9,226
Elimination of pre-acquisition goodwill	(9,226)
Goodwill acquired on July 17, 2004	104,684
Goodwill acquired on December 31, 2004	223,501

Balance as of December 31, 2004	$328,185

(10)	Other Intangible Assets

The Company acquired $54,137,000 in identifiable intangible assets in connection with the acquisitions Centennial Bank Holdings, Inc. and Guaranty Corporation, which will be amortized over a two to fourteen year period. Other intangible assets are summarized as follows:

	Useful life	December 31, 2004 (Successor)
	(Amounts in thousands)
Non-compete employment agreement	2 years	$3,720
Core deposit intangible Centennial Bank	10 years	4,715
Core deposit intangible Guaranty Bank	9 years	36,761
Core deposit intangible First National Bank	13.6 years	8,941

		54,137

Accumulated amortization		(777)

		$53,360

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Amortization expense for the period July 17, 2004 to December 31, 2004 was $777,000. Estimated amortization expense for the next five years, and thereafter, is as follows (amounts in thousands):

Total
Fiscal year ending:
2005	$12,161
2006	10,631
2007	7,424
2008	6,193
2009	5,036
Thereafter	11,915

$53,360

(11)	Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2004 (Successor) and 2003 (Predecessor) was $341,952,000 and $124,274,000, respectively. At December 31, 2004, the scheduled maturities of interest-bearing time deposits are as follows (amounts in thousands):

2005	$478,518
2006	38,422
2007	12,642
2008	4,211
2009	3,295
Thereafter	651

$537,739

(12)	Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Company may be required to provide additional collateral based on the fair value of the underlying security. The securities sold under agreements to repurchase are collateralized by government agency and mortgage-backed securities held by the Company. At December 31, 2004 (Successor), the Company’s limit on securities sold under agreements to repurchase was $44,856,000. Total securities sold under agreements to repurchase outstanding at December 31, 2004 (Successor) and 2003 (Predecessor) were $27,492,000 and $11,345,000, respectively.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(13)	Borrowings

A summary of borrowings at December 31 is as follows:

	December 31, 2004 (Successor)
	Principal	Interest rate	Maturity date	Total committed
	(Amounts in thousands)
Short-term borrowings:
TT&L note	$921	Variable	Revolving	1,000
FHLB line of credit	12,760	2.28% (variable)	Revolving	See below
FHLB term note	5,000	2.23%	3/29/05	See below
First Tennessee line of credit	12,000	4.47% (variable)	10/1/05	20,000

Total short-term borrowings	30,681

Long-term borrowings:
FHLB term notes (fixed rate)	9,089	Range: 2.52 – 6.11%	2008 – 2014	See below

Total borrowings	$39,770	Weighted Avg. 3.69%

	December 31, 2003 (Predecessor)
	Principal	Interest rate	Maturity date	Total committed
	(Amounts in thousands)
Short-term borrowings:
TT&L note	$718	Variable	Revolving	1,000
FHLB line of credit	31,680	1.15% (variable)	Revolving	See below
InTrust line of credit	1,575	3.95% (variable)	6/30/04	10,000

Total short-term borrowings	33,973

Long-term borrowings:
FHLB term notes (fixed rate)	5,233	Range: 3.82 – 6.18%	2008 – 2014	See below

Total borrowings	$39,206	Weighted Avg. 4.32%

The Company has executed a blanket pledge and security agreement with the Federal Home Loan Bank, which encompasses certain loans and securities as collateral for these borrowings. The maximum credit allowance for total borrowings includes term notes and the line of credit. The maximum credit allowance is $186,878,000 and $89,193,000 at December 31, 2004 (Successor) and 2003 (Predecessor), respectively.

The Company’s line of credit with First Tennessee requires the Company to maintain certain financial ratios including return on average assets, a well capitalized rating and restrictions on non-performing loans to total loans. As of December 31, 2004, the Company is in compliance with all debt covenant calculations. The line of credit is secured by the stock of the Company’s bank subsidiaries.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

At December 31, 2004, the scheduled maturities of borrowings are as follows (amounts in thousands):

2005	$30,681
2006	—
2007	1,431
2008	875
2009	2,565
Thereafter	4,218

Total borrowings	$39,770

(14)	Income Taxes

The components of the income tax provision (benefit) are as follows (in thousands):

	Period July 17, 2004 to December 31, 2004 (Successor)	Period January 1, 2004 to July 16, 2004 (Predecessor)	2003 (Predecessor)	2002 (Predecessor)
Current tax provision:
Federal	$639	1,779	3,301	3,197
State	86	248	472	402

	725	2,027	3,773	3,599

Deferred tax provision (benefit):
Federal	1,413	(1,422)	402	(426)
State	193	(194)	56	(91)

	1,606	(1,616)	458	(517)

	$2,331	411	4,231	3,082

Income tax expense attributable to income from operations differed from the amounts computed by applying the U.S. federal statutory tax rate to pretax income from operations as a result of the following:

	Period July 17, 2004 to December 31, 2004 (Successor)	Period January 1, 2004 to July 16, 2004 (Predecessor)	2003 (Predecessor)	2002 (Predecessor)
Tax at statutory federal rate	34.0%	34.0%	34.0%	34.0%
State tax, net of federal benefit	3.0	3.0	3.1	3.0
Tax exempt income	(0.2)	2.6	(1.1)	(0.1)
Nondeductible merger expenses	—	(106.2)	—	—
Other	1.2	5.5	2.0	1.1

Effective tax rates	38.0%	(61.1)%	38.0%	38.0%

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Deferred tax assets and liabilities result from the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes at December 31 are as follows (in thousands):

	2004 (Successor)	2003 (Predecessor)
Deferred tax assets:
Allowance for loan losses	$9,435	2,517
Fair value adjustments on certificates of deposit and subordinated debentures	982	—
Other assets, accruals and other real estate owned	1,401	—
Unrealized loss on securities	14	—

Total deferred tax assets	11,832	2,517

Deferred tax liability:
Premises and equipment	(3,674)	(526)
Fair value adjustments on core deposit intangibles and fixed rate loans	(18,977)	—
FHLB stock, prepaid assets, equity investees and other liabilities	(1,257)	(418)
Unrealized gain on securities	—	(30)

Total deferred tax liabilities	(23,908)	(974)

Net deferred tax asset (liability)	$(12,076)	1,543

The Company has a federal net operating loss carryforward of $120,000 which is expected to be entirely utilized by 2006.

Realization of the Company’s deferred tax assets is dependent upon the Company generating sufficient taxable income to obtain benefit from the reversal of net deductible temporary differences. The amount of deferred tax assets considered realizable is subject to adjustment in future periods based on estimates of future taxable income. Management believes that it is more likely than not that the Company will realize the benefits of its deferred tax assets as of December 31, 2004.

(15)	Subordinated Debentures and Trust Preferred Securities

In December 1998, the Company formed Centennial Capital I, LLLP and completed an offering of $1,111,000, 8.0% Cumulative Trust Preferred Securities (Preferred Securities), which are guaranteed by the Company. The Trust invested the total proceeds it received in 8% Junior Subordinated Debentures (Debentures) issued by the Company. Interest paid on the Debentures will be distributed to the holders of the Preferred Securities. As a result, under current tax law, distributions to the holders of the Preferred Securities will be tax deductible by the Company. Distributions payable on the Preferred Securities are recorded as interest expense in the consolidated statements of income. These Debentures are unsecured and rank junior and are subordinate in right of payment to all senior debt of the Company. The Preferred Securities are subject to mandatory redemption upon repayment of the Debentures. Subject to provision of the Debentures, the Company redeemed the securities during 2003.

In September 2000, the Company formed CenBank Statutory Trust I and completed an offering of $10.0 million, 10.6% Cumulative Trust Preferred Securities (Preferred Securities), which are guaranteed by the

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Company. The Trust also issued common securities to the Company and used the net proceeds from the offering to purchase $10.3 million in principal amount of 10.6% Junior Subordinated Debentures (Debentures) issued by the Company. Interest paid on the Debentures is distributed to the holders of the Preferred Securities. Distributions payable on the Preferred Securities are recorded as interest expense in the consolidated statements of income. These Debentures are unsecured and rank junior and are subordinate in right of payment to all senior debt of the Company. The Preferred Securities are subject to mandatory redemption upon repayment of the Debentures. The Company has the right, subject to events of default, to defer payments of interest on the Debentures at any time by extending the interest payment period for a period not exceeding 10 consecutive semi-annual periods with respect to each deferral period, provided that no extension period may extend beyond the redemption or maturity date of the Debentures. The Debentures mature on September 7, 2030, which may be shortened by us to not earlier than September 7, 2010, if certain conditions are met, or at any time upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the Trust, the Debentures or the Preferred Securities.

In February 2001, the Company formed CenBank Statutory Trust II and completed an offering of $5.0 million 10.2% Cumulative Trust Preferred Securities (Preferred Securities), which are guaranteed by the Company. The Trust also issued common securities to the Company and used the net proceeds from the offering to purchase $5.2 million in principal amount of 10.2% Junior Subordinated Debentures (Debentures) issued by the Company. Interest paid on the Debentures is distributed to the holders of the Preferred Securities. Terms and conditions of these Debentures are substantially similar to those as described under the CenBank Statutory Trust I. The Debentures mature on February 22, 2031, which may be shortened by us to not earlier than February 22, 2011, if certain conditions are met, or at any time upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the Trust, the Debentures or the Preferred Securities.

In April 2004, the Company formed CenBank Statutory Trust III and completed an offering of $15.0 million LIBOR plus 2.65% Cumulative Trust Preferred Securities (Preferred Securities), which are guaranteed by the Company. The Trust also issued common securities to the Company and used the net proceeds from the offering to purchase $15.5 million in principal amount of floating rate Junior Subordinated Debentures (Debentures) issued by the Company. Interest paid on the Debentures is distributed to the holders of the Preferred Securities. Terms and conditions of these Debentures are substantially similar to those as described under the CenBank Statutory Trust I. The Debentures mature on April 15, 2034, which may be shortened by us to not earlier than April 15, 2009, if certain conditions are met, or at any time upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the Trust, the Debentures or the Preferred Securities.

In June 2003, Guaranty Corporation formed Guaranty Capital Trust III and completed an offering of $10.0 million LIBOR plus 3.10% Cumulative Trust Preferred Securities (Preferred Securities), which were guaranteed by Guaranty. The Trust also issued common securities to Guaranty and used the net proceeds from the offering to purchase $10.3 million in principal amount of Junior Subordinated Debt Securities issued by Guaranty. The Company assumed Guaranty’s obligations relating to such securities upon its acquisition of Guaranty. Interest is paid quarterly and is distributed to the holders of the Preferred Securities. The Company has the right, subject to events of default, to defer payments of interest on the Debentures at any time by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods with respect to each deferral period, provided that no extension period may extend beyond the redemption or maturity date of the Debentures. The Debentures mature on July 7, 2033, which may be shortened by us to not earlier than July 7, 2008, if certain conditions are met, or at any time upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the Trust, the Debentures or the Preferred Securities.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

For financial reporting purposes, the Trusts were treated as non-banking subsidiaries of the Company and consolidated in the consolidated financial statements prior to December 31, 2003. Since the Company’s adoption of FIN 46R on December 31, 2003, the Trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the securities issued by each of the Trusts are not included as a component of stockholders’ equity in the consolidated balance sheets, the securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds 25% qualifies as Tier 2 capital. At December 31, 2004 (Successor), all of the $42.1 million of securities outstanding qualified as Tier 1 capital.

In March 2005, the Federal Reserve Board issued a final rule that would continue to allow the inclusion of trust preferred securities in Tier 1 capital, but with stricter quantitative limits. Under the final rule, after a five-year transition period ending March 31, 2009, the aggregate amount of trust preferred securities and certain other capital elements would be limited to 25% of Tier 1 capital elements, net of goodwill, less any associated deferred tax liability. The amount of trust preferred securities and certain other elements in excess of the limit could be included in Tier 2 capital, subject to restrictions. Bank holding companies with significant international operations will be expected to limit trust preferred securities to 15% of Tier 1 capital elements, net of goodwill; however, they may include qualifying mandatory convertible preferred securities up to the 25% limit.

(16)	Off-Balance Sheet Activities

The Company is a party to credit related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, stand-by letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance sheet instruments.

At December 31, the following financial instruments were outstanding whose contract amounts represented credit risk:

	2004 (Successor)	2003 (Predecessor)	2002 (Predecessor)
	(Amounts in thousands)
Commitments to extend credit	$468,059	125,650	126,718
Standby letters of credit	71,266	8,291	8,868
Commercial letters of credit	574	—	—

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Several of the commitments may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management’s credit evaluation of the customer.

Commitments to extend credit under overdraft protection agreements are commitments for possible future extensions of credit to existing deposit customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Stand-by letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments if deemed necessary. The Company recorded a liability of $271,000 at December 31, 2004 for its stand-by letters of credit.

The Company enters into commercial letters of credit on behalf of its customers which authorize a third party to draw drafts on the Company up to a stipulated amount and with specific terms and conditions. A commercial letter of credit is a conditional commitment on the part of the Company to provide payment on drafts drawn in accordance with the terms of the commercial letter of credit.

The Company has certain vendor contracts that are noncancelable without significant termination penalties. Future contract payments relating to these contracts are as follows (in thousands):

2005	$271
2006	446
2007	446
2008	385
2009	115

$1,663

(17)	Contingencies

The Company has various legal claims that arise from time to time in the normal course of business, which, in the opinion of management, will have no material effect on the Company’s consolidated financial position or results of operations.

(18)	Employee Benefit Plans

The Company has a 401(k) Plan whereby substantially all employees participate in the Plan. Employees may contribute up to 10 percent of their compensation subject to certain limits based on federal tax laws. The Company makes matching contributions equal to a specified percentage of the employee’s compensation as defined by the Plan. For the period July 17, 2004 to December 31, 2004 (Successor), the period January 1, 2004 to July 16, 2004 and the years ended December 31, 2003 and 2002 (Predecessor), total contributions attributable to the Plan amounted to $112,849, $145,807, $243,877 and $221,956 respectively.

The Company’s Employee Stock Ownership Plan (ESOP) covers all active employees who have completed one quarter of service. The Company allocates monthly contributions to the plan, as determined by the board of directors. The Company reported ESOP compensation expense of $475,737 and $488,105 for the years ended December 31, 2003 and 2002 (Predecessor). The Company intends to terminate the plan contingent upon a termination letter from the IRS which has been filed as of December 31, 2004.

(19)	Stockholders’ Equity

The Predecessor had a non-qualified stock option plan for certain officers under which options to purchase shares of Centennial Bank Holdings, Inc. (Predecessor) common stock were granted. Option prices vary from $20.20 to $67.00. The options are exercisable for a period of five years expiring on various dates from 2005

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

through 2009. At July 16, 2004, 27,325 stock options were exercised when Centennial Bank Holdings, Inc. (Predecessor) was sold. The following is a summary of changes and share activity under the stock option plan.

	2004 (Predecessor)		2003 (Predecessor)		2002 (Predecessor)
	Shares	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Outstanding at the beginning of period	27,325	$50.16	28,700	$44.64	21,250	$38.34
Granted	—	—	7,450	67.00	9,150	59.00
Exercised	(27,325)	50.16	(6,925)	42.04	(1,000)	42.13
Forfeited	—	—	(1,900)	58.72	(700)	59.00

Outstanding at the end of period	—	—	27,325	50.16	28,700	44.64

The Company applies the intrinsic-value-based method of accounting prescribed by APB 25, including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, to account for its fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123 and SFAS No. 148 established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As permitted by existing accounting standards, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS Nos. 123 and 148.

(20)	Related-Party Transactions

In the ordinary course of business, the Company has granted loans to principal officers and directors and their affiliates amounting to $44,187,000 and $4,762,000 at December 31, 2004 (Successor) and 2003 (Predecessor), respectively. There were no related-party loans past due or on non-accrual status.

Activity during 2004 regarding outstanding loans to certain related-party loan customers (executive officers, directors, and principal shareholders of the Company, including companies in which they are principal owners) was as follows:

Predecessor activity January 1, 2004 to July 16, 2004:
Balance, January 1, 2004	$4,763
Advances	7,423
Repayments	(4,709)

Balance, July 16, 2004	$7,477

Successor activity—July 17, 1004 to December 31, 2004:
Balance, July 17, 2004	$7,477
Advances	6,243
Repayments	(4,889)

Balance, December 31, 2004	$8,831

Deposits from related parties held by the Company at December 31, 2004 (Successor) and 2003 (Predecessor) amounted to $12,640,000 and $3,196,000, respectively.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The Company entered into an agreement with a company owned by a member of the board of directors of Guaranty Bank and Trust Company to provide valuation services related to the acquisition of the Company’s predecessor. The Company paid $6,000 for the services in 2004.

(21)	Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Statement of Financial Accounting Standards No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

(a)	Cash and Cash Equivalents

The carrying amounts of cash and short-term instruments approximate fair values.

(b)	Securities, Bank Stocks and Other Investments

Fair values for securities are based on quoted market prices. The carrying amount of bank stocks approximates fair value based on the redemption provisions. The carrying value of other investments approximates their fair value.

(c)	Loans Receivable

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans. Fair values for other loans (e.g., commercial real estate and investment property mortgage loans, commercial and industrial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

(d)	Deposit Liabilities

The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amount). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flows calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(e)	Short-term Borrowings

The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within ninety days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

(f)	Long-term Borrowings

The fair values of the Company’s long-term borrowings are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

(g)	Subordinated Debentures

The fair values of the Company’s Subordinated Debentures are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

(h)	Accrued Interest

The carrying amounts of accrued interest approximate fair value.

(i)	Off-balance Sheet Instruments

Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of commitments is not material.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The estimated fair values, and related carrying or notational amounts, of the Company’s financial instruments as of December 31, are as follows:

	2004 (Successor)		2003 (Predecessor)
	Carrying amount	Fair value	Carrying amount	Fair value
	(In thousands)
Financial assets:
Cash and cash equivalents	$90,927	90,927	23,731	23,731
Time deposits with banks	5,000	5,000	—	—
Securities available for sale	125,687	125,687	28,746	28,746
Securities held to maturity	640	645	1,089	1,084
Bank stocks	12,770	12,770	3,753	3,753
Other investments	1,405	1,405	—	—
Loans held for sale	7,301	7,301	—	—
Loans, net	1,616,799	1,614,617	619,812	621,454
Accrued interest receivable	9,062	9,062	3,490	3,490

Financial liabilities:
Deposits	1,678,499	1,680,083	580,435	583,880
Federal funds purchased and securities sold under agreements to repurchase	27,492	27,492	11,345	11,345
Short-term borrowings	30,681	30,681	33,973	33,973
Subordinated debentures	42,079	41,102	15,465	14,104
Long-term borrowings	9,089	9,108	5,233	5,262
Accrued interest payable	2,313	2,313	1,748	1,748

(22)	Regulatory Requirements

The Company and the bank subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the banks to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2004, that the Company and all bank subsidiaries met all capital adequacy requirements to which they are subject.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2004, the most recent notifications from the Company’s bank regulatory agencies categorized all the bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios, as set forth in the following table. There are no conditions or events since that notification that management believes have changed the categorization of the Company or any of the bank subsidiaries as well capitalized. The Company’s and the bank subsidiaries’ actual capital amounts and ratios for 2004 and 2003 are presented in the table below.

	Actual		Minimum capital requirement		Minimum to be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in thousands)
Successor:

As of December 31, 2004:
Total capital to risk weighted assets:
Consolidated	$197,054	10.64%	$148,092	8.00%	$	N/A	N/A
Centennial Bank	73,817	12.12	48,706	8.00		60,883	10.00%
Guaranty Bank and Trust	100,875	10.77	74,924	8.00		93,655	10.00
FNB Strasburg	27,554	11.92	18,492	8.00		23,115	10.00
Collegiate Peaks	8,032	13.49	4,764	8.00		5,955	10.00
Tier 1 capital to risk weighted assets:
Consolidated	173,891	9.39	74,046	4.00		N/A	N/A
Centennial Bank	66,205	10.87	24,353	4.00		36,530	6.00
Guaranty Bank and Trust	89,147	9.52	37,462	4.00		56,193	6.00
FNB Strasburg	24,652	10.67	9,246	4.00		13,869	6.00
Collegiate Peaks	7,382	12.40	2,382	4.00		3,573	6.00
Tier 1 capital to average assets:
Consolidated	173,891	8.70	79,921	4.00		N/A	N/A
Centennial Bank	66,205	9.92	26,689	4.00		33,362	5.00
Guaranty Bank and Trust	89,147	8.34	42,761	4.00		53,451	5.00
FNB Strasburg	24,652	9.08	10,858	4.00		13,572	5.00
Collegiate Peaks	7,382	9.37	3,150	4.00		3,398	5.00

Predecessor:

As of December 31, 2003:
Total capital to risk weighted assets:
Consolidated	$72,373	11.1%	$52,136	8.0%	$	N/A	N/A
Centennial Bank	74,577	11.5	52,102	8.0		65,112	10.0
Tier 1 capital to risk weighted assets:
Consolidated	64,720	9.9	26,068	4.0		N/A	N/A
Centennial Bank	66,924	10.3	26,051	4.0		39,109	6.0
Tier 1 capital to average assets:
Consolidated	64,720	9.3	27,719	4.0		N/A	N/A
Centennial Bank	66,924	9.7	27,701	4.0		34,609	5.0

The Company is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2004 (Successor) and 2003 (Predecessor), these reserve balances amounted to $8,308,000 and $4,062,000, respectively.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(23)	Business Combination

On December 21, 2004, the Company entered into a definitive agreement to acquire all of the outstanding stock of First MainStreet Financial, Ltd. for 10,000,000 shares valued at $10.50 per share. Management anticipates this merger will be completed by September 2005.

(24)	Assets Held for Sale and Discontinued Operations

The Company has decided to sell its Collegiate Peaks Bank subsidiary, which was acquired in connection with the purchase of Guaranty Corporation. In accordance with SFAS 144 and SFAS 142, the goodwill allocated to Collegiate Peaks Bank was determined based on its relative fair value to the fair value of the other Guaranty Corporation assets and subsidiaries. The Company has classified Collegiate Peaks Bank’s assets and liabilities as held for sale at the lower of cost or fair value at December 31, 2004. The sale of the Collegiate Peaks Bank subsidiary is anticipated to be completed in the fourth quarter of 2005. The following tables present the assets and liabilities of Collegiate Peaks Bank held for sale, which are recorded in Guaranty Corporation’s consolidated financial statements at December 31, 2004 and the Company’s balance sheet at December 31, 2004 and the summary results of operations of Collegiate Peaks Bank recorded in Guaranty Corporation’s financial statements for the year ended December 31, 2004:

December 31, 2004 (Successor)
(In thousands)
Assets held for sale:
Cash and cash equivalents	$6,326
Investments	17,288
Loans and leases, net	50,732
Intangible assets	3,435
Goodwill	8,922
Other assets	2,939

Total assets held for sale	$89,642

Liabilities associated with assets held for sale:
Deposits	$65,668
Securities sold under repurchase agreements	4,174
Other liabilities	1,366

Total liabilities associated with assets held for sale	$71,208

Year Ended December 31, 2004
(In thousands)
Interest income	$4,076
Noninterest income	464
Income before income taxes	1,434
Net income	1,122

The accompanying financial statements do not include the results of operations or cash flows for Guaranty Corporation or any of its subsidiaries, including Collegiate Peaks Bank.

(25)	Deferred Compensation Plan

The Company adopted a Director and Executive Deferred Compensation Plan on July 8, 2004, allowing eligible directors and executive officers to defer compensation payable in the next succeeding calendar year. In 2004, an executive officer made this election for compensation payable in 2005 in the amount of $500,000.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(26) Parent Company Only Condensed Financial Information

The following is condensed financial information of Centennial Bank Holdings, Inc. (parent company only).

Balance Sheets

(Parent Company Only)

December 31, 2004 and 2003

ASSETS	2004 (Successor)	2003 (Predecessor)
	(In thousands)
Cash	$10,288	$260
Other investments	1,405	—
Goodwill	1,261	—
Other intangible assets, net	3,720	—
Investment in subsidiaries	557,570	76,229
Other assets	3,157	950

Total assets	$577,401	$77,439

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Borrowings	$12,000	$1,575
Subordinated debentures	42,079	15,465
Other liabilities	7,908	1,310

Total liabilities	61,987	18,350

Stockholders’ equity:
Common stock	52	1
Additional paid-in capital	511,588	24,781
Retained earnings	3,796	34,228
Accumulated other comprehensive income (loss)	(22)	79

Total stockholders’ equity	515,414	59,089

Total liabilities and stockholders’ equity	$577,401	$77,439

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Statements of Income

(Parent Company Only)

Period July 17, 2004 to December 31, 2004 (Successor), January 1, 2004 to July 16, 2004, and the years ended December 31, 2003 and 2002 (Predecessor)

	July 17, 2004 to December 31, 2004 (Successor)	January 1, 2004 to July 16, 2004 (Predecessor)	Years ended December 31
			2003 (Predecessor)	2002 (Predecessor)
	(In thousands)
Income:
Interest income on other investments	$211	$32	$49	$49
Other	—	—	—	2

Total income	211	32	49	51
Expenses:
Interest expense (Debentures)	$1,081	$1,059	$1,720	$1,754
Amortization of purchase accounting on debentures	(367)	—	—	—
Other	322	2,274	99	173

Total expenses	1,036	3,333	1,819	1,927

Loss before federal income taxes and equity in undistributed net income of subsidiaries	(825)	(3,301)	(1,770)	(1,876)
Income tax benefit	(306)	(414)	(652)	(679)

Loss before equity in undistributed net income of subsidiaries	(519)	(2,887)	(1,118)	(1,197)
Equity in undistributed net income of subsidiaries	4,315	1,803	8,023	6,219

Net income (loss)	$3,796	$(1,084)	$6,905	$5,022

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Statements of Cash Flow

(Parent Company Only)

Period July 17, 2004 to December 31, 2004 (Successor), January 1, 2004 to July 16, 2004, and the years ended December 31, 2003 and 2002 (Predecessor)

	July 17, 2004 to December 31, 2004 (Successor)	January 1, 2004 to July 16, 2004 (Predecessor)	Years ended December 31,
			2003 (Predecessor)	2002 (Predecessor)
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$3,796	$(1,084)	$6,905	$5,022
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Deferred income tax benefit	(306)	—	(652)	(673)
Amortization of intangibles	(367)	—	—	—
Net change in:
Accrued interest receivable and other assets	689	(4)	716	706
Accrued interest payable and other liabilities	311	(631)	(215)	777
Equity in earnings of consolidated subsidiaries	(4,315)	(1,803)	(8,023)	(6,219)

Net cash used by operating activities	(192)	(3,514)	(1,269)	(387)

Cash flows from investing activities (net of assets and liabilities acquired in acquisitions):
Cash paid for acquisitions, net of cash acquired of $22,015	(516,160)	—	—	—
Dividends received from subsidiaries	3,000	2,350	5,554	—

Net cash provided (used) by investing activities	(513,160)	2,350	5,554	—

Cash flows from financing activities (net of assets and liabilities acquired in acquisitions):
Net changes in short-term borrowings	12,000	(1,575)	1,575	(4,000)
Proceeds from issuance of subordinated debentures	—	14,925	—	—
Payments from retirement of subordinated debentures	—	—	(1,100)	—
Proceeds from sale of common stock	511,640	2,186	1,689	6,256
Repurchase of common stock	—	(2,716)	(3,701)	(2,475)
Payments of cash dividends	—	—	(3,105)	—

Net cash provided (used) by financing activities	523,640	12,820	(4,642)	(219)

Net change in cash and cash equivalents	10,288	11,656	(357)	(606)
Cash and cash equivalents, beginning of period	—	260	617	1,223

Cash and cash equivalents, end of period	$10,288	$11,916	$260	$617

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Guaranty Corporation:

We have audited the accompanying consolidated balance sheet of Guaranty Corporation and subsidiaries as of December 31, 2004, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Guaranty Corporation and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

KPMG LLP

Denver, Colorado

April 22, 2005

Independent Auditors’ Report

Board of Directors

Guaranty Corporation

Denver, Colorado

We have audited the accompanying consolidated balance sheets of Guaranty Corporation and subsidiaries (the Company) as of December 31, 2003 and the related consolidated statements of income, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the two years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Guaranty Corporation and subsidiaries as of December 31, 2003 and the consolidated results of their operations and their consolidated cash flows for each of the years in the two year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Denver, Colorado

March 8, 2004

GUARANTY CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2004 and 2003

	2004	2003
	(In thousands)
Assets
Cash and due from banks	$35,575	36,823
Interest bearing deposits at banks	79,660	15,372
Federal funds sold	23,000	56,960

Cash and cash equivalents	138,235	109,155
Time deposits with banks (maturity greater than 90 days)	5,000	2,000
Securities available for sale, at fair value	114,198	152,879
Bank stocks, at cost	5,807	7,636
Other investments	1,314	1,207
Loans held for sale	7,301	5,828
Loans, net of unearned discount	1,097,203	1,051,498
Allowance for loan losses	(17,955)	(11,500)

Net loans	1,079,248	1,039,998
Goodwill and other intangible assets, net	4,141	4,595
Bank premises and equipment, net	30,711	29,685
Foreclosed assets	3,000	3,457
Accrued interest receivable	6,210	6,389
Other assets	16,797	6,255

Total assets	$1,411,962	1,369,084

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$411,133	353,994
Interest-bearing demand	79,858	87,567
Savings	507,059	491,756
Time	263,660	294,538

Total deposits	1,261,710	1,227,855
Securities sold under agreements to repurchase	4,174	4,155
Borrowed funds	5,000	—
Junior subordinated debentures	10,310	26,117
Due to CBH (note 2)	15,105	—
Accrued interest payable and other liabilities	10,053	4,859

Total liabilities	1,306,352	1,262,986

Commitments and contingencies (notes 4, 10, 12, 13, 15, 16, and 21)
Stockholders’ equity:
Common stock—no par value. Authorized 200,000 shares; issued and outstanding 54,752 and 55,085 shares at December 31, 2004 and 2003, respectively	26,577	24,791
Retained earnings	79,139	79,327
Accumulated other comprehensive income (loss)	(106)	1,980

Total stockholders’ equity	105,610	106,098

Total liabilities and stockholders’ equity	$1,411,962	1,369,084

See accompanying notes to consolidated financial statements.

GUARANTY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
	(In thousands)
Interest income:
Loans, including fees	$73,448	68,046	66,368
Taxable investment securities	1,527	1,635	4,552
Investment securities exempt from federal taxes	2,566	2,154	1,919
Deposits in other banks	454	245	106
Federal funds sold and other	212	334	88

Total interest income	78,207	72,414	73,033

Interest expense:
Deposits	10,184	11,375	13,839
Repurchase agreements and federal funds purchased	53	66	76
Junior subordinated debentures	1,788	1,633	1,211
Borrowings	208	100	381

Total interest expense	12,233	13,174	15,507

Net interest income	65,974	59,240	57,526
Provision for loan losses	9,232	1,552	3,046

Net interest income after provision for loan losses	56,742	57,688	54,480

Noninterest income:
Service charges on deposit accounts	2,915	2,968	2,691
Net gain on sales of loans held for sale	2,593	3,488	1,837
Net gain on sale of available for sale securities	—	1,013	1,161
Other	3,669	2,766	2,052

Total noninterest income	9,177	10,235	7,741

Noninterest expense:
Salaries and employee benefits	35,637	29,967	27,291
Occupancy	3,635	3,679	3,472
Furniture and equipment	2,565	2,580	2,632
Merger expenses	3,198	—	—
Impairment of goodwill	442	—	—
Other general and administrative	13,598	10,112	9,309

Total noninterest expense	59,075	46,338	42,704

Income before income taxes	6,844	21,585	19,517
Income tax expense	2,958	7,399	6,773

Net income	$3,886	14,186	12,744

Earnings per share:
Basic	$71.00	$258.34	$233.90
Diluted	$70.92	$257.54	$231.39

See accompanying notes to consolidated financial statements.

GUARANTY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income

Years ended December 31, 2004, 2003 and 2002

	Common Stock		Retained earnings	Accumulated other comprehensive income (loss)	Total
	Shares	Amount
	(Dollars in thousands, except share amounts)
Balance, December 31, 2001	54,856	$16,605	61,961	—	78,566
Comprehensive income:
Net income for the year	—	—	12,744	—	12,744
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax	—	—	—	2,299	2,299

Total comprehensive income					15,043

Repurchase of common stock	(1,701)	(552)	(5,784)	—	(6,336)
Sale of common stock	1,695	4,361	—	—	4,361

Balance, December 31, 2002	54,850	20,414	68,921	2,299	91,634

Comprehensive income:
Net income for the year	—	—	14,186	—	14,186
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax	—	—	—	(319)	(319)

Total comprehensive income					13,867

Repurchase of common stock	(940)	(378)	(3,780)	—	(4,158)
Sale of common stock	1,175	4,755	—	—	4,755

Balance, December 31, 2003	55,085	24,791	79,327	1,980	106,098

Comprehensive income:
Net income for the year	—	—	3,886	—	3,886
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax	—	—	—	(2,086)	(2,086)

Total comprehensive income					1,800

Repurchase of common stock	(897)	(413)	(4,074)	—	(4,487)
Sale of common stock	564	2,199	—	—	2,199

Balance, December 31, 2004	54,752	$26,577	79,139	(106)	105,610

See accompanying notes to consolidated financial statements.

GUARANTY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
	(in thousands)
Cash flows from operating activities:
Net income	$3,886	14,186	12,744
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net amortization on investment securities	2,592	1,342	893
Provision for loan losses	9,232	1,552	3,046
Net loan origination fees received	8,046	3,943	3,783
Stock dividends on FHLB stock	(141)	(21)	—
Accretion of deferred loan fees and costs	(7,910)	(4,416)	(3,964)
Impairment of goodwill	442	—	—
Amortization of intangible assets	12	21	—
Depreciation and amortization	2,646	2,873	2,818
Equity in net income of unconsolidated subsidiaries	(107)	(81)	14
Gain on sales of loans held for sale	(2,593)	(3,488)	(1,837)
Net gain on sale of available for sale securities	—	(1,013)	(1,161)
Gain on sales of foreclosed assets	(91)	(1)	(35)
Writedown of foreclosed assets	2,092	324	—
Loss (gain) on sales of bank premises and equipment	65	(193)	22
Deferred income tax benefit	(3,277)	(515)	(970)
Changes in assets and liabilities:
Originations of loans held for sale	(625,628)	(267,487)	(132,004)
Proceeds from sales of loans held for sale	626,748	283,584	115,404
Accrued interest receivable	180	1,028	400
Other assets and liabilities, net	14,314	(340)	482

Net cash provided by (used in) operating activities	30,508	31,298	(365)

Cash flows from investing activities:
Increase in interest bearing deposits at banks	(3,000)	(2,000)	—
Purchase of securities held to maturity	—	—	(18,027)
Proceeds from maturities of securities held to maturity	—	—	40,228
Proceeds from maturities of securities available for sale	54,347	37,446	—
Proceeds from sales of securities available for sale	—	19,540	15,368
Purchase of securities available for sale	(21,624)	(104,490)	(15,457)
Purchase of equity securities	(2,384)	(137)	(2,439)
Proceeds from sale of equity securities	4,354	—	2,626
Expenditures for other real estate	(117)	(609)	—
Proceeds from sales of foreclosed assets	1,787	668	1,172
Net change in loans	(50,833)	(28,122)	(175,371)
Purchase of mortgage operations	—	—	(475)
Expenditures for bank premises and equipment	(4,964)	(5,197)	(6,775)
Proceeds from sale of bank premises and equipment	227	42	102

Net cash used in investing activities	(22,207)	(82,859)	(159,048)

(Continued)

GUARANTY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
	(In thousands)
Cash flows from financing activities:
Net change in deposits	$33,855	105,083	128,168
Net change in federal funds purchased	—	(3,270)	2,270
Net change in borrowings	5,000	—	—
Proceeds from borrowed funds	18,798	10,420	18,064
Repayments of borrowed funds	(34,605)	(11,761)	(4,137)
Net change in securities sold under agreements to repurchase	19	1,881	(878)
Proceeds from sale of common stock	2,199	4,755	4,361
Repurchase of common stock	(4,487)	(4,158)	(6,336)

Net cash provided by financing activities	20,779	102,950	141,512

Net increase (decrease) in cash and cash equivalents	29,080	51,389	(17,901)
Cash and cash equivalents, beginning of year	109,155	57,766	75,667

Cash and cash equivalents, end of year	$138,235	109,155	57,766

Supplemental disclosures:
Interest paid	$12,467	14,083	1,561

Income taxes paid	$8,064	8,689	7,070

Noncash activities:
Loans transferred to foreclosed real estate	$2,214	423	1,040

See accompanying notes to consolidated financial statements.

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)	Organization and Operations

Guaranty Corporation and its subsidiaries (the Company), is primarily engaged in the business of banking, including the acceptance of checking and savings deposits and the making of commercial, real estate and agricultural, home improvement, and individual installment loans. The Company provides services to individual and corporate customers principally in Colorado. Although the Company’s loan portfolio is diversified, the ability of the Company’s debtors to honor their contracts is primarily dependent upon the economic conditions in Colorado. In addition, the investment portfolio is directly impacted by fluctuations in market interest rates. The Company and its bank subsidiaries are subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory authorities. Such agencies require certain standards or impose certain limitations based on their judgments or changes in law and regulations.

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned banking subsidiaries, Guaranty Bank and Trust Company, First National Bank of Strasburg, and Collegiate Peaks Bank. All significant intercompany transactions and balances have been eliminated.

On December 31, 2004, Centennial Bank Holdings, Inc. (CBH), a Delaware corporation, purchased all of the stock of the Company for $365 million in cash plus the retirement of $15.1 million of Company debt. CBH retired the Company debt of $15.1 million prior to the close of the purchase transaction. The Company has reflected this $15.1 million as due to CBH at December 31, 2004. The consolidated financial statements and notes to the consolidated financial statements represent the financial position and results of operations of the Company prior to the acquisition by CBH. These consolidated financial statements and notes do not reflect the fair value adjustments associated with the purchase transaction.

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheets and income and expense for the periods. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes include the allowance for loan losses, the valuation of foreclosed real estate, deferred tax assets and liabilities, goodwill and other intangible assets.

(b)	Cash and Cash Equivalents

Cash and cash equivalents include cash, balances due from banks and federal funds sold, all of which have an original maturity of three months or less.

(c)	Time Deposits with Banks

Time Deposits with Banks mature within one year and are carried at cost.

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(d)	Investment Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value. Unrealized gains and losses on available for sale securities excluded from earnings and reported in other comprehensive income (loss).

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Mortgage-backed securities held at December 31, 2004 and 2003, represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Mortgage-backed securities are either issued or guaranteed by the U.S. government or its agencies. Market interest rate fluctuations can affect the prepayment speed of principal and the yield on securities. The Company monitors prepayment speeds and periodically adjusts premium and discount amortization.

(e)	Loans Held for Sale

Loans originated without the intent to hold to maturity are classified as held for sale. Loans held for sale are carried at the lower of aggregate cost, net of discounts or premiums and a valuation allowance, or estimated fair market value. Estimated fair market value is determined using forward commitments to sell loans to permanent investors, or current market rates for loans of similar quality and type. Net unrealized losses, if any, are recognized in a valuation allowance by charges to income. Statement of Financial Accounting Standards (SFAB) No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, requires discounts or premiums on loans held for sale be deferred until the related loan is sold. Loans are primarily secured by residential real estate.

Loans are considered sold when the Company surrenders control over the transferred assets to the purchaser, with standard representations and warranties. At such time, the loan is removed from the loan portfolio and a gain or loss is recorded on the sale. Gains and losses on loan sales are determined based on the difference between the cost basis of the assets sold, the estimated fair value of any assets or liabilities that are newly created as a result of the transaction, and the proceeds from the sale. Losses related to asset quality are recorded against the allowance for valuation losses at the time the loss is probable and quantifiable.

SFAS No. 133, Accounting for Derivative Instruments and Certain Hedging Activities, as amended, requires best effort and mandatory commitments associated with mortgage loan origination activities to be recorded at fair value in the consolidated balance sheets. To hedge against the changes in the fair value of mortgage loans, the Company enters into best effort commitments to deliver mortgage loans, which locks the price at which the loans will be sold in the secondary market. The fair value of these derivative instruments is insignificant to the consolidated financial statements.

(f)	Loans

The Company grants real estate, commercial, agricultural and consumer loans to customers. A substantial portion of the loan portfolio is represented by real estate and commercial loans throughout

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Colorado. The ability of the Company’s borrowers to honor their contracts is dependent upon the real estate and general economic conditions of Colorado, among other factors.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on non-accrual loans is accounted for on the cash-basis method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

(g)	Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the loan is uncollectible. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial, real estate and agricultural loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogenous loans are collectively evaluated for impairment.

(h)	Bank Premises and Equipment

Land is carried at cost. Buildings, equipment, and software are carried at cost, less accumulated depreciation and amortization. Buildings, equipments, and software are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated over the

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

shorter of their estimated useful life or the lease term. Buildings and leasehold improvements carry an estimated useful life of five to thirty nine years and equipment and software carry an estimated useful life of one to fifteen years. Repairs and maintenance are charged to operations as incurred.

(i)	Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of cost basis or fair value at the date of foreclosure. Prior to foreclosure, the value of the underlying loan is written down to the fair value of the assets to be acquired by a charge to the allowance for loan losses, if necessary. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from the operation of such assets, changes in the value of the assets, and gains and losses on their disposition are included in noninterest expense.

(j)	Stock Option Plan

SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123) as amended by SFAS No. 148, Accounting for Stock Based Compensation—Transition and Disclosure (SFAS No. 148), encourages all entities to adopt a fair value based method of accounting for employee stock compensation plan, whereby compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). Accordingly, no compensation cost has been recognized by the Company for the stock options.

Compensation expense in 2004, 2003 and 2002 for options grants assuming the fair value method as prescribed by SFAS No. 123, is not significant.

(k)	Income Taxes

Deferred income tax assets and liabilities are determined using the asset and liability method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Recognition of deferred tax assets are based on management’s belief that the benefit related to certain temporary differences, tax operating loss carryforwards, and tax credits are more likely than not to be realized. A valuation allowance is recorded for the amount of the deferred tax items for which it is more likely than not that tax benefits will not be realized.

(l)	Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the estimated fair value of identifiable net assets associated with acquisition transactions. In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations (SFAS No. 141), and SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies that intangible assets acquired in a purchase method business combination must meet certain criteria to be recognized and reported apart from

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions in SFAS No. 142. SFAS No. 142 requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment of Disposal of Long-Lived Assets (SFAS No. 144).

On July 1, 2001, the Company adopted the provision of SFAS No. 141 and certain provisions of SFAS No. 142 as required for goodwill and other intangible assets resulting from business combinations consummated after June 30, 2001. The Company adopted the remaining provisions of SFAS No. 142 as of January 1, 2002 and discontinued amortizing goodwill relating to business combinations consummated before July 1, 2001.

In October 2002, the Financial Accounting Standards Board issued SFAS No. 147, Acquisitions of Certain Financial Institutions, an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9 (SFAS No. 147). SFAS No. 72 required that in acquisitions of financial institutions, any excess of the fair value of liabilities assumed over the fair value of tangible assets acquired be accounted for as an unidentifiable intangible asset and subsequently amortized. SFAS No. 72 unidentified intangible assets were excluded from the scope of SFAS No. 141 and SFAS No. 142. Except for transactions between two or more mutual companies, SFAS No. 147 removes acquisitions of financial institutions from the scope of SFAS No. 72 and FASB Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141 and SFAS No. 142. SFAS No. 147 was effective October 1, 2002 and requires that if the transaction that gave rise to the unidentified intangible asset was a business combination, the carrying amount of that asset shall be reclassified to goodwill as of the later of the date of acquisition or the date of the full application of SFAS No. 142. SFAS No. 147 also requires that any interim or annual financial statements that reflect the amortization of the unidentified intangible asset subsequent to the full application of SFAS No. 142 shall be restated to remove that amortization expense. The Company adopted SFAS No. 147 as of October 1, 2002. The adoption of SFAS No. 147 did not have an impact of the Company’s consolidated financial statements.

(m)	Impairment of Long-Lived Assets

In August 2001, the FASB issued SFAS No. 144 which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, SFAS No. 144 retains many of the fundamental provisions of SFAS No. 121, establishes a single accounting model for long-lived assets to be disposed of by sale, and resolves certain implementation issues not previously addressed by SFAS No. 121. SFAS No. 144 also supercedes the accounting and reporting provisions of Financial Accounting Standards Board Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (Opinion No. 30), for the disposal of a segment of a business; however, it retains the requirement in Opinion No. 30 to report separately discontinued operations and extends the reporting to a component of an entity, rather than a segment of a business, that either has been disposed of or is classified as held for sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not have an impact on the Company’s consolidated financial statements.

In accordance with SFAS No. 144, long-lived assets, such as property, fixtures and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

circumstance indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying value of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying value of the asset exceeds the fair value of the asset, less costs to sell. Assets to be disposed are separately presented in the balance sheet and reported at the lower of the carrying value or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the consolidated balance sheet.

(n)	Segments of an Enterprise and Related Information

The Company operates as one segment. The operating information used by the Company’s chief executive officer for purposes of assessing performance and making operating decisions about the Company is the consolidated statements presented in this report. The Company has three active operating subsidiaries, namely, the bank subsidiaries, otherwise known as Guaranty Bank and Trust Company, First National Bank of Strasburg, and Collegiate Peaks Bank. The Company applies the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, in determining its reportable segments and related disclosures. None of the Company’s other subsidiaries meets the 10% threshold for disclosure under SFAS No. 131.

(o)	Earnings per Common Share

Basic earnings per share represents income available to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method. Earnings per common share have been computed based on the following:

	2004	2003	2002
	(Dollars in thousands)
Net income	$3,886	14,186	12,744

Average common shares outstanding	54,733	54,912	54,485
Effect of dilutive options	61	170	592

Average number of shares outstanding to calculate diluted earnings per common share	54,794	55,082	55,077

(p)	Reclassifications

Certain amounts in the prior year’s presentations have been reclassified to conform to the current presentation.

(q)	Recently Adopted Accounting Standards

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (FIN 46). The intention of FIN 46 was to clarify the application of Accounting Research Bulletin No. 51, Consolidated Financial

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 requires an enterprise considered to be a variable interest entity (VIE), to be consolidated by the primary beneficiary, which represents the enterprise that will absorb the majority of the VIE’s expected losses if they occur, receive a majority of the VIE’s residual returns if they occur, or both. In December 2003, the FASB issued Staff Interpretation No. 46R, Consolidation of Variable Interest Entities, an interpretation of ARB 51 (revised December 2003) (FIN 46R), which replaces FIN 46, in order to clarify the guidance in the original interpretation. FIN 46 applies to variable interest entities created after January 31, 2003. FIN 46 also applies to all variable interest entities created prior to February 1, 2003 that are considered to be special-purpose entities, as defined in FIN 46R, as of December 31, 2003. FIN 46R must be applied to all variable interest entities no later than the end of the first reporting period that ends after March 15, 2004. The implementation of FIN 46R required the Company to de-consolidate certain trusts formed for the purpose of issuing trust preferred securities as of December 31, 2003.

In December 2002, SFAS No. 148 was issued. SFAS No. 148 amends SFAS No. 123, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements. Disclosures required by this standard are included in the notes to these consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (SFAS No. 123R), which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R is a revision to SFAS No. 123 and supersedes APB 25, and its related implementation guidance. For nonpublic companies, SFAS No. 123R will require measurement of the cost of employee services received in exchange for stock compensation based on the grant-date fair value of the employee stock options. Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized. SFAS No. 123R will be effective for the Company as of January 1, 2006.

In March 2004, the Emerging Issues Task Force Issue No. 03-1, The meaning of Other-than-Temporary Impairment and Its Application to Certain Investments (EITF 03-1), was issued. EITF 03-1 provides guidance for determining the meaning of other-than-temporarily impaired and its application to certain debt and equity securities within the scope of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and investments accounted for under the cost method. The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other-than-temporarily impaired unless it can be asserted and demonstrated that the Company has the intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment, which might mean to maturity. EITF 03-1 also requires disclosures assessing the ability and intent to hold investments in instances in which an investor determines that an investment with a fair value less than cost is not other-than-temporarily impaired. In September 2004, the FASB delayed the effective date for the measurement and recognition guidance contained in EITF 03-1, but the disclosure guidance was not delayed. The Company is continuing to assess the impact of this EITF, but does not expect the implementation to have a significant impact on the consolidated financial statements. The disclosure requirements acquired by EITF 03-1 are included in the notes to these consolidated financial statements.

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(r)	Comprehensive Income

Accounting principles require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Following are the components of other comprehensive income (loss) and related tax effects for the years ended:

	Years ended December 31
	2004	2003	2002
	(Amounts in thousands)
Holding gains (losses) on available for sale securities	$(3,367)	498	4,870
Reclassification adjustment for realized gains	—	(1,013)	(1,161)

Net unrealized gains (losses)	(3,367)	(515)	3,709
Tax effect	1,281	196	(1,410)

Net unrealized gains (losses), net-of-tax	$(2,086)	(319)	2,299

(3)	Investment Securities

The amortized cost and estimated fair value of debt securities are as follows:

	2004
	Amortized cost	Unrealized gains	Unrealized losses	Fair value
	(Amounts in thousands)
Securities available for sale:
U.S. treasuries	$44,381	10	(254)	44,137
U.S. government agencies	2,999	—	(17)	2,982
State and municipal	43,609	724	(404)	43,929
Mortgage-backed	23,381	—	(231)	23,150

	$114,370	734	(906)	114,198

	2003
	Amortized cost	Unrealized gains	Unrealized losses	Fair value
	(Amounts in thousands)
Securities available for sale:
U.S. treasuries	$53,459	158	(40)	53,577
U.S. government agencies	3,995	17	—	4,012
State and municipal	44,586	3,126	(1)	47,711
Mortgage-backed	47,644	24	(89)	47,579

	$149,684	3,325	(130)	152,879

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The amortized cost and estimated market value of debt securities at December 31, 2004, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

	Available for sale
	Amortized cost	Fair value
	(Amounts in thousands)
Due in one year or less	$35,971	35,847
Due after one year through five years	22,181	22,096
Due after five years through ten years	11,745	11,922
Due after ten years	21,092	21,183

	90,989	91,048
Mortgage-backed securities	23,381	23,150

	$114,370	114,198

Gross unrealized losses and the fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2004 were as follows.

	Less than 12 months		12 months or more		Totals
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
	(Amounts in thousands)
Description of securities:
U.S. treasuries	$41,146	(254)	—	—	41,146	(254)
U.S. government agencies	2,982	(17)	—	—	2,982	(17)
States and municipalities	16,399	(404)	—	—	16,399	(404)
Mortgage-backed	17,345	(174)	5,798	(57)	23,143	(231)

Total temporarily impaired securities	$77,872	(849)	5,798	(57)	83,670	(906)

The Company has determined that these investments have only a temporary impairment based on a number of criteria, including interest rate increases, the nature of the investments and the Company’s intent and ability to hold the investments until market price recovery or maturity.

The Company had no realized gains or losses on the sale of investment securities for the year ended December 31, 2004, realized gains of $1,014,000 and realized losses of $1,000 on the sale of investment securities for the year ended December 31, 2003, and gains of $1,161,000 and no losses on the sale and early redemption of investment securities for the year ended December 31, 1002.

Investment securities with carrying values of $68,962,000 and $81,517,000 are pledged as collateral at December 31, 2004 and 2003, respectively, for purposes as required or permitted by law.

(4)    Bank Stocks

The Company, as a member of the Federal Reserve Bank of Kansas City and the Federal Home Loan Bank of Topeka, is required to maintain an investment in capital stocks of each. No ready market exists for such stock, and they have no quoted market values. For reporting purposes, the stock is assumed to have a market value

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

equal to cost. The Federal Reserve, Federal Home Loan Bank, and other equity securities are restricted in that they can only be redeemed by the issuer at par value. The Company’s investment at December 31 is as follows:

	2004	2003
	(Amounts in thousands)
Federal Home Loan Bank of Topeka	$1,064	251
Federal Reserve Bank of Kansas City	4,406	3,048
Other equity securities	337	4,337

	$5,807	7,636

(5)    Other Investments

At December 31, 2004, the Company has an investment in AMG Guaranty Corporation in the amount of approximately $1,314,000. The Company owns 16% voting investment in AMG Guaranty Corporation and accounts for the investment using the equity method.

(6)    Loans

Major classifications of loans at December 31 are as follows:

	2004	2003
	(Amounts in thousands)
Loans on real estate:
Residential and commercial mortgages	$360,089	338,612
Construction	197,598	183,588
Equity lines of credit	34,914	30,829
Commercial	413,993	415,470
Agricultural	27,634	30,244
Installment loans to individuals	43,633	36,523
Other	19,290	18,132
Overdrafts	2,669	533

	1,099,820	1,053,931
Less:
Allowance for loan losses	(17,955)	(11,500)
Unearned loan fees, net	(2,617)	(2,433)

Net loans	$1,079,248	1,039,998

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Transactions in the allowance for loan losses for the years ended December 31 are as follows:

	2004	2003	2002
	(Amounts in thousands)
Balance, beginning of year	$11,500	10,220	8,575
Provision for loan losses	9,232	1,552	3,046

Total	20,732	11,772	11,621

Loans charged off	(2,927)	(514)	(1,501)
Recoveries	150	242	100

Net charge offs	(2,777)	(272)	(1,401)

Balance, end of year	$17,955	11,500	10,220

The following is a summary of information pertaining to impaired loans as of December 31:

	2004	2003
	(Amounts in thousands)
Non accrual loans	$3,331	5,757
Loans 90 days or more past due and still accruing interest	2,494	1,665
Impaired loans	27,598	5,757
Valuation allowance related to impaired loans	7,867	1,093
Average investment in impaired loans	5,409	4,153
Interest income recognized on impaired loans	1,477	220
Interest income recognized on a cash basis on impaired loans	1,357	220

No additional funds are committed to be advanced in connection with impaired loans.

(7)    Goodwill and Other Intangible Assets

The Company’s other identified intangibles are in the form of a non-compete agreement and a trade name associated with its mortgage origination operations. In 2004, the Company determined that its intangibles associated with its mortgage origination operations were impaired. The impairment analysis was based on the present value of expected cash flow, which was $442,000 less than the Company’s recorded goodwill and intangibles for those assets.

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Information on the Company’s other intangibles are as follows:

	Carrying amount	Accumulated amortization	Impairment	Net
	(Amounts in thousands)
December 31, 2004:
Non-compete intangible	$56	(33)	(23)	—
Trade name intangible	$30	—	(30)	—
December 31, 2003:
Non-compete intangible	$56	(21)	—	35
Trade name intangible	$30	—	—	30

During 2004, the Company determined that its goodwill associated with its mortgage origination operations was impaired. The impairment analysis was based on the present value of expected cash flow, which was $442,000 less than the Company’s recorded goodwill and intangibles for those assets. Changes in thousands in the carrying amount of goodwill for the year ended December 31, 2004, were as follows:

Balance as of December 31, 2003 and 2002	$4,530
Impairment of goodwill associated with mortgage operations	(389)

Balance as of December 31, 2004	$4,141

(8)	Bank Premises and Equipment

At December 31, bank premises and equipment, less accumulated depreciation and amortization, consisted of the following:

	2004	2003
	(Amounts in thousands)
Leasehold improvements	$6,146	5,952
Buildings	15,750	15,777
Furniture and equipment	15,580	14,822
Land and land improvements	4,755	5,903
Construction in progress	3,408	23
Leasehold interest in land	799	799

	46,438	43,276
Accumulated depreciation and amortization	(15,727)	(13,591)

	$30,711	29,685

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(9)	Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2004 and 2003 was $188,868,000 and $217,109,000, respectively.

Scheduled maturities of interest bearing time deposits are as follows (amounts in thousands):

2005	$252,801
2006	5,889
2007	3,661
2008	1,298
2009	11
Thereafter	—

Total	$263,660

(10)	Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Company may be required to provide additional collateral based on the fair value of the underlying security. The securities sold under agreements to repurchase are collateralized by government agency securities held by the Company. At December 31, 2004, the Company’s limit on securities sold under agreements to repurchase was $7,000,000. Total securities sold under agreements to repurchase outstanding at December 31, 2004 and 2003 were $4,174,000 and $4,155,000 respectively.

(11)	Borrowings

Borrowed funds consisted of the following at December 31:

	2004	2003
	(Amounts in thousands)
Junior subordinated debenture due July 7, 2033; the debenture bears a variable interest rate payable quarterly determined quarterly at LIBOR plus 3.10%, or 6.2% at December 31, 2004	$10,310	10,310
Junior subordinated debenture due November 15, 2029; the debenture bears interest at 8.0% payable quarterly	—	10,284
Junior subordinated debenture due October 18, 2032; the debenture bears interest at 8.0% payable quarterly	—	4,223
$5,000,000 term borrowing with the Federal Home Loan Bank collateralized by a blanket collateral pledge of loans due March 29, 2005; the borrowing bears interest at 2.3% payable quarterly, paid in 2005	5,000	—
Unsecured subordinated notes payable which bear interest at 8% and mature March 31, 2008	—	1,300

	$15,310	26,117

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Maturities of borrowed funds at December 31, 2003 are as follows (amounts in thousands):

Due in:
2005	$5,000
2006	—
2007	—
2008	—
2009	—
Thereafter	10,310

$15,310

(12)	Junior Subordinated Debentures

From 1999 through 2004, the Company formed subsidiary business trusts Guaranty Capital Trust, Guaranty Capital Trust II, Guaranty Capital Trust III, and Guaranty Capital Trust IV to issue trust preferred securities. The trusts have the right to redeem the trust preferred securities on or after five years from issuance. On January 30, 2004, the Company redeemed Guaranty Capital Trust I and II and formed Guaranty Capital Trust IV. The Company issued $13,190,000 of 8% trust preferred securities from Guaranty Capital Trust IV. At December 31, 2004, the Company was acquired by Centennial Bank Holdings Inc. As part of the sale, the Guaranty Capital Trust IV trust preferred securities were redeemed on that date.

The preferred securities are subject to mandatory redemption upon repayment of the debentures. The Company has the right, subject to events of default, to defer payments of interest on the debentures at any time by extending the interest payment period for a period not exceeding 10 consecutive semi-annual periods with respect to each deferral period, provided that no extension period may extend beyond the redemption or maturity date of the debentures.

At December 31, 2004, the trust preferred security is mandatorily redeemable on the following maturity date and accrues interest at the following rates:

	Amount	Maturity
Guaranty Capital Trust III, LIBOR + 3.1%, 6.2% at December 31, 2004	$10,310,000	July 7, 2033

In addition, from 1999 through 2003, the Company issued Junior Subordinated Debentures to the trusts with outstanding balances totaling $10,310,000 and $26,117,000 at December 31, 2004 and 2003, respectively. The terms of the Junior Subordinated Debentures are materially consistent with the terms of the trust preferred securities issued by the trusts. The junior subordinated debentures issued by the trusts are reflected in the consolidated balance sheets. The common stock issued by the trusts is reflected in other assets in the consolidated balance sheets.

For financial reporting purposes, the Trusts are treated as non-banking subsidiaries of the Company and consolidated in the consolidated financial statements prior to December 31, 2003. Since the Company’s adoption of FIN 46R on December 31, 2003, the trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the capital securities issued by each of the trusts are not included as a component of stockholders’ equity in the consolidated balance sheets, the capital securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the capital securities issued

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

by the trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. For December 31, 2004, the total $10,310,000 of the capital securities outstanding qualified as Tier 1 capital. In March 2005, the Federal Reserve Board issued a final rule that would continue to allow the inclusion of trust preferred securities in Tier 1 capital, but with stricter quantitative limits. Under the final rule, after a five-year transition period ending March 31, 2009, the aggregate amount of trust preferred securities and certain other capital elements would be limited to 25% of Tier 1 capital elements, net of goodwill, less any associated deferred tax liability. The amount of trust preferred securities and certain other elements in excess of the limit could be included in Tier 2 capital, subject to restrictions. Bank holding companies with significant international operations will be expected to limit trust preferred securities to 15% of Tier 1 capital elements, net of goodwill; however, they may include qualifying mandatory convertible preferred securities up to the 25% limit.

(13)	Federal Home Loan Bank Advances

The Company maintains collateralized lines of credit with the Federal Home Loan Bank. Based on the FHLB stock and collateral requirements, these lines provided for maximum borrowings of $108,055,000 at December 31, 2004. Advances on these lines of credit are collateralized by blanket pledge agreements. Certain loans, investment securities and Federal Home Loan Bank stock are pledged as collateral on these lines of credit. The Company had $5,000,000 borrowed on these lines of credit as of December 31, 2004.

(14)	Income Taxes

Total income taxes for the years ended December 31, 2004 and 2003 were allocated as follows:

	2004	2003	2002
	(Amounts in thousands)
Income from continuing operations	$2,958	7,399	6,773
Stockholders’ equity, for unrealized holding losses on available for sale securities recognized for financial reporting purposes	(1,281)	(196)	1,410

	$1,677	7,203	8,183

Allocation of federal and state income taxes between current and deferred portions is as follows:

	2004	2003	2002
	(Amounts in thousands)
Current tax provision:
Federal	$5,518	7,013	7,130
State	717	901	613

	6,235	7,914	7,743

Deferred tax benefit:
Federal	(2,878)	(454)	(886)
State	(399)	(61)	(84)

	(3,277)	(515)	(970)

	$2,958	7,399	6,773

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

A deferred tax asset or liability is recognized for the tax consequences of temporary differences in the recognition of revenue and expense for financial reporting and tax purposes.

Listed below are the components of the net deferred tax asset as of December 31:

	2004	2003
	(Amounts in thousands)
Deferred tax assets:
Allowance for loan losses	$6,821	4,368
Net operating loss carryforward	46	80
Other real estate	856	107
Intangibles	192	—
Net unrealized loss on available for sale securities	66	—
Other	3	20

	7,984	4,575

Deferred tax liabilities:
Net unrealized gain on available for sale securities	—	1,215
Net premises and equipment	737	696
Deferred loan fees	50	67
FHLB dividend	113	61
Deferred gain on asset transfer	335	335
Other	27	37

	1,262	2,411

Net deferred tax asset, included in other assets	$6,722	2,164

The effective income tax rate varies from the statutory federal rate because of several factors, the most significant being nontaxable interest income earned on obligations of states and municipalities. The following table reconciles the Company’s effective tax rate to the statutory federal rate.

	2004	2003	2002
Tax expense at statutory rate	35.0%	35.0%	35.0%
Increase (decrease) in taxes due to:
Tax exempt interest	(14.0)	(3.5)	(3.4)
State taxes, net of federal tax benefit	3.0	2.5	2.3
Non-deductible merger expenses	17.8	0.0	0.0
Other non-deductible expenses	2.4	0.0	0.0
Other	(1.0)	0.3	0.8

Total provision for income taxes	43.2%	34.3%	34.7%

The Company has a net operating loss carryforward of $120,000 that is expected to be utilized by 2006.

Recognition of deferred tax assets are based on management’s belief that the benefit related to certain temporary differences, tax operating loss carryforwards, and tax credits are more likely than not to be realized. A valuation allowance is recorded for the amount of the deferred tax items for which it is more likely than not that tax benefits will not be realized.

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Realization of the Company’s net deferred tax asset is dependent upon the Company generating sufficient taxable income to obtain benefit from the reversal of net deductible temporary differences. The amount of deferred tax assets considered realizable is subject to adjustment in future periods based on estimates of future taxable income. Management believes that it is more likely than not that the Company will realize the benefits of the December 31, 2004 net deferred tax asset.

(15)	Commitments

(a)	Leases

The Company has certain noncancelable operating lease agreements for its premises with remaining terms from one to ten years. Certain of these leases contain renewal option clauses from five to fifteen years. Total rent expense for these and other leases was $2,222,000 and $1,950,000 for the years ended December 31, 2004 and 2003, respectively. Approximate future minimum rentals under noncancelable operating leases (excluding options periods) at December 31, 2004 are as follows (amounts in thousands):

Years ending December 31:
2005	$1,992
2006	1,987
2007	1,954
2008	1,836
2009	454
Thereafter	692

Total	$8,915

(b)	Financial Instruments with Off-Balance-Sheet Risk

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and stand-by letters of credit. These instruments involve, to a varying degree, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and stand-by letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

	2004	2003
	(Amounts in thousands)
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$376,102	326,637
Standby letters of credit	65,198	55,024
Commercial letters of credit	574	257

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Unfunded commitments under commercial lines of credit, revolving credit lines, mortgage loans and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Several of the commitments may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management’s credit evaluation of the customer.

Stand-by letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments if deemed necessary.

The Company enters into commercial letters of credit on behalf of its customers which authorize a third party to draw drafts on the company up to a stipulated amount and with specific terms and conditions. A commercial letter of credit is a conditional commitment on the part of the Company to provide payment on drafts drawn in accordance with the terms of the commercial letter of credit.

The Company has certain vendor contracts that are noncancellable without significant termination penalties. Future contract payments relating to these contracts are as follows (in thousands):

2005	$271
2006	446
2007	446
2008	385
2009	115

$1,663

(16)	Contingencies

The Company has various legal claims that arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company’s consolidated financial position or results of operations.

(17)	Employee Benefit Plans

In order to provide retirement benefits for its employees, effective January 1, 2000, the Company established the Guaranty Bank and Trust Company Employee Stock Ownership Plan (ESOP). Anyone that was a participant in the Guaranty Bank and Trust Company Employee 401(k) Plan and had a profit sharing account immediately became a participant in the ESOP. Effective January 1, 2002, the plan name changed to the Guaranty Corporation Employees Stock Ownership Plan with the employees of Guaranty Corporation, Guaranty Bank and Trust Company, First National Bank of Strasburg and Collegiate Peaks eligible to participate. Employees of First National Bank of Strasburg and Collegiate Peaks, who were employed on or before December 31, 2001, immediately became participants in the ESOP on January 1, 2002. Employees are not

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

required to make a contribution to the Plan. Company contributions vest ratably over a five-year period (effective January 1, 2002). Company contributions are also discretionary and are determined annually by the Board of Directors. The Company’s expense attributable to the ESOP totaled zero, $774,000 and $1,114,000 for the years ended December 31, 2004, 2003 and 2002, respectively. In connection with the sale of the Company to CBH on December 31, 2004, the Company intends to terminate the plan and intends to file a termination letter with the Internal Revenue Service.

Employees also receive benefit under one of two 401(k) plans, depending on their employment status with Guaranty Bank and Trust Company, First National Bank of Strasburg or Collegiate Peaks. Effective January 1, 2002, the Guaranty Bank & Trust Company Employees 401(k) Plan became the Guaranty Corporation Employees 401(k) Plan and the Bank Capital Corporation 401(k) Plan became the Guaranty Corporation Affiliated Employees 401(k) Plan. Each year, the Company may contribute a discretionary amount as determined by the Board of Directors. Company contributions vest ratably over a five-year period (effective January 1, 2002 for the Guaranty Corporation Employees 401(k) Plan). The Company’s had no expense attributable to the 401(k) plans for the years ended December 31, 2004, 2003 and 2002. The Company intends to merge the plans into the Centennial Bank Holdings, Inc. plan in 2006.

(18)	Related Parties

At December 31, 2004 and 2003, the Company had loans receivable from directors, officers and principal owners of the Company and their related business interests aggregating $37,031,000 and $21,002,000, respectively. At December 31, 2004 and 2003, the Company had deposits from directors, officers, principal owners and banks related through common ownership totaling $3,003,000 and $19,300,000, respectively.

The Company purchases loan participations from banks, related through common ownership, with December 31, 2004 and 2003 balances of $11,428,000 and $1,628,000, respectively. Additionally, the Company participates loans to banks, related through common ownership, with December 31, 2004 and 2003 balances of $22,934,000 and $26,167,000, respectively.

During March 2002, the Company entered into two three-year agreements to provide data processing and business services for a bank related through common ownership. The Company received $126,000 and $60,000 for these services for the years ended 2004 and 2003, respectively. In addition, in June 2003 the Company purchased a 17% interest in the bank’s holding company for $4,000,000. In October 2004, the Company sold this interest back to the holding company for $4,000,000 and terminated the data processing and business services agreements.

The Company entered into agreements with two companies owned by members of the board of directors to provide management services related to properties obtained by the Company through foreclosure. The Company paid $300,000 and $11,000 for the services in 2004 and 2003, respectively.

(19)	Stockholders’ Equity

Various restrictions limit the extent to which dividends may be paid by the Company’s bank subsidiaries. Generally, regulatory approval is required for the banks to pay dividends in any calendar year that exceeds the banks’ net profit for that year combined with its retained profits for the preceding two years.

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Options have been granted for the purchase of shares of the Company pursuant to stock option plans. The options are exercisable on the date of the grant and anytime thereafter for a period of ten years. The following is a summary of changes in shares under the stock option plan.

	2004		2003		2002
	Shares	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Outstanding at beginning of year	125	$773	284	$1,233	981	874
Granted	100	4,800	—	—	—	—
Exercised	(125)	(773)	(159)	(460)	(697)	359
Forfeited	(100)	(4,800)	—	—	—	—

Outstanding at end of year	—	$—	125	$773	284	$1,233

Options exercisable at year end	—	$—	125	$773	284	$1,233
Weighted average fair value of options granted during the year	100	4,800	—	—	—	—

The Company applies the intrinsic-value-based method of accounting prescribed by APB 25, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, to account for its fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123 and No. 148, established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As permitted by existing accounting standards, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of Statement 123, as amended.

The Company has certain stockholder agreements that require a stockholder to offer stock that they are interested in selling to the Company and the Company has a right to purchase such stock first, but is not required to do so. For stock purchases, sales and stock option activity, the Company performs a valuation of the Company’s stock on a quarterly basis and the stock value is approved by the Company’s board of directors.

(20)	Fair Value of Financial Instruments

The following summary presents the methodologies and assumptions used to estimate the fair value of the Company’s financial instruments. The Company operates as a going concern and, except for its investment portfolio; no active market exists for its financial instruments. Much of the information used to determine fair value is highly subjective and judgmental in nature and, therefore, the results may not be precise. The subjective factors include, among other things, estimates of cash flows, risk characteristics, credit quality and interest rates, all of which are subject to change. Since the fair value is estimated as of the balance sheet date, the amounts which will actually be realized or paid upon settlement or maturity of the various financial instruments could be significantly different. Cash and cash equivalents, accrued interest receivable and payable, securities sold under agreement to repurchase and short-term borrowings are considered short-term instruments. For these instruments, their carrying amount approximated fair value.

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(a)	Investments

For securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The carrying amount of accrued interest receivable approximates its fair value.

(b)	Bank Stocks and Other Investments

The carrying amount of these non-marketable equity securities approximates the fair value based upon redemption provisions. The carrying amount of other investments approximate their fair value.

(c)	Loans Held for Sale

Fair values of loans held for sale are based on commitments on hand from investors or prevailing rates.

(d)	Loans

The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. For variable rate loans, the carrying amount is a reasonable estimate of fair value. For loans where collection of principal is in doubt, an allowance for losses has been estimated. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

(e)	Deposits

The fair value of demand deposits is the amount payable on demand at the reporting date (i.e. their carrying amount). The fair value of fixed maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

(f)	Off-Balance Sheet Instruments

No fair value adjustment is necessary for commitments made to extend credit which represent commitments for loan originations. These commitments are at variable rates, or are for loans with terms of less than one year and have interest rates which approximate prevailing market rates.

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The following table presents estimated fair values of the Company’s financial instruments as of December 31:

	2004		2003
	Carrying amount	Fair value	Carrying amount	Fair value
	(Amounts in thousands)
Financial assets:
Cash and cash equivalents	$138,235	138,235	109,155	109,155
Securities available for sale	114,198	114,198	152,879	152,879
Equity securities	7,121	7,121	8,843	8,843
Loans held for sale	7,301	7,301	5,828	5,828
Loans, less allowance for loan losses	1,079,248	1,079,248	1,039,998	1,051,690
Accrued interest receivable	6,210	6,210	6,389	6,389

Financial liabilities:
Deposits:
Non-maturity deposits	998,050	998,050	933,317	933,317
Deposits with stated maturities	263,660	264,567	294,538	296,881
Securities sold under agreement to repurchase	4,174	4,174	4,155	4,155
Borrowed funds	5,000	5,000	—	—
Subordinated debentures	10,310	10,310	26,117	26,117
Accrued interest payable	687	687	922	922

(21)	Regulatory Matters

The Company and the bank subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the banks to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2004, that the Company and all bank subsidiaries met all capital adequacy requirements to which they are subject.

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

As of the most recent regulatory examinations of each bank, the banks’ regulatory agencies have categorized all the bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized an institution must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the categorization of the Company or any of the bank subsidiaries as well capitalized. The Company’s and the bank subsidiaries’ actual capital amounts and ratios for December 31, 2004 and 2003 are presented in the table below.

	Actual		Minimum for capital adequacy purposes		Minimum to be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Amounts in thousands)
As of December 31, 2004:
Total capital (to risk weighted assets):
Consolidated	$126,943	10.3%	$98,147	8.0%	N/A	N/A
Guaranty Bank and Trust	98,817	10.6	74,641	8.0	$93,302	10.0%
Strasburg	26,208	11.5	18,259	8.0	22,824	10.0
Collegiate Peaks	7,698	13.0	4,721	8.0	5,902	10.0
Tier 1 capital (to risk weighted assets):
Consolidated	111,575	9.1	49,073	4.0	N/A	N/A
Guaranty Bank and Trust	87,133	9.3	37,321	4.0	55,981	6.0
Strasburg	23,342	10.2	9,130	4.0	13,694	6.0
Collegiate Peaks	7,048	11.9	2,361	4.0	3,541	6.0
Tier 1 capital (to average assets):
Consolidated	111,575	7.8	56,878	4.0	N/A	N/A
Guaranty Bank and Trust	87,133	8.1	42,765	4.0	53,456	5.0
Strasburg	23,342	8.6	10,862	4.0	13,577	5.0
Collegiate Peaks	7,048	8.9	3,152	4.0	3,940	5.0

	Actual		Minimum for capital adequacy purposes		Minimum to be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Amounts in thousands)
As of December 31, 2003:
Total capital (to risk weighted assets):
Consolidated	$135,488	11.2%	$96,488	8.0%	N/A	N/A
Guaranty Bank and Trust	92,821	10.3	72,125	8.0	$90,156	10.0%
Strasburg	29,459	12.4	19,019	8.0	23,773	10.0
Collegiate Peaks	7,636	12.7	4,804	8.0	6,006	10.0
Tier 1 capital (to risk weighted assets):
Consolidated	122,948	10.2	48,244	4.0	N/A	N/A
Guaranty Bank and Trust	84,114	9.3	36,062	4.0	54,094	6.0
Strasburg	27,276	11.5	9,509	4.0	14,264	6.0
Collegiate Peaks	7,026	11.7	2,402	4.0	3,603	6.0
Tier 1 capital (to average assets):
Consolidated	122,948	9.1	53,958	4.0	N/A	N/A
Guaranty Bank and Trust	84,114	8.5	39,736	4.0	49,671	5.0
Strasburg	27,276	10.1	10,760	4.0	13,450	5.0
Collegiate Peaks	7,026	8.7	3,230	4.0	4,037	5.0

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The Company is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2004 and 2003, these reserve balances amounted to $1,467,000 and $1,699,000, respectively.

(22)	Parent Company Only Condensed Financial Information

The following is condensed financial information of Guaranty Corporation (parent company only).

Balance Sheets

(Parent Company Only)

December 31, 2004 and 2003

	2004	2003
	(In thousands)
ASSETS
Cash	$9,614	$491
Other investments	1,314	$5,544
Goodwill	2,210	2,210
Investment in subsidiaries	119,348	122,781
Other assets	5,422	1,747

Total assets	$137,908	$132,773

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Junior subordinated debentures	$10,310	$26,117
Accrued interest payable and other liabilities	21,988	558

Total liabilities	32,298	26,675

STOCKHOLDERS’ EQUITY
Common stock	26,577	24,791
Retained earnings	79,139	79,327
Accumulated other comprehensive income (loss)	(106)	1,980

Total stockholders’ equity	105,610	106,098

Total liabilities and stockholders’ equity	$137,908	$132,773

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Statements of Income

(Parent Company Only)

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
	(In thousands)
Operating income:
Equity in earnings of consolidated subsidiaries	$10,754	$15,450	$13,949
Other	181	268	45

	10,935	15,718	13,994

Operating expenses:
Interest expense	1,788	1,633	1,211
Salaries and employee benefits	3,424	467	416
Merger expenses	3,198	—	—
Other	422	252	378

	8,832	2,352	2,005

Income before income tax	2,103	13,366	11,989
Income tax benefit	(1,783)	(820)	(755)

Net income	$3,886	$14,186	$12,744

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Statements of Cash Flows

(Parent Company Only)

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,886	$14,186	$12,744
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in earnings of consolidated subsidiaries	(10,754)	(15,450)	(13,949)
Deferred income tax benefit	19	9	—
Changes in assets and liabilities:
Other assets	555	(268)	(968)
Accrued interest payable and other liabilities	21,412	(363)	4

Net cash provided by (used in) operating activities	15,118	(1,886)	(2,169)

CASH FLOWS FROM INVESTING ACTIVITIES
Dividends received from subsidiaries	13,100	—	—
Cash paid for premises and equipment	—	—	(3,359)
Investment in subsidiary	(1,000)	(2,115)	(3,000)

Net cash provided by (used in) investing activities	12,100	(2,115)	(6,359)
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in borrowings	—	(9,030)	1,005
Proceeds from borrowed funds	13,598	12,720	8,732
Repayment on borrowed funds	(29,405)	—	(36)
Proceeds from sale of common stock	2,199	4,755	4,361
Repurchase of common stock	(4,487)	(4,158)	(6,336)

Net cash provided by (used in) financing activities	(18,095)	4,287	7,726

Net increase (decrease) in cash	9,123	286	(802)
CASH
Beginning of year	491	205	1,007

End of year	$9,614	$491	$205

First MainStreet Financial, Ltd. and Subsidiaries

Unaudited Consolidated Balance Sheets

	June 30, 2005	December 31, 2004
ASSETS
Cash and due from banks	$12,387,082	$9,343,887
Federal funds sold	4,565,000	5,400,000

Total cash and cash equivalents	16,952,082	14,743,887
Securities available-for-sale	72,543,886	94,085,403
Loans receivable, net	248,319,519	244,602,688
Other equity securities	2,913,511	2,929,975
Cash value of life insurance	11,337,684	11,123,602
Accrued interest receivable	1,823,432	2,003,834
Premises and equipment, net	11,392,158	11,712,056
Intangible Assets	362,501	385,666
Goodwill	2,934,160	2,934,160
Deferred taxes	978,070	686,664
Other assets	1,354,139	945,418

Total assets	$370,911,142	$386,153,353

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Noninterest-bearing demand deposits	$80,918,361	$83,981,364
Savings, NOW and money market demand deposits	135,969,204	156,316,036
Time certificates of deposit	81,547,711	85,032,587

Total deposits	298,435,276	325,329,987
Borrowed funds	17,106,900	6,811,400
Accrued interest payable	461,858	427,908
Accrued expenses and other liabilities	2,165,261	2,139,634

Total liabilities	318,169,295	334,708,929

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock, 500,000 shares authorized; none issued	—	—
Common stock, $1.00 par value; 1,500,000 shares authorized; 1,084,006 and 1,086,206 shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively	1,091,006	1,086,206
Additional paid-in capital	14,387,788	14,105,488
Retained earnings	37,604,760	36,219,282
Unearned stock compensation	—	(121,022)
Accumulated other comprehensive income (loss)	(341,707)	154,470

Total shareholders’ equity	52,741,847	51,444,424

Total liabilities and shareholders’ equity	$370,911,142	$386,153,353

See Notes to Unaudited Consolidated Financial Statements.

First MainStreet Financial, Ltd. and Subsidiaries

Unaudited Consolidated Statements of Income

Three and Six Months Ended June 30, 2005 and 2004

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Interest and dividend income:
Loans receivable, including fees	$4,329,307	$3,795,082	$8,435,050	$7,645,408
Securities available-for-sale:
Taxable	560,496	701,032	1,178,568	1,569,432
Tax Exempt	222,092	236,214	450,848	475,964
Federal funds sold	7,062	7,894	9,446	20,134

	5,118,957	4,740,222	10,073,912	9,710,938

Interest expense:
Deposits	922,319	860,837	1,758,719	2,030,323
Borrowed funds	168,866	86,133	328,068	171,110

	1,091,185	946,970	2,086,787	2,201,433

Net interest income	4,027,772	3,793,252	7,987,125	7,509,505
Provision for loan losses	—	—	—	—

Net interest income after provision for loan losses	4,027,772	3,793,252	7,987,125	7,509,505

Noninterest income:
Service charges on deposit accounts	289,021	332,346	541,686	649,268
Gain on sales of securities available-for-sale, net	15,960	—	15,960	74,143
Trust department	262,035	217,319	470,796	440,713
Insurance commission and fee income	784,153	631,118	1,580,858	1,202,288
Brokerage commissions	158,702	152,773	269,443	280,681
Mortgage banking income	67,708	159,719	115,284	299,667
Increase in cash surrender value of life insurance	124,989	127,705	248,590	255,482
Other income	180,715	171,470	593,344	531,620

	1,883,283	1,792,450	3,835,961	3,733,862

Noninterest expense:
Employee compensation and benefits	2,676,198	2,618,894	5,834,445	5,370,260
Occupancy expense	677,356	651,760	1,347,122	1,296,466
Other expense	864,038	893,687	1,767,381	1,867,112

	4,217,592	4,164,341	8,948,948	8,533,838

Income before income taxes	1,693,463	1,421,361	2,874,138	2,709,529
Income tax expense	494,468	382,775	835,436	724,696

Net income	$1,198,995	$1,038,586	$2,038,702	$1,984,833

Earnings per share
Basic	$1.11	$0.97	$1.88	$1.84
Diluted	$1.10	$0.96	$1.87	$1.83
Dividends declared per share	$0.30	$0.30	$0.60	$0.60
Comprehensive income (loss)	$1,744,363	$(948,069)	$1,542,525	$822,135

See Notes to Unaudited Consolidated Financial Statements.

First MainStreet Financial, Ltd. and Subsidiaries

Unaudited Consolidated Statements of Cash Flows

Six Months Ended June 30, 2005 and 2004

	Six Months Ended June 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,038,702	$1,984,833
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	448,286	433,978
Amortization and accretion, net	249,015	347,096
(Gain) on sales of securities available-for-sale, net	(15,960)	(74,141)
Restricted stock earned	—	30,255
Increase in cash surrender value of life insurance contracts	(214,082)	(226,041)
Tax benefit of stock options exercised	156,122	—
Net change in:
Accrued interest receivable	180,402	623,169
Other assets	(385,556)	435,674
Accrued interest payable	33,950	(471,276)
Accrued expenses and other liabilities	25,626	231,684

Net cash provided by operating activities	2,516,505	3,315,231

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of securities available-for-sale	11,130,350	9,929,834
Proceeds from maturities and principal repayment of securities available-for-sale	9,390,530	13,977,403
Net change in loans	(3,716,831)	8,540,184
Purchase of other equity securities	—	(1,686,101)
Proceeds from sales of other equity securities	16,464	—
Purchase of premises and equipment	(128,388)	(1,051,950)

Net cash provided by investing activities	16,692,125	29,709,370

CASH FLOWS FROM FINANCING ACTIVITIES
Net (decrease) in deposits	$(26,894,711)	$(42,679,150)
Net increase in borrowed funds	10,295,500	1,265,500
Cash dividends paid	(653,224)	(648,825)
Proceeds from exercise of stock options	252,000	—
Purchase and retirement of common stock	—	(158,979)

Net cash used in financing activities	(17,000,435)	(42,221,454)

Net change in cash and cash equivalents	2,208,195	(9,196,853)

CASH AND CASH EQUIVALENTS
Beginning of period	14,743,887	25,059,494

End of period	$16,952,082	$15,862,641

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments for:
Interest	2,052,837	2,672,709
Income taxes	568,059	489,096

See Notes to Unaudited Consolidated Financial Statements.

FIRST MAINSTREET FINANCIAL, LTD. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

Note 1.    Significant Accounting Policies

The consolidated financial statements for the six month periods ended June 30, 2005 and 2004 are unaudited. In the opinion of the management of First MainStreet Financial, Ltd. (the “Company”) these financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly these consolidated financial statements. The results of operations for the interim periods are not necessarily indicative of results, which may be expected for an entire year. Certain information and footnote disclosure normally included in complete financial statements prepared in accordance with generally accepted accounting principles have been omitted in accordance with the requirements for interim financial statements. These financial statements and notes thereto should be read in conjunction with the Company’s December 31, 2004 audited financial statements.

The consolidated condensed financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Note 2.    Earnings Per Share

The earnings per share amounts were computed using the weighted average number of shares outstanding during the periods presented. For the six-month period ended June 30, 2005, the weighted average number of shares outstanding for basic and diluted earnings per share computation were 1,085,635 and 1,089,035 respectively. For the six-month period ended June 30, 2004, the weighted average number of shares outstanding for basic and diluted earnings per share computation were 1,081,816 and 1,084,424, respectively.

Note 3.    Dividends

On March 15, 2005, the Company declared a cash dividend on its common stock, payable on April 1, 2005 to stockholders of record as of March 16, 2005, equal to $0.30 per share.

Note 4.    Off-Balance Sheet Arrangements

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. No material changes in the Company’s off-balance sheet arrangements have occurred since December 31, 2004.

Note 5.    Recent Accounting Pronouncements

In March 2004, the Financial Accounting Standards Board (FASB) reached consensus on the guidance provided by Emerging Issues Task Force Issue 03-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments (EITF 03-1). The guidance is applicable to debt and equity securities that are within the scope of FASB Statement of Financial Accounting Standard (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities and certain other investments. EITF 03-1 specifies that an impairment would be considered other-than-temporary unless (a) the investor has the ability and intent to hold an investment for a reasonable period of time sufficient for the recovery of the fair value up to (or beyond) the cost of the investment and (b) evidence indicating the cost of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary. EITF 03-1 cost method investment and disclosure provisions are effective for reporting periods ending after June 15, 2004. The measurement and recognition provisions relating to debt and equity securities have been delayed until the FASB issues additional guidance.

FIRST MAINSTREET FINANCIAL, LTD. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements—(Continued)

In December 2004, the FASB issued SFAS No. 123(Revised), Share-Based Payment (SFAS No. 123(R)), establishing accounting standards for transactions in which an entity exchanges its equity instruments for goods or services. SFAS No. 123(R) also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments, or that may be settled by the issuance of those equity instruments. SFAS No. 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted stock plans, performance-based stock awards, stock appreciation rights and employee stock purchase plans. SFAS No. 123(R) replaces existing requirements under SFAS No. 123, Accounting for Stock-Based Compensation, and eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25. The provisions of SFAS No. 123(R) are effective for the Company on January 1, 2006. The Company does not expect adoption to have a material impact on the consolidated financial statements, results of operations or liquidity of the Company.

Report of Independent Registered Public Accounting Firm

To the Board of Directors

First MainStreet Financial, Ltd.

Longmont, Colorado

We have audited the accompanying consolidated balance sheets of First MainStreet Financial, Ltd. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First MainStreet Financial, Ltd. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

Des Moines, Iowa

February 11, 2005

McGladrey & Pullen, LLP is an independent member firm of RSM International,

an affiliation of separate and independent legal entities

First MainStreet Financial, Ltd. and Subsidiaries

Consolidated Balance Sheets

December 31, 2004 and 2003

	2004	2003
ASSETS

Cash and due from banks (Note 2)	$9,343,887	$11,939,494
Federal funds sold	5,400,000	13,120,000

Total cash and cash equivalents	14,743,887	25,059,494
Securities available-for-sale (Note 3)	94,085,403	126,786,544
Loans receivable, net (Notes 4, 8 and 12)	244,602,688	247,408,734
Other equity securities (Note 8)	2,929,975	1,223,675
Cash value of life insurance	11,123,602	10,674,891
Accrued interest receivable	2,003,834	2,342,239
Premises and equipment, net (Note 5)	11,712,056	11,109,221
Intangible assets (Note 6)	385,666	5,000
Goodwill (Note 6)	2,934,160	2,549,160
Deferred taxes (Note 10)	686,664	1,050,342
Other assets	945,418	1,348,192

Total assets	$386,153,353	$429,557,492

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Noninterest-bearing demand deposits	$83,981,364	$84,150,318
Savings, NOW and money market demand deposits	156,316,036	154,232,651
Time certificates of deposit (Note 7)	85,032,587	133,482,671

Total deposits	325,329,987	371,865,640
Borrowed funds (Note 8)	6,811,400	6,769,100
Accrued interest payable	427,908	884,908
Accrued expenses and other liabilities	2,139,634	1,711,186

Total liabilities	334,708,929	381,230,834

COMMITMENTS AND CONTINGENCIES (Notes 12 and 13)

SHAREHOLDERS’ EQUITY (Note 11)
Preferred stock, 500,000 shares authorized; none issued	—	—
Common stock, $1.00 par value; 1,500,000 shares authorized; 1,086,206 and 1,081,516 shares issued and outstanding at December 31, 2004 and 2003, respectively	1,086,206	1,081,516
Additional paid-in capital	14,105,488	13,851,755
Retained earnings	36,219,282	33,033,491
Unearned stock compensation	(121,022)	—
Accumulated other comprehensive income (Note 3)	154,470	359,896

Total shareholders’ equity	51,444,424	48,326,658

Total liabilities and shareholders’ equity	$386,153,353	$429,557,492

See Notes to Consolidated Financial Statements.

First MainStreet Financial, Ltd. and Subsidiaries

Consolidated Statements of Income

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Interest and dividend income:
Loans receivable, including fees	$15,641,362	$15,410,621	$16,999,364
Securities available-for-sale:
Taxable	2,926,834	3,812,943	4,839,622
Nontaxable	940,157	1,229,441	1,247,019
Federal funds sold	33,577	143,891	313,085

	19,541,930	20,596,896	23,399,090

Interest expense:
Deposits	3,743,168	5,818,114	5,919,158
Borrowed funds	332,430	332,557	354,237

	4,075,598	6,150,671	6,273,395

Net interest income	15,466,332	14,446,225	17,125,695

Provision for loan losses (Note 4)	—	132,000	792,000

Net interest income after provision for loan losses	15,466,332	14,314,225	16,333,695

Noninterest income:
Service charges on deposit accounts	1,255,714	1,432,094	1,443,359
Gain on sales of securities available-for-sale, net	74,142	495,255	84,691
Trust department	1,047,066	1,020,242	1,144,167
Insurance commission and fee income	2,559,531	2,924,803	2,515,834
Brokerage commissions	626,364	194,649	142,332
Mortgage banking income	531,318	956,879	1,806,050
Increase in cash surrender value of life insurance	511,094	585,933	153,871
Other income	906,808	434,606	602,176

	7,512,037	8,044,461	7,892,480

Noninterest expense:
Employee compensation and benefits (Note 9)	10,334,381	9,677,762	10,615,943
Occupancy expense (Note 13)	2,540,214	2,404,703	2,509,420
Advertising and marketing	318,623	753,618	383,011
Supplies and printing	335,592	346,500	345,336
Other expense	3,220,538	2,915,898	3,694,061

	16,749,348	16,098,481	17,547,771

Income before income taxes	6,229,021	6,260,205	6,678,404

Income tax expense (Note 10)	1,743,580	1,737,699	2,118,576

Net income	$4,485,441	$4,522,506	$4,559,828

Earnings per share:
Basic	$4.14	$4.17	$4.07
Diluted	4.13	4.16	4.06
Dividends declared per share	1.20	1.20	1.20

See Notes to Consolidated Financial Statements.

First MainStreet Financial, Ltd. and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

Years Ended December 31, 2004, 2003 and 2002

	Common Stock	Additional Paid-in Capital	Retained Earnings	Unearned Stock Compensation	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
Balance, December 31, 2001	$1,138,900	$17,731,450	$26,588,764	$—	$580,949	$46,040,063
Comprehensive income:
Net income	—	—	4,559,828	—	—	4,559,828
Change in net unrealized gains and losses on securities available-for-sale, net of reclassification adjustments and tax effects (Note 3)	—	—	—	—	974,542	974,542

Total comprehensive income						5,534,370

Exercise of stock options (Note 9)	—	28,800	—	—	—	28,800
Purchase and retirement of 53,342 shares of common stock	(53,342)	(3,680,598)	—	—	—	(3,733,940)
Cash dividends declared	—	—	(1,335,677)	—	—	(1,335,677)

Balance, December 31, 2002	1,085,558	14,079,652	29,812,915	—	1,555,491	46,533,616
Comprehensive income:
Net income	—	—	4,522,506	—	—	4,522,506
Change in net unrealized gains and losses on securities available-for-sale, net of reclassification adjustments and tax effects (Note 3)	—	—	—	—	(1,195,595)	(1,195,595)

Total comprehensive income						3,326,911

Purchase and retirement of 4,042 shares of common stock	(4,042)	(227,897)	—	—	—	(231,939)
Cash dividends declared	—	—	(1,301,930)	—	—	(1,301,930)

Balance, December 31, 2003	1,081,516	13,851,755	33,033,491	—	359,896	48,326,658
Comprehensive income:
Net income	—	—	4,485,441	—	—	4,485,441
Change in net unrealized gains and losses on securities available-for-sale, net of reclassification adjustments and tax effects (Note 3)	—	—	—	—	(205,426)	(205,426)

Total comprehensive income						4,280,015

Restricted stock grant	2,750	148,527	—	(121,022)	—	30,255
Exercise of stock options (Note 9)	3,000	163,170	—	—	—	166,170
Issuance of common stock	1,830	98,125	—	—	—	99,955
Purchase and retirement of 2,890 shares of common stock	(2,890)	(156,089)	—	—	—	(158,979)
Cash dividends declared	—	—	(1,299,650)	—	—	(1,299,650)

Balance, December 31, 2004	$1,086,206	$14,105,488	$36,219,282	$(121,022)	$154,470	$51,444,424

See Notes to Consolidated Financial Statements.

First MainStreet Financial, Ltd. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,485,441	$4,522,506	$4,559,828
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	895,220	853,087	1,008,109
Provision for loan losses	—	132,000	792,000
Amortization and accretion, net	632,452	947,797	723,560
(Gain) on sales of securities available-for-sale, net	(74,142)	(495,255)	(84,691)
Loss on disposal of equipment, net	3,256	60,164	180,814
Amortization of restricted stock	30,255	—	—
(Increase) in cash surrender value of life insurance contracts	(448,711)	(537,514)	(137,377)
Deferred taxes	484,324	430,582	(135,872)
Net change in:
Accrued interest receivable	338,405	52,949	466,691
Other assets	252,074	(627,877)	460,057
Accrued interest payable	(457,000)	(48,739)	304,252
Accrued expenses and other liabilities	429,670	(307,845)	263,405

Net cash provided by operating activities	6,571,244	4,981,855	8,400,776

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of securities available-for-sale	—	(87,016,244)	(71,154,544)
Proceeds from sales of securities available-for-sale	9,929,834	21,053,445	10,182,520
Proceeds from maturities and principal repayment of securities available-for-sale	21,886,913	81,083,610	43,120,359
Net change in loans	2,806,046	(30,796,623)	8,416,372
Purchase of other equity securities	(1,706,300)	(7,800)	(139,099)
Purchase of life insurance contracts	—	—	(10,000,000)
Purchase of premises and equipment	(1,501,311)	(2,934,453)	(1,481,859)
Purchase of insurance agency	(515,000)	—	—

Net cash provided by (used in) investing activities	30,900,182	(18,618,065)	(21,056,251)

(Continued)

First MainStreet Financial, Ltd. and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	$(46,535,653)	$12,016,120	$9,740,127
Proceeds from borrowed funds	600,000	—	225,000
Payments on borrowed funds	(557,700)	(157,700)	(159,514)
Cash dividends paid	(1,300,871)	(1,304,599)	(1,575,374)
Purchase and retirement of common stock	(158,979)	(231,939)	(3,733,940)
Proceeds from exercise of stock rights	166,170	—	28,800

Net cash provided by (used in) financing activities	(47,787,033)	10,321,882	4,525,099

Net change in cash and cash equivalents	(10,315,607)	(3,314,328)	(8,130,376)

CASH AND CASH EQUIVALENTS
Beginning of year	25,059,494	28,373,822	36,504,198

End of year	$14,743,887	$25,059,494	$28,373,822

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$4,532,598	$6,199,410	$5,969,143
Income taxes	1,177,554	1,238,453	2,215,613

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Acquisition of insurance agency:
Equipment acquired	$29,955
Identifiable intangible asset	400,000
Goodwill	385,000

	814,955
Note payable issued	(200,000)
Common stock issued	(99,955)

Cash paid	$515,000

See Notes to Consolidated Financial Statements.

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1.	Nature of Business and Significant Accounting Policies

Nature of business: The primary source of income for First MainStreet Financial, Ltd. (the Company) is the origination of consumer, commercial, commercial real estate, and residential real estate loans. The Company makes loans and accepts deposits from customers in the normal course of business primarily in north central Colorado. The Company operates primarily in the banking industry.

Assets held in trust or fiduciary capacity are not assets of the Company and, accordingly, are not included in the accompanying consolidated financial statements.

Principles of consolidation: The consolidated financial statements include the accounts of the Company, which is a bank holding company located in Longmont, Colorado, and its wholly owned subsidiaries, which include First MainStreet Insurance, Ltd., which is an insurance agency offering insurance products and services and First MainStreet Bank, N.A. (the Bank), a federally chartered bank. All significant intercompany balances and transactions have been eliminated.

Use of estimates in preparing financial statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and fair value of securities and financial instruments.

Cash and cash equivalents: For purposes of reporting cash flows, cash and cash equivalents is defined to include the Company’s cash on hand and due from financial institutions and federal funds sold. The Company reports net cash flows for customer loan transactions and deposit transactions.

Securities available-for-sale: Securities classified as available-for-sale are those debt securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors.

Securities available-for-sale are reported at fair value with unrealized gains or losses reported as a separate component of other comprehensive income, net of the related deferred tax effect. The amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, are recognized in interest income. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

The Company periodically reviews securities for other-than-temporary impairment. In estimating other-than-temporary losses, the Company considers the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Declines in the fair value of individual securities, classified as available-for-sale below their amortized cost, that are determined to be other-than-temporary result in write-downs of the individual securities to their fair value with the resulting write-downs included in current earnings as realized losses.

Loans receivable: Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances reduced by the allowance for loan losses, and net deferred loan fees.

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Interest income on loans is accrued over the term of the loans based on the interest method and the amount of principal outstanding except when serious doubt exists as to the collectibility of a loan, in which case the accrual of interest is discontinued. Interest income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower has the ability to make contractual interest and principal payments, in which case the loan is returned to accrual status.

Loan origination fees and related costs: Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method.

Allowance for loan losses: The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Loans are considered impaired if full principal or interest payments are not anticipated to be received in accordance with the contractual loan terms. Impaired loans are carried at the present value of expected future cash flows discounted at the loan’s effective interest rate or at the fair value of the collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans if the value of such loans is deemed to be less than the unpaid balance. If these allocations cause the allowance for loan losses to require an increase, such increase is reported as a component of the provision for loan losses.

Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one-to-four family residences, residential construction loans, and consumer, home equity and second mortgage loans. Commercial and agricultural loans and mortgage loans secured by other properties are evaluated individually for impairment. When analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower’s business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Often this is associated with a delay or shortfall in payments of 90 days or more. Nonaccrual loans are also considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

Cash value of life insurance: Bank-owned life insurance consists of investments in life insurance contracts. Earnings on the contracts are based on the earnings on the cash surrender value, less mortality costs.

Income taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Premises and equipment: Land is carried at cost. Premises and equipment are carried at cost, less accumulated depreciation and amortization computed principally by using the straight-line method over the estimated useful lives of the assets ranging from 3 to 40 years.

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Financial instruments with off-balance-sheet risk: The Company, in the normal course of business, makes commitments to make loans which are not reflected in the consolidated financial statements. A summary of these commitments is disclosed in Note 12.

Other equity securities: Other equity securities are reported at the lower of cost or estimated fair value. Included in this amount are investments required for membership in the Federal Reserve Bank and the Federal Home Loan Bank of Topeka and an investment in nonmarketable preferred stock of $1,519,000 collateralized by an equal amount of marketable securities.

Goodwill: The excess of the cost of an acquisition over the fair value of the net assets acquired consist of goodwill and other intangible assets (see “Other Intangible Assets” section below). Under the provisions of Statement of Financial Accounting Standard (SFAS) No. 142, Goodwill and Other Intangible Assets, goodwill is subject to at least annual assessments for impairment by applying a fair value based test. The Company reviews goodwill and other intangible assets annually to determine potential impairment by comparing the carrying value of the asset with the anticipated future cash flows.

Other intangible assets: The Company’s other intangible assets consist of customer lists and noncompete agreements obtained through acquisitions. Customer list and noncompete agreements have finite lives and are amortized by the straight-line method over ten and five years, respectively.

Stock-based compensation: Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (of other measurement date) over the amount an employee must pay to acquire the stock. The Company has elected to continue with the accounting methodology in Opinion No. 25. Stock options issued under the Company’s stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them.

As permitted under generally accepted accounting principles, grants under the plan are accounted for following APB Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for grants under the stock option plan. The impact on reported net income is insignificant, had compensation cost for the stock-based compensation plan been determined based on the grant date fair values of awards (the method described in SFAS Statement No. 123).

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Earnings per common share: Basic earnings per share represents income available to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method. Earnings per common share have been computed based on the following:

	2004	2003	2002
Net income	$4,485,441	$4,522,506	$4,559,828

Average common shares outstanding	1,082,481	1,084,657	1,121,119
Effect of dilutive options	3,400	2,608	2,419

Average number of common shares outstanding used to calculate diluted earnings per common share	1,085,881	1,087,265	1,123,538

Revenue recognition: Interest income and expense is recognized on the accrual method based on the respective outstanding principal loan and deposit balances. Insurance commissions revenue is recognized ratably over the contract period and other revenue is recognized at the time the service is rendered.

Reclassification: Certain items on the 2003 and 2002 consolidated financial statements were reclassified with no effect on net income or shareholders’ equity to be consistent with the classifications used in the December 31, 2004 statements.

Recent accounting pronouncements:

SFAS No. 123 (Revised 2004) Share-Based Payment: In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment. This statement is a revision of FASB Statement No. 123 and an amendment of FASB Statement No. 95. SFAS No. 123 (Revised 2004) is effective July 1, 2005 and requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the instruments. The cost will be recognized over the period during which an employee is required to provide service in exchange for the award. This statement is effective for reporting periods beginning after June 15, 2005 for public companies and periods beginning after December 15, 2005 for nonpublic entities.

EITF Issue No. 03-1: In November 2003, the Emerging Issues Task Force reached consensus on EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. EITF Issue No. 03-1 requires tabular disclosure of the amount of unrealized losses and the related fair value of investments with unrealized losses aggregated for each category of investment that is disclosed in accordance with SFAS No. 115. In addition, it requires sufficient narrative disclosure to allow financial statement users to understand both the aggregated tabular information and the positive and negative information considered in reaching the conclusion that the impairments are not other-then-temporary. In March 2004, the Task Force reached a consensus regarding the use of more detailed criteria to evaluate whether an investment is impaired and whether an impairment is other-than-temporary. This was to be effective July 1, 2004. In September 2004, the FASB delayed effectiveness of the new criteria.

SOP 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer: In December 2003, SOP 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer, was issued. The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004, with early adoption encouraged. The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities (loans) acquired in a

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

transfer if those differences are attributable, at least in part, to credit quality. It includes loans acquired in business combinations and applies to all nongovernmental entities, including not-for-profit organizations.

Note 2.	Restrictions on Cash and Due from Banks

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $1,148,000 and $947,000 at December 31, 2004 and 2003, respectively.

Note 3.	Securities

The amortized cost and fair value of securities, with gross unrealized gains and losses, are as follows:

	December 31, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Securities available for sale:
U.S. Government and federal agencies	$7,989,218	$—	$(177,647)	$7,811,571
Obligations of states and political subdivisions	24,239,446	716,730	(16,128)	24,940,048
Corporate bonds	2,020,657	33,587	—	2,054,244
Mortgage-backed securities	59,590,889	100,213	(411,562)	59,279,540

	$93,840,210	$850,530	$(605,337)	$94,085,403

	December 31, 2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Securities available for sale:
U.S. Government and federal agencies	$20,344,749	$126,314	$(276,170)	$20,194,893
Obligations of states and political subdivisions	25,216,920	1,122,907	(18,973)	26,320,854
Corporate bonds	3,050,127	112,083	—	3,162,210
Mortgage-backed securities	77,603,483	210,616	(705,512)	77,108,587

	$126,215,279	$1,571,920	$(1,000,655)	$126,786,544

Unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2004 are summarized as follows:

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)
Securities available for sale:
U.S. Government and federal agencies	$2,987,696	$(12,304)	$4,823,875	$(165,343)	$7,811,571	$(177,647)
Obligations of states and political subdivisions	1,636,944	(7,691)	754,570	(8,437)	2,391,514	(16,128)
Mortgage-backed securities	3,218,919	(22,707)	39,489,654	(388,855)	42,708,573	(411,562)

	$7,843,559	$(42,702)	$45,068,099	$(562,635)	$52,911,658	$(605,337)

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For securities in a continuous unrealized loss position at December 31, 2003, the unrealized losses are less than 12 months.

The total number of security positions in the investment portfolio in an unrealized loss position at December 31, 2004 was 21. All securities with unrealized losses are reviewed by management periodically to determine whether the unrealized losses are other-than-temporary. Unrealized losses in the portfolio at December 31, 2004 resulted from increases in market interest rates and not from deterioration in the creditworthiness of the issuer. Since the Company has the ability and intent to hold these securities until market price recovery or maturity, these investment securities are not considered other-than-temporarily impaired.

The amortized cost and fair value of debt securities as of December 31, 2004 by contractual maturity are shown below. Certain securities have call features which allow the issuer to call the security prior to maturity. Expected maturities may differ from contractual maturities in mortgage-backed securities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Therefore, these mortgage-backed securities are not included in the maturity categories in the following summary:

	Available-for-Sale
	Amortized Cost	Fair Value
Due in one year or less	$2,626,133	$2,667,015
Due after one year through five years	17,565,575	17,617,245
Due after five years through ten years	13,953,368	14,410,282
Thereafter	104,245	111,321

	34,249,321	34,805,863
Mortgage-backed securities	59,590,889	59,279,540

	$93,840,210	$94,085,403

Activities related to the sale of securities available-for-sale are summarized below:

	2004	2003	2002
Proceeds from sales	$9,929,834	$21,053,445	$10,182,520
Gross gains on sales	74,142	512,214	88,385
Gross (losses) on sales	—	(16,959)	(3,694)

Securities with a carrying amount of approximately $21,915,000 and $18,564,000 at December 31, 2004 and 2003, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Other comprehensive income (loss) components and related taxes were as follows:

	2004	2003	2002
Change in net unrealized gains and losses on securities available-for-sale:
Unrealized gains (losses) arising during the year	$(251,930)	$(1,402,514)	$1,658,850
Reclassification adjustment for gains included in net income	74,142	495,255	84,691

Net change in unrealized gains (losses) on securities available-for-sale	(326,072)	(1,897,769)	1,574,159
Tax effect	120,646	702,174	(599,617)

Other comprehensive income (loss)	$(205,426)	$(1,195,595)	$974,542

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 4.	Loans Receivable, Net

Year-end loans receivable were as follows:

	2004	2003
Commercial	$30,031,543	$26,460,778
Commercial real estate	159,749,036	166,138,275
Other real estate	41,640,165	40,606,697
Agricultural	6,781,104	5,998,264
Consumer	6,264,540	7,957,175
Lease financing	4,498,928	4,760,540

	248,965,316	251,921,729
Less:
Allowance for loan losses	(3,460,294)	(3,608,119)
Net deferred loan fees	(902,334)	(904,876)

	$244,602,688	$247,408,734

Activity in the allowance for loan losses for the years ended December 31 was as follows:

	2004	2003	2002
Beginning balance	$3,608,119	$4,008,905	$3,403,937
Provision for loan losses	—	132,000	792,000
Recoveries	64,491	99,567	38,413
Charge-offs	(212,316)	(632,353)	(225,445)

Ending balance	$3,460,294	$3,608,119	$4,008,905

The following is a summary of information pertaining to impaired loans (nonaccrual loans) as of and for the years ended December 31, 2004 and 2003.

	2004	2003
Impaired loans, for which an allowance has been provided	$1,221,000	$1,087,000
Valuation allowance related to impaired loans	824,000	664,000
Average balance of impaired loans	1,571,000	1,830,000
Interest income recognized on impaired loans	—	—

There are no impaired loans for which an allowance has not been provided.

Note 5.	Premises and Equipment, Net

Year-end premises and equipment were as follows:

	2004	2003
Land	$4,043,677	$4,043,677
Buildings	8,896,602	7,705,116
Leasehold improvements	433,528	431,633
Furniture, fixtures and equipment	6,195,946	5,838,479
Software license	1,455,807	1,396,311
Construction in progress	398,561	1,110,677

	21,424,121	20,525,893
Less accumulated depreciation	(9,712,065)	(9,416,672)

	$11,712,056	$11,109,221

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 6.	Goodwill and Intangibles

The following table presents the changes in the carrying amount of goodwill as of December 31, 2004 and 2003:

	2004	2003
Balance at beginning of period	$2,549,160	$2,549,160
Goodwill related to purchase of insurance agency	385,000	—

Balance at end of period	$2,934,160	$2,549,160

The following table presents the changes in the carrying amount of other intangible assets, gross carrying amount, accumulated amortization and net book value as of December 31, 2004 and 2003:

	2004	2003
Balance at beginning of period	$5,000	$7,000
Amortization expense	(19,334)	(2,000)
Other intangibles from purchase of insurance agency	400,000	—

Balance at end of period	$385,666	$5,000

Gross carrying amount	$410,000	$10,000
Less accumulated amortization	(24,334)	(5,000)

Net book value	$385,666	$5,000

The estimated aggregate amortization expense is approximately $45,000 for each of the next five years. No impairment losses on goodwill or other intangibles were incurred in 2004, 2003 or 2002.

Note 7.	Deposits

Time certificates of deposit in denominations of $100,000 or more were approximately $38,008,000 and $61,482,000 at December 31, 2004 and 2003, respectively.

At December 31, 2004, the scheduled maturities of certificates of deposit were as follows:

2005	$67,660,180
2006	11,696,793
2007	2,788,241
2008	2,150,591
2009	736,782

$85,032,587

Note 8.	Borrowed Funds

The Bank is a member of the Federal Home Loan Bank of Topeka. The Bank had advances at December 31, 2004 and 2003 totaling $6,611,400 and $6,769,100, respectively. The advances are due in annual principal payments or upon maturity. Interest is paid monthly at fixed rates with a weighted average rate of 4.78%. The

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Bank has pledged Federal Home Loan Bank stock and one-to-four family and multifamily residential mortgages to secure these borrowings. The insurance agency also has a $200,000 unsecured, 5% note payable to an individual as of December 31, 2004. The maturities are as follows:

2005	$100,000
2006	5,580,400
2007	—
2008	—
2009	—
Thereafter	1,131,000

$6,811,400

The Company has a $1,000,000 revolving note secured by all of the stock of the Bank which bears interest at prime rate less 25 basis points and matures in September 2005. There were no borrowings outstanding at December 31, 2004 and 2003.

Note 9.	Employee Benefits

Stock option plan: The Company has a stock option plan which permits the issuance of options to certain employees and directors of the Company and its subsidiaries. The aggregate number of options granted is limited to 50,000 shares. 7,000 options at $36 per share were granted under the plan in 2001. These shares are immediately exercisable and expire in 2011. 3,000 options at $55 per share have been granted and exercised under the plan in 2004.

	Shares Under Options
	2004	2003	2002
Options outstanding, beginning of the year	7,000	7,000	8,229
Options granted	3,000	—	—
Options exercised	(3,000)	—	(740)
Options forfeited	—	—	—
Options expired	—	—	(489)

Options outstanding, end of the year	7,000	7,000	7,000

Exercisable at year-end	7,000	7,000	7,000

Restated stock grant: The Company has issued an award of restricted stock to an executive officer of 2,750 shares which vests over five years at 550 shares per year and are subject to forfeiture and other restrictions. This award is recognized as compensation expense over the five year vesting period.

401(k) plan: The Company has a 401(k) plan covering substantially all full-time employees. Contribution expense for the years ended December 31, 2004 and 2003, was approximately $284,000 and $340,000, respectively.

Deferred compensation: The Company has entered into deferred compensation agreements with key executives which provide benefits payable at age 65, upon termination without cause, or if they become totally disabled. The present value of the estimated liability under the agreement is being accrued ratably over the remaining years to the date when the employee is first eligible for benefits. A liability of approximately $352,000 and $182,000 is included in other liabilities at December 31, 2004 and 2003, respectively.

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Employment agreements: The Company entered into three employment agreements with executive officers. One agreement is for an initial term of employment for five years and shall be automatically extended for additional one-year terms unless advised otherwise by the Board of Directors. Two agreements are for an initial term of employment of three years and shall be automatically extended for additional one-year terms unless advised otherwise by the Board of Directors. Upon an event of termination, one executive officer would receive severance benefits equal to their average monthly compensation payable for two years, while two executive officers would receive severance benefits equal to their average monthly compensation payable for one year.

Note 10.	Income Taxes

Federal and state income tax expense was comprised of the following components for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002
Current	$1,259,256	$1,307,117	$2,254,448
Deferred	484,324	430,582	(135,872)

	$1,743,580	$1,737,699	$2,118,576

A reconciliation of expected federal income tax expense to the income tax expense included in the statements of income was as follows for the years ended December 31, 2004, 2003 and 2002:

	2004		2003		2002
	Amount	% of Pretax Income	Amount	% of Pretax Income	Amount	% of Pretax Income
Computed “expected” tax expense	$2,118,000	34.0%	$2,128,000	34.0%	$2,270,657	34.0%
Increase (decrease) resulting from:
Tax exempt income, net	(376,000)	(5.9)	(387,000)	(6.2)	(278,715)	(4.2)
State income taxes, net of federal benefit	146,000	1.8	117,000	1.9	167,310	2.5
(Increase) in cash surrender value of life insurance	(153,000)	(2.4)	(181,000)	(2.9)	(48,719)	(0.7)
Other, net	8,580	0.5	60,699	1.0	8,043	2.0

	$1,743,580	28.0%	$1,737,699	27.8%	$2,118,576	33.6%

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The net deferred tax assets consist of the following as of December 31, 2004 and 2003:

	2004	2003
Deferred tax assets:
State net operating loss carryforwards	$167,394	$308,000
Deferred compensation	177,007	101,500
Allowance for loan losses	1,110,482	1,163,505
Other	—	83,387

	1,454,883	1,656,392

Deferred tax liabilities:
Net unrealized gain on securities available-for-sale	90,721	211,367
Premises and equipment	431,685	247,726
Basis in FHLB stock	27,458	13,764
Intangibles	204,330	133,193
Other	14,025	—

	768,219	606,050

Net deferred tax assets before valuation allowance	686,664	1,050,342
Valuation allowance	—	—

Net deferred tax assets	$686,664	$1,050,342

State net operating loss carryforwards for tax purposes as of December 31, 2004 have the following expiration dates:

2006	$1,822,000
2007	2,733,000
2008	923,000

$5,478,000

Note 11.	Capital Requirements and Restrictions on Retained Earnings

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes the Company and the Bank meet all capital adequacy requirements to which they are subject as of December 31, 2004.

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2004, the most recent notification from the federal banking regulators categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The actual capital amounts and ratios as of December 31, 2004 and 2003 are presented below:

	Actual		Minimum Requirement for Capital Adequacy Purposes		Minimum Requirement to Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2004:
Company
Total capital (to risk-weighted assets)	$51,412	17.8%	$23,070	8.0%	$—	—%
Tier 1 capital (to risk-weighted assets)	47,952	16.6	11,535	4.0	—	—
Tier 1 capital (to average assets)	47,952	12.5	15,349	4.0	—	—
First MainStreet Bank, N.A.
Total capital (to risk-weighted assets)	$50,657	17.6%	$23,026	8.0%	$28,782	10.0%
Tier 1 capital (to risk-weighted assets)	47,197	16.4	11,513	4.0	17,269	6.0
Tier 1 capital (to average assets)	47,197	12.3	15,307	4.0	19,134	5.0

As of December 31, 2003:
Company
Total capital (to risk-weighted assets)	$49,021	16.2%	$24,216	8.0%	$—	—%
Tier 1 capital (to risk-weighted assets)	45,413	15.0	12,108	4.0	—	—
Tier 1 capital (to average assets)	45,413	10.8	16,808	4.0	—	—
First MainStreet Bank, N.A.
Total capital (to risk-weighted assets)	$48,340	16.0%	$24,185	8.0%	$30,231	10.0%
Tier 1 capital (to risk-weighted assets)	44,732	14.8	12,092	4.0	18,138	6.0
Tier 1 capital (to average assets)	44,732	10.7	16,761	4.0	20,951	5.0

The Bank is restricted as to the amount of dividends which may be paid to the Company without prior regulatory approval. As of December 31, 2004, amounts available for payment of dividends from the Bank to the Company are approximately $4,724,000.

Note 12.	Commitments and Contingencies

Financial instruments with off-balance-sheet risk: In the normal course of business, the Bank makes various commitments and incurs certain contingent liabilities that are not presented in the accompanying consolidated financial statements. The commitments and contingent liabilities include various guarantees, commitments to extend credit, and standby letters of credit.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based upon management’s credit evaluation of the counterparty. Collateral held varies but may include account receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount shown in the summary below. If the commitment is funded, the Bank would be entitled to seek recovery from the customer. At December 31, 2004 and 2003, no amounts have been recorded as liabilities for the Bank’s potential obligations under these guarantees.

As of December 31, 2004 and 2003, commitments to extend credit aggregated approximately $39,695,000 and $37,140,000, respectively. As of December 31, 2004 and 2003, standby letters of credit aggregated approximately $5,094,000 and $4,058,000, respectively. Management does not expect that all of these commitments will be funded.

Concentration of credit risk: The Bank makes agricultural, commercial, real estate and consumer loans to customers primarily in north central Colorado. A substantial portion of the Bank’s customers’ abilities to honor their contracts is dependent on the business economy in Longmont and Ft. Collins, Colorado and the surrounding region. Although the Bank’s loan portfolio is diversified, there is a relationship in this region between the local economy and the economic performance of loans made to the Bank’s customers. The Bank’s lending policies require loans to be well-collateralized and supported by cash flows.

Aside from cash on hand, the majority of the Company’s cash is maintained at upstream correspondent banks. The total amount of cash on deposit and federal funds sold exceeded federal insured limits. In the opinion of management, no material risk of loss exists due to the financial condition of the upstream correspondent banks.

Contingencies: The Company and its subsidiaries are subject to certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position or results of operations of the Company.

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 13.	Lease Commitment

The Company has leased premises and equipment under various noncancelable operating lease agreements which expire at various times through February 2007. Four of the leases require the payment of property taxes, normal maintenance and insurance on the properties. The approximate total minimum rental commitment, at December 31, 2004, including premises rental commitments to shareholders (related party), under the leases is as follows:

	Related Party	Nonrelated Party	Total
2005	$306,534	$104,777	$411,311
2006	174,051	78,077	252,128
2007	165,264	24,233	189,497
2008	165,264	—	165,264
2009	13,771	—	13,771

	$824,884	$207,087	$1,031,971

The rental expense included in the income statements for the years ended December 31, 2004 and 2003 is approximately $547,000 and $486,000, respectively.

Note 14.	Fair Values of Financial Instruments

The following presents the carrying amount and estimated fair value of the financial instruments held by the Company at December 31, 2004 and 2003. This information is presented solely for compliance with SFAS No. 107 and is subject to change over time based on a variety of factors.

	2004		2003
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Selected assets:
Cash and cash equivalents	$14,743,887	$14,744,000	$25,059,494	$25,059,000
Securities available-for-sale	94,085,403	94,085,000	126,786,544	126,787,000
Loans receivable, net	244,602,688	244,884,000	247,408,734	250,822,000
Other equity securities	2,929,975	2,930,000	1,223,675	1,224,000
Accrued interest receivable	2,003,834	2,004,000	2,342,239	2,342,000

Selected liabilities:
Deposits	325,329,987	325,968,000	371,865,640	373,354,000
Borrowed funds	6,811,400	6,808,000	6,769,100	6,774,000
Accrued interest payable	427,908	428,000	884,908	885,000

The following sets forth the methods and assumptions used in determining the fair value estimates for the Company’s financial instruments at December 31, 2004 and 2003.

Cash and cash equivalents: The carrying amount of cash and cash equivalents is assumed to approximate the fair value.

Securities available-for-sale: Quoted market prices or dealer quotes were used to determine the fair value of securities available-for-sale.

Loans receivable, net: The fair value of loans receivable, net, was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

ratings and for similar remaining maturities. When using the discounting method to determine fair value, loans were gathered by homogeneous groups with similar terms and conditions and discounted at a target rate at which similar loans would be made to borrowers as of December 31, 2004 and 2003. In addition, when computing the estimated fair value for all loans, allowances for loan losses have been subtracted from the calculated fair value for consideration of credit issues.

Other equity securities: The carrying amount of other equity securities is assumed to approximate the fair value.

Accrued interest receivable: The carrying amount of accrued interest receivable is assumed to approximate the fair value.

Deposits: The fair value of deposits was determined as follows: (i) for noninterest-bearing demand deposits, savings, NOW and money market demand deposits, since such deposits are immediately withdrawable, fair value is determined to approximate the carrying value (the amount payable on demand); (ii) for time certificates of deposit, the fair value has been estimated by discounting expected future cash flows by the current rates offered as of December 31, 2004 and 2003 on certificates of deposit with similar remaining maturities.

Borrowed funds: The fair value of borrowed funds was estimated by discounting the expected future cash flows using current interest rates for advances with similar terms and remaining maturities.

Accrued interest payable: The carrying amount of accrued interest payable is assumed to approximate the fair value.

Off-balance-sheet instruments, loan commitments: The carrying value and fair value for the Company’s off-balance-sheet lending commitments (standby letters of credit and commitments to extend credit) are considered insignificant.

Limitations: It must be noted that fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. Additionally, fair value estimates are based on existing on and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business, customer relationships and the value of assets and liabilities that are not considered financial instruments. These estimates do not reflect any premium or discount that could result from offering the Company’s entire holdings of a particular financial instrument for sale at one time. Furthermore, since no market exists for certain of the Company’s financial instruments, fair value estimates may be based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with a high level of precision. Changes in assumptions as well as tax considerations could significantly affect the estimates. Accordingly, based on the limitations described above, the aggregate fair value estimates are not intended to represent the underlying value of the Company, on either a going concern or a liquidation basis.

Note 15.	Related-Party Transactions

In the ordinary course of business, the bank grants loans to principal officers, directors and their affiliates amounting to $17,089,000 at December 31, 2004 and $17,296,000 at December 31, 2003. During the year ended December 31, 2004 total principal additions were $9,494,000 and total principal payments were $9,701,000.

Deposits from related parties held by the bank at December 31, 2004 and 2003 amounted to approximately $8,073,000 and $7,600,000, respectively.

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 16.	Pending Merger and Definitive Agreement

On December 20, 2004 the Company entered into a definitive agreement and plan of merger with Centennial Bank Holdings, Inc. whereby Centennial will acquire the Company by issuing stock valued at $105 million, based on a per share value of $10.50, in exchange for all of the outstanding common stock and options of Company. This acquisition is subject to approval of the shareholders of the Company and bank regulatory authorities and is expected to close early in the fourth quarter of 2005.

Note 17.	Parent Company Only Condensed Financial Information

The following is condensed financial information of First MainStreet Financial, Ltd. (parent company only).

Balance Sheets

(Parent Company Only)

December 31, 2004 and 2003

	2004	2003
ASSETS
Cash	$700,489	$379,477
Investment in subsidiaries	51,009,785	48,210,772
Deferred taxes	10,549	15,438
Other assets	113,977	90,701

Total assets	$51,834,800	$48,696,388

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Dividend payable	$325,862	$327,084
Accrued expenses and other liabilities	64,514	42,646

	390,376	369,730

SHAREHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	1,086,206	1,081,516
Additional paid-in capital	14,105,488	13,851,755
Retained earnings	36,219,282	33,033,491
Unearned stock compensation	(121,022)	—
Accumulated other comprehensive income	154,470	359,896

Total shareholders’ equity	51,444,424	48,326,658

Total liabilities and shareholders’ equity	$51,834,800	$48,696,388

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Statements of Income

(Parent Company Only)

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Operating income:
Dividends from subsidiaries	$2,096,350	$1,802,900	$5,228,720
Equity in net income of subsidiary	2,704,485	2,995,577	(301,908)
Interest income	—	299	218

	4,800,835	4,798,776	4,927,030

Operating expenses:
Interest expense	1,592	—	—
Salaries and employee benefits	254,178	187,400	418,696
Other	244,824	70,071	163,506

	500,594	257,471	582,202

Income before income tax	4,300,241	4,541,305	4,344,828
Income tax expense (benefit)	(185,200)	18,799	(215,000)

Net income	$4,485,441	$4,522,506	$4,559,828

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Statements of Cash Flows

(Parent Company Only)

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,485,441	$4,522,506	$4,559,828
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in net income of subsidiaries	(2,704,485)	(2,995,577)	301,908
Amortization of restricted stock	30,255	—	—
Deferred taxes	4,889	(13,510)	22,377
Net change in:
Other assets	(23,277)	4,507	155,762
Accrued expenses and other liabilities	21,869	(173,040)	187,815

Net cash provided by operating activities	1,814,692	1,344,886	5,227,690

CASH FLOWS FROM INVESTING ACTIVITIES, investment in subsidiary	(200,000)	—	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowed funds	40,000	—	—
Payment on borrowed funds	(40,000)	—	—
Purchase and retirement of common stock	(158,979)	(231,939)	(3,733,940)
Proceeds from exercise of stock rights	166,170	—	28,800
Cash dividends paid	(1,300,871)	(1,304,599)	(1,575,374)

Net cash (used in) financing activities	(1,293,680)	(1,536,538)	(5,280,514)

Net increase (decrease) in cash	321,012	(191,652)	(52,824)

CASH
Beginning of year	379,477	571,129	623,953

End of year	$700,489	$379,477	$571,129